   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 1997.
                                                       REGISTRATION NO. 333-

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              -------------------
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------
                            VINTAGE PETROLEUM, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                                     73-1182669
               DELAWARE
                                        (I.R.S. EMPLOYER IDENTIFICATION NO.)
    (STATE OR OTHER JURISDICTION OF
    INCORPORATION OR ORGANIZATION)

                           4200 ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                (918) 592-0101
           (ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          CHARLES C. STEPHENSON, JR.
                             CHAIRMAN OF THE BOARD
                           4200 ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                (918) 592-0101
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
       ROBERT J. MELGAARD, ESQ.                 THOMAS R. BROME, ESQ.
           CONNER & WINTERS,                   CRAVATH, SWAINE & MOORE
      A PROFESSIONAL CORPORATION                   WORLDWIDE PLAZA
        2400 FIRST PLACE TOWER                    825 EIGHTH AVENUE
          15 EAST 5TH STREET                  NEW YORK, NEW YORK 10019
      TULSA, OKLAHOMA 74103-4391                   (212) 474-1000
            (918) 586-5711
                              -------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practical after this Registration Statement becomes effective.
                              -------------------
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------------------------
                                                     PROPOSED        PROPOSED
                                                     MAXIMUM          MAXIMUM
  TITLE OF EACH CLASS OF       AMOUNT TO BE       OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED         PER UNIT(1)   OFFERING PRICE(1) REGISTRATION FEE
---------------------------------------------------------------------------------------------------
Senior Subordinated
 Notes Due 2009.........          $100,000,000        100%         $100,000,000        $30,304
---------------------------------------------------------------------------------------------------
Common Stock ($.005 par
 value).................      1,725,000 shares(2)     $33.35       $ 57,528,750        $17,433
---------------------------------------------------------------------------------------------------
Total...................                                           $157,528,750        $47,737
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) with respect to the Notes and Rule 457(c) with respect to the Common Stock on the basis of the average of the high and low sales prices reported on the New York Stock Exchange on January 6, 1997.
(2) Includes 225,000 shares which may be purchased by the Underwriters pursuant to an over-allotment option.
                              -------------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of Prospectus: one to be used in connection with the offering of Senior Subordinated Notes Due 2009 (the "Note Offering Prospectus") and the other to be used in connection with a concurrent offering of shares of Common Stock (the "Common Stock Offering Prospectus"). The closing of the offering being made pursuant to the Note Offering Prospectus (the "Note Offering") is not conditioned on the closing of the offering being made pursuant to the Common Stock Offering Prospectus (the "Common Stock Offering"), and the closing of the Common Stock Offering is not conditioned on the closing of the Note Offering. The form of Note Offering Prospectus immediately follows this page and is followed by the form of Common Stock Offering Prospectus.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION
                                JANUARY 10, 1997

PROSPECTUS

$100,000,000

                                                               [LOGO OF VINTAGE
                                                                PETROLEUM, INC.
                                                                  APPEARS HERE]

VINTAGE PETROLEUM, INC.

 % SENIOR SUBORDINATED NOTES DUE 2009

The % Senior Subordinated Notes Due 2009 (the "Notes") of Vintage Petroleum, Inc. (the "Company") are being offered (this "Offering" or the "Note Offering")
by the Company. The Notes will mature on    , 2009. Interest on the Notes will
be payable semiannually on     and     of each year, beginning on    , 1997.
The Notes will be redeemable at the option of the Company, in whole or in part,
at any time on or after    , 2002, at the redemption prices set forth herein
plus accrued and unpaid interest, if any, to the date of redemption. See "Description of Notes--Optional Redemption." Upon a Change of Control (as defined), holders of the Notes may require the Company to repurchase all or a portion of the Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Repurchase at the Option of Holders Upon a Change of Control."

Concurrent with this Offering, the Company is offering 1,500,000 shares (1,725,000 shares if the underwriters' over-allotment option is exercised in full) of Common Stock of the Company (the "Common Stock") to the public (the "Common Stock Offering"). See "Common Stock Offering." Consummation of this Offering is not contingent upon consummation of the Common Stock Offering, and there can be no assurance that the Common Stock Offering will be consummated.

The Notes will be unsecured senior subordinated obligations of the Company. The Notes will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined), pari passu with existing and any future senior subordinated indebtedness and senior to any future junior subordinated indebtedness of the Company. On an as adjusted combined basis (which gives effect to debt incurred for certain acquisitions and the application of the net proceeds of this Offering and the Common Stock Offering), Senior Indebtedness at September 30, 1996, would have been $104 million ($152 million if the Common Stock Offering is not consummated). See "Use of Proceeds." The Company also has $150 million of outstanding 9% Senior Subordinated Notes Due 2005 (the "9% Notes") which will rank pari passu with the Notes. The Notes will be structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries. The total liabilities of the Company's subsidiaries included $73.3 million of liabilities at September 30, 1996.

The Notes will be represented by a Global Security registered in the name of the nominee of The Depository Trust Company, which will act as the depository (the "Depositary"). Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. See "Description of Notes--Book-Entry System."

SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                            PRICE TO  UNDERWRITING PROCEEDS TO
                                            PUBLIC(1) DISCOUNT     COMPANY(1)(2)
Per Note...................................       %           %            %
Total...................................... $         $            $

--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from    , 1997.
(2) Before deducting expenses payable by the Company estimated to be $   .

The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made through the facilities of The
Depository Trust Company, on or about    , 1997.

SALOMON BROTHERS INC

        DILLON, READ & CO. INC.

                                LEHMAN BROTHERS

                                                   NESBITT BURNS SECURITIES INC.

The date of this Prospectus is      , 1997.

                              CERTAIN DEFINITIONS

  Unless the context requires otherwise, all references in this Prospectus to "Vintage" or the "Company" include Vintage Petroleum, Inc., its consolidated subsidiaries and its proportionately consolidated general partner interests in various limited partnerships and joint ventures.

  As used in this Prospectus, "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel, "MBbls" means thousand barrels, "MMBbls" means million barrels, "BOE" means equivalent barrels of oil, "MBOE" means thousand equivalent barrels of oil and "MMBOE" means million equivalent barrels of oil. Unless otherwise indicated in this Prospectus, gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60(degrees) Fahrenheit. Equivalent barrels of oil are determined using the ratio of six Mcf of gas to one Bbl of oil. The term "gross" refers to the total acres or wells in which the Company has a working interest, and "net" refers to gross acres or wells multiplied by the percentage working interest owned by the Company. "Net production" means production that is owned by the Company less royalties and production due others. The terms "net" and "net production" include 100 percent of the Company's subsidiary Cadipsa S.A. ("Cadipsa") and do not reflect reductions for minority interest ownership. The term "oil" includes crude oil, condensate and natural gas liquids. "Finding cost" means an amount per BOE equal to the sum of all costs incurred relating to oil and gas property acquisition, exploration and development activities divided by the sum of all additions and revisions to estimated proved reserves, including reserve purchases.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") (File No. 1-10578) are hereby incorporated by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; (c) the Company's Current Report on Form 8-K dated July 5, 1995, and Amendment No. 1 thereto dated September 18, 1995; (d) the Company's Current Report on Form 8-K dated December 28, 1995; and (e) the Company's Current Report on Form 8-K dated January 10, 1997.

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to William C. Barnes, Secretary, at the Company's principal executive offices, 4200 One Williams Center, Tulsa, Oklahoma 74172, telephone number (918) 592-0101.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) included elsewhere in this Prospectus or incorporated by reference herein. Certain terms used herein are defined under "Certain Definitions."

                                  THE COMPANY

  Vintage Petroleum, Inc. ("Vintage" or the "Company") is an independent oil and gas company focused on the acquisition of producing oil and gas properties which contain the potential for increased value through exploitation and development. The Company, through its experienced management and engineering staff, has been successful in realizing such potential on prior acquisitions through workovers, recompletions, secondary recovery operations, operating cost reductions, and the drilling of development or infill wells. The Company believes that its primary strengths are its ability to add reserves at attractive prices through property acquisitions and subsequent exploitation, and its low cost operating structure. These strengths have allowed the Company to substantially increase reserves, production and cash flow during the last five years. As the Company has grown its cash flow and added to its technical staff, exploration has become a larger focus for its future growth. Planned exploration expenditures for 1997 of approximately $43 million represent 37 percent of the Company's capital budget, excluding acquisitions.

  At September 30, 1996, the Company owned and operated producing properties in 11 states, with its domestic proved reserves located primarily in four core areas: the West Coast, Gulf Coast, East Texas and Mid-Continent areas of the United States. During 1996, the Company expanded its Gulf Coast area through the acquisitions of certain oil and gas properties from Exxon Company, U.S.A. and Conoco Inc. In addition, the Company established a new core area in 1995 by acquiring 12 oil concessions, 11 of which are producing and operated by the Company, in the south flank of the San Jorge Basin in southern Argentina. The Company recently expanded its South American operations into Bolivia through the acquisition of Shamrock Ventures Boliviana Ltd. which owns and operates three blocks covering approximately 570,000 net acres in the Chaco Plains area of southern Bolivia. See "Recent Acquisitions."

  Vintage owned interests in 3,053 gross (1,934 net) producing wells in the United States as of September 30, 1996, of which approximately 81 percent are operated by the Company. Vintage owned interests in 610 gross (597 net) producing wells in Argentina as of September 30, 1996, of which approximately 97 percent are operated by the Company. As of December 31, 1995, the Company's properties had proved reserves of 199.7 MMBOE, comprised of 147.9 MMBbls of oil and 310.8 Bcf of gas, with a present value of estimated future net revenues before income taxes (utilizing a 10 percent discount rate) of $894 million and a standardized measure of discounted future net cash flows of $737 million. Since that date, acquisitions have added 28.4 MMBOE of proved reserves, as estimated by the Company as of the date of each acquisition.

  The Company has consistently achieved growth in proved reserves, production and revenues and has been profitable every full year since its founding in 1983. From the first quarter of 1993 through the third quarter of 1996, the Company increased its average net daily production from 11,200 Bbls of oil to 32,900 Bbls of oil and from 60,000 Mcf of gas to 86,300 Mcf of gas. For the year ended December 31, 1995, the Company generated revenues of $195 million and EBITDA (as defined herein) of $88 million. For the nine months ended September 30, 1996, the Company generated revenues of $223 million and EBITDA of $111 million.

BUSINESS STRATEGY

  Vintage's overall goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has been successful at achieving this goal through its ongoing strategy of (a) acquiring producing oil and gas properties, at favorable prices, with significant exploitation potential, (b) focusing on low risk exploitation and development activities to maximize production and ultimate reserve recovery, (c) exploring non-producing properties, (d) maintaining a low cost operating structure, and (e) maintaining financial flexibility.

  Key elements of the Company's strategy include:

  . Acquisitions of Producing Properties. The Company has an experienced management and engineering team which focuses on acquisitions of operated producing properties that meet its selection criteria which include (a) significant potential for increasing reserves and production through low risk exploitation and development, (b) attractive purchase price, and (c) opportunities for improved operating efficiency. The Company's emphasis on property acquisitions reflects its belief that continuing consolidation and restructuring activities on the part of major integrated and large independent oil companies has afforded in recent years, and should afford in the future, attractive opportunities to purchase domestic and international producing properties. This acquisition strategy has allowed the Company to rapidly grow its reserves at favorable acquisition prices. From January 1, 1993, through September 30, 1996, the Company acquired 140.1 MMBOE of proved oil and gas reserves at an average acquisition cost of $2.78 per BOE, which is significantly below the industry average. The Company replaced through acquisitions approximately 3.1 times its production of 45.5 MMBOE during the same period.

  . Exploitation and Development. The Company pursues workovers, recompletions, secondary recovery operations and other production optimization techniques on its properties, as well as development and infill drilling, to offset normal production declines and replace the Company's annual production. From January 1, 1993, through December 31, 1995, the Company spent approximately $83.9 million on exploitation and development activities. During this period, the Company's recompletion and workover activities resulted in improved production or operating efficiencies in approximately 75 percent of these operations, and the result of all of its exploitation activities, including development and infill drilling, succeeded in replacing more than 78 percent of production during this period. The Company has an extensive inventory of exploitation and development opportunities including identified projects which represent approximately a 10 year inventory at current activity levels. The Company anticipates spending approximately $33 million in the United States and approximately $40 million in Argentina during 1997 on exploitation and development projects.

  . Exploration. The Company's overall exploration strategy balances high potential international prospects with lower risk drilling in known formations in the United States and Argentina. This prospect mix and the Company's practice of risk-sharing with industry partners is intended to lower the incidence and costs of dry holes. The Company makes extensive use of geophysical studies, including 3-D seismic, which further reduce the cost and increase the success of its exploration program. From January 1, 1993, through September 30, 1996, the Company spent approximately $39.8 million on exploration activities including the drilling of 75 gross (32.65 net) exploration wells, of which approximately 69 percent gross (58 percent net) were productive. The Company has increased its 1997 exploration budget by 79 percent over 1996 to approximately $43 million with spending planned in its core areas in the United States and Argentina as well as in Block 19 of Ecuador and the Chaco Block in Bolivia.

  . Low Cost Structure. The Company is an efficient operator and capitalizes on its low cost structure in evaluating acquisition opportunities. The Company generally achieves substantial reductions in labor and other field level costs from those experienced by the previous operators. In addition, the Company targets acquisition candidates which are located in its core areas and provide opportunities for cost efficiencies through consolidation with other Vintage operations. The lower cost structure has generally allowed the Company to substantially improve the cash flow of newly acquired properties.

  . Financial Flexibility. The Company is committed to maintaining substantial financial flexibility, which management believes is important for the successful execution of its acquisition, exploitation and exploration strategy. In conjunction with the purchase of substantial oil and gas assets in 1990, 1992 and 1995, the Company completed three public equity offerings, as well as a public debt offering in 1995, which provided the Company with aggregate net proceeds of approximately $272 million. Upon consummation of the Note Offering and the Common Stock Offering and the application of the net proceeds therefrom, and after giving effect to the related borrowing base reduction, the unused portion of the Company's revolving credit facility as of January 9, 1997, would have been approximately $158.7 million ($110.7 million if only the Note Offering is consummated).

RECENT ACQUISITIONS

  Since December 31, 1995, the Company has acquired, through several transactions, oil and gas properties for an aggregate purchase price of approximately $89.7 million. Most of these properties were acquired subsequent to September 30, 1996. Based on estimates prepared by the Company, proved reserves as of the dates of the various acquisitions aggregated 16.0 MMBbls of oil and 74.0 Bcf of gas, or a total of 28.4 MMBOE. These reserves were acquired at an average cost of $3.16 per BOE.

  The two most significant acquisitions made subsequent to September 30, 1996, are described below. If these properties had been acquired on January 1, 1996, these properties would have increased the Company's revenues by approximately $13.5 million, EBITDA by approximately $8.5 million and production by approximately 302 MBbls of oil and 4.0 Bcf of gas for the nine months ended September 30, 1996.

  On November 20, 1996, the Company purchased certain producing oil and gas properties and facilities from Exxon Company, U.S.A. located in south Alabama for approximately $28.2 million in cash (the "Exxon Properties"). Funds were provided by advances under the Company's revolving credit facility. The Exxon Properties include an interest in two fields totaling approximately 5,000 net acres with a total of 17 gross (9.9 net) productive wells with current net daily production of approximately 1,450 Bbls of oil and liquids and 2,800 Mcf of gas. All of the wells are now operated by the Company.

  Also during November 1996, the Company agreed to purchase 100 percent of the outstanding common stock of Shamrock Ventures Boliviana Ltd. ("Shamrock") from affiliates of Ultramar Diamond Shamrock Corporation for approximately $29.0 million in cash. In addition, at closing on January 7, 1997, the Company repaid all of Shamrock's existing bank debt (approximately $9.2 million). Funds for the purchase of the stock and the repayment of debt were provided by advances under the Company's revolving credit facility. Shamrock's assets include (a) oil and gas properties valued at $35.5 million (including the effect of approximately $6.6 million of deferred income taxes recorded under the purchase method of accounting), and (b) inventory, receivables, cash and other assets net of liabilities (other than bank debt repaid at closing) of approximately $9.3 million. The oil and gas properties of Shamrock consist of three blocks, totaling approximately 570,000 net acres, in the Chaco Plains area of southern Bolivia. The properties consist of a 100 percent interest in the Chaco and Porvenir blocks, and a 50 percent interest in the Nupuco block. Proved reserves at the time of acquisition, as estimated by the Company, were 53.2 Bcf of gas and 5.1 MMBbls of oil. Current net daily production is approximately 14,500 Mcf of gas and 230 Bbls of condensate. Recent realized prices on the properties were $1.23 per Mcf of gas and $21.00 per Bbl of condensate. The purchase also included a 29 mile gas pipeline and an interest in a gas processing plant with a capacity of 110 MMcf per day. The Company believes that the Shamrock properties contain substantial upside potential which may be realized through exploitation and future exploration. See "Recent Acquisitions."

                                  THE OFFERING

Securities Offered..........  $100,000,000 principal amount of  % Senior
                              Subordinated Notes Due 2009 (the "Notes").

Maturity Date...............       , 2009.

Interest Payment Dates......      and    of each year, commencing    , 1997.

Optional Redemption.........  The Notes will be redeemable at the option of the
                              Company, in whole or in part, at any time on or
                              after   , 2002, at the redemption prices set
                              forth herein plus accrued and unpaid interest, if any, to the date of redemption. See "Description of Notes--Optional Redemption."

Ranking.....................  The Notes will be unsecured senior subordinated obligations of the Company. The Notes will rank subordinate in right of payment to all existing and future Senior Indebtedness (as defined), pari passu with existing and any future senior subordinated indebtedness and senior to any future junior subordinated indebtedness of the Company. On an as adjusted combined basis, Senior Indebtedness at September 30, 1996, would have been $104 million ($152 million if the Common Stock Offering is not consummated). The Company also has $150 million of outstanding 9% Senior Subordinated Notes Due 2005 which will rank pari passu with the Notes. The Notes will be structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries. The total liabilities of the Company's subsidiaries included $73.3 million of liabilities at September 30, 1996.

Change of Control...........  Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase the Notes at 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Repurchase at the Option of Holders Upon a Change of Control."

Certain Covenants...........  The Indenture for the Notes will contain limitations on, among other things, (a) the ability of the Company to Incur additional Indebtedness, (b) the payment of dividends and other distributions with respect to the Capital Stock of the Company and the purchase, redemption or retirement of Capital Stock of the Company,
                              (c) the making of certain Investments, (d) the Incurrence of certain Liens, (e) Asset Sales, (f) the issuance and sale of Capital Stock of Restricted Subsidiaries, (g) transactions with Affiliates, (h) payment restrictions affecting Restricted Subsidiaries, and (i) certain consolidations, mergers and transfers of assets. All of these limitations will be subject to a number of important qualifications. See "Description of Notes."

Use of Proceeds.............  The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be approximately $97.3 million. Such net proceeds will be used to repay a portion of existing indebtedness under the Company's revolving credit facility (the "Bank Facility"). See "Use of Proceeds."

Common Stock Offering.......  Concurrent with this Offering, the Company is offering 1,500,000 shares (1,725,000 shares if the underwriters' over-allotment option is exercised in full) of Common Stock to the public. This Offering is not contingent upon consummation of the Common Stock Offering, and there can be no assurance that the Common Stock Offering will be consummated. The net proceeds to the Company from the Common Stock Offering will be used to repay a portion of existing indebtedness under the Company's Bank Facility. See "Common Stock Offering" and "Use of Proceeds." Unless otherwise indicated, all data in this Prospectus with respect to the Common Stock Offering assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA
  The following table presents summary financial information for the periods indicated and should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Significant acquisitions of producing oil and gas properties affect the comparability of the financial data for the periods presented below.

                            NINE MONTHS ENDED
                              SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                          ----------------------  ----------------------------------
                             1996        1995        1995        1994        1993
                          ----------  ----------  ----------  ----------  ----------
                               (UNAUDITED)
                           (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
 Oil and gas sales......  $  185,847  $  112,809  $  160,254  $  141,357  $  113,259
 Oil and gas gathering..      15,310       8,472      12,380      14,635       7,861
 Gas marketing..........      21,519      13,631      20,912      27,285      36,175
 Other income...........         659       1,461       1,251       2,375       2,732
                          ----------  ----------  ----------  ----------  ----------
                             223,335     136,373     194,797     185,652     160,027
                          ----------  ----------  ----------  ----------  ----------
Costs and expenses:
 Lease operating,
  including production
  taxes.................      67,606      47,520      66,771      59,292      44,930
 Oil and gas gathering..      12,838       6,636       9,511      12,294       5,869
 Gas marketing..........      19,885      12,210      18,839      24,963      34,406
 General and
  administrative........      12,026       8,258      11,601       8,889       6,066
 Depreciation, depletion
  and amortization......      51,313      36,875      52,257      45,774      33,335
 Interest...............      22,467      13,379      20,178      12,002       6,943
                          ----------  ----------  ----------  ----------  ----------
                             186,135     124,878     179,157     163,214     131,549
                          ----------  ----------  ----------  ----------  ----------
Income before income
 taxes, minority
 interest and cumulative
 effect of accounting
 change.................      37,200      11,495      15,640      22,438      28,478
Provision (benefit) for
 income taxes:
 Current................       2,061         687        (955)      1,576       3,962
 Deferred...............       7,982       3,895       6,034       6,933       7,727
Minority interest in
 (income) loss of
 subsidiary(a)..........        (361)        662         800         --          --
                          ----------  ----------  ----------  ----------  ----------
Income before cumulative
 effect of accounting
 change.................      26,796       7,575      11,361      13,929      16,789
Cumulative effect of
 accounting change(b)...         --          --          --          --        1,725
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $   26,796  $    7,575  $   11,361  $   13,929  $   18,514
                          ==========  ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding.....      24,454      21,322      21,276      21,174      20,830
EARNINGS PER SHARE:
Income before cumulative
 effect of accounting
 change.................  $     1.10  $      .36  $      .53  $      .66  $      .81
Net income..............        1.10         .36         .53         .66         .89
CASH FLOW DATA:
Cash provided (used) by:
 Operating activities...  $   82,947  $   48,904  $   54,199  $   58,670  $   52,219
 Investing activities...    (100,699)   (120,925)   (187,251)    (70,668)   (146,126)
 Financing activities...      20,546      73,134     135,166      11,867      93,900
BALANCE SHEET DATA (end
 of period):
Property, plant and
 equipment, net.........  $  623,092  $  521,751  $  577,746  $  366,665  $  346,034
Total assets............     701,358     572,143     647,539     407,752     384,461
Total debt..............     344,309     309,140     323,776     193,864     181,480
Minority interest(a)....       2,286      11,618       3,922         --          --
Stockholders' equity....     251,232     169,702     223,960     155,993     143,392
OTHER FINANCIAL DATA:
Dividends declared per
 share..................  $      .08  $      .07  $      .09  $      .07  $      .05
EBITDA(c)...............     110,980      61,749      88,075      80,214      68,756
Ratio of EBITDA to
 interest expense.......         4.9x        4.6x        4.4x        6.7x        9.9x
Ratio of earnings to
 fixed charges(d).......         2.7x        1.9x        1.8x        2.9x        5.0x

                         (see notes on following page)

--------
(a) Reflects the minority interest in Cadipsa S.A. See consolidated financial statements and the notes thereto of the Company included elsewhere in this Prospectus.
(b) Represents the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
(c) EBITDA is presented herein as defined in the Indenture. See "Description of Notes--Certain Definitions." EBITDA is included as a supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to service and incur debt and certain covenants contained in the Indenture are based in part on EBITDA. EBITDA, however, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. If the Exxon Properties and Shamrock had been acquired on January 1, 1996, these properties would have increased the Company's EBITDA by approximately $8.5 million for the nine months ended September 30, 1996. See "Recent Acquisitions."
(d) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income of the Company and its subsidiaries before income taxes and fixed charges. Fixed charges consist of interest expense, including amortization of financing costs and any discount or premium related to any indebtedness.

                     SUMMARY OPERATING AND RESERVE DATA (A)
                                  (Unaudited)

                             NINE MONTHS ENDED
                               SEPTEMBER 30,       YEARS ENDED DECEMBER 31,
                             -------------------- ----------------------------
                               1996        1995     1995      1994      1993
                             --------    -------- --------  --------  --------
Production:
 Oil (MBbls)................    8,649       5,310    7,608     6,657     4,785
 Gas (MMcf).................   24,535      22,489   30,610    28,884    22,504
 Oil equivalent (MBOE)......   12,738       9,058   12,710    11,471     8,536
Average sales prices:
 Oil (per Bbl).............. $  16.66(b) $  15.33   $15.26    $13.53    $14.14
 Gas (per Mcf)..............     1.70        1.42     1.46      1.78      2.03
Production costs (per
 BOE)(c)....................     5.31        5.25     5.25      5.17      5.26
Three-year average finding
 cost (per BOE)(d)..........      N/A         N/A     2.98      3.23      3.34
Proved reserves (end of
 period):
 Oil (MBbls)................      N/A         N/A  147,871    70,789    63,277
 Gas (MMcf).................      N/A         N/A  310,762   281,638   273,142
 Total proved reserves
  (MBOE)....................      N/A         N/A  199,665   117,729   108,801
 Proved developed reserves
  (MBOE)....................      N/A         N/A  145,790    91,722    88,976
Annual reserve replacement
 ratio(e)...................      N/A         N/A      747%      179%      504%
Estimated reserve life (in
 years)(f)..................      N/A         N/A     15.7      10.3      12.7
Present value of estimated
 future net revenues before
 income taxes (discounted at
 10%) (in thousands)........      N/A         N/A $894,249  $446,987  $359,978
Standardized measure of
 discounted future net cash
 flows (in thousands).......      N/A         N/A  736,546   385,721   339,701

--------
(a) Significant acquisitions of producing oil and gas properties affect the comparability of the operating data for the periods presented.
(b) During the first nine months of 1996, the impact of oil hedges reduced the Company's overall average oil price $1.17 to $16.66 per Bbl.
(c) Includes lease operating costs and production and ad valorem taxes.
(d) Represents the average finding cost per BOE during the three years ended December 31 of the year shown in the column. See "Certain Definitions."
(e) The annual reserve replacement ratio is a percentage determined on a BOE basis by dividing the estimated reserves added during a year from exploitation, development and exploration activities, acquisitions of proved reserves and revisions of previous estimates, excluding property sales, by the oil and gas volumes produced during that year.
(f) Estimated reserve life is calculated on a BOE basis by dividing the total estimated proved reserves at year-end by the total production during the year. This calculation can be affected by the timing of major acquisitions. For example, major acquisitions were made during the second half of 1995 which resulted in an estimated reserve life of 15.7 years for 1995. This compares to an estimated reserve life of 12.0 years for 1995 based on annualized first quarter 1996 production.

                        SUMMARY OIL AND GAS RESERVE DATA

  The following table sets forth summary information with respect to the estimates of the Company's proved oil and gas reserves at December 31, 1995, as evaluated by Netherland, Sewell & Associates, Inc. For additional information relating to the Company's oil and gas reserves, see "Business--Reserves," "Recent Acquisitions" and Note 9 "Supplementary Financial Information for Oil and Gas Producing Activities" to the Company's consolidated financial statements included elsewhere in this Prospectus.

                                                        PROVED RESERVES AT
                                                         DECEMBER 31, 1995
                                                   -----------------------------
                                                   DEVELOPED UNDEVELOPED  TOTAL
                                                   --------- ----------- -------
United States:
  Oil (MBbls).....................................   63,791    16,436     80,227
  Gas (MMcf)......................................  270,427    40,335    310,762
  MBOE............................................  108,862    23,159    132,021
Argentina:
  Oil (MBbls).....................................   36,928    30,716     67,644
Total:
  Oil (MBbls).....................................  100,719    47,152    147,871
  Gas (MMcf)......................................  270,427    40,335    310,762
  MBOE............................................  145,790    53,875    199,665

                                 RISK FACTORS

  Prospective purchasers of the Notes offered hereby should carefully consider the following risk factors, as well as the other information set forth in this Prospectus.

INDUSTRY CONDITIONS; IMPACT ON COMPANY'S OPERATING RESULTS

  The Company's revenues, operating results and future rate of growth are substantially dependent upon prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include political conditions in oil producing regions, including the Middle East, the domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign government regulations, the price and availability of alternative fuels and overall economic conditions. In addition, various factors, including the capacity and availability of oil and gas gathering systems and pipelines, the effect of federal and state regulation of production and transportation, general economic conditions, changes in supply due to drilling by other producers and changes in demand, may adversely affect the Company's ability to market its oil and gas production.

SUBSTANTIAL LEVERAGE

  At September 30, 1996, on an as adjusted combined basis, the Company would have had long-term debt of $357.5 million as compared to stockholders' equity of $299.2 million ($405.5 million and $251.2 million, respectively, if the Common Stock Offering is not consummated) resulting in a long-term debt to total capitalization ratio of 54 percent (62 percent if the Common Stock Offering is not consummated). See "Capitalization." Following this Offering, the Company will have the ability to incur additional indebtedness under the Indenture governing the Notes and the indenture governing the 9% Notes and will have significant borrowing capacity under its revolving credit facility (the "Bank Facility"). The Company's ability to meet its debt service obligations and reduce total indebtedness will be dependent not only upon its future drilling and production performance, but also on oil and gas prices, general economic conditions and financial, business and other factors affecting its operations, many of which are beyond its control. The Company's historical focus has been and is expected to continue to be the acquisition, exploitation, development and exploration of producing oil and gas properties. Each of these activities requires substantial capital. The Company may finance such capital expenditures in the future through the incurrence of additional indebtedness. The degree to which the Company is leveraged could have important consequences to holders of the Notes, including (a) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited; (b) a portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (c) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (d) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; (e) the Company's level of indebtedness may make it more vulnerable in the event of a downturn in its business; and (f) the terms of certain of the Company's indebtedness permit its creditors to accelerate payments upon certain events of default or a change of control of the Company.

SUBORDINATION OF NOTES; HOLDING COMPANY STRUCTURE

  The Indenture governing the Notes limits, but does not prohibit, the incurrence by the Company of additional indebtedness that is senior in right of payment to the Notes (including by reason of structural subordination of the Notes to the indebtedness and other liabilities of the Company's subsidiaries). In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company will be available to pay the Company's obligations on the Notes offered hereby only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Notes. In addition, under certain circumstances, no payments may be made with respect to principal of, premium, if any, or interest on the Notes if a default exists with respect to any Senior Indebtedness. See "Description of Notes-- Subordination."

  Obligations of the Company's subsidiaries will represent prior claims with respect to the assets and earnings of such subsidiaries. The Notes, therefore, are structurally subordinated to all current and future liabilities (including trade payables and accrued liabilities) of the Company's subsidiaries. The Company's subsidiaries also may have contingent liabilities, which could be substantial. The rights of the Company's creditors, including the holders of the Notes, to realize upon the assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to the prior claims of such subsidiary's creditors.

  In the event that as a result of an Asset Sale (as defined) the Company was required to apply any portion of the proceeds thereof to redeem the Notes or to make an offer to repurchase the Notes, the Company would be required to first redeem or repurchase the 9% Notes. In addition, the Company would be required to make any such redemption of, or offer to repurchase, the Notes on a pro rata basis with all then outstanding indebtedness that is pari passu with the Notes (other than the 9% Notes). See "Description of Notes--Certain Covenants--Limitation on Asset Sales."

  In addition, an instrument of indebtedness of one of the Company's foreign subsidiaries restricts its ability to pay dividends to the Company, and the Indenture permits foreign subsidiaries of the Company to agree to similar restrictions in the future. See "Description of Notes--Certain Covenants-- Limitation on Restricted Payments" and "--Limitation on Restrictions on Distributions from Restricted Subsidiaries."

RELIANCE ON DEVELOPMENT OF ADDITIONAL RESERVES; ACQUISITION RISKS

  The Company's future performance is dependent upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Unless the Company successfully replaces the reserves that it produces, the Company's reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations.

  The Company in the past has focused, and expects to continue to focus, on acquiring producing oil and gas properties to replace reserves. Although the Company performs a review of the acquired properties that it believes is consistent with industry practice, such reviews are inherently incomplete. In general, it is not feasible to review in-depth each individual property being acquired. Ordinarily, the Company will focus its review efforts on the higher-valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on each well included in an acquisition, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is performed. In addition, competition for producing oil and gas properties is intense and many of the Company's competitors have financial and other resources substantially in excess of those available to the Company. Therefore, no assurance can be given that the Company will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that it will make such acquisitions at acceptable prices.

  The Company historically has succeeded in replacing reserves through exploitation, development and exploration. The Company has conducted such activities on its existing oil and gas properties as well as on newly acquired properties. However, no assurance can be given that the Company will continue to replace reserves from such activities at acceptable costs. In addition, exploitation, development and exploration involve numerous risks, including depositional or trapping uncertainties or other conditions that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves.

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET REVENUES; IMPAIRMENT OF OIL AND GAS ASSETS

  There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of developmental expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus or incorporated by reference herein represent only estimates. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time. The level of future oil and gas production is subject to a number of uncertainties including the degree to which the Company is successful in acquiring or developing additional reserves. See "--Reliance on Development of Additional Reserves; Acquisition Risks."

  The Company accounts for its oil and gas producing activities under the full cost method. This method imposes certain limitations on the carrying (book) value of proved oil and gas properties and requires a writedown of such assets for accounting purposes if such limits are exceeded. The risk that the Company will be required to write down the carrying value of its oil and gas properties increases as oil and gas prices decline or remain depressed. If a writedown is required, it would result in a non-cash charge to earnings. If declines in oil and gas prices are severe, the Company's borrowing base under the Bank Facility may be reduced. In the event debt outstanding under the Bank Facility exceeds the amount of the revised borrowing base, the Company would be required to make a principal repayment to bring the total amount of debt outstanding in compliance with the revised borrowing base. In the past, the Company has not been required to writedown its oil and gas properties or make a mandatory prepayment under the Bank Facility. However, no assurance can be given that the Company will not be required to make such a writedown or make such a mandatory prepayment in the future.

RISKS OF INTERNATIONAL OPERATIONS

  International investments represent approximately 34 percent of the Company's total proved reserves at December 31, 1995, and are expected to represent a significant portion of the Company's total assets in the future. The Company continues to evaluate international investment opportunities but currently has no binding agreements or commitments to make any material international acquisitions.

  The Company's foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other foreign laws or policies as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

RISKS OF HEDGING TRANSACTIONS

  The Company has previously engaged in oil and gas hedging activities and intends to continue to consider various hedging arrangements to realize commodity prices which it considers favorable. Currently, oil hedges for the calendar year 1997 cover 2.738 MMBbls at an average NYMEX reference price of $19.26. The impact of changes in the market prices for oil and gas on the Company's average realized prices may be reduced from time to time based on the level of the Company's hedging activities. These hedging arrangements may limit potential gains by the Company if the market prices for oil and gas were to rise substantially over the price established by the hedge. In addition, the Company's hedging arrangements expose the Company to the risk of financial loss in certain circumstances, including instances in which (a) production is less than expected, (b) there is a widening of price differentials between delivery points for the Company's production and the NYMEX reference price or (c) the counterparties to the Company's hedging arrangements fail to honor their financial commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

RISKS RELATING TO A CHANGE OF CONTROL

  In the event of a Change of Control, holders of the Notes, the 9% Notes and all then outstanding indebtedness pari passu with the Notes that contains similar change of control provisions will have the right to require the Company, subject to certain conditions, to repurchase all or any part of such holders' notes at a price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes--Repurchase at the Option of Holders Upon a Change of Control" and "Description of Certain Indebtedness--9% Senior Subordinated Notes Due 2005." Existing Senior Indebtedness and existing senior subordinated indebtedness includes, and future Indebtedness may include, change of control provisions pursuant to which the Company would be required to repurchase, or the lender could demand repayment of, upon a change of control (as defined thereunder), the Indebtedness due thereunder. Upon such an occurrence, the Company would be required to redeem or repay such Senior Indebtedness before repurchasing the Notes, the 9% Notes and all then outstanding indebtedness pari passu with the Notes that contains similar change of control provisions. Furthermore, no assurance can be given that the Company would have sufficient funds available or could obtain the financing required to repurchase the Notes, the 9% Notes and such other outstanding indebtedness that is pari passu with the Notes tendered by holders following a Change of Control. If a Change of Control occurred and the Company had inadequate funds or financing available to pay for Notes, 9% Notes and such other outstanding indebtedness that is pari passu with the Notes tendered for repurchase, an Event of Default (as defined) would be triggered under the Indenture and under the indentures governing the 9% Notes and such other outstanding indebtedness that is pari passu with the Notes, each of which could have adverse consequences for the Company and the holders of the Notes.

OPERATING HAZARDS; UNINSURED RISKS

  The Company's operations are subject to all of the risks and hazards typically associated with the exploitation, development and exploration for, the production of, and the transportation of oil and gas. Operating risks include but are not limited to fires, explosions, formations with abnormal pressures, blowouts, cratering and oil spills and other natural disasters, any of which could result in loss to human life, significant damage to property, environmental pollution, impairment of the Company's operations and substantial losses to the Company. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial position and operations of the Company.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

  The Company's business is subject to certain foreign, federal, state and local laws and regulations relating to the exploration for and development, production and marketing of oil and gas, including environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Such laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning the Company's oil and gas wells and other facilities.

  The Company has expended significant resources to comply with certain laws and environmental regulations and anticipates that it will continue to do so in the future. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance with such requirements. There can be no assurance given that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect the Company's business.

COMPETITION

  The oil and gas industry is highly competitive. The Company competes in the areas of property acquisitions and the development, production and marketing of oil and natural gas with major oil companies, other independent oil and natural gas concerns and individual producers and operators. The Company also competes with major and independent oil and natural gas concerns in recruiting and retaining qualified employees. Many of these competitors have substantially greater financial and other resources than the Company.

CONTROL BY CERTAIN STOCKHOLDERS

  Upon the completion of the Common Stock Offering, the current officers and directors of the Company as a group, will own at least 33 percent of the outstanding Common Stock (or 35 percent if the Common Stock Offering is not consummated). Consequently, these stockholders may be in a position to effectively control the affairs of the Company, including the election of all of the Company's directors and the approval or prevention of certain corporate transactions which require majority stockholder approval.

ABSENCE OF A PREVIOUS MARKET FOR THE NOTES

  The Notes are a new issue of securities with no established trading market and the Company does not intend to apply for listing of the Notes on any securities exchange. The Company has been advised by the Underwriters that, subject to applicable laws and regulations, each of them currently intends to make a market in the Notes; however, they are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the development or liquidity of any trading market in the Notes. If an active market does not develop, the market price and liquidity of the Notes may be adversely affected.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), wells to be drilled or reworked, oil and gas prices and demand, exploitation and exploration prospects, development and infill potential, drilling prospects, expansion and other development trends of the oil and gas industry, business strategy, production of oil and gas reserves, expansion and growth of the Company's business and operations, and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, most of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

                             COMMON STOCK OFFERING

  Concurrent with this Offering, the Company is offering 1,500,000 shares of Common Stock to the public. In addition, the Company has granted the underwriters an option to purchase up to 225,000 additional shares of Common Stock to cover over-allotments, if any. This Offering and the Common Stock Offering are not contingent upon each other and there can be no assurance that the Common Stock Offering will be consummated.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be approximately $97.3 million. Such net proceeds will be used to reduce a portion of existing indebtedness under the Company's Bank Facility. At January 9, 1997, the outstanding balance under the Bank Facility totaled approximately $248.7 million, with an average interest rate of approximately 6.8 percent. The Company's indebtedness under the Bank Facility was incurred, in part, to finance the Company's acquisitions of oil and gas reserves, including the acquisitions of Shamrock and the Exxon Properties. For additional information regarding the term and the interest rate of the indebtedness under the Bank Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

  If the concurrent Common Stock Offering is consummated, the net proceeds from that offering to the Company are estimated to be approximately $48.0 million. Such net proceeds will also be used to reduce a portion of existing indebtedness under the Bank Facility.

                                CAPITALIZATION

  The following table sets forth at September 30, 1996: (a) the historical capitalization of the Company, (b) the as adjusted capitalization of the Company after giving effect to the debt incurred to purchase the Exxon Properties and the acquisition of Shamrock (see "Recent Acquisitions"), and the Note Offering and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds," and (c) the as adjusted combined capitalization of the Company after giving effect to (b) above and the Common Stock Offering and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                  SEPTEMBER 30, 1996
                                          ------------------------------------
                                                     AS ADJUSTED
                                                         NOTE
                                                     OFFERING AND  AS ADJUSTED
                                          HISTORICAL ACQUISITIONS   COMBINED
                                          ---------- ------------  -----------
                                                    (IN THOUSANDS)
Current portion of long-term debt........  $  7,929    $  7,929     $  7,929
                                           ========    ========     ========
Long-term debt:
  Bank Revolving Loan Facility...........  $164,800    $133,951(a)  $ 85,957(b)
  9% Senior Subordinated Notes Due 2005,
   net of discount.......................   149,623     149,623      149,623
  Notes offered hereby...................       --      100,000      100,000
  International Finance Corporation Note.    21,957      21,957       21,957
                                           --------    --------     --------
    Total long-term debt.................   336,380     405,531      357,537
                                           --------    --------     --------
Minority interest........................     2,286       2,286        2,286
                                           --------    --------     --------
Stockholders' equity:
  Common stock...........................       120         120          128(b)
  Capital in excess of par value.........   152,121     152,121      200,107(b)
  Retained earnings......................    98,991      98,991       98,991
                                           --------    --------     --------
    Total stockholders' equity...........   251,232     251,232      299,226
                                           --------    --------     --------
Total capitalization.....................  $589,898    $659,049     $659,049
                                           ========    ========     ========

--------
(a) Reflects the reduction in borrowings resulting from the application of the estimated $97.3 million net proceeds from the Note Offering as well as additional borrowings of $66.4 million to fund the acquisitions of the Exxon Properties and Shamrock.
(b) Reflects the issuance of 1,500,000 shares of Common Stock by the Company at an assumed public offering price of $33.75 per share, resulting in estimated net proceeds of $48.0 million, of which $7,500 (equal to the par value of the shares issued) is reflected in Common Stock and $48.0 million is reflected in Capital in excess of par value. Net proceeds from the Common Stock Offering are applied to reduce borrowings under the Bank Facility. See "Use of Proceeds."

                     SELECTED FINANCIAL AND OPERATING DATA

  The financial data presented in the table below for and at the end of each of the years in the five-year period ended December 31, 1995, are derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants. The financial data presented in the table below for and at the end of each of the nine-month periods ended September 30, 1996 and 1995, are derived from the unaudited consolidated financial statements of the Company. In the opinion of management of the Company, such unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the nine months ended September 30, 1996, are not necessarily indicative of the results to be achieved for the full year.

  The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Significant acquisitions of producing oil and gas properties affect the comparability of the financial and operating data for the periods presented below.

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                          -------------------- -------------------------------------------------
                            1996       1995      1995       1994      1993      1992     1991
                          ---------  --------- ---------  --------- --------- ------------------
                              (UNAUDITED)
                          (IN THOUSANDS, EXCEPT RATIOS, OPERATING DATA AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
 Oil and gas sales......  $ 185,847  $ 112,809 $ 160,254  $ 141,357 $ 113,259 $ 61,194 $ 43,392
 Oil and gas gathering..     15,310      8,472    12,380     14,635     7,861    7,775    9,013
 Gas marketing..........     21,519     13,631    20,912     27,285    36,175   31,097   17,221
 Other income...........        659      1,461     1,251      2,375     2,732    1,384    4,353
                          ---------  --------- ---------  --------- --------- -------- --------
                            223,335    136,373   194,797    185,652   160,027  101,450   73,979
                          ---------  --------- ---------  --------- --------- -------- --------
Costs and expenses:
 Lease operating,
  including production
  taxes.................     67,606     47,520    66,771     59,292    44,930   26,334   19,146
 Oil and gas gathering..     12,838      6,636     9,511     12,294     5,869    5,901    6,894
 Gas marketing..........     19,885     12,210    18,839     24,963    34,406   29,536   16,652
 General and
  administrative........     12,026      8,258    11,601      8,889     6,066    4,064    3,168
 Depreciation, depletion
  and amortization......     51,313     36,875    52,257     45,774    33,335   17,374   12,927
 Interest...............     22,467     13,379    20,178     12,002     6,943    4,497    4,244
                          ---------  --------- ---------  --------- --------- -------- --------
                            186,135    124,878   179,157    163,214   131,549   87,706   63,031
                          ---------  --------- ---------  --------- --------- -------- --------
Income before income
 taxes, minority
 interest and cumulative
 effect of accounting
 change.................     37,200     11,495    15,640     22,438    28,478   13,744   10,948
Provision (benefit) for
 income taxes:
 Current................      2,061        687      (955)     1,576     3,962    1,650    2,367
 Deferred...............      7,982      3,895     6,034      6,933     7,727    3,441    1,793
Minority interest in
 (income) loss of
 subsidiary(a)..........       (361)       662       800        --        --       --       --
                          ---------  --------- ---------  --------- --------- -------- --------
Income before cumulative
 effect of accounting
 change.................     26,796      7,575    11,361     13,929    16,789    8,653    6,788
Cumulative effect of
 accounting change(b)...        --         --        --         --      1,725      --       --
                          ---------  --------- ---------  --------- --------- -------- --------
Net income..............  $  26,796  $   7,575 $  11,361  $  13,929 $  18,514 $  8,653 $  6,788
                          =========  ========= =========  ========= ========= ======== ========
Weighted average common
 shares outstanding.....     24,454     21,322    21,276     21,174    20,830   16,861   16,720

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                          ----------------------  -----------------------------------------------------
                            1996         1995       1995       1994       1993       1992       1991
                          ---------    ---------  ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
                           (IN THOUSANDS, EXCEPT RATIOS, OPERATING DATA AND PER SHARE AMOUNTS)
EARNINGS PER SHARE:
Income before cumulative
 effect of accounting
 change.................  $    1.10    $     .36  $     .53  $     .66  $     .81  $     .51  $     .41
Net income..............       1.10          .36        .53        .66        .89        .51        .41
CASH FLOW DATA:
Cash provided (used) by:
 Operating activities...  $  82,947    $  48,904  $  54,199  $  58,670  $  52,219  $  28,949  $  19,393
 Investing activities...   (100,699)    (120,925)  (187,251)   (70,668)  (146,126)  (122,637)   (30,882)
 Financing activities...     20,546       73,134    135,166     11,867     93,900     93,923     11,345
BALANCE SHEET DATA (end
 of period):
Property, plant and
 equipment, net.........  $ 623,092    $ 521,751  $ 577,746  $ 366,665  $ 346,034  $ 228,778  $ 126,286
Total assets............    701,358      572,143    647,539    407,752    384,461    259,887    143,897
Total debt..............    344,309      309,140    323,776    193,864    181,480    133,375     41,957
Minority interest(a)....      2,286       11,618      3,922        --         --         --         --
Stockholders' equity....    251,232      169,702    223,960    155,993    143,392     78,696     69,828
OTHER FINANCIAL DATA:
Dividends declared per
 share..................  $     .08    $     .07  $     .09  $     .07  $     .05  $     .02  $      --
EBITDA(c)...............    110,980       61,749     88,075     80,214     68,756     35,615     28,119
Ratio of EBITDA to
 interest expense.......        4.9x         4.6x       4.4x       6.7x       9.9x       7.9x       6.6x
Ratio of earnings to
 fixed charges(d).......        2.7x         1.9x       1.8x       2.9x       5.0x       4.0x       3.6x
SELECTED OPERATING DATA
 (Unaudited):
Production:
 Oil (MBbls)............      8,649        5,310      7,608      6,657      4,785      1,978      1,388
 Gas (MMcf).............     24,535       22,489     30,610     28,884     22,504     14,592     11,411
 Oil equivalent (MBOE)..     12,738        9,058     12,710     11,471      8,536      4,410      3,290
Average sales prices:
 Oil (per Bbl)..........  $   16.66(e) $   15.33  $   15.26  $   13.53  $   14.14  $   17.88  $   19.39
 Gas (per Mcf)..........       1.70         1.42       1.46       1.78       2.03       1.77       1.44
Production costs (per
 BOE)(f)................       5.31         5.25       5.25       5.17       5.26       5.97       5.82
Three-year average
 finding cost
 (per BOE)(g)...........        N/A          N/A       2.98       3.23       3.34       3.39       4.06
Proved reserves (end of
 period):
 Oil (MBbls)............        N/A          N/A    147,871     70,789     63,277     40,209     17,061
 Gas (MMcf).............        N/A          N/A    310,762    281,638    273,142    206,582    137,712
 Total proved reserves
  (MBOE)................        N/A          N/A    199,665    117,729    108,801     74,639     40,013
 Proved developed
  reserves (MBOE).......        N/A          N/A    145,790     91,722     88,976     61,581     31,620
Annual reserve
 replacement ratio(h)...        N/A          N/A        747%       179%       504%       891%       215%
Estimated reserve life
 (in years)(i)..........        N/A          N/A       15.7       10.3       12.7       11.5       12.2
Present value of
 estimated future net
 revenues before income
 taxes (discounted at
 10%)
 (in thousands).........        N/A          N/A  $ 894,249  $ 446,987  $ 359,978  $ 335,941  $ 160,021
Standardized measure of
 discounted future net
 cash flows
 (in thousands).........        N/A          N/A    736,546    385,721    339,701    274,443    131,533

--------
(a) Reflects the minority interest in Cadipsa. See the consolidated financial statements and the notes thereto of the Company included elsewhere in this Prospectus.
(b) Represents the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
(c) EBITDA is presented herein as defined in the Indenture. See "Description of Notes--Certain Definitions." EBITDA is included as a supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to service and incur debt and certain covenants contained in the Indenture are based in part on EBITDA. EBITDA, however, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. If the Exxon Properties and Shamrock had been acquired on January 1, 1996, these properties would have increased the Company's EBITDA by approximately $8.5 million for the nine months ended September 30, 1996. See "Recent Acquisitions."
(d) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income of the Company and its subsidiaries before income taxes and fixed charges. Fixed charges consist of interest expense, including amortization of financing costs and any discount or premium related to any indebtedness.
(e) During the first nine months of 1996, the impact of oil hedges reduced the Company's overall average oil price $1.17 to $16.66 per Bbl.
(f) Includes lease operating costs and production and ad valorem taxes.
(g) Represents the average finding cost per BOE during the three years ended December 31 of the year shown in the column. See "Certain Definitions."
(h) The annual reserve replacement ratio is a percentage determined on a BOE basis by dividing the estimated reserves added during a year from exploitation, development and exploration activities, acquisitions of proved reserves and revisions of previous estimates, excluding property sales, by the oil and gas volumes produced during that year.
(i) Estimated reserve life is calculated on a BOE basis by dividing the total estimated proved reserves at year-end by the total production during the year. This calculation can be affected by the timing of major acquisitions. For example, major acquisitions were made during the second half of 1995 which resulted in an estimated reserve life of 15.7 years for 1995. This compares to an estimated reserve life of 12.0 years for 1995 based on annualized first quarter 1996 production.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The Company's results of operations have been significantly affected by its success in acquiring oil and gas properties and its ability to maintain or increase production through its exploitation and exploration activities. Fluctuations in oil and gas prices have also significantly affected the Company's results. Principally through acquisitions, the Company has achieved significant increases in its oil and gas production. The following table reflects the Company's average oil and gas prices and its oil and gas production for the periods presented:

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
                                    ----------------- --------------------------
                                      1996     1995     1995     1994     1993
                                    -------- -------- -------- -------- --------
Average prices:
 Oil (per Bbl)--
  U.S.............................. $  17.08 $  15.42 $  15.44 $  13.53 $  14.14
  Argentina........................    15.87    14.20    13.98      --       --
  Total............................    16.66    15.33    15.26    13.53    14.14
 Gas, all U.S. (per Mcf)........... $   1.70 $   1.42 $   1.46 $   1.78 $   2.03
Production:
 Oil (MBbls)--
  U.S..............................    5,683    4,933    6,647    6,657    4,785
  Argentina........................    2,966      377      961      --       --
  Total............................    8,649    5,310    7,608    6,657    4,785
 Gas, all U.S. (MMcf)..............   24,535   22,489   30,610   28,884   22,504

  Average U.S. oil prices received by the Company fluctuate generally with changes in the West Texas Intermediate ("WTI") posted prices for oil. The Company's Argentina oil production is sold at WTI spot prices less a specified differential. The Company experienced a nine percent increase in its average oil price in the first nine months of 1996 compared to the same period in 1995. During the first nine months of 1996, the impact of oil hedges reduced the Company's overall average oil price $1.17 to $16.66 per Bbl. The Company's average U.S. oil price was reduced 79 cents to $17.08 per Bbl while its average Argentina oil price was reduced $1.89 to $15.87 per Bbl. Approximately 58 percent of the Company's Argentina oil production and 32 percent of its U.S. oil production (a combined 3.561 MMBbls) were covered by oil hedges in the first nine months of 1996.

  The Company experienced a 13 percent increase in its average oil price in 1995 compared to 1994. Higher prices relative to WTI posted prices for the Company's California oil production and the impact of one hedge (swap agreement) which expired December 31, 1995, combined with higher WTI posted prices to account for the increase. The Company's average realized oil price declined four percent in 1994 compared to 1993. The Company's average realized oil price has increased from 84 percent of WTI posted prices in 1993 to 91 percent for the first nine months of 1996.

  Average gas prices received by the Company fluctuate generally with changes in spot market prices for gas, which may vary significantly by region. The Company's average gas price for the first nine months of 1996, including the impact of hedging, was 20 percent higher than the same period of 1995. For the first nine months of 1996, the average gas price was negatively impacted by six cents per Mcf as a result of certain gas hedges that were in place for 40,000 Mcf of gas per day for the period January through March 1996. The Company experienced an 18 percent decline in average gas prices in 1995 compared to 1994 and a 12 percent decline in 1994 compared to 1993.

  The Company has previously engaged in oil and gas hedging activities and intends to continue to consider various hedging arrangements to realize commodity prices which it considers favorable. The Company had oil hedges (swap agreements) in place for the fourth quarter of 1996 covering 2.204 MMBbls at an average NYMEX reference price of $18.27 per Bbl. Before the impact of oil hedges, the Company's average realized oil price for the first nine months of 1996 was $17.38 per Bbl, or approximately 84 percent of the average NYMEX reference price. The actual NYMEX reference price in the fourth quarter of 1996 was $24.52 per Bbl. Currently, oil hedges for the calendar year 1997 cover 2.738 MMBbls at an average NYMEX reference price of $19.26.

  Relatively modest changes in either oil or gas prices significantly impact the Company's results of operations and cash flow. However, the impact of changes in the market prices for oil and gas on the Company's average realized prices may be reduced from time to time based on the level of the Company's hedging activities. Based on 1996 first nine months oil and gas production, a change in the average oil price realized by the Company of $1.00 per Bbl would result in a change in net income and cash flow before income taxes on a nine month basis of approximately $6.3 million and $8.5 million, respectively. A 10 cent per Mcf change in the average price realized by the Company for gas would result in a change in net income and cash flow before income taxes on a nine month basis of approximately $1.4 million and $2.4 million, respectively.

PERIOD TO PERIOD COMPARISONS

  During 1995, the Company made various acquisitions which significantly impacted the period to period comparison for the first nine months of 1996. These acquisitions (the "1995 Acquisitions") include the purchase of certain oil and gas properties from Texaco Exploration and Production, Inc. ("Texaco") (the "Texaco Properties") in May 1995, the acquisition of a controlling interest in Cadipsa in July 1995, the acquisition of Vintage Oil Argentina, Inc., formerly BG Argentina, S.A. ("Vintage Argentina"), in September 1995, and the acquisition of certain Argentina oil and gas properties from Astra Compania Argentina de Petroleo S.A. and Shell Compania Argentina de Petroleo S.A. (collectively, the "Astra/Shell Properties") in November 1995 and December 1995, respectively.

  The Company's consolidated revenues and expenses for 1996 and 1995 include the consolidation of 100 percent of Cadipsa from the date of acquisition under the purchase method of accounting. The minority interest in income/(loss) of subsidiary reflects the portion of Cadipsa's income/(loss) attributable to the minority ownership during the nine months ended September 30, 1996 and 1995, and the year ended December 31, 1995. At September 30, 1996, the Company owned
95.7 percent of Cadipsa.

 Nine Months Ended September 30, 1996, Compared to Nine Months Ended September 30, 1995

  Net income was $26.8 million for the first nine months of 1996, up 253 percent from $7.6 million for the same period in 1995. Increases in the Company's oil and gas production of 41 percent on an equivalent barrel basis, an increase of 20 percent in natural gas prices, and an increase of nine percent in oil prices are primarily responsible for the increase in net income. The production increases primarily relate to the 1995 Acquisitions.

  Oil and gas sales increased $73.0 million (65 percent), to $185.8 million for the first nine months of 1996 from $112.8 million for the first nine months of 1995. A 63 percent increase in oil production and a nine percent increase in average oil prices combined to account for $62.7 million of the increase. A nine percent increase in gas production and a 20 percent increase in average gas prices contributed to an additional $10.3 million increase.

  Oil and gas gathering net margins (revenue less expenses) increased $700,000 (39 percent), to $2.5 million for the first nine months of 1996 from $1.8 million for the first nine months of 1995, due primarily to improved profitability on a gathering system located in Texas, additional net margins from a gathering system located in California acquired from Texaco in May 1995 and increased gas prices.

  Gas marketing net margins (revenue less expenses) increased $200,000 (14 percent), to $1.6 million for the first nine months of 1996 from $1.4 million for the first nine months of 1995, due primarily to an increase in the reserve for doubtful accounts associated with gas sales in the first nine months of 1995 with no similar increase in 1996.

  Lease operating expenses, including production taxes, increased $20.1 million (42 percent), to $67.6 million for the first nine months of 1996 from $47.5 million for the first nine months of 1995. The increase in lease operating expenses is due primarily to the 1995 Acquisitions. Lease operating expenses per equivalent barrel produced increased one percent to $5.31 in the first nine months of 1996 from $5.25 for the same period in 1995.

  General and administrative expenses increased $3.7 million (45 percent), to $12.0 million for the first nine months of 1996 from $8.3 million for the first nine months of 1995, due primarily to the acquisitions of Cadipsa and Vintage Argentina in the last half of 1995.

  Depreciation, depletion and amortization increased $14.4 million (39 percent), to $51.3 million for the first nine months of 1996 from $36.9 million for the first nine months of 1995, due primarily to the 41 percent increase in production on an equivalent barrel basis. Amortization per equivalent barrel of the Company's U.S. oil and gas properties declined to $3.76 in the first nine months of 1996 from $3.87 in 1995. Amortization per equivalent barrel of the Company's Argentina oil and gas properties for the first nine months of 1996 was $4.18 as compared to $4.29 in the same period for 1995.

  Interest expense increased $9.1 million (68 percent), to $22.5 million for the first nine months of 1996 from $13.4 million for the first nine months of 1995, due primarily to a 46 percent increase in the Company's total average outstanding debt related primarily to the 1995 Acquisitions.

 Year Ended December 31, 1995, Compared to Year Ended December 31, 1994

  Net income was $11.4 million for the year ended December 31, 1995, down 18 percent from $13.9 million in 1994. A decrease of 18 percent in natural gas prices and a 68 percent increase in interest expense offset a 13 percent increase in average oil prices and an 11 percent increase in production on an equivalent barrel basis. In addition, certain oil and gas properties were shut-in for a portion of the first six months of 1995 due to storm damage caused by heavy rains in California and the resulting mudslides, reducing the Company's overall production in the first half by approximately 70,000 Bbls of oil and 350,000 Mcf of gas.

  During the last half of 1995, the Company purchased a 71.6 percent controlling interest in Cadipsa, a publicly-traded Argentine oil and gas exploration and production company. The Company's consolidated revenues and expenses for the year ended December 31, 1995, include the consolidation of 100 percent of Cadipsa for the last half of 1995 under the purchase method of accounting. The minority interest in loss of subsidiary of $0.8 million reflects the portion of Cadipsa's loss attributable to the minority ownership during the last half of 1995.

  Oil and gas sales increased $18.9 million (13 percent), to $160.3 million for 1995 from $141.4 million for 1994, due primarily to a 13 percent increase in average oil prices and an 11 percent increase in production on an equivalent barrel basis, partially offset by an 18 percent decline in average natural gas prices. The production increases primarily related to the Texaco Properties purchased in May 1995, the acquisition of a controlling interest in Cadipsa in July 1995, and the acquisition of Vintage Argentina in September 1995. However, these production increases were partially offset by lower production from the Company's properties affected by the California storms. In addition, oil and gas sales for 1995 were reduced by $0.5 million reflecting the total settlement of a class action lawsuit filed on June 8, 1990, on behalf of certain royalty and mineral interest owners.

  Oil and gas gathering net margins (revenues less expenses) increased $600,000 (26 percent), to $2.9 million in 1995 from $2.3 million in 1994, due primarily to net margins from a gathering system located in California acquired from Texaco in May 1995 and additional third party volumes transported on an existing system located in Texas.

  Gas marketing net margins (revenues less expenses) decreased $200,000 (9 percent), to $2.1 million in 1995 from $2.3 million in 1994, due primarily to an increase in the reserve for doubtful accounts associated with gas sales and the decline in average natural gas prices.

  Other income decreased $1.1 million (46 percent) to $1.3 million in 1995 from $2.4 million in 1994, due primarily to the recognition of a $0.9 million loss from 1996 natural gas price hedges (swap agreements) which no longer qualify as hedges.

  Lease operating expenses, including production taxes, increased $7.5 million (13 percent), to $66.8 million in 1995 from $59.3 million in 1994. The increase in lease operating expenses is due primarily to the acquisitions of Cadipsa and Vintage Argentina and the Texaco Properties. Lease operating expenses per equivalent barrel produced increased 2 percent to $5.25 in 1995 from $5.17 in 1994, due to the impact of the California storms on production and costs incurred.

  General and administrative expenses increased $2.7 million (30 percent), to $11.6 million in 1995 from $8.9 million in 1994, due primarily to the acquisition of Cadipsa and the addition of new personnel throughout 1994 and 1995 as a result of 1994 acquisitions and an increase in the Company's exploitation efforts.

  Depreciation, depletion and amortization increased $6.5 million (14 percent), to $52.3 million in 1995 from $45.8 million in 1994, due primarily to the 11 percent increase in production on an equivalent barrel basis. Amortization per equivalent barrel increased 2 percent to $3.89 in 1995 from $3.82 in 1994 on the Company's U.S. oil and gas properties. Amortization per equivalent barrel of the Company's Argentina oil and gas properties for 1995 was $4.28. The Company had no Argentina operations prior to 1995.

  Interest expense increased $8.2 million (68 percent), to $20.2 million in 1995 from $12.0 million in 1994, due primarily to a 28 percent increase in the average interest rate on the Company's floating-rate debt with banks to 7.4 percent per annum in 1995 from 5.8 percent per annum in 1994, an increase in average outstanding advances under the Company's bank revolving credit facility and bank term loan, and interest expense on third-party debt of the Company's foreign subsidiaries.

 Year Ended December 31, 1994, Compared to Year Ended December 31, 1993

  Income before the cumulative effect of the change in accounting for income taxes was $13.9 million for the year ended December 31, 1994, down 17 percent from $16.8 million in 1993. Significantly lower gas prices combined with lower oil prices more than offset the impact on net income of a 34 percent increase in oil and gas production on an equivalent barrel basis. The production increases related primarily to production from certain oil and gas properties acquired through various acquisitions in 1993 and 1994. Net income for the year ended December 31, 1993, of $18.5 million included $1.7 million related to the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109").

  Oil and gas sales increased $28.1 million (25 percent), to $141.4 million in 1994 from $113.3 million in 1993 due primarily to a 39 percent increase in oil production and a 28 percent increase in gas production. The production increases related primarily to production from certain oil and gas properties acquired from Conoco Inc. ("Conoco") in June 1993, Santa Fe Energy Resources, Inc. ("Santa Fe") in November 1993 and various smaller acquisitions made throughout 1994. The production increases were partially offset by a 4 percent decrease in the Company's average oil price and a 12 percent decrease in the Company's average gas price for the period.

  Oil and gas gathering net margins (revenues less expenses) increased $300,000 (15 percent) to $2.3 million in 1994 from $2.0 million in 1993 due primarily to the acquisition of the remaining interests in certain gathering systems located in Oklahoma and Kansas by acquiring the Vintage/P Acquisition Limited Partnership in November 1993 and the acquisition and construction of certain smaller gathering systems located in Texas in 1994.

  Gas marketing net margins (revenues less expenses) increased $500,000 (28 percent) to $2.3 million in 1994 from $1.8 million in 1993 due primarily to a 3 percent increase in gas volumes marketed and a $300,000 nonrecurring charge in 1993 with no similar charge in 1994.

  Other income decreased $300,000 (11 percent) to $2.4 million in 1994 from $2.7 million in 1993 due primarily to the receipt in 1993 of $865,000 related to gas contract settlements with no similar settlements in 1994 partially offset by an increase in rental income from Company owned equipment.

  Lease operating expenses, including production taxes, increased $14.4 million (32 percent) to $59.3 million in 1994 from $44.9 million in 1993 due primarily to the 34 percent increase in oil and gas production (on an equivalent barrel basis) resulting from the acquisitions discussed above. Lease operating expenses per equivalent barrel produced decreased 2 percent to $5.17 in 1994 from $5.26 in 1993.

  General and administrative expenses increased $2.8 million (46 percent) to $8.9 million in 1994 from $6.1 million in 1993 due primarily to the addition of personnel in 1994 associated with the Company's significant acquisitions in late 1993.

  Depreciation, depletion and amortization increased $12.5 million (38 percent) to $45.8 million in 1994 from $33.3 million in 1993 due primarily to the 34 percent increase in oil and gas production on an equivalent barrel basis. Amortization per equivalent barrel produced increased only 3 percent to $3.82 in 1994 from $3.71 in 1993.

  Interest expense increased $5.1 million (74 percent) to $12.0 million in 1994 from $6.9 million in 1993 due primarily to an increase in the average outstanding advances under the Company's revolving credit facility and an increase in the average annual interest rate paid under this facility to 5.8 percent in 1994 from 4.5 percent in 1993.

CAPITAL EXPENDITURES

  During the first nine months of 1996, the Company's domestic capital expenditures totaled $60.6 million of which $18.0 million were for acquisitions of domestic producing oil and gas properties. The largest of these acquisitions was approximately $13.9 million for certain oil and gas properties from Conoco. Subsequent to September 30, 1996, the Company purchased the Exxon Properties for approximately $28.2 million. Funds for these acquisitions were provided by advances under the Bank Facility. See "Recent Acquisitions."

  During the nine months ended September 30, 1996, the Company's international capital expenditures of $36.9 million included $34.1 million in Argentina. In November 1996, the Company agreed to purchase all the outstanding stock of Shamrock for approximately $29.0 million in cash. In addition, at closing on January 7, 1997, the Company repaid all of Shamrock's existing bank debt (approximately $9.2 million). Funds for the purchase of the stock and the repayment of debt were provided by advances under the Company's Bank Facility. Shamrock's assets include (a) oil and gas properties valued at $35.5 million (including the effect of approximately $6.6 million of deferred income taxes recorded under the purchase method of accounting), and (b) inventory, receivables, cash and other assets net of liabilities (other than bank debt repaid at closing) of approximately $9.3 million. See "Recent Acquisitions."

  The timing of most of the Company's capital expenditures is discretionary with no material long-term capital expenditure commitments. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The Company primarily uses internally generated cash flow to fund capital expenditures other than significant acquisitions and anticipates that its cash flow, net of debt service obligations, will be sufficient to fund its planned $117 million of non-acquisition capital expenditures during 1997. Approximately $74 million of the Company's planned 1997 non-acquisition capital expenditure budget is devoted to reserve exploitation activities, including development and infill drilling, and approximately $43 million is devoted to exploration activities. The Company does not have a specific acquisition budget since the timing and size of acquisitions are difficult to forecast. The Company is actively pursuing additional acquisitions of oil and gas properties. In addition to internally generated cash flow and advances under the Bank Facility, the Company may seek additional sources of capital to fund any future significant acquisitions (see "--Liquidity").

  The Company's recent capital expenditure history is as follows (in thousands):

                                          NINE MONTHS
                                             ENDED     YEARS ENDED DECEMBER 31,
                                         SEPTEMBER 30, -------------------------
                                             1996        1995    1994     1993
                                         ------------- -------- ------- --------
Acquisition of oil and gas reserves....     $21,712    $207,658 $36,544 $123,906
Workovers and recompletions............      24,949      18,313  13,984   12,915
Drilling...............................      29,223      21,343   9,593    6,750
Acquisition and construction of gather-
 ing systems...........................         107         234     632    3,319
Acquisition of undeveloped acreage and
 seismic...............................      12,611       7,684   1,869      610
Other..................................       8,876       5,367   3,146    3,071
                                            -------    -------- ------- --------
  Total................................     $97,478    $260,599 $65,768 $150,571
                                            =======    ======== ======= ========

LIQUIDITY

  The $97.3 million of estimated net proceeds from the sale of the Notes under the Note Offering will be used to repay a portion of existing indebtedness outstanding under the Company's Bank Facility. In addition, the estimated proceeds of $48.0 million from the Common Stock Offering will be used to repay a portion of existing indebtedness outstanding under the Company's Bank Facility. The Company may issue additional equity and debt securities in the future in connection with any future major acquisitions and to maintain its financial flexibility.

  During 1990, early 1993 and late 1995, the Company completed public offerings of Common Stock to finance certain acquisitions and provide liquidity for its future activities. Simultaneous with the 1995 common stock offering, the Company completed a public debt offering to provide liquidity for its future activities.

  In August 1990, the Company sold 3.4 million shares of its Common Stock for net proceeds of approximately $32.8 million which were used to fund an acquisition of oil and gas properties and reduce indebtedness under the Company's revolving credit facility. In January 1993, the Company sold 3.9 million shares of its Common Stock for net proceeds of approximately $44.8 million which were used to reduce indebtedness under the Company's revolving credit facility.

  On December 20, 1995, the Company completed a public offering of 2,793,700 shares of Common Stock of which 2,500,000 shares were sold by the Company and 293,700 shares were sold by a stockholder. Net proceeds to the Company, after underwriting commission and other expenses, were approximately $49.5 million and were used to fund a substantial portion of the purchase of the Astra/Shell Properties.

  Also on December 20, 1995, the Company issued $150 million of its 9% Senior Subordinated Notes Due 2005 (the "9% Notes"). The net proceeds to the Company from the sale of the 9% Notes of approximately $145.1 million were used principally to reduce a portion of the outstanding balance under the Company's revolving credit facility. The 9% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000. Upon a change in control of the Company, holders of the 9% Notes may require the Company to repurchase all or a portion of the 9% Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. The 9% Notes will mature on December 15, 2005, with interest payable semiannually on June 15 and December 15 of each year. See "Description of Certain Indebtedness--9% Senior Subordinated Notes Due 2005."

  Internally generated cash flow and the borrowing capacity under the Bank Facility are the Company's major sources of liquidity. In addition, the Company may use other sources of capital, including the issuance of additional debt securities or equity securities, to fund any major acquisitions it might secure in the future and to maintain its financial flexibility. The Company funds its capital expenditures (excluding acquisitions) and debt service requirements through internally generated cash flows from operations. Any excess cash flow is used to reduce outstanding advances under the Bank Facility and other indebtedness.

  Under its Credit Agreement dated August 29, 1996, as amended, certain banks have provided to the Company an unsecured Bank Facility. The Bank Facility establishes a borrowing base (currently $305 million) determined by the banks' evaluation of the Company's U.S. and certain Argentina oil and gas reserves.

  Outstanding advances under the Bank Facility bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on the eurodollar market rate ("LIBOR"). The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt and the portion of the borrowing base attributable to U.S. reserves at the time. As of January 9, 1997, the Company had elected a fixed rate based on LIBOR for a substantial portion of its outstanding advances, which resulted in an average interest rate of approximately 6.8 percent. In addition, the Company must pay a commitment fee ranging from 0.25 to 0.375 percent per annum on the unused portion of the banks' commitment.

  On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's U.S. and certain Argentina oil and gas reserves. If the sum of outstanding senior debt (excluding debt of the Company's foreign subsidiaries) exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding under the Bank Facility at October 1, 1999, will be payable in 12 equal consecutive quarterly installments commencing January 1, 2000, with maturity at October 1, 2002.

  The unused portion of the Bank Facility was approximately $48.4 million at January 9, 1997. The Company has entered into an amendment to its Bank Facility in connection with the proposed Note Offering which provides that the borrowing base will be reduced to approximately $270 million if such offering is consummated. After giving effect to the application of the net proceeds from the Note Offering and the Common Stock Offering as set forth in "Use of Proceeds" and the related reduction in the borrowing base, the unused portion of the Bank Facility would be approximately $158.7 million

($110.7 million if only the Note Offering is consummated or $96.4 million if only the Common Stock Offering is consummated). The unused portion of the Bank Facility and the Company's internally generated cash flow provide liquidity which may be used to finance future capital expenditures, including acquisitions. As additional U.S. and Argentina acquisitions are made and properties are added to the borrowing base, the banks' determination of the borrowing base and their commitments may be increased.

INFLATION

  In recent years inflation has not had a significant impact on the Company's operations or financial condition.

INCOME TAXES

  In February 1992, the Financial Accounting Standards Board issued SFAS 109. The Company adopted SFAS 109 in 1993. An analysis of income taxes and a discussion of the impact on the Company of adopting SFAS 109 is presented in Notes 1 and 5 to the Company's December 31, 1995, consolidated financial statements included elsewhere in this Prospectus.

  The total provision for U.S. income taxes is based on the Federal corporate statutory income tax rate plus an estimated average rate for state income taxes. The Company incurred a current benefit for income taxes of approximately $1.0 million during 1995, and a current provision for income taxes of $1.6 million and $4.0 million for 1994 and 1993, respectively. During the first nine months of 1996 and 1995, the Company incurred a current provision for income taxes of approximately $2.1 million and $0.7 million, respectively.

  The Company has a $5.4 million U.S. Alternative Minimum Tax ("AMT") credit carryforward which does not expire and is available to offset U.S. regular income taxes in future years, but only to the extent that U.S. regular income taxes exceed the U.S. AMT in such years.

  Earnings of the Company's subsidiaries, Cadipsa and Vintage Argentina, are subject to Argentina income taxes. Due to significant Argentina net operating loss carryforwards for both companies, the Company does not expect to pay any foreign income taxes related to these subsidiaries in 1996. Earnings of the Company's subsidiary, Shamrock, are subject to Bolivia income taxes. No U.S. deferred tax liability will be recognized related to the unremitted earnings of these foreign subsidiaries as it is the Company's intention, generally, to reinvest such earnings permanently.

FOREIGN OPERATIONS

  A majority of the Company's foreign operations are located in Argentina. The Company believes Argentina offers a politically stable environment and does not anticipate any significant change in the near future. The current democratic form of government has been in place since 1983 and, since 1989, has pursued a steady process of privatization, deregulation and economic stabilization and reforms involving the reduction of inflation and public spending. Argentina's 12-month trailing inflation rate measured by the Argentine Consumer Price Index declined from 200.7 percent as of June 1991 to
0.4 percent as of November 1996.

  The Company believes that its Argentine operations present minimal currency risk. All of the Company's Argentine revenues are U.S. dollar based, while a large portion of its costs are Argentine peso-denominated. The Argentina Central Bank is obligated by law to sell dollars at a rate of one Argentine peso to one U.S. dollar and has sought to prevent appreciation of the peso by buying dollars at rates of not less than 0.998 peso to one U.S. dollar. As a result, the Company believes that should any devaluation of the Argentine peso occur, its revenues would be unaffected and its operating costs would not be significantly increased. At the present time, there are no foreign exchange controls preventing or restricting the conversion of pesos into dollars.

                              RECENT ACQUISITIONS

  Since December 31, 1995, the Company has acquired, through several transactions, oil and gas properties for an aggregate purchase price of approximately $89.7 million. Most of these properties were acquired subsequent to September 30, 1996. Based on estimates prepared by the Company, proved reserves as of the dates of the various acquisitions aggregated 16.0 MMBbls of oil and 74.0 Bcf of gas, or a total of 28.4 MMBOE. These reserves were acquired at an average cost of $3.16 per BOE.

  The two most significant acquisitions made subsequent to September 30, 1996, are described below. If these properties had been acquired on January 1, 1996, these properties would have increased the Company's revenues by approximately $13.5 million, EBITDA by approximately $8.5 million and production by approximately 302 MBbls of oil and 4.0 Bcf of gas for the nine months ended September 30, 1996.

EXXON PROPERTIES (GULF COAST)

  On November 20, 1996, the Company purchased certain producing oil and gas properties and facilities from Exxon Company, U.S.A. located in south Alabama for approximately $28.2 million in cash, subject to post-closing adjustments (the "Exxon Properties"). Funds were provided by advances under the Company's Bank Facility. The Exxon Properties include an interest in two fields totaling approximately 5,000 net acres with a total of 17 gross (9.9 net) productive wells with current net daily production of approximately 1,450 Bbls of oil and liquids and 2,800 Mcf of gas. All of the wells are now operated by the Company. The primary producing sands are the Smackover and Norphlet at depths of approximately 15,000 feet. Future exploitation activities will include operating cost reductions, treating plant efficiencies, workovers and infill drilling.

SHAMROCK (BOLIVIA)

  In November 1996, the Company agreed to purchase 100 percent of the outstanding common stock of Shamrock Ventures Boliviana Ltd. ("Shamrock") from affiliates of Ultramar Diamond Shamrock Corporation for approximately $29.0 million in cash. In addition, at closing on January 7, 1997, the Company repaid all of Shamrock's existing bank debt (approximately $9.2 million). Funds for the purchase of the stock and the repayment of debt were provided by advances under the Company's Bank Facility. Shamrock's assets include (a) oil and gas properties valued at $35.5 million (including the effect of approximately $6.6 million of deferred income taxes recorded under the purchase method of accounting), and (b) inventory, receivables, cash and other assets net of liabilities (other than bank debt repaid at closing) of approximately $9.3 million. This transaction is subject to government approvals. The acquisition of Shamrock represents an extension of the Company's South American operating area that was initially established through a series of acquisitions in Argentina during 1995.

  The oil and gas properties of Shamrock consist of three blocks, totaling approximately 570,000 net acres, in the Chaco Plains area of southern Bolivia. This region has experienced the greatest amount of exploration and currently accounts for the majority of the country's production. The properties consist of a 100 percent interest in the Chaco and Porvenir blocks, and a 50 percent interest in the Nupuco block.

  Proved reserves at the time of acquisition, as estimated by the Company, were 53.2 Bcf of gas and 5.1 MMBbls of oil. Current net daily production is approximately 14,500 Mcf of gas and 230 Bbls of condensate. Recent realized prices on the properties were $1.23 per Mcf of gas and $21.00 per Bbl of condensate. The purchase also included a 29 mile gas pipeline and an interest in a gas processing plant with a capacity of 110 MMcf per day. Liquids are transferred through the pipeline to the processing plant. The current market for the gas is Argentina.

  The Company believes that the Shamrock properties contain substantial upside potential which may be realized through exploitation and future exploration. There can be no assurance, however, that such potential will be realized. Bolivia occupies the strategic pivotal position in the area known as the "Southern Cone" of South America. The Company expects that gas will be the key energy source for the developing regional economies. The development of the sizable gas reserves in southern Bolivia will play an important role as a source of energy for the net importing countries of this region, the most significant of which is Brazil. Third party plans call for construction of a gas pipeline from Santa Cruz, Bolivia to Sao Paulo, Brazil which is anticipated to be completed by 1999. The Company plans to begin work during 1997 to evaluate the exploration prospects on the Bolivian properties in order to be ready to take advantage of the increased market for Bolivian gas that should occur if the pipeline to Brazil is completed. There can be no assurance, however, that this Brazilian market will be developed.

                                   BUSINESS

GENERAL

  The Company is an independent oil and gas company focused on the acquisition of producing oil and gas properties which contain the potential for increased value through exploitation and development. The Company, through its experienced management and engineering staff, has been successful in realizing such potential on prior acquisitions through workovers, recompletions, secondary recovery operations, operating cost reductions, and the drilling of development or infill wells. The Company believes that its primary strengths are its ability to add reserves at attractive prices through property acquisitions and subsequent exploitation, and its low cost operating structure. These strengths have allowed the Company to substantially increase reserves, production and cash flow during the last five years. As the Company has grown its cash flow and added to its technical staff, exploration has become a larger focus for its future growth. Planned exploration expenditures for 1997 of approximately $43 million represent 37 percent of the Company's capital budget, excluding acquisitions.

  At September 30, 1996, the Company owned and operated producing properties in 11 states, with its domestic proved reserves located primarily in four core areas: the West Coast, Gulf Coast, East Texas and Mid-Continent areas of the United States. During 1996, the Company expanded its Gulf Coast area through the acquisitions of the Exxon Properties and the Conoco Properties. In addition, the Company established a new core area in 1995 by acquiring 12 oil concessions, 11 of which are producing and operated by the Company, in the south flank of the San Jorge Basin in southern Argentina. The Company recently expanded its South American operations into Bolivia through the acquisition of Shamrock which owns and operates three blocks covering approximately 570,000 net acres in the Chaco Plains area of southern Bolivia. See "Recent Acquisitions."

  The Company owned interests in 3,053 gross (1,934 net) producing wells in the United States as of September 30, 1996, of which approximately 81 percent are operated by the Company. The Company owned interests in 610 gross (597 net) producing wells in Argentina as of September 30, 1996, of which approximately 97 percent are operated by the Company. As of December 31, 1995, the Company's properties had proved reserves of 199.7 MMBOE, comprised of
147.9 MMBbls of oil and 310.8 Bcf of gas, with a present value of estimated future net revenues before income taxes (utilizing a 10 percent discount rate) of $894 million and a standardized measure of discounted future net cash flows of $737 million. Since that date, acquisitions have added 28.4 MMBOE of proved reserves, as estimated by the Company as of the date of each acquisition.

  The Company has consistently achieved growth in proved reserves, production and revenues and has been profitable every full year since its founding in 1983. From the first quarter of 1993 through the third quarter of 1996, the Company increased its average net daily production from 11,200 Bbls of oil to 32,900 Bbls of oil and from 60,000 Mcf of gas to 86,300 Mcf of gas. For the year ended December 31, 1995, the Company generated revenues of $195 million and EBITDA (as defined herein) of $88 million. See "Description of Notes-- Certain Definitions." For the nine months ended September 30, 1996, the Company generated revenues of $223 million and EBITDA of $111 million. (EBITDA (presented herein as defined in the Indenture) is included as a supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to service and incur debt and certain covenants contained in the Indenture are based in part on EBITDA. EBITDA, however, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.)

BUSINESS STRATEGY

  The Company's overall goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has been successful at achieving this goal through its ongoing strategy of (a) acquiring producing oil and gas properties, at favorable prices, with significant exploitation potential, (b) focusing on low risk exploitation and development activities to maximize production and ultimate reserve recovery, (c) exploring non-producing properties, (d) maintaining a low cost operating structure, and (e) maintaining financial flexibility. Key elements of the Company's strategy include:

  . Acquisitions of Producing Properties. The Company has an experienced management and engineering team which focuses on acquisitions of operated producing properties that meet its selection criteria which include (a) significant potential for increasing reserves and production through low risk exploitation and development, (b) attractive purchase price, and (c) opportunities for improved operating efficiency. The Company's emphasis on property acquisitions reflects its belief that continuing consolidation and restructuring activities on the part of major integrated and large independent oil companies has afforded in recent years, and should afford in the future, attractive opportunities to purchase domestic and international producing properties. This acquisition strategy has allowed the Company to rapidly grow its reserves at favorable acquisition prices. From January 1, 1993, through September 30, 1996, the Company acquired 140.1 MMBOE of proved oil and gas reserves at an average acquisition cost of $2.78 per BOE, which is significantly below the industry average. The Company replaced through acquisitions approximately 3.1 times its production of 45.5 MMBOE during the same period.

  . Exploitation and Development. The Company pursues workovers, recompletions, secondary recovery operations and other production optimization techniques on its properties, as well as development and infill drilling, to offset normal production declines and replace the Company's annual production. From January 1, 1993, through December 31, 1995, the Company spent approximately $83.9 million on exploitation and development activities. During this period, the Company's recompletion and workover activities resulted in improved production or operating efficiencies in approximately 75 percent of these operations, and the result of all of its exploitation activities, including development and infill drilling, succeeded in replacing more than 78 percent of production during this period. The Company has an extensive inventory of exploitation and development opportunities including identified projects which represent approximately a ten year inventory at current activity levels. The Company anticipates spending approximately $33 million in the United States and approximately $40 million in Argentina during 1997 on exploitation and development projects.

  . Exploration. The Company's overall exploration strategy balances high potential international prospects with lower risk drilling in known formations in the United States and Argentina. This prospect mix and the Company's practice of risk-sharing with industry partners is intended to lower the incidence and costs of dry holes. The Company makes extensive use of geophysical studies, including 3-D seismic, which further reduce the cost and increase the success of its exploration program. From January 1, 1993, through September 30, 1996, the Company spent approximately $39.8 million on exploration activities including the drilling of 75 gross (32.65 net) exploration wells, of which approximately 69 percent gross (58 percent net) were productive. The Company has increased its 1997 exploration budget by 79 percent over 1996 to approximately $43 million with spending planned in its core areas in the United States and Argentina as well as in Block 19 of Ecuador and the Chaco Block in Bolivia.

  . Low Cost Structure. The Company is an efficient operator and capitalizes on its low cost structure in evaluating acquisition opportunities. The Company generally achieves substantial reductions in labor and other field level costs from those experienced by the previous operators. In addition, the Company targets acquisition candidates which are located in its core areas and provide opportunities for cost efficiencies through consolidation with other Company operations. The lower cost structure has generally allowed the Company to substantially improve the cash flow of newly acquired properties.

  . Financial Flexibility. The Company is committed to maintaining substantial financial flexibility, which management believes is important for the successful execution of its acquisition, exploitation and exploration strategy. In conjunction with the purchase of substantial oil and gas assets in 1990, 1992 and 1995, the Company completed three public equity offerings, as well as a public debt offering in 1995, which provided the Company with aggregate net proceeds of approximately $272 million. Upon consummation of the Note Offering and the Common Stock Offering and the application of the net proceeds therefrom, and after giving effect to the related borrowing base reduction, the unused portion of the Bank Facility as of January 9, 1997, would have been approximately $158.7 million ($110.7 million if only the Note Offering is consummated).

ACQUISITION ACTIVITIES

  Historically, the Company has allocated a substantial portion of its capital expenditures to the acquisition of producing oil and gas properties. The Company's emphasis on property acquisitions reflects its belief that continuing consolidation and restructuring activities on the part of major integrated and large independent oil companies has in recent years and should in the future afford attractive opportunities to purchase domestic and international producing properties. The Company's ability to quickly evaluate and complete acquisitions as well as its financial flexibility allow it to take advantage of these opportunities as they materialize.

  Since the Company's incorporation in May 1983, it has been actively engaged in the acquisition of producing oil and gas properties primarily in the Gulf Coast, East Texas and Mid-Continent areas of the United States, and in California since April 1992. In 1995, a series of acquisitions made by the Company established a new core area in the San Jorge Basin in southern Argentina.

  From January 1, 1993, through September 30, 1996, the Company made oil and gas property acquisitions involving total costs of approximately $390 million. As a result of these acquisitions, the Company acquired approximately 140.1 MMBOE of proved oil and gas reserves. The following table summarizes the Company's acquisition experience during the periods indicated:

                                 PROVED RESERVES WHEN ACQUIRED      ACQUISITION
                             --------------------------------------  COST PER
                              ACQUISITION     OIL     GAS            BOE WHEN
                                 COSTS      (MBBLS) (MMCF)   MBOE    ACQUIRED
                             -------------- ------- ------- ------- -----------
                             (IN THOUSANDS)
U.S. Acquisitions
1993........................    $123,906     27,898  68,000  39,231    $3.16
1994........................      36,544      5,645  29,655  10,588     3.45
1995........................      38,896      8,840  39,486  15,421     2.52
1996 (through September 30,
 1996)......................      17,958      4,650  10,112   6,335     2.83
                                --------    ------- ------- -------
  Total U.S. Acquisitions...     217,304     47,033 147,253  71,575     3.04
                                --------    ------- ------- -------
Argentina Acquisitions
1995........................     168,762     65,653     --   65,653     2.57
1996 (through September 30,
 1996)......................       3,754      2,849     --    2,849     1.32
                                --------    ------- ------- -------
  Total Argentina Acquisi-
   tions....................     172,516     68,502     --   68,502     2.52
                                --------    ------- ------- -------
  Total U.S. and Argentina
   Acquisitions.............    $389,820    115,535 147,253 140,077    $2.78
                                ========    ======= ======= =======

  The following is a brief discussion of significant acquisitions in recent years:

  1993 Acquisitions. In June 1993, the Company acquired the interest of Conoco in certain oil and gas properties for approximately $38.1 million. The properties, now operated by the Company, are located in the San Miguelito, Rincon and Ventura fields in Ventura County, California. Proved reserves totaled approximately 11.7 MMBbls of oil and 5.8 Bcf of gas at the time of acquisition. Exploitation potential identified at the time of acquisition included the adding of additional productive intervals in existing producing wells, recompletion of inactive wells and expansion of an existing waterflood operation to include an additional zone.

  In November 1993, the Company acquired certain oil and gas properties from Santa Fe and its affiliates for approximately $43.4 million. The properties are located primarily in the Ventura Basin of California and the Gulf Coast areas of Texas, Louisiana and Mississippi. Substantially all of the properties acquired are now operated by the Company and are adjacent or in close proximity to Company-operated fields or increased the Company's ownership in its existing fields. Proved reserves totaled approximately 11.6 MMBbls of oil and 22.4 Bcf of gas at the time of acquisition. The major fields acquired included the Sespe, Rincon, Santa Fe Springs, San Miguelito and Ojai-Silverthread fields in California and the Gwinville field in Mississippi. Included in this acquisition was an additional interest in the properties acquired from Conoco in June 1993. In addition to cost efficiencies resulting from consolidation with other Company operations, exploitation potential identified in the properties at the time of acquisition included adding productive intervals and stimulations of existing producing wells, recompletions of inactive wells and development drilling.

  The Company spent a total of approximately $27.7 million in several other transactions throughout 1993 to increase its ownership in Company-owned properties located primarily in the Mid-Continent and California areas. Purchases of additional interests in currently owned properties enable the Company to increase reserves, production and cash flow with little or no incremental administrative costs.

  1994 Acquisitions. The Company acquired approximately 5.6 MMBbls of oil and
29.7 Bcf of gas through a series of small transactions in 1994 for a total of approximately $36.5 million. The oil reserves are located primarily in the Colgrade field in Louisiana and the Rincon field in Southern California. The gas reserves are located primarily in California's Sacramento Basin, Louisiana's Gulf Coast area and the Mid-Continent area in Oklahoma. The Company has identified numerous exploitation opportunities in these properties, including infill development drilling, adding productive intervals in existing producing wells and recompleting inactive wells.

  1995 Acquisitions. In May 1995, the Company purchased all of Texaco Exploration and Production, Inc.'s interests in nine oil fields and seven gas fields in California located primarily in Kern, Ventura, Los Angeles, Orange and Santa Barbara Counties and the Sacramento Basin area for $26.7 million in cash. Netherland, Sewell & Associates, Inc. ("Netherland, Sewell") estimated that proved reserves attributable to these properties at the date of acquisition were approximately 7.5 MMBbls of oil and 16.4 Bcf of gas. The Company has identified numerous exploitation opportunities in these properties including development drilling, recompletions, steam flood expansions as well as lease operating expense efficiencies.

  In the third quarter of 1995, the Company closed two acquisitions of related properties located in the south flank of the San Jorge Basin in southern Argentina, establishing a new core area for the Company. On July 5, 1995, the Company purchased approximately 51.8 percent of the outstanding common stock of Cadipsa for 302,808 shares of the Company's Common Stock (then valued at $5.7 million) and $7.4 million in cash. Cadipsa's major assets include a 100 percent working interest in two concessions and a 50 percent working interest in three additional concessions, all five of which are mature, producing and operated by Cadipsa, covering approximately 322,000 gross acres. Cadipsa's net daily production at the date of acquisition was approximately 3,700 Bbls of mid-gravity oil from multiple zones at depths between 2,500 feet and 5,500 feet. The Company has subsequently purchased an additional 43.9 percent of Cadipsa which increases its total ownership to approximately 95.7 percent.

  On September 29, 1995, the Company purchased 100 percent of the outstanding common stock of Vintage Argentina from British Gas plc, for $37 million in cash. Vintage Argentina's major assets consist of a 50 percent working interest in three of the producing concessions operated by Cadipsa.

  In November 1995, the Company entered into separate agreements with Astra Compania Argentina de Petroleo S.A. ("Astra") and Shell Compania Argentina de Petroleo S.A. ("Shell") to acquire certain producing oil and gas properties in Argentina (the "Astra/Shell Properties"). On November 30, 1995, the Company completed the purchase of the Astra portion of the Astra/Shell Properties by paying $17.9 million in cash for Astra's 35 percent working interest in the Astra/Shell Properties. On December 27, 1995, the Company completed the purchase of the remaining 65 percent working interest from Shell for $32.8 million cash and deferred payments valued at $5.1 million.

  The acquisition of the Astra/Shell Properties resulted in the Company acquiring 100 percent working interests in seven concessions, six of which are currently producing and all of which are located on the south flank of the San Jorge Basin in southern Argentina. The concessions cover approximately 450,000 acres and are located in close proximity to the Company's other Argentina properties.

  1996 Acquisitions. On January 31, 1996, the Company purchased interests in two fields located in south-central Louisiana from Conoco Inc. for $13.9 million (the "Conoco Properties"). Funds were provided by advances under the Bank Facility. The Conoco Properties included 26 gross (21 net) productive wells with net daily production of approximately 1,000 Bbls of oil and 550 Mcf of gas. All of the wells are now operated by the Company. The primary producing sands include the Ortego A, Haas, Tate, Wilcox 1 through 6 and the Middle and Basal Cockfield at depths ranging from 7,500 feet to 12,000 feet. Planned exploitation activities include workovers, recompletions and developmental drilling.

  For additional 1996 acquisitions, see "Recent Acquisitions."

  The Company intends to continue its growth strategy emphasizing reserve additions through its acquisition efforts. The Company may utilize any one or a combination of its line of credit with banks, institutional financing, issuance of debt securities or additional equity securities and internally generated cash flow to finance its acquisition efforts. No assurance can be given that sufficient external funds will be available to fund the Company's desired acquisitions.

  The Company does not have a specific acquisition budget since the timing and size of acquisitions are difficult to forecast. The Company is constantly reviewing acquisition possibilities. The Company may expand into new domestic core areas. The Company is also evaluating additional acquisition opportunities in other countries which the Company believes are politically stable. At the present time the Company has no binding agreements with respect to any significant acquisitions.

EXPLOITATION AND DEVELOPMENT ACTIVITIES

  The Company concentrates its acquisition efforts on proved producing properties which demonstrate a potential for significant additional development through workovers, behind-pipe recompletions, secondary recovery operations, the drilling of development or infill wells, and other exploitation techniques. The Company has pursued an active workover and recompletion program on the properties it has acquired and intends to continue its workover and recompletion program in the future.

  The Company's exploitation staff focuses on maximizing the value of the properties within its reserve base. The Company's exploitation engineers, who strive to offset normal production declines and replace the Company's annual production, have replaced more than 78 percent of its production during the last three years. The results of their efforts are reflected in additions and revisions to reserves. Net additions and revisions to reserves for 1995 totaled 13.2 MMBOE, or 104 percent of the Company's production of 12.7 MMBOE.

  From January 1, 1993, through September 30, 1996, the Company spent approximately $70.2 million on recompletion and workover operations. A measure of the overall success of the Company's recompletion and workover operations during this period (excluding minor equipment repair and replacement) has been that improved production or operating efficiencies have been achieved from approximately 77 percent of such operations. However, there can be no assurance that such results will continue. The Company anticipates spending in excess of $29 million on workover and recompletion operations during 1997. The expenditures required for this program have historically been, and are expected to continue to be, financed by internally generated funds.

  Development drilling activity is generated both through the Company's exploration efforts and as a result of the Company's obtaining undeveloped acreage in connection with producing property acquisitions. In addition, there are many opportunities for infill drilling on Company leases currently producing oil and gas. The Company intends to continue to pursue development drilling opportunities which offer potentially significant returns to the Company.

  From January 1, 1993, through September 30, 1996, the Company participated in the drilling of 122 gross (69.36 net) development wells, of which approximately 90 percent gross (89 percent net) were productive. However, there can be no assurance that this past rate of drilling success will continue in the future. The Company is pursuing development drilling in the West Coast, Gulf Coast, Mid-Continent and East Texas areas as well as its Argentina concessions and anticipates continued growth in its drilling activities. Additionally, the Company has numerous infill drilling locations in several East Texas area fields, specifically South Gilmer (Cotton Valley formation), Southern Pine (Travis Peak formation), Bethany Longstreet (Hosston formation) and Rosewood (Cotton Valley formation) fields.

  During 1995, the Company participated in the drilling of 41 gross (22.75 net) development wells. At December 31, 1995, the Company's proved reserves included approximately 135 development or infill drilling locations on its U.S. acreage and 181 locations on its Argentine acreage. In addition, the Company has an extensive inventory of development and infill drilling locations on its existing properties which are not included in proved reserves. During the nine-month period ended September 30, 1996, the Company participated in the drilling of 31 gross (24.26 net) development wells. The Company spent approximately $22.2 million on development/infill drilling during the first nine months of 1996. The Company expects to spend approximately $45 million on development/infill drilling activities during 1997.

  In connection with its exploitation focus, the Company actively pursues operating cost reductions on the properties it acquires. The Company believes that its cost structure and operating practices generally result in improved operating economics. Although each situation is unique, the Company generally has achieved reductions in labor and other field level costs from those experienced by the previous operators, particularly in its acquisitions from major oil companies.

  The following is a brief discussion of significant developments in the Company's recent exploitation activities:

  West Coast Area. The San Miguelito/Rincon field area, acquired from Conoco, Santa Fe Energy and Mobil, continues to be the primary focus of the Company's West Coast exploitation efforts. Consolidation of the three acquisition areas into a single operating unit has significantly reduced operating costs. At the time of the initial acquisition in July 1993, the Company identified 18 exploitation projects; however, since that time, the Company has completed 90 projects. Exploitation efforts including artificial lift enhancements, waterflood optimization, recompletions and sidetracking junked producers have resulted in sustaining the average field production at levels comparable to that of three years prior. As a result, the Company has been able to increase proved reserves each year since the properties were acquired. Also during 1996, the Company initiated pilot waterflooding operations on the Fourth Grubb producing interval. Based on this successful pilot injection test, full scale waterflooding operations will be initiated during 1997. Ongoing reservoir studies continue to identify significant upside to the Company's existing inventory of exploitation projects.

  Gulf Coast Area. In the Galveston Bay area of Texas, the Company performed during 1996 12 workovers in the Red Fish Reef, Trinity Bay and Fishers Reef fields which are 100 percent owned by the Company and which historically have had good exploitation potential. This work consisted of recompletions and repair jobs in the multi-pay Frio zones productive in the area which resulted in a total gross production increase of 250 Bbls of oil per day and 4,200 Mcf of gas per day. During 1996, the Company also performed recompletions and workovers on seven wells in the Tepetate field, a 100 percent owned field acquired from Conoco in January 1996, which resulted in gross production increases of 850 Bbls of oil per day and 400 Mcf of gas per day. The Company also experienced a successful 1996 exploitation program in the South Pass 24 field where three recompletions and one development well resulted in increased gross daily production from the field of 140 Bbls of oil and 4,370 Mcf of gas.

  Mid-Continent Area. Water injection began in October 1993 in the Shawnee Townsite Unit waterflood project and oil response began in November 1994. Gross unit production has increased from a low of 250 barrels of oil per day to a current rate of approximately 2,300 Bbls of oil per day. Oil rates are forecasted to peak at approximately 3,500 Bbls of oil per day in 1997. An engineering and geological study performed in 1996 has refined the reservoir characterization and established the viability of drilling several infill development wells within the unit boundary to recover oil that would otherwise be undrained. In addition to the Shawnee waterflood, the Company is actively pursuing four other secondary recovery projects located in the Texas Panhandle. Each of these waterflood projects is targeting the Upper Morrow sand at depths of approximately 8,000 feet. Three of these units have been approved and water injection has been initiated. Installation of the final unit, pending Texas Railroad Commission approval, is expected to commence in the first quarter of 1997. Two analogous Upper Morrow fields producing in the immediate area have already responded favorably to waterflood operations. The Company owns working interests ranging from 82 percent to 100 percent in each of the four projects. The Company anticipates additional proved reserves will be added based on the level of success of these secondary recovery projects.

  East Texas Area. Gas development projects remain the focus of the Company's exploitation efforts in East Texas. In the South Gilmer field, Upshur County, Texas, a Company engineering study performed in 1993 established the potential viability of 10 infill drilling locations along with workover opportunities in eight existing wells. This exploitation work was initiated in 1994 and successful workovers were conducted on five wells. Seven of the infill locations have now been drilled and completed. As a result of this work, gross field production has increased to over 9,000 Mcf per day. The Company's working interests in these wells range from 73 percent to 99 percent.

  Argentina Concessions. Development and extensional drilling along with development of secondary recovery projects have been the focus of the Company's exploitation efforts in its Argentina properties. During 1996, the Company continued the expansion of the Canadon Minerales Block 123E waterflood by adding additional sands to the flood and completing additional patterns. Water injection began in February 1992 and first oil response was seen approximately 12 months later. Since the initiation of this project, gross production has increased from 150 Bbls of oil per day to 1,300 Bbls of oil per day. During 1996, the Company installed two new waterflood projects in areas immediately adjacent to the Block 123E waterflood. There are two additional areas in Canadon Minerales for which new waterflood projects are planned for 1997. Numerous other areas within the other concessions are being evaluated as future waterflood candidates. Drilling activity commenced during February 1996 and reached its peak with three rigs running during the fourth quarter of 1996. Forty-one wells were drilled in 1996 and an additional 10 were in process at year end 1996. The two main areas where this activity was concentrated were Canadon Minerales with 25 wells drilled and Canadon Seco with 12 wells drilled. Largely due to the results of this drilling activity, gross production during 1996 increased from 3,500 Bbls of oil per day to 6,900 Bbls of oil per day in Canadon Minerales and from 1,300 Bbls of oil per day to 3,200 Bbls of oil per day in Canadon Seco. During 1996, the Company acquired 124 square kilometers (48 square miles) of 3-D seismic to aid in the optimum placement of future drilling locations. This data was acquired in an attempt to aid in the evaluation of the extremely complex stratigraphy that has historically caused problems in geologic interpretation in this basin. The first three wells that were drilled from the evaluation of the 3-D seismic data have proven successful. If future wells verify these initial results, the Company believes that substantial upside potential that has historically been overlooked can be economically exploited.

EXPLORATION

  The Company's exploration program is designed to contribute significantly to its growth. Management divides the strategic objectives of its exploration program into two parts. First, in the U.S. and in Argentina, the Company's exploration focus is in its core areas where its geological and engineering expertise and experience are greatest. State-of-the-art technology, including 3-D seismic, is employed to identify prospects. Exploration in the U.S. and Argentina is designed to generate reserve growth in the Company's core areas in combination with its exploitation activities. The Company's longer-term plans are to increase the magnitude of this program with a goal of achieving production replacement through core area exploration. Such exploration is characterized by numerous individual projects with medium to low risk. Secondly, international exploration targets significant long-term reserve growth and value creation. International exploration projects in Ecuador and Bolivia are characterized by higher potential and higher risk. From January 1, 1993, through September 30, 1996, the Company spent $39.8 million on exploration activities. The Company plans to spend approximately $43 million on exploration activities during 1997, approximately $31 million in the U.S. and Argentina and approximately $12 million in other international areas.

  The following is a brief discussion of the primary areas of exploration activity for the Company:

  United States.

   Gulf Coast Area. In the Galveston Bay area of Texas, the Company has
   ---------------
acquired over 180 square miles of new 3-D seismic data and controls over 30,000 net acres in shallow state waters. The Company uses 3-D seismic data to identify new exploration and extentional opportunities in new reservoirs as well as in existing fields. The Company has identified several new prospects in Galveston Bay. The Texas State Tract-75, an exploratory well which utilized 3-D seismic data, was drilled in the Umbrella Point area and was successfully completed as a producer. One or more offset wells are planned to be drilled at Umbrella Point in 1997. The Texas State Tract No. 2-3A well in the area of Fishers Reef West is scheduled to spud during the second quarter of 1997. A third exploratory prospect, White Heron, is also scheduled to spud during second quarter of 1997. The Galveston Bay prospects, if successful, may require multiple development wells to drain target reservoirs. Working interests net to the Company range between 33 percent and 100 percent in Galveston Bay. At the Company's Deweyville prospect, a new 10 square mile 3-D seismic survey is being used to aid in the identification of an expanded Yegua Trend on the Texas and Louisiana border. The Company has a 90 percent working interest in this prospect and is in the process of acquiring additional acreage.

   Mid-Continent Area. The focus of the Company's Mid-Continent drilling
   ------------------
program continues to be the Anadarko and Ardmore Basins. In the Fort-X prospect, four exploratory wells were drilled in 1996 utilizing 3-D seismic. All four wells found sands targeted to be developed. Two were completed as producers and are producing at 1,250 to 2,500 Mcf of gas per day. A fifth well is currently drilling. With the information obtained from these four wells, the Company has entered into two large 3-D seismic joint ventures in the Anadarko Basin aimed at increasing its inventory of exploratory prospects, drilling activity and reserves in selected multi-pay areas over the next several years. The Wheeler project, in which the Company has a 25 percent working interest, is a 150 square mile 3-D seismic survey in the Texas Panhandle targeting the productive Granite Wash, Morrow, Hunton and Arbuckle formations which are known to exist regionally. An exploratory well is planned for the first half of 1997. The second project is a 500 square mile 3-D seismic joint venture in which the Company has a 31.25 percent working interest. Eight areas of interest have been selected for geologic imaging, targeting the Granite Wash, Red Fork, Morrow, Springer, Hunton and Arbuckle formations. In the Stagecoach evaluation area of southern Oklahoma, the Company has initiated an extentional drilling program utilizing a new frac technology aimed at developing a large 6,000 net acre lease block. Drilling of the first well has begun with evaluation expected in early 1997. If successful, the play could open up additional extentional projects in this gas rich sub-basin. The Company's working interests in these prospects range between 70 percent and 100 percent.

   West Coast Area. Based on a discovery made by the Company in 1995, 3-D
   ---------------
seismic data is being used to generate additional prospects in the Buttes Slough area of Northern California. Three to five wells are planned in the Grimes area during 1997. In the Zaca field located in Santa Barbara County, an exploratory horizontal well is targeted to be drilled in 1997 to access potential reserves in new fault blocks. The Company owns a 100 percent working interest in this field and has eight additional exploratory prospects.

  International.

   South America. The Company is currently pursuing several international
   -------------
exploratory projects which, if successful, have the potential to increase the growth of the Company. The Company believes that its existing projects in Ecuador and Bolivia have the potential to significantly increase reserves. The exploration play with the largest potential for reserve additions, as estimated by the Company, is Block 19 in the Oriente Basin in Ecuador. The Company has a 30 percent working interest in a project to explore Block 19. Numerous commercially productive fields have been discovered in this basin. Primary targets are the Hollin, Napo "U" and "T" sands which are productive in other significant fields in this basin. Two wells are planned for 1997. In Bolivia, geological studies are underway to confirm a prospect which has been identified on the Company's recently acquired acreage. Pending the results of these studies, the Company plans to drill a well during 1997 that would test independent oil and gas concepts in this area. Additionally, the Company has identified several exploratory leads on the 570,000 acres it controls which, if successfully developed into prospects, could require several years to test. The Company's working interest in the area is 100 percent. In Argentina, in the Cerro Wenceslao concession in the western portion of the San Jorge Basin, an exploratory project is currently underway to test an area structurally high on an anticline feature to a prior well with oil shows. A similar structural feature located in the northeast portion of the same concession produces from numerous sands in the Bajo Barreal formation. This field is currently producing at a rate of 1,520 Bbls of oil per day with a cumulative recovery to date of 17 MMBbls of oil. The Company has a 100 percent working interest in the Cerro Wenceslao concession.

OIL AND GAS PROPERTIES

  At September 30, 1996, the Company owned and operated producing properties in 11 states, with its U.S. proved reserves located primarily in four core areas: the West Coast, Gulf Coast, East Texas and Mid-Continent areas. In addition, during 1995 the Company established a new core area in the San Jorge Basin of Argentina. As of September 30, 1996, the Company operated approximately 3,076 productive wells and also owned non-operating interests in 587 productive wells. The Company continuously evaluates the profitability of its oil, gas and related activities and has a policy of divesting itself of unprofitable leases or areas of operations that are not consistent with its operating philosophy.

  The following table summarizes the Company's proved reserves in its 30 largest fields in the U.S. and its five largest concessions in Argentina at December 31, 1995, as estimated by Netherland, Sewell. These fields and concessions represent approximately 80 percent of the Company's proved reserves on such date.

                                                        LOCATION (COUNTY     NET    NET
                                                        OR PARISH, STATE     OIL    GAS
          AREA               FIELD/CONCESSION NAME        OR PROVINCE)     (MBBLS) (MMCF)  MBOE
          ----           ----------------------------- ------------------- ------- ------ ------
West Coast.............. San Miguelito                 Ventura, CA         15,432   3,491 16,013
                         South Mountain                Ventura, CA          5,498   6,975  6,660
                         Rincon                        Ventura, CA          4,371   4,094  5,053
                         Ojai-Silverthread             Ventura, CA          2,961  12,230  5,000
                         North Tejon                   Kern, CA             1,746   9,540  3,336
                         Santa Maria Valley/Cat Canyon Santa Barbara, CA    3,294       0  3,294
                         Pleito Ranch                  Kern, CA             2,905     692  3,021
                         Canfield Ranch                Kern, CA             2,700     508  2,784
                         Sespe                         Ventura, CA          2,311   1,915  2,630
                         Buena Vista Hills             Kern, CA             2,065   3,348  2,623
                         Lathrop                       San Joaquin, CA          0  12,135  2,022
                         Antelope Hills                Kern, CA             1,797       0  1,797
                         Zaca                          Santa Barbara, CA    1,693       0  1,693
                         Wheeler Ridge                 Kern, CA             1,235   2,497  1,651
                         Tejon                         Kern, CA             1,618     181  1,649
                         Landslide                     Kern, CA             1,251     182  1,282
                         Timber Canyon                 Ventura, CA            769   2,410  1,171
Gulf Coast.............. Waveland                      Hancock, MS            323  14,930  2,811
                         South Pass 24                 Plaquemines, LA      1,200   3,142  1,724
                         Little Lake/Temple            Jefferson, LA        1,190   2,740  1,647
                         Panther Reef                  Calhoun, TX            298   6,122  1,319
                         Trinity Bay                   Chambers, TX         1,114     804  1,248
                         Vacherie                      St. James, LA           39   7,016  1,209
East Texas.............. South Gilmer                  Upshur, TX             523  31,088  5,704
                         Southern Pine                 Cherokee, TX             0  25,128  4,188
                         Fruitvale                     Van Zandt, TX            0  23,384  3,897
                         Colgrade                      Winn, LA             3,393       0  3,393
Mid-Continent........... Shawnee                       Pottawatomie, OK     2,820     230  2,858
                         Booker                        Ochiltree, TX        1,848     171  1,877
                         Strong City                   Roger Mills, OK         59   9,867  1,703
San Jorge Basin,
 Argentina.............. Canadon Minerales             Santa Cruz Province 18,768       0 18,768
                         Las Heras/Piedra Clavada      Santa Cruz Province 14,958       0 14,958
                         Canadon Seco                  Santa Cruz Province 11,103       0 11,103
                         Cerro Wenceslao               Santa Cruz Province  9,477       0  9,477
                         Meseta Espinosa               Santa Cruz Province  7,749       0  7,749

  West Coast Area. The Company expanded its operations to the West Coast in 1992 through two separate acquisitions of properties located in Kern, Ventura, and Santa Barbara Counties in California. Since 1992, the Company has continued to expand its operations in the West Coast area through additional property acquisitions. As of December 31, 1995, the area comprised 35 percent of the Company's total proved reserves and 54 percent of the Company's U.S. proved reserves. The Company currently operates 1,158 productive wells with daily gross production of approximately 11,700 Bbls of mid-gravity oil, 2,600 Bbls of heavy oil and 30,300 Mcf of gas. In addition, the Company owns an interest in 72 productive wells operated by others.

   San Miguelito. The San Miguelito field is located in the west central portion of the greater Ventura Avenue field just north of the City of Ventura, California. Production is from multiple pay intervals in Pliocene-age sands which span 7,000 vertical feet. Well depths generally range from 7,000 feet to just over 16,000 feet in the deepest wells. Currently, active waterflood operations are underway in three of the producing zones. With the field still producing in excess of 3,400 gross Bbls of oil per day, the Company believes additional waterflood potential exists in lower sands currently producing on primary depletion. The Company operates this single lease property with a 100 percent working and 87.5 percent net revenue interest. For additional information regarding this field, see "--Exploitation and Development Activities--West Coast Area."

   South Mountain. The South Mountain field, located just south of Santa
   --------------
Paula, California, has become one of the Company's major producing areas. As a result of the acquisition of the Texaco Properties, which included certain properties in this field, the Company now operates 226 active wells in the South Mountain field. Gross daily production of 1,150 Bbls of oil and 2,000 Mcf of gas comes from Eocene and Pliocene sand intervals at depths of 3,000 feet to 10,000 feet. The solution gas and gravity drainage producing mechanisms are responsible for low decline rates which result in long-life reserves. In addition to the producing wells, the Company also operates the South Mountain Gas Gathering System which transports approximately 3,500 Mcf per day of Company and third party gas. The Company's working interests in the South Mountain field range from 50 percent to 100 percent with net revenue interests from 42 percent to 100 percent; however, the properties are predominantly owned 100 percent.

   Rincon. The Rincon field is located on the western updip end of the greater
   ------
Ventura Avenue field just north of the City of Ventura, California, and adjacent to the Company's San Miguelito field properties. Like the San Miguelito field, production is from multiple pay intervals of Pliocene-age sands. These intervals span several thousand feet with three waterfloods currently in operation. Producing intervals range in depth from approximately 3,500 feet to 14,000 feet. The Company operates this field with a 100 percent working and 80 percent net revenue interest. Current daily gross production from this field is approximately 1,030 Bbls of oil and 1,100 Mcf of gas. During 1996, the Company was able to increase total field production through development of uphole producing intervals and re-vitalization of existing waterfloods. The Company believes that significant upside reserve potential remains in the development of these shallow producing horizons as well as workover and stimulation activity in the presently producing intervals. For additional information regarding this field, see "--Exploitation and Development Activities--West Coast Area."

   Ojai-Silverthread and Timber Canyon. The Ojai field, which extends to the
   -----------------------------------
Silverthread and Timber Canyon areas, is located in the western central portion of Ventura County, California. All production in this area is from the fractured Monterey Shale formation which is encountered at depths ranging from 2,000 feet to 6,000 feet. The Company operates 118 productive wells in this field with a 100 percent working interest and net revenue interests ranging from 83 percent to 100 percent. The properties are mature, characterized by pressure depletion and gravity drainage, with highly predictable production decline rates. Combined daily gross production exceeds 800 Bbls of oil and 3,500 Mcf of gas.

   North Tejon. The North Tejon field is located near the southern end of the
   -----------
San Joaquin Basin. This field is divided into a series of fault blocks with productive reservoirs in the lower Miocene, Oligocene, Zemorrian and Eocene sands. These producing zones range in depth from 5,400 feet to 11,300 feet. All productive wells are operated by the Company with a 100 percent working and net revenue interest. Gross production rates average in excess of 200 Bbls of oil per day and 2,200 Mcf of gas per day. The Company believes that future projects in this field may increase production and reserves.

   Santa Maria Valley/Cat Canyon. The Company operates these two heavy (low
   -----------------------------
gravity) oil fields near Santa Maria, California. At the end of 1992, the Company built and commenced operation of two non-conventional fuel facilities. Those facilities are located in the Santa Maria Valley and Cat Canyon fields and now produce oil from tar sands. Since December 1992, the Company has produced over 800 MBbls of tar sand oil through these facilities. In addition, the Company operates one waterflood. Total produced volume from the fields is in excess of 1,400 gross Bbls of oil per day. The Company's working interests in the fields are 100 percent with net revenue interests ranging from 74.5 percent to 100 percent.

   Pleito Ranch. The Pleito Ranch field is located on the southern end of the
   ------------
San Joaquin Basin. Production is from Miocene-age Chanac and Santa Margarita sands below the Wheeler Ridge thrust fault. Well depths range from 11,000 feet to 14,000 feet. All productive wells are operated by the Company with a 100 percent working and net revenue interest. The recovery mechanism is predominantly gravity drainage and is characterized by low decline, long-life reserves with gross production of approximately 600 Bbls of oil per day.

  Gulf Coast Area. The Gulf Coast Area comprised approximately 12 percent of the Company's December 31, 1995, total proved reserves. Production in this area is predominantly from structural accumulations in reservoirs of Miocene Age. The depths of the producing reservoirs in this area range from 1,200 feet to 14,500 feet. The Company currently operates 232 productive wells and owns interests in an additional 166 productive wells in this area. Daily gross production from the operated wells averages 7,600 Bbls of oil and 52,400 Mcf of gas. Additional development potential exists in this area from recompletions in existing wellbores particularly in the South Pass 24 (70 percent working interest), Red Fish Reef (100 percent working interest), and Panther Reef (96 percent average working interest) fields.

   Waveland. The Company's largest field in the Gulf Coast Area is the
   --------
Waveland field. The Waveland field is located in Hancock County, Mississippi, and produces from the Washita-Fredricksburg, Paluxy and Mooringsport formations at depths ranging from 11,800 feet to 13,340 feet. The Company currently operates gross daily production of 3,250 Mcf of gas. This field contains a significant amount of reserves that are behind-pipe in existing well bores. The Company intends to further develop this field through a series of workovers and recompletions with two to four such projects scheduled for 1997.

   South Pass 24. The South Pass 24 field is located in state waters of
   -------------
Plaquemines Parish, Louisiana, at shallow water depths averaging 10 to 20 feet. The 33 productive oil wells and seven productive gas wells in this field are operated by the Company and one other operator. The South Pass 24 field produces hydrocarbons from various members of the Miocene sand series at an average depth of approximately 7,000 feet. Future value enhancements in this field are expected to come from exploitation opportunities.

  East Texas Area. The East Texas Area comprised approximately 11 percent of the Company's December 31, 1995, total proved reserves. The Cotton Valley, Smackover and Travis Peak formations are the dominant producing reservoirs on the Company's acreage in this area. The Company currently operates daily gross production of 1,150 Bbls of oil and 30,500 Mcf of gas from 594 operated productive wells in this area. The Company owns an interest in an additional 71 productive wells in this area. Significant infill drilling potential exists on the Company's acreage in the South Gilmer, Colgrade, Southern Pine, Rosewood, Bethany Longstreet and Bear Grass fields. The Company plans to continue infill drilling programs in Southern Pine, Colgrade and South Gilmer fields. During 1996, these infill drilling programs have resulted in the addition of five wells, all of which were successful. For additional information regarding these producing operations, see "--Exploitation and Development Activities--East Texas Area."

   South Gilmer. The South Gilmer field, the Company's largest field in the
   ------------
East Texas area, is located in Upshur County and produces from the Cotton Valley Lime formation at average depths of 11,300 feet to 11,800 feet. The Company currently operates 18 productive wells and owns interests in three additional productive wells in this field. A workover program implemented in 1994 increased production substantially in five wells. The Company began the drilling of an infill well in December 1994, with two additional wells drilled in 1995 and four wells in 1996. All seven wells resulted in successful completions. Significant behind-pipe reserves are booked for the Company's 6,727 gross acres in the Cotton Valley sand formation.

   Southern Pine. The Southern Pine field is located in Cherokee County,
   -------------
Texas, and produces from the Travis Peak formation with gross daily production of 7,900 Mcf of gas. The Company currently operates 26 productive wells in this field. The Company completed the drilling of eight development wells in 1995. These wells, combined with the ten wells acquired from Herd Producing Company in March 1995, increased gross daily production from 1,200 Mcf of gas to a peak rate of 10,000 Mcf of gas. The installations of plunger lift and central compression during 1996 have helped maintain the current gross daily production of 7,900 Mcf of gas.

  Mid-Continent Area. The Mid-Continent Area extends from the Arkoma Basin of Eastern Oklahoma to the Texas Panhandle and north to include Kansas. This area comprises seven percent of the Company's total proved reserves as of December 31, 1995. The Company currently operates daily gross production of 3,500 Bbls of oil and 29,500 Mcf of gas from 373 operated productive wells in this area. The Company owns an interest in an additional 249 productive wells in this area.

  The Company's largest field in the Mid-Continent Area is the Shawnee Townsite field, which the Company operates. On March 1, 1993, a unit was formed for secondary recovery operations with water injection initiated in October 1993. For additional information regarding this field, see "-- Exploitation and Development Activities--Mid-Continent Area."

  Argentina Concessions. The Argentina properties consist primarily of 12 mature producing concessions located on the south flank of the San Jorge Basin. These concessions comprised approximately 34 percent of the Company's December 31, 1995, total proved reserves. The Company currently operates 600 productive wells (100 percent working interest) with daily gross production of 16,200 Bbls of oil. In addition, the Company owns an interest in 17 productive wells operated by others. At December 31, 1995, the Company's proved reserves included approximately 181 development or infill drilling locations and 253 workovers on its Argentina acreage. In addition, the Company has an extensive inventory of workovers and development or infill drilling locations on its Argentina properties which are not included in proved reserves.

   Canadon Minerales. The primary oil producing reservoirs of the Canadon
   -----------------
Minerales oil concession are the Mina del Carmen and Canadon Seco formations which are both fluvial channel sand bodies at depths ranging from 3,000 feet to 4,000 feet. This concession currently has 169 producing wells and 31 water injection wells with daily gross production of approximately 6,850 Bbls of oil. Approximately 20 percent of the concession's daily production is produced from the Block 123A waterflood, which contains 22 producing wells and 17 water injection wells. The Block 123A waterflood was expanded during 1996 to include additional sands. Also during 1996, two additional waterflood projects were initiated in areas adjacent to Block 123A. At this time there are two additional waterflood projects scheduled for development.

  Future development plans at Canadon Minerales include numerous workovers and development drilling locations. Many of the workovers are expected to return idle wells back to production by perforating zones not produced by the former owner. Log cross sections reveal many zones which do not appear to have been previously tested.

  The proved undeveloped locations are generally infill development locations in areas offsetting existing production. Well depths vary from 3,000 to 6,000 feet. The first well was drilled in the first quarter of 1996 and 25 wells were drilled on this concession during 1996. See "--Exploitation and Development Activities--Argentina Concessions."

   Las Heras/Piedra Clavada. The primary oil producing reservoirs of the Las
   ------------------------
Heras/Piedra Clavada oil concession are the Castillo and Bajo Barreal formations which are both fluvial channel sand bodies with good to moderate sand quality at depths ranging from 3,500 feet to 7,000 feet. Currently, there are 82 producing wells and three water injection wells with daily gross production of approximately 1,160 Bbls of oil. There is one active waterflood in Block 24, which contains 13 producing wells and five water injection wells. In addition to the activities in Block 24, there are three other waterflood projects scheduled for development at Las Heras/Piedra Clavada.

  Future development plans at Las Heras/Piedra Clavada include numerous workovers and development drilling locations. Many of these workovers are expected to return idle wells back to production by perforating additional zones. Cross sections reveal many zones which do not appear to have been tested. The proved undeveloped locations are generally infill development locations in areas offsetting existing production.

   Canadon Seco. The primary oil producing reservoirs of the Canadon Seco oil
   ------------
concession are the Canadon Seco and Mina del Carmen which are fluvial channel sand bodies at depths ranging from 4,000 feet to 7,000 feet. This field currently has 74 producing wells and eight water injection wells with a daily gross production of approximately 3,200 Bbls of oil.

  There are three active waterfloods at Canadon Seco which contain a total of 10 producing wells and eight water injection wells. The Block VIIIAo waterflood has additional drilling and water injection conversions scheduled for additional development of the concession.

  Additional development plans at Canadon Seco include numerous workovers and development drilling locations. Many of the workovers are expected to return idle wells back to production by perforating additional zones. See "-- Exploitation and Development Activities--Argentina Concessions."

   Cerro Wenceslao. The primary oil producing reservoir of the Cerro Wenceslao
   ---------------
oil concession is the Bajo Barreal which contains sands at depths ranging from 1,000 feet to 3,000 feet. Currently, there are 122 producing oil wells and 10 water injection wells with daily gross production of approximately 1,520 Bbls of oil.

  Future development plans at Cerro Wenceslao include workovers, fracture stimulations, and development drilling on several drilling locations. In addition, the Company plans to further develop the significant waterflood potential in Block 2, Block 5 and the East Flank Block.

   Meseta Espinosa. The primary oil producing reservoirs of the Meseta
   ---------------
Espinosa oil concession are the Canadon Seco and Mina del Carmen which are fluvial channel sand bodies with good to moderate sand quality at depths ranging from 4,000 feet to 7,000 feet. This concession currently has 101 producing wells and 10 water injection wells with a daily gross production of approximately 2,250 Bbls of oil.

  There are seven active waterfloods at Meseta Espinosa which contain a total of 17 producing wells and 10 water injection wells. One new proven waterflood project was installed during 1996. It will be followed by the implementation of a second new proven waterflood project. Additional development plans at Meseta Espinosa include several workovers and the drilling of development wells.

MARKETING

  The Company's gas production and gathered gas are sold primarily on the spot market or under market-sensitive, long-term agreements with a variety of purchasers, including intrastate and interstate pipelines, their marketing affiliates, independent marketing companies and other purchasers who have the ability to move the gas under firm transportation agreements. Because an insignificant amount of the Company's gas is committed to long-term fixed-price contracts, the Company is positioned to take advantage of rising prices for gas but it is also subject to gas price declines.

  In order to more efficiently handle spot market transactions, the Company's gas marketing activities are handled by Vintage Gas, Inc., its wholly owned gas marketing affiliate, which commenced operation on May 1, 1991. This marketing affiliate purchases gas on the spot market from the Company and third parties. Generally, the marketing affiliate purchases this gas on a month-to-month basis at a percentage of resale prices.

  Generally, the Company's domestic oil production is sold under short-term contracts at posted prices plus a premium in some cases. The Company's Argentina oil production is currently sold at port to ESSO SAPA and Petrobras at West Texas Intermediate spot prices less a specified differential.

  The most significant purchaser of the Company's oil during 1995 was Texaco Trading and Transportation, Inc. Such oil purchases amounted to approximately 17 percent of the Company's total revenues for 1995. No other purchaser of the Company's oil or gas during 1995 exceeded 10 percent of the Company's total revenues.

  The Company has previously engaged in oil and gas hedging activities and intends to continue to consider various hedging arrangements to realize commodity prices which it considers favorable. Three hedges (swap agreements) are currently in place for a total of 7,500 Bbls of oil per day at a weighted average price of $19.26 per Bbl (NYMEX reference price) for the period January 1997 through December 1997.

GATHERING SYSTEMS

  The Company owns 100 percent interests in two oil and gas gathering systems located in Pottawatomie County, Oklahoma and Harris and Chambers Counties, Texas. In addition, the Company owns 100 percent interests in 24 gas gathering systems located in active producing areas of California, Kansas, Texas and Oklahoma. All of these gathering systems are operated by the Company. Together, these systems comprise approximately 300 miles of varying diameter pipe with a combined capacity in excess of 175 MMcf of gas per day. At September 30, 1996, there were 441 wells (most of which are operated by the Company) connected to these systems. Generally, the gathering systems buy gas at the wellhead on the basis of a percentage of the resale price under contracts containing terms of one to 10 years.

RESERVES

  At December 31, 1995, the Company had proved reserves, as estimated by Netherland, Sewell, of 199.7 MMBOE, comprised of 147.9 MMBbls of oil and 310.8 Bcf of gas. The following table sets forth, at December 31, 1995, the present value of future net revenues (revenues less production and development costs) before income taxes attributable to the Company's proved reserves at such date (in thousands):

   Proved Reserves:
     Future net revenues............................................ $1,470,350
     Present value of future net revenues before income taxes, dis-
      counted at 10 percent.........................................    894,249
     Standardized measure of discounted future net cash flows.......    736,546
   Proved Developed Reserves:
     Future net revenues............................................  1,032,798
     Present value of future net revenues before income taxes, dis-
      counted at 10 percent.........................................    675,318

  In computing this data, assumptions and estimates have been utilized, and the Company cautions against viewing this information as a forecast of future economic conditions. The historical future net revenues are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on December 31, 1995, economic conditions. The estimated future production is priced at prices prevailing at December 31, 1995, except where fixed and determinable price escalations are provided by contract. The resulting estimated future gross revenues are reduced by estimated future costs to develop and produce the proved reserves, based on December 31, 1995, cost levels, but such costs do not include debt service, general and administrative expenses and income taxes. For additional information concerning the historical discounted future net revenues to be derived from these reserves and the disclosure of the Standardized Measure information in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities," see Note 9 "Supplementary Financial Information for Oil and Gas Producing Activities" to the Company's consolidated financial statements included elsewhere in this Prospectus.

  The following table sets forth estimates of the proved oil and gas reserves of the Company at December 31, 1995, as evaluated by Netherland, Sewell:

                                  OIL (MBBLS)                   GAS (MMCF)            MBOE
                         ----------------------------- ----------------------------- -------
                         DEVELOPED UNDEVELOPED  TOTAL  DEVELOPED UNDEVELOPED  TOTAL   TOTAL
                         --------- ----------- ------- --------- ----------- ------- -------
West Coast(a)...........   45,947    10,204     56,151   79,514     7,388     86,902  70,635
Gulf Coast..............    9,159     1,936     11,095   73,772     7,777     81,549  24,687
East Texas..............    3,723     1,167      4,890   75,934    23,483     99,417  21,459
Mid-Continent...........    4,619     2,854      7,473   41,180     1,687     42,867  14,618
Other U.S...............      343       275        618       27       --          27     622
                          -------    ------    -------  -------    ------    ------- -------
  Total U.S.............   63,791    16,436     80,227  270,427    40,335    310,762 132,021
Argentina...............   36,928    30,716     67,644      --        --         --   67,644
                          -------    ------    -------  -------    ------    ------- -------
  Total Company(b)......  100,719    47,152    147,871  270,427    40,335    310,762 199,665
                          =======    ======    =======  =======    ======    ======= =======

--------
(a) Total proved oil reserves include 5.1 MMBbls of heavy oil located in the Company's Santa Maria Valley/Cat Canyon and Antelope Hills fields in California.
(b) Does not include acquisitions since December 31, 1995. See "Recent Acquisitions."

  Estimates of the Company's 1995 proved reserves set forth above have not been filed with, or included in reports to, any Federal authority or agency, other than the Securities and Exchange Commission.

  The Company's non-producing proved reserves are largely behind-pipe in fields which it operates. Undeveloped proved reserves are predominantly infill drilling locations and secondary recovery projects. Approximately 67 percent of the U.S. proved reserves associated with infill drilling locations are located in the Company's 30 largest U.S. fields.

  The reserve data set forth in this Prospectus or incorporated by reference herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates often differ from the quantities of oil and gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

  For further information on reserves, costs relating to oil and gas activities and results of operations from producing activities, see Note 9 "Supplementary Financial Information for Oil and Gas Producing Activities" to the Company's consolidated financial statements included elsewhere in this Prospectus.

PRODUCTIVE WELLS; DEVELOPED ACREAGE

  The following table sets forth the Company's domestic and Argentina productive wells and developed acreage assignable to such wells at September 30, 1996:

                                                       PRODUCTIVE WELLS
                                               ---------------------------------
                            DEVELOPED ACREAGE      OIL        GAS       TOTAL
                           ------------------- ----------- --------- -----------
                             GROSS      NET    GROSS  NET  GROSS NET GROSS  NET
                           --------- --------- ----- ----- ----- --- ----- -----
U.S.......................   585,106   309,322 2,108 1,583  945  358 3,053 1,941
Argentina................. 1,008,339   844,372   610   597  --   --    610   597
                           --------- --------- ----- -----  ---  --- ----- -----
  Total................... 1,593,445 1,153,694 2,718 2,180  945  358 3,663 2,538
                           ========= ========= ===== =====  ===  === ===== =====

  Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells which are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, two had multiple completions.

PRODUCTION; UNIT PRICES; COSTS

  The following table sets forth information with respect to production and average unit prices and costs for the periods indicated:

                                 NINE MONTHS ENDED
                                   SEPTEMBER 30,       YEARS ENDED DECEMBER 31,
                                 -------------------- ==========================
                                   1996        1995     1995     1994     1993
                                 --------    -------- -------- -------- --------
Production:
  Oil (MBbls)--
    U.S.........................    5,683       4,933    6,647    6,657    4,785
    Argentina...................    2,966         377      961      --       --
    Total.......................    8,649       5,310    7,608    6,657    4,785
  Gas, all U.S. (MMcf)..........   24,535      22,489   30,610   28,884   22,504
Average sales prices:
  Oil (per Bbl)--
    U.S. ....................... $  17.08(a) $  15.42 $  15.44 $  13.53 $  14.14
    Argentina...................    15.87(a)    14.20    13.98      --       --
    Total.......................    16.66(a)    15.33    15.26    13.53    14.14
  Gas, all U.S. (per Mcf).......     1.70        1.42     1.46     1.78     2.03
Production costs (per BOE):
  U.S...........................     5.38        5.27     5.24     5.17     5.26
  Argentina.....................     5.07        4.62     5.42      --       --
  Total.........................     5.31        5.25     5.25     5.17     5.26

--------
(a) The impact of oil hedges reduced the Company's 1996 U.S., Argentina and total average oil prices per Bbl by $0.79, $1.89 and $1.17, respectively.

  The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, maintenance and repairs, labor and utilities.

UNDEVELOPED ACREAGE

  At September 30, 1996, the Company held the following undeveloped acres located in the United States and Ecuador. With respect to such United States acreage held under leases, 101,132 gross (38,363 net) acres are held under leases with primary terms that expire at varying dates through December 31, 2000, unless commercial production is commenced. The following table sets forth the location of the Company's undeveloped acreage and the number of gross and net acres in each. Although substantial undeveloped acreage exists in the Company's concessions in Argentina, the concessions in their entirety are held by production.

   STATE/COUNTRY                                           GROSS ACRES NET ACRES
   -------------                                           ----------- ---------
   California.............................................     6,698      5,910
   Colorado...............................................     2,720        972
   Kansas.................................................     1,420      1,420
   Louisiana..............................................     1,182        430
   Mississippi............................................       204         65
   Montana................................................    12,382      6,250
   New Mexico.............................................    11,469      1,656
   Oklahoma...............................................    13,978      8,510
   Texas..................................................    52,826     14,097
                                                             -------    -------
     Total U.S............................................   102,879     39,310
   Ecuador................................................   494,226    148,268
                                                             -------    -------
     Total Company........................................   597,105    187,578
                                                             =======    =======

DRILLING ACTIVITY

  During the periods indicated, the Company drilled or participated in the drilling of the following exploratory and development wells:

                        NINE MONTHS ENDED       YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30,    -----------------------------------
                              1996            1995        1994        1993
                        ------------------ ----------- ----------- -----------
                         GROSS     NET     GROSS  NET  GROSS  NET  GROSS  NET
                        ------------------ ----- ----- ----- ----- ----- -----
Development:
 United States--
  Productive...........       11      5.69   36  19.26   31  18.75   16   2.12
  Non-Productive.......        3      1.57    5   3.49    2   1.04    1   0.44
 Argentina--
  Productive...........       16     16.00  --     --   --     --   --     --
  Non-Productive.......        1      1.00  --     --   --     --   --     --
                         ------- ---------  ---  -----  ---  -----  ---  -----
    Total..............       31     24.26   41  22.75   33  19.79   17   2.56
                         ======= =========  ===  =====  ===  =====  ===  =====
Exploratory:
 United States--
  Productive...........        4      2.25   13   9.84   12   2.82   21   2.01
  Non-Productive.......        3      1.50    5   2.69    5   4.04   10   5.70
 Argentina--
  Productive...........        2      2.00  --     --   --     --   --     --
  Non-Productive.......    --          --   --     --   --     --   --     --
                         ------- ---------  ---  -----  ---  -----  ---  -----
    Total..............        9      5.75   18  12.33   17   6.86   31   7.71
                         ======= =========  ===  =====  ===  =====  ===  =====
Total:
  Productive...........       33     25.94   49  29.10   43  21.58   37   4.13
  Non-Productive.......        7      4.07   10   6.18    7   5.07   11   6.14
                         ------- ---------  ---  -----  ---  -----  ---  -----
    Total..............       40     30.01   59  35.28   50  26.65   48  10.27
                         ======= =========  ===  =====  ===  =====  ===  =====


  The above well information excludes wells in which the Company has only a royalty interest.

  At September 30, 1996, the Company was a participant in the drilling or completion of 18 gross (13.59 net) wells. All of the Company's drilling activities are conducted with independent contractors. The Company owns no drilling equipment.

LEGAL PROCEEDINGS

  On November 5, 1996, the Province of Santa Cruz, Argentina brought suit against Cadipsa in the Corte Suprema de Justicia de la Nacion (the Supreme Court of Justice of the Argentine Republic, Buenos Aires, Argentina), Dossier No. s-1451, seeking to recover approximately $10.6 million (which sum includes interest) allegedly due as additional royalties on four concessions granted in 1990 in which the Company currently owns a 100 percent working interest. The Company and its predecessors in title have been paying royalties at an eight percent rate; the Province of Santa Cruz claims the rate should be 12 percent. The amount of such claim will increase at the differential of these royalty rates until this claim is resolved. With respect to the 50 percent interest in the two concessions that the Company acquired from British Gas, plc, the Company believes that it is entitled to indemnification by British Gas, plc for any loss sustained by the Company as a result of this claim. Such indemnification equals approximately $4.0 million of the $10.6 million claim. The Company has no indemnification from its predecessors in title with respect to the payment of royalties on the other two concessions. Although the Company cannot predict the outcome of this litigation, based upon the advice of counsel, the Company does not expect this claim to have a material adverse impact on the Company's financial position or results of operations.

  The Company is also a named defendant in other lawsuits and is a party in governmental proceedings from time to time arising in the ordinary course of business. While the outcome of such other lawsuits or proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company's financial position or results of operations.

                                  MANAGEMENT

  The following table sets forth certain information regarding the directors and executive officers of the Company. Officers are elected annually by the Board of Directors and serve at its discretion.

          NAME           AGE                      POSITION
          ----           ---                      --------
Charles C. Stephenson,
 Jr. ...................  60 Director and Chairman of the Board of Directors
Jo Bob Hille............  55 Director, Vice Chairman of the Board of Directors
                              and Chief Executive Officer
S. Craig George.........  44 Director, President and Chief Operating Officer
William C. Barnes.......  42 Director, Executive Vice President, Chief Financial
                              Officer, Secretary and Treasurer
William L. Abernathy....  45 Senior Vice President--Acquisitions
Robert W. Cox...........  51 Vice President--General Counsel
William E. Dozier.......  44 Vice President--Operations
Michael F. Meimerstorf..  40 Vice President and Controller
Robert E. Phaneuf.......  50 Vice President--Corporate Development
Barry D. Quackenbush....  54 Vice President--Production
Larry W. Sheppard.......  42 Vice President--International
Bryan H. Lawrence.......  54 Director
John T. McNabb, II......  52 Director

  Mr. Stephenson, a co-founder of the Company, has been a Director since June 1983 and Chairman of the Board of Directors of the Company since April 1987. He was also Chief Executive Officer of the Company from April 1987 to March 1994 and President of the Company from June 1983 to May 1990. From October 1974 to March 1983, he was President of Santa Fe-Andover Oil Company (formerly Andover Oil Company), an independent oil and gas company ("Andover"), and from January 1973 to October 1974, he was Vice President of Andover. Mr. Stephenson has a B.S. Degree in Petroleum Engineering from the University of Oklahoma, and has approximately 37 years of oil and gas experience.

  Mr. Hille, the other co-founder of the Company, has been a Director of the Company since June 1983, Chief Executive Officer of the Company since March 1994 and Vice Chairman of the Company since September 1995. He was also President of the Company from May 1990 to September 1995, Chief Operating Officer of the Company from April 1987 to March 1994, Executive Vice President of the Company from June 1983 to May 1990 and Treasurer and Secretary of the Company from June 1983 to April 1987. From August 1972 to March 1983, Mr. Hille was employed by Andover where he served at various times primarily as Executive Vice President and Vice President--Operations. Mr. Hille has a B.S. Degree in Petroleum Engineering from the University of Tulsa, and has approximately 31 years of oil and gas experience.

  Mr. George has been a Director since October 1991, President of the Company since September 1995 and Chief Operating Officer of the Company since March 1994. He was also an Executive Vice President of the Company from March 1994 to September 1995 and a Senior Vice President of the Company from October 1991 to March 1994. From April 1991 to October 1991, Mr. George was Vice President of Operations and International with Santa Fe Minerals, Inc., an independent oil and gas company ("Santa Fe Minerals"). From May 1981 to March 1991, he served in various other management and executive capacities with Santa Fe Minerals and its subsidiary, Andover. From December 1974 to April 1981, Mr. George held various management and engineering positions with Amoco Production Company. He has a B.S. Degree in Mechanical Engineering from the University of Missouri-Rolla.

  Mr. Barnes, a certified public accountant, has been a Director, Treasurer and Secretary of the Company since April 1987, an Executive Vice President of the Company since March 1994 and Chief Financial Officer of the Company since May 1990. He was also a Senior Vice President of the Company from May 1990 to March 1994 and Vice President--Finance of the Company from January 1984 to May 1990. From November 1982 to December 1983, Mr. Barnes was an audit manager for Arthur Andersen & Co., an independent public accounting firm, where he dealt primarily with clients in the oil and gas industry. He was Assistant Controller--Finance of Andover from December 1980 to November 1982. From June 1976 to December 1980, he was an auditor with Arthur Andersen & Co., where he dealt primarily with clients in the oil and gas industry. Mr. Barnes has a B.S. Degree in Business Administration from Oklahoma State University.

  Mr. Abernathy has been Senior Vice President--Acquisitions of the Company since March 1994. He was Vice President--Acquisitions of the Company from May 1990 to March 1994 and Manager--Acquisitions of the Company from June 1987 to May 1990. From June 1976 to June 1987, Mr. Abernathy was employed by Exxon Company USA, where he served at various times as Senior Staff Engineer, Senior Supervising Engineer and in other engineering capacities, with assignments in drilling, production and reservoir engineering in the Gulf Coast and offshore. He has B.S. and M.S. Degrees in Mechanical Engineering from Auburn University.

  Mr. Cox has been Vice President--General Counsel of the Company since March 1988. From August 1982 to March 1988, he was employed by Santa Fe Minerals and its subsidiary, Andover, where he served at various times as Vice President-- Law and Regional Attorney. From April 1982 to August 1982, he was employed as Corporate Attorney by Andover. Prior to that time, Mr. Cox was employed by Amerada Hess Corporation, a major oil company, served as General Counsel and Secretary of Kissinger Petroleum Corporation, an independent oil and gas company, and served on the legal staff of Champlin Petroleum Company, an independent oil and gas company. He has a B.S. Degree in Business Administration with a major in Petroleum Marketing from the University of Tulsa, and a Juris Doctor from the University of Michigan Law School.

  Mr. Dozier has been Vice President--Operations of the Company since May 1992. From June 1983 to April 1992, he was employed by Santa Fe Minerals where he held various engineering and management positions serving most recently as Manager of Operations Engineering. From January 1975 to May 1983, he was employed by Amoco Production Company serving in various positions where he worked all phases of production, reservoir evaluations, drilling and completions in the Mid-Continent and Gulf Coast areas. He has a B.S. Degree in Petroleum Engineering from the University of Texas.

  Mr. Meimerstorf, a certified public accountant, has been Controller of the Company since January 1988 and a Vice President of the Company since May 1990. He was Accounting Manager of the Company from February 1984 to January 1988. From April 1981 to February 1984, he was the Financial Reporting Supervisor for Andover. From June 1979 to April 1981, he was an auditor with Arthur Andersen & Co. He has a B.S. Degree in Accounting from Arkansas Tech University and an M.B.A. Degree from the University of Arkansas.

  Mr. Phaneuf joined the Company as Vice President--Corporate Development in October 1995. From June 1995 to October 1995, he was employed in the Corporate Finance Group of Arthur Andersen LLP, specializing in energy industry corporate finance activities. From April 1993 to August 1994, he was Senior Vice President and head of the Energy Research Group at Kemper Securities, an investment banking firm. From 1988 until April 1993, he was employed by Rauscher, Pierce Refsnes, Inc., an investment banking firm, as a Senior Vice President, serving as an energy analyst involved in equity research. From 1978 to 1988, Mr. Phaneuf was Vice President of Kidder, Peabody, & Co., an investment banking firm, serving as an energy analyst in the Research Department. From

1976 to 1978, he was employed by Schneider, Bernet, and Hickman, serving as an energy analyst in the Research Department. From 1972 to 1976, he held the position of Investment Advisor for First International Investment Management, a subsidiary of NationsBank. He holds a B.A. Degree in Psychology and an M.B.A. Degree from the University of Texas.

  Mr. Quackenbush has been Vice President--Production of the Company since May 1990. He was Manager--Production of the Company from November 1989 to May 1990. From May 1970 to July 1989, Mr. Quackenbush was employed by Tenneco Oil Co., an oil and gas company, where he served as Acquisition Manager and in various engineering positions. He has a B.S. Degree in Petroleum Engineering from the Colorado School of Mines.

  Mr. Sheppard has been Vice President--International of the Company since November 1994. From June 1984 to August 1994, he was employed by Santa Fe Minerals serving as Manager--Acquisitions & Special Projects, Manager-- International Operations, and in various other management and supervisory capacities. From August 1977 to June 1984, he was employed by Amoco Production Company serving in various engineering and supervisory capacities. He has a B.S. Degree in Petroleum Engineering from Texas Tech University.

  Mr. Lawrence has been a Director of the Company since January 1987. He has been employed by Dillon, Read & Co. Inc., an investment banking firm ("Dillon Read"), since January 1966 and is currently a Managing Director. Mr. Lawrence also serves as a Director of D & K Wholesale Drug, Inc., Hallador Petroleum Company, TransMontaigne Oil Company and Willbros Group, Inc. (each a United States public company), Benson Petroleum Ltd. and Cavell Energy Corp. (each a Canadian public company) and certain non-public companies in which affiliates of Dillon Read hold equity interests including Meenan Oil Co., Inc., Fintube Limited Partnership, Interenergy Corporation, PetroSantander Inc., Strega Energy, Inc. and Savoy Energy, L.P. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

  Mr. McNabb has been a Director of the Company since October 1990. He has been Chief Executive Officer of Growth Capital Partners, Inc., an investment and advisory firm in Houston, Texas serving privately held and public middle market companies based in the Southwest, since March 1992. From June 1990 to January 1992, he was a Managing Director of Bankers Trust Company, managing commercial banking, investment banking and financial advisory activities in the Southwest for Bankers Trust Company, and head of BT Southwest, Inc., an affiliate of Bankers Trust New York Corporation. From September 1984 to June 1990, Mr. McNabb was employed by investment affiliates of The Prudential Insurance Company of America where he provided a wide range of investment banking services and corporate finance expertise to corporate clients. Mr. McNabb also serves as a Director of Hugoton Energy Corporation and several non-public companies. He holds undergraduate and graduate (M.B.A.) degrees from Duke University.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK FACILITY

  Under the Company's Credit Agreement dated August 29, 1996, as amended, certain banks have provided to the Company an unsecured revolving credit facility (the "Bank Facility"). The Bank Facility establishes a borrowing base (currently $305 million) determined by the banks' evaluation of the Company's U.S. and certain Argentina oil and gas reserves.

  Outstanding advances under the Bank Facility bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on LIBOR. The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt and the portion of the borrowing base attributable to U.S. reserves at the time. As of January 9, 1997, the Company had elected a fixed rate based on LIBOR for a substantial portion of its outstanding advances, which resulted in an average interest rate of approximately 6.8 percent. In addition, the Company must pay a commitment fee ranging from 0.25 to 0.375 percent per annum on the unused portion of the banks' commitment.

  On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's U.S. and certain Argentina oil and gas reserves. If the sum of outstanding senior debt exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding under the Bank Facility at October 1, 1999, will be payable in 12 equal consecutive quarterly installments commencing January 1, 2000, with maturity at October 1, 2002.

  The unused portion of the Bank Facility was approximately $48.4 million at January 9, 1997. The Company has entered into an amendment to its Bank Facility in connection with this Offering which provides that the borrowing base will be reduced to approximately $270 million if this Offering is consummated. After giving effect to the application of the net proceeds from this Offering and the Common Stock Offering as set forth in "Use of Proceeds" and the related reduction in the borrowing base, the unused portion of the Bank Facility would be approximately $158.7 million ($110.7 million if only the Note Offering is consummated).

  The Bank Facility includes customary covenants, including, among other things: (a) maintenance of consolidated tangible net worth; (b) limitations on indebtedness; (c) limitations on creation of liens; (d) limitations on guarantees, loans or advances; (e) limitations on certain consolidations, mergers and transfers of assets; (f) limitations on investments; (g) limitations on transactions with affiliates; and (h) payment restrictions affecting restricted subsidiaries of the Company.

  The Bank Facility includes customary events of default, including among other things, and subject to applicable grace periods, if any: (a) failure of the Company to make any payment of principal of or interest on any loan under the Bank Facility when due and payable; (b) breaches of any representations or warranties in any material respect when made; (c) a breach of certain agreements and covenants, including all negative covenants in the Bank Facility; (d) a default in payment under any other indebtedness for borrowed money or contingent liability of the Company or any of its subsidiaries or any other default if the effect of such is to permit acceleration of such indebtedness; (e) any judgment or order for the payment of money in excess of $10 million is rendered against the Company or any of its subsidiaries; (f) certain acts of bankruptcy, insolvency or dissolution; and (g) any change in control.

9% SENIOR SUBORDINATED NOTES DUE 2005

  In December 1995, the Company publicly offered and sold $150,000,000 aggregate principal amount at maturity of 9% Senior Subordinated Notes Due 2005 (the "9% Notes") pursuant to an Indenture between the Company and The Chase Manhattan Bank (formerly Chemical Bank) (the "Existing Indenture"). Interest on the 9% Notes is payable on June 15 and December 15 of each year, and such payments commenced on June 15, 1996. The 9% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000, at the redemption prices set forth in the Existing Indenture plus accrued and unpaid interest, if any, to the date of redemption. The 9% Notes are not subject to any mandatory sinking fund.

  Upon the occurrence of a Change of Control (as defined in the Existing Indenture), the Company will be required to make an offer to repurchase the 9% Notes at 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

  The 9% Notes are unsecured senior subordinated obligations of the Company. The 9% Notes rank subordinate in right of payment to all existing and future senior indebtedness, pari passu with any existing and future senior subordinated indebtedness (including the Notes) and senior to any future junior subordinated indebtedness of the Company. The 9% Notes are structurally subordinated to the indebtedness and other liabilities of the Company's subsidiaries.

  The Existing Indenture for the 9% Notes contains limitations on, among other things, (a) the ability of the Company to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to the capital stock of the Company and the purchase, redemption or retirement of capital stock of the Company, (c) the making of certain investments, (d) the incurrence of certain liens, (e) asset sales, (f) the issuance and sale of capital stock of restricted subsidiaries, (g) transactions with affiliates,
(h) payment restrictions affecting restricted subsidiaries, and (i) certain consolidations, mergers and transfers of assets.

  Events of default under the Existing Indenture are: (a) failure to pay any interest on the 9% Notes when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) the 9% Notes when due; (c) failure to perform any other covenant of the Company in the Existing Indenture, continued for 60 days after written notice as provided in the Existing Indenture; (d) a default under any indebtedness for borrowed money by the Company or any restricted subsidiary which results in acceleration of the maturity of such indebtedness, or failure to pay any such indebtedness at maturity, in an amount greater than $10 million ($40 million in the case of indebtedness of a foreign subsidiary the recourse for which is limited to solely foreign subsidiaries) if such indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Existing Indenture; (e) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any restricted subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days; and (f) certain events of bankruptcy, insolvency or reorganization.

                             DESCRIPTION OF NOTES

  The Notes are to be issued under an Indenture dated as of      , 1997 (the
"Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be made available to prospective purchasers of the Notes upon request. The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended (the "1939 Act"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to the 1939 Act and to all the provisions of the Notes and the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to herein, such Sections or defined terms are incorporated by reference herein. For purposes of this Section, references to the "Company" shall mean Vintage Petroleum, Inc. excluding its subsidiaries. Certain terms used in this Section are defined under "--Certain Definitions."

GENERAL

  The Notes will mature on       , 2009, and will be limited to an aggregate
principal amount of $100,000,000. The Notes will bear interest at the rate set
forth on the cover page of this Prospectus from    , 1997 (the "Issue Date"),
or from the most recent interest payment date to which interest has been paid,
payable semiannually on     and     of each year, beginning on      , 1997, to
the person in whose name the Note (or any predecessor Note) is registered at
the close of business on the preceding     or    , as the case may be.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, premium, if any, and interest on, the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the Corporate Trust Office of the Trustee) or such other office or agency permitted under the Indenture; provided, however, that payment of interest may be made at the option of the Company by check mailed to the person entitled thereto as shown on the Security Register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

SUBORDINATION

  The Notes will be unsecured senior subordinated obligations of the Company. The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated in right of payment, as set forth in the Indenture, to the payment when due in cash of all Senior Indebtedness (as defined) of the Company. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust will not be subordinate to any Senior Indebtedness or subject to the restrictions described herein. The Notes will rank subordinate in right of payment to all existing and future Senior Indebtedness, pari passu with the 9% Notes and all other existing and any future senior subordinated indebtedness and senior to any future junior subordinated indebtedness of the Company. As adjusted for the purchase of the Exxon Properties, the acquisition of Shamrock and the consummation of the Note Offering and the Common Stock Offering and the application of the estimated net proceeds therefrom, at September 30, 1996, the Company's outstanding Senior Indebtedness would have been $104 million ($152 million if the Common Stock Offering is not consummated). The Company also has outstanding the 9% Notes ($150 million) which will rank pari passu with the Notes. The Notes will be structurally subordinated to indebtedness and other liabilities of the Company's subsidiaries. The total liabilities of the Company's subsidiaries included $73.3 million of liabilities at September 30, 1996. The Company and its subsidiaries have other liabilities, including contingent liabilities, which may be significant. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of subsidiaries (to which the Notes will be structurally subordinated). See "--Certain Covenants--Limitation on Indebtedness."

  The Company may not pay principal of, premium, if any, or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance and Covenant Defeasance" and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (a) any principal, premium or interest in respect of any Senior Indebtedness is not paid within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full; provided, however, that the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration), the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the Representative of the holders of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless earlier terminated (i) by written notice to the Trustee and the Company from the Representative which gave such Payment Blockage Notice,
(ii) because such default is no longer continuing, or (iii) because such Designated Senior Indebtedness has been repaid in full). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash before the holders of the Notes are entitled to receive any payment of principal of, or premium, if any, or interest on, the Notes. In addition, until the Senior Indebtedness is paid in full in cash, any distribution to which holders of Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness, except that holders of Notes may receive and retain shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes.

  By reason of such subordination provisions contained in the Indenture, in the event of bankruptcy, insolvency or winding up, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and creditors of the Company who are not holders of Senior Indebtedness or the Notes may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

  Claims of creditors of the Company's subsidiaries, including trade creditors, and holders of Preferred Stock of the Company's subsidiaries (if any), will generally have a priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's Indebtedness, including the Notes. Under the Indenture, and subject to certain limitations, Indebtedness may be incurred by subsidiaries of the Company.

OPTIONAL REDEMPTION

  The Notes are not redeemable prior to      , 2002. At any time on or after
     , 2002, the Notes are redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing of the years indicated below:

   YEAR                                                         REDEMPTION PRICE
   ----                                                         ----------------
   2002........................................................          %
   2003........................................................          %
   2004........................................................          %
   2005........................................................          %

and thereafter, beginning      , 2006, at 100 percent of the principal amount
of the Notes.

SINKING FUND

  There will be no mandatory sinking fund payments for the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase such holder's Notes in whole or in part in integral multiples of $1,000 pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the repurchase date (the "Change of Control Payment").

  Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating, among other things: (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Mandatory Repurchase Upon a Change of Control" and that all Notes (or portions thereof) timely tendered will be accepted for payment;
(2) the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Note (or portion thereof) accepted for payment (and duly paid on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (4) that any Notes (or portions thereof) not tendered will continue to accrue interest; (5) a description of the transaction or transactions constituting the Change of Control; and (6) the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

  The Company will comply, to the extent applicable, with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

  Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

  There can be no assurance that the Company will be able to fund any such repurchase of the Notes and all other existing and future Pari Passu Indebtedness. The Company's existing credit agreement contains and any future credit agreements or other agreements relating to indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from repurchasing Notes. In such case, the Company's failure to repurchase tendered Notes would constitute an Event of Default under the Indenture.

  A "Change of Control" shall be deemed to occur if (i) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any one or more of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 50 percent or more of the total voting power of all classes of the Voting Stock of the Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis, (ii) the sale, lease, conveyance or transfer of all or substantially all of the assets of the Company (other than to any Wholly Owned Subsidiary) shall have occurred, (iii) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company, (iv) the Company consolidates with or merges into another Person or any Person consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction, or (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

  The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, conveyance or transfer of less than all of the assets of the Company to another person may be uncertain.

  "Permitted Holders" means Charles C. Stephenson, Jr., Jo Bob Hille, S. Craig George, William C. Barnes and their Permitted Designees.

  "Permitted Designee" means (i) a spouse or a child of a Permitted Holder,
(ii) trusts for the benefit of a Permitted Holder or a spouse or child of a Permitted Holder, (iii) in the event of the death or incompetence of a Permitted Holder, his estate, heirs, executor, administrator, committee or other personal representative, or (iv) any Person so long as a Permitted Holder owns at least 51 percent of the voting power of all classes of the Voting Stock of such Person.

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

BOOK-ENTRY SYSTEM

  The Notes will initially be issued in the form of one or more Global Securities (as defined in the Indenture) held in book-entry form. Accordingly, The Depository Trust Company ("DTC") or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

  Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such persons in this Offering. Such accounts shall be designated by the Underwriters with respect to Notes placed by the Underwriters for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  Payment of principal and interest on Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company, or the Underwriters will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

  The Company has been advised by DTC that upon receipt of any payment of principal of, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

  A Global Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC. A Global Security is exchangeable for certificated Notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registrable, and exchangeable, and such transfers shall be registrable, or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Security. Any Global Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as the Depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (i) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and

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

the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes, and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN COVENANTS

  Limitation on Indebtedness. The Indenture provides that the Company will not, and it will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving pro forma effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Consolidated Interest Coverage Ratio exceeds 2.5 to 1.0 or (b) such Indebtedness is Permitted Indebtedness.

  Permitted Indebtedness means any and all of the following: (a) Indebtedness evidenced by the Notes; (b) Indebtedness under Bank Credit Facilities, provided that the aggregate principal amount of all such Indebtedness under Bank Credit Facilities, together with all Indebtedness Incurred pursuant to clause (l) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (b), at any one time outstanding does not exceed the greater of (i) $265 million and (ii) an amount equal to the sum of (A) $100 million and (B) 15 percent of Adjusted Consolidated Net Tangible Assets determined as of the date of the Incurrence of such Indebtedness; provided, however, that the maximum amount available to be outstanding under Bank Credit Facilities shall be permanently reduced by the amount of Net Available Cash from Assets Sales used to permanently repay Indebtedness under Bank Credit Facilities, and not subsequently reinvested in Additional Assets or used to permanently reduce other Indebtedness to the extent permitted pursuant to the "Limitation on Asset Sales" covenant; (c) Indebtedness to the Company or any of its Wholly Owned Subsidiaries by any of its Restricted Subsidiaries or Indebtedness of the Company to any of its Wholly Owned Subsidiaries (but only so long as such Indebtedness is held by the Company or a Wholly Owned Subsidiary); (d) Indebtedness in connection with one or more standby letters of credit, Guarantees, performance bonds or other reimbursement obligations issued in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit (other than advances or credit on open account, includable in current liabilities, for goods and services in the ordinary course of business and on terms and conditions which are customary in the Oil and Gas Business and other than the extension of credit represented by such letter of credit, Guarantee or performance bond itself); (e) Indebtedness of any Person which shall merge or consolidate with or into the Company in accordance with the covenant described under "--Merger, Consolidation and Sale of Assets," which was outstanding prior to such merger or consolidation; (f) Indebtedness under Interest Rate Protection Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of the "Limitation on Indebtedness" covenant; (g) Indebtedness under Exchange Rate Contracts, provided that such Exchange Rate Contracts were entered into for the purpose of limiting exchange rate risks in connection with transactions entered into in the ordinary course of business;
(h) Indebtedness under Oil and Gas Purchase and Sale Contracts, provided that such contracts were entered into in the ordinary course of business for the purpose of limiting risks that arise in the ordinary course of business of the Company and its Subsidiaries; (i) in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business that are customary in the Oil and Gas Business; (j) Indebtedness outstanding on the Issue Date not otherwise permitted in clauses (a) through (i) above; (k) Indebtedness not otherwise permitted to be Incurred pursuant to this paragraph, provided that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (k), together with all Indebtedness Incurred pursuant to clause (l) of this paragraph in respect of Indebtedness previously Incurred pursuant to this clause (k), at any one time outstanding does not exceed $25 million; (l) Indebtedness Incurred in exchange for, or the proceeds of which are used to refinance, (i) Indebtedness referred to in clauses (a) through (k) of this paragraph (including Indebtedness previously Incurred pursuant to this clause (l)) and (ii) Indebtedness Incurred pursuant to clause
(a) of the first paragraph of the "Limitation on Indebtedness" covenant; provided, however, that (i) such Indebtedness is in an aggregate principal amount not in excess of the sum of (A) the aggregate principal amount then outstanding of the Indebtedness being exchanged or refinanced and (B) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing, (ii) such Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being exchanged or refinanced, (iii) such Indebtedness has an Average Life to Stated Maturity at the time such Indebtedness is Incurred that is equal to or greater than the Average Life to Stated Maturity of the Indebtedness being exchanged or refinanced, and (iv) such Indebtedness is subordinated in right of payment to Senior Indebtedness or the Notes to at least the same extent, if any, as the Indebtedness being exchanged or refinanced; (m) Indebtedness consisting of obligations in respect of purchase price adjustments, indemnities or Guarantees of the same or similar matters in connection with the acquisition or disposition of assets; and (n) accounts payable or other obligations of the Company or any Restricted Subsidiary to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.

  Limitation on Liens. The Indenture provides that the Company will not, directly or indirectly, Incur any Lien on or with respect to any Property of the Company, whether owned on the Issue Date or acquired after the Issue Date, or any interest therein or any income or profits therefrom, unless the

Notes are secured equally and ratably with (or prior to) any and all other obligations secured by such Lien, except that the Company may without restriction Incur Liens securing Senior Indebtedness and the following "Permitted Liens": (a) Liens existing as of the Issue Date; (b) any Lien existing on any Property of a Person at the time such Person is merged or consolidated with or into the Company (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to other Property of the Company; (c) any Lien existing on any Property at the time of the acquisition thereof (and not Incurred in anticipation of such transaction), provided that such Liens are not extended to other Property of the Company;
(d) Liens securing the Notes and other obligations arising under the Indenture; (e) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to in clauses (a) through (d), (f) and (k) of this paragraph; provided, however, that (i) such new Lien shall be limited to all or part of the same Property that secured the original Lien, plus improvements on such Property and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (a) through (d) above at the time the original Lien became a Lien permitted in accordance with the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; (f) any Lien incidental to the normal conduct of the business of the Company, the ownership of its property or the conduct in the ordinary course of its business (including, without limitation, (i) easements, rights of way and similar encumbrances, (ii) rights of lessees under leases, (iii) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or on deposit with or in the possession of such banks, (iv) Liens imposed by law, including without limitation Liens under workers' compensation or similar legislation and mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, (v) Oil and Gas Liens, and (vi) Liens Incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice) in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and its Restricted Subsidiaries taken as a whole; (g) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, so long as reserves have been established to the extent required by U.S. GAAP as in effect at such time; (h) Liens incurred to secure appeal bonds and judgment and attachment Liens, in each case in connection with litigation or legal proceedings that are being contested in good faith by appropriate proceedings so long as reserves have been established to the extent required by U.S. GAAP as in effect at such time and so long as such Liens do not encumber assets by an amount in excess of $20 million; (i) Liens securing Hedging Agreements so long as such Hedging Agreements are permitted under the "Limitation on Indebtedness" covenant; (j) Liens in connection with Sale and Leaseback Transactions permitted pursuant to the "Limitation Indebtedness" covenant; (k) Liens resulting from a pledge of Capital Stock of a Person that is not a Restricted Subsidiary; and (l) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing Indebtedness of the Company or any of its Subsidiaries so long as such deposit of funds is permitted under the "Limitation on Restricted Payments" covenant.

  Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of and after giving effect to the proposed Restricted Payment (a) any Default or Event of Default would have occurred and be continuing, (b) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant, or (c) the aggregate amount expended or declared for all Restricted Payments from December 20, 1995 (the date of issue of the 9% Notes), would exceed the sum of

(i) $25 million, (ii) 100 percent of the aggregate net cash proceeds or the Fair Market Value of Property other than cash received by the Company on or subsequent to December 20, 1995, from capital contributions to the Company (other than from a Subsidiary of the Company) and from the issuance or sale (other than to a Subsidiary of the Company) of Capital Stock of the Company, including Capital Stock of the Company issued upon conversion of convertible debt or convertible Redeemable Stock and upon the exercise of options, warrants or rights to purchase Capital Stock of the Company, (iii) 50 percent of the aggregate Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, less 100 percent of such deficit) subsequent to September 30, 1995, and ending on the last day of the fiscal quarter ending on or immediately preceding the date of such Restricted Payment, and (iv) an amount equal to the net reduction in Investments made by the Company and its Restricted Subsidiaries subsequent to the date of the Indenture in any Person resulting from (A) payments of interest on debt, dividends, repayment of loans or advances, or other transfers or distributions of Property (but only to the extent the Company excludes such transfers or distributions from the calculation of Consolidated Net Income for purposes of clause (iii) above), in each case to the Company or any Restricted Subsidiary from any Person, or (B) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, not to exceed, in the case of (A) or (B), the amount of such Investments previously made in such Person or such Unrestricted Subsidiary, as the case may be, which were treated as Restricted Payments.

  Any payments made pursuant to clauses (a) through (g) of the definition of Permitted Investments shall be excluded for purposes of any calculation of the aggregate amount of Restricted Payments. Any payments made pursuant to clause
(j) of the definition of Permitted Investments shall be included for purposes of any calculation of the aggregate amount of Restricted Payments.

  The foregoing limitations do not prevent the Company or any Restricted Subsidiary from (a) paying a dividend on its Capital Stock within 60 days after declaration thereof if, on the declaration date, such dividend could have been paid in compliance with the Indenture, or (b) making Permitted Investments so long as no Default or Event of Default shall have occurred and be continuing.

  Permitted Investments is defined to mean any and all of the following: (a) Permitted Short-Term Investments; (b) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments; (c) Investments by the Company or any Restricted Subsidiary in a Restricted Subsidiary and Investments by a Restricted Subsidiary in the Company; (d) Investments in any other Person, including the acquisition from third parties of Capital Stock of a Restricted Subsidiary or any other Person, as a result of which such other Person becomes a Restricted Subsidiary in compliance with the "Restricted and Unrestricted Subsidiaries" covenant or is merged into or consolidated with or transfers or conveys all or substantially all of its assets to the Company or a Restricted Subsidiary; (e) negotiable instruments held for collection; lease, utility and other similar deposits; or stock, obligations or securities received in settlement of debts owing to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or Indebtedness, in each of the foregoing cases in the ordinary course of business of the Company or such Restricted Subsidiary; (f) Investments in Persons in the Oil and Gas Business (other than Restricted Subsidiaries) intended to promote the Company's strategic business objectives in an amount not to exceed $20 million at any one time outstanding; (g) loans made (i) to officers, directors and employees of the Company or any Subsidiary approved by the Board of Directors (or by a duly authorized officer), the proceeds of which are used solely to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options and (ii) to refinance loans, together with accrued interest thereon, made pursuant to this clause (g); (h) advances and loans to officers, directors and employees of the Company or any Subsidiary in the ordinary course of business, provided such loans and advances do not exceed $3.0 million at any one time outstanding; (i) Investments in the form of securities received from Asset Sales, provided that such Asset Sales are made in compliance with the "Limitation on

Asset Sales" covenant; and (j) Investments pursuant to any agreement or obligation of the Company or any of its Restricted Subsidiaries as in effect on the Issue Date (other than Investments described in clauses (a) through (j) above).

  Limitation on Issuance and Sale of Capital Stock of Restricted
Subsidiaries. The Indenture provides that the Company will not (a) permit any Restricted Subsidiary to issue any Capital Stock other than to the Company or one of its Wholly Owned Subsidiaries or (b) permit any Person other than the Company or a Restricted Subsidiary to own any Capital Stock of any other Restricted Subsidiary (other than directors' qualifying shares), except, in each case, for (i) a sale of the Capital Stock of a Restricted Subsidiary owned by the Company or its Restricted Subsidiaries effected in accordance with the "Limitation on Asset Sales" covenant, (ii) the issuance of Capital Stock by a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary and (iii) the Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary; provided, that any sale or issuance of Capital Stock of a Restricted Subsidiary shall be deemed to be an Asset Sale to the extent the percentage of the total outstanding Voting Stock of such Restricted Subsidiary owned directly and indirectly by the Company is reduced as a result of such sale or issuance; provided, further, that if a Person whose Capital Stock was issued or sold in a transaction described in this paragraph is, as a result of such transaction, no longer a Restricted Subsidiary, then the Fair Market Value of Capital Stock of such Person retained by the Company and the other Restricted Subsidiaries shall be treated as an Investment for purposes of the "Limitation on Restricted Payments" covenant.

  Limitation on Asset Sales. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares and assets subject to such Asset Sale and (ii) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents, Liquid Securities, or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or any Restricted Subsidiary as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable; provided, however, that (x) the Fair Market Value of Exchanged Properties shall be treated as cash for purposes of this clause (ii) and (y) the Company and its Restricted Subsidiaries shall be permitted to receive property and securities other than cash, cash equivalents, Exchanged Properties or Liquid Securities, so long as the aggregate Fair Market Value of all such property and securities received in Asset Sales held by the Company or any Restricted Subsidiary at any one time shall not exceed 10 percent of Adjusted Consolidated Net Tangible Assets.

  The Net Available Cash from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness), (A) to prepay, repay or purchase Senior Indebtedness or Indebtedness of a Restricted Subsidiary (in each case excluding Indebtedness owed to the Company or an Affiliate of the Company); (B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); or (C) if there are no 9% Notes outstanding, to purchase Notes (excluding Notes owned by the Company or an Affiliate of the Company).

  Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will be required to comply with the applicable provisions of the indenture relating to the 9% Notes, to make a prepayment offer to purchase on a pro rata basis, from all holders of the 9% Notes, an aggregate principal of 9%

Notes equal to the Excess Proceeds, at a price in cash not in excess of 100 percent of the outstanding principal amount thereof plus accrued interest, if any. To the extent that any portion of the amount of such Excess Proceeds remains after compliance with the preceding sentence such amount shall constitute "Remaining Excess Proceeds" held for the benefit of the holders of the Notes and any then outstanding Pari Passu Indebtedness (other than the 9% Notes) and the amount of Excess Proceeds will be reset to zero. When the aggregate amount of Remaining Excess Proceeds exceeds $10 million, the Company will be required to make an offer to purchase (a "Prepayment Offer") on a pro rata basis, from all holders of the Notes and any then outstanding Pari Passu Indebtedness (other than the 9% Notes), an aggregate principal amount of Notes and any then outstanding Pari Passu Indebtedness (other than the 9% Notes) equal to the Remaining Excess Proceeds, at a price in cash at least equal to 100 percent of the outstanding principal amount thereof plus accrued interest, if any, to the Purchase Date (as defined herein). To the extent that any portion of the amount of Remaining Excess Proceeds remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase as described in the following paragraph in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Remaining Excess Proceeds will be reset to zero.

  Within five Business Days after the later of (i) 365 days from the date of an Asset Sale and (ii) the completion of any offer for the 9% Notes required by the indenture relating to the 9% Notes, the Company shall, if it is obligated to make an offer to purchase the Notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, by first-class mail, to the holders of the Notes (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders of the Notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things, (a) that the Company is offering to purchase Notes pursuant to the provisions of the Indenture described herein under "-- Limitation on Asset Sales," (b) that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date, (c) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the "Purchase Date"),
(d) the aggregate principal amount of Notes to be purchased, and (e) a description of the procedure which holders of Notes must follow in order to tender their Notes and the procedures that holders of Notes must follow in order to withdraw an election to tender their Notes for payment.

  The Company will comply, to the extent applicable, with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

  Incurrence of Layered Indebtedness. The Indenture provides that the Company will not Incur any Indebtedness which is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness constitutes Indebtedness which is junior to, or pari passu with, the Notes in right of payment.

  Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series of transactions (including, but not limited to, the sale, transfer, disposition, purchase, exchange or lease of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with or for the benefit of any Affiliate of the Company, unless (a) such transaction or series of transactions is in the best interest of the Company or such Restricted Subsidiary, (b) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company or such Restricted Subsidiary, and (c) with respect to a transaction or series of transactions involving aggregate payments by or to the Company or such Restricted Subsidiary having a Fair Market Value equal to or in excess of (i) $5.0 million but less than $20.0 million, the Board of Directors of the Company (including a majority of the disinterested members of the Board of Directors of the Company) approves such transaction or series of transactions and, in its good faith judgment, believes that such transaction or series of transactions complies with clauses (a) and (b) of this paragraph as evidenced by a certified resolution delivered to the Trustee and (ii) $20.0 million, (A) the Company receives from an independent, nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction (or series of transactions) at issue, a written opinion that such transaction (or series of transactions) is fair, from a financial point of view, to the Company or such Restricted Subsidiary and (B) the Board of Directors of the Company (including a majority of the disinterested members of the Board of Directors of the Company) approves such transaction or series of transactions and, in its good faith judgment, believes that such transaction or series of transactions complies with clauses (a) and (b) of this paragraph, as evidenced by a certified resolution delivered to the Trustee.

  The limitations of the preceding paragraph do not apply to (a) the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any of its Restricted Subsidiaries, (b) indemnities of officers and directors of the Company or any Subsidiary consistent with such Person's bylaws and applicable statutory provisions, (c) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (d) loans made (i) to officers and directors of the Company or any Subsidiary approved by the Board of Directors (or by a duly authorized officer), the proceeds of which are used solely to exercise stock options received pursuant to an employee stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or
(ii) to refinance loans, together with accrued interest thereon, made pursuant to this clause (d), (e) advances and loans to officers and directors of the Company or any Subsidiary in the ordinary course of business, provided such loans and advances do not exceed $3.0 million at any one time outstanding, or
(f) transactions with Restricted Subsidiaries.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, assume or otherwise cause or suffer to exist or become effective, or enter into any agreement with any Person that would cause to become effective, any consensual encumbrance or restriction on the legal right of any Restricted Subsidiary (other than a Foreign Subsidiary) to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or Redeemable Stock held by the Company or a Restricted Subsidiary, (b) pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary, (c) make any loans or advances to the Company or any other Restricted Subsidiary, or (d) transfer any of its property or assets to the Company or any other Restricted Subsidiary. Such limitation will not apply
(1) with respect to clauses (c) and (d) only, to encumbrances and restrictions
(i) in existence under or by reason of any agreements in effect on the Issue Date, (ii) required by Bank Credit Facilities that are not more restrictive than those in effect under the Bank Credit Facility on the Issue Date, (iii) existing at such Restricted Subsidiary at the time it became a Restricted Subsidiary if (A) such encumbrance or restriction was not created in anticipation of such acquisition and (B) immediately following such acquisition, on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant, or (iv) which result from the renewal, refinancing, extension or amendment of an agreement referred to in the immediately preceding clauses (i), (ii) and (iii), provided, such replacement or encumbrance or restriction is no more restrictive to the Company or Restricted Subsidiary and is not materially less favorable to the holders of Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced, and (2) with respect to clause (d) only, to (i) any restriction on the sale, transfer or other disposition of assets or Property securing Indebtedness as a result of a Lien permitted under the "Limitation on Liens" covenant, (ii) any encumbrance or restriction in connection with an acquisition of Property, so long as such encumbrance or restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (iii) customary provisions restricting subletting or assignment of leases and customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,
(iv) any encumbrance or restriction due to applicable law, (v) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale and (vi) restrictions contained in purchase money obligations for Property acquired in the ordinary course of business with respect to transfers of such Property.

  Restricted and Unrestricted Subsidiaries. Unless defined or designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary subject to the provisions of the next paragraph. The Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary) of the Company or any of its Restricted Subsidiaries as an Unrestricted Subsidiary if (i) such Subsidiary does not own any Capital Stock, Redeemable Stock or Indebtedness of, or own or hold any Lien on any property of, the Company or any other Restricted Subsidiary, (ii) such Subsidiary does not have any Indebtedness or other obligations which, if in Default, would result (with the passage of time or notice or otherwise) in a default on any Indebtedness of the Company or any Restricted Subsidiary, and (iii)(A) such designation is effective immediately upon such Subsidiary becoming a Subsidiary of the Company or of a Restricted Subsidiary, (B) the Subsidiary to be so designated has total assets of $1,000 or less, or (C) if such Subsidiary has assets greater than $1,000, then such redesignation as an Unrestricted Subsidiary is deemed to constitute a Restricted Payment in an amount equal to the Fair Market Value of the Company's direct and indirect ownership interest in such Subsidiary, and such Restricted Payment would be permitted to be made at the time of such designation under the "Limitation on Restricted Payments" covenant. Except as provided in clauses (iii)(B) and (C) of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The designation of an Unrestricted Subsidiary or removal of such designation shall be made by the Board of Directors of the Company or a committee thereof pursuant to a certified resolution delivered to the Trustee and shall be effective as of the date specified in the applicable certified resolution, which shall not be prior to the date such certified resolution is delivered to the Trustee.

  The Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, (i) the Company could Incur at least $1.00 of additional Indebtedness pursuant to clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant and (ii) no Default or Event of Default would occur or be continuing.

MERGER, CONSOLIDATION AND SALE OF ASSETS

  The Indenture provides that the Company will not merge or consolidate with or into any other entity (other than a merger of a Restricted Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property or assets in any one transaction or series of transactions unless: (a) the entity formed by or surviving any such consolidation or merger

(if the Company is not the surviving entity) or the Person to which such sale, assignment, transfer, lease or conveyance is made (the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal of, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company; (b) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Company's Property or assets, such Property or assets shall have been transferred as an entirety or virtually as an entirety to one Person; (c) immediately before and after giving effect to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness under clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant; and (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Surviving Entity shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Additional Assets" means (i) any property (other than cash, cash equivalents or securities) used in any business in which the Company or any Restricted Subsidiary is engaged as of the date of the Indenture or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the "Restricted and Unrestricted Subsidiaries" covenant, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary, (iv) the costs of acquiring, exploiting, developing and exploring in respect of oil and gas properties, or (v) Permitted Business Investments.

  "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year for which financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers,
(ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and
(iv) the greater of (i) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in (a)(i) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company were still using the full cost method of accounting.

  "Affiliate" of any specified Person means any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person or (ii) which beneficially owns or holds directly or indirectly 10 percent or more of any class of the Voting Stock of such specified Person or of any Subsidiary of such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means, with respect to any Person, any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by such Person or any of its Restricted Subsidiaries in any single transaction or series of transactions of
(a) shares of Capital Stock or other ownership interests of another Person (including Capital Stock of Unrestricted Subsidiaries) or (b) any other Property of such Person or any of its Restricted Subsidiaries; provided, however, that the term "Asset Sale" shall not include: (i) the sale or transfer of Permitted Short-Term Investments, inventory, accounts receivable or other Property in the ordinary course of business; (ii) the liquidation of Property received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary; (iii) when used with respect to the Company, any asset disposition permitted pursuant to the covenant described under "--Merger, Consolidation and Sale of Assets" which constitutes a disposition of all or substantially all of the Company's assets;
(iv) the sale or transfer of any Property by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary; or (v) the sale or transfer of any asset with a Fair Market Value of less than $1 million.

  "Bank Credit Facilities" means, with respect to any Person, one or more debt facilities or commercial paper facilities with banks or other institutional lenders (including, without limitation, the credit facility pursuant to the Credit Agreement, dated August 29, 1996, as amended, among the Company and certain banks) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or trade letters of credit. Notwithstanding the foregoing, for purposes of determining whether Indebtedness under the Bank Credit Facility constitutes Permitted Indebtedness and only for such purposes, Indebtedness Incurred in reliance on clause (a) of the first paragraph of the "Limitation on Indebtedness" covenant shall not be deemed to constitute Indebtedness Incurred in reliance on the exception provided by clause (b) or clause (l) of the definition of Permitted Indebtedness. Notwithstanding any of the foregoing, Bank Credit Facilities shall not include (i) the Refinancing Agreement (Contrato de Refinanciacion) dated May 19, 1995, between Cadipsa S.A. and Banco Medefin S.A., Banco Mercantil Argentino S.A. and BN AmroBank, or (ii) the Amended and Restated Investment Agreement dated April 28, 1994, as amended, between the International Finance Corporation and Cadipsa S.A. Notwithstanding anything to the contrary in the Indenture, the principal amount outstanding on the Issue Date under Bank Credit Facilities, together with accrued and unpaid interest thereon (if any) on the Issue Date, shall be Senior Indebtedness for purposes of the Indenture.

  "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other arrangement conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with U.S. GAAP. For purposes of the "Limitation on Liens" covenant, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

  "Capital Stock" in any Person means any and all shares, interests, participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to subscribe for or to acquire an equity interest in such Person; provided, however, that "Capital Stock" shall not include Redeemable Stock.

  "Consolidated Interest Coverage Ratio" means, as of the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date"), the ratio of (i) the aggregate amount of EBITDA of the Company and its consolidated Restricted Subsidiaries for the four full fiscal quarters immediately prior to the Transaction Date for which financial statements are available to (ii) the aggregate Consolidated Interest Expense of the Company and its Restricted Subsidiaries that is anticipated to accrue during a period consisting of the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent thereto (based upon the pro forma amount and maturity of, and interest payments in respect of, Indebtedness of the Company and its Restricted Subsidiaries expected by the Company to be outstanding on the Transaction
Date), assuming for the purposes of this measurement the continuation of market interest rates prevailing on the Transaction Date and base interest rates in respect of floating interest rate obligations equal to the base interest rates on such obligations in effect as of the Transaction Date; provided, that if the Company or any of its Restricted Subsidiaries is a party to any Interest Rate Protection Agreement which would have the effect of changing the interest rate on any Indebtedness of the Company or any of its Restricted Subsidiaries for such four quarter period (or a portion thereof), the resulting rate shall be used for such four quarter period or portion thereof; provided further that any Consolidated Interest Expense with respect to Indebtedness Incurred or retired by the Company or any of its Restricted Subsidiaries during the fiscal quarter in which the Transaction Date occurs shall be calculated as if such Indebtedness was so Incurred or retired on the first day of the fiscal quarter in which the Transaction Date occurs. In addition, if since the beginning of the four full fiscal quarter period preceding the Transaction Date, (x) the Company or any of its Restricted Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of Indebtedness had occurred on the first day of such period or (y) the Company or any of its Restricted Subsidiaries shall have acquired any material assets, EBITDA shall be calculated on a pro forma basis as if such asset acquisitions had occurred on the first day of such four fiscal quarter period.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (i) the sum of (a) the aggregate amount of cash and noncash interest expense (including capitalized interest) of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with U.S. GAAP in respect of Indebtedness (including, without limitation, (A) any amortization of debt discount, (B) net costs associated with Interest Rate Protection Agreements (including any amortization of discounts), (C) the interest portion of any deferred payment obligation, (D) all accrued interest, and (E) all commissions, discounts, commitment fees, origination fees and other fees and charges owed with respect to Bank Credit Facilities and other Indebtedness) paid, accrued or scheduled to be paid or accrued during such period; (b) Redeemable Stock dividends of such Person (and of its Restricted Subsidiaries if paid to a Person other than such Person or its Wholly Owned Subsidiaries) declared and payable other than in kind; (c) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Capital Lease Obligation allocable to interest expense in accordance with U.S. GAAP; (d) the portion of any rental obligation of such Person or its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction that is Indebtedness allocable to interest expense (determined as if such obligation were treated as a Capital Lease Obligation); and (e) to the extent any Indebtedness of any other Person (other than Restricted Subsidiaries) is Guaranteed by such Person or any of its Restricted Subsidiaries, the aggregate amount of interest paid, accrued or scheduled to be paid or accrued by such other Person during such period attributable to any such Indebtedness; less (ii) to the extent included in (i) above, amortization or write-off of deferred financing costs of such Person and its Restricted Subsidiaries during such period; in the case of both (i) and (ii) above, after elimination of intercompany accounts among such Person and its Restricted Subsidiaries and as determined in accordance with U.S. GAAP.

  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with U.S. GAAP; provided that there shall be excluded therefrom, without duplication, (i) items classified as extraordinary (other than the tax benefit of the utilization of net operating loss carry-forwards and alternative minimum tax credits); (ii) any gain or loss, net of taxes, on the sale or other disposition of assets (including the Capital Stock of any other Person) in excess of $5.0 million, from any sale or disposition, or series of related sales or dispositions (but in no event shall this clause (ii) apply to the sale of oil and gas inventories in the ordinary course of business); (iii) the net income of any Subsidiary of such specified Person to the extent the transfer to that Person of that income is restricted by contract or otherwise, except for any cash dividends or cash distributions actually paid by such Subsidiary to such Person during such period; (iv) the net income (or loss) of any other Person in which such specified Person or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of such specified Person in accordance with U.S. GAAP or is an interest in a consolidated Unrestricted Subsidiary), except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or its Restricted Subsidiaries by such other Person during such period;
(v) the net income of any Person acquired by such specified Person or any of its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such acquisition; (vi) any gain or loss, net of taxes, realized on the termination of any employee pension benefit plan; (vii) any adjustments of a deferred tax liability or asset pursuant to Statement of Financial Accounting Standards No. 109 which result from changes in enacted tax laws or rates; and (viii) the cumulative effect of a change in accounting principles.

  "Consolidated Net Worth" of any Person means the stockholders' equity of such Person and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with U.S. GAAP, less (to the extent included in stockholders' equity) amounts attributable to Redeemable Stock of such Person or its Restricted Subsidiaries.

  "Default" means any event, act or condition the occurrence of which is, or after notice or the passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means any Senior Indebtedness which has, at the time of determination, an aggregate principal amount outstanding of at least $10 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Indebtedness and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Indebtedness and the Trustee as "Designated Senior Indebtedness" of the Company.

  "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with U.S. GAAP, together with all undertakings and obligations in connection therewith.

  "EBITDA" means with respect to any Person for any period, the Consolidated Net Income of such Person and its consolidated Restricted Subsidiaries for such period, plus (a) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and deducted in the determination of such Consolidated Net Income, without duplication, (i) income tax expense (but excluding income tax expense relating to sales or other disposition of assets (including the Capital Stock of any other Person) the gains and losses from which are included in the determination of such Consolidated Net Income), (ii) Consolidated Interest Expense, (iii) depreciation and depletion expense, (iv) amortization expense, (v) exploration expense, and (vi) any other noncash charges including, without limitation, unrealized foreign exchange losses (but excluding losses on sales or other dispositions of assets which are included in the determination of such Consolidated Net Income); less (b) the sum of, to the extent reflected in the consolidated income statement of such Person and its Restricted Subsidiaries for such period from which Consolidated Net Income is determined and added in the determination of such Consolidated Net Income, without duplication (i) income tax recovery (but excluding income tax recovery relating to sales or other dispositions of assets (including the Capital Stock of any other Person) the gains and losses from which are included in the determination of such Consolidated Net Income) and (ii) unrealized foreign exchange gains.

  "Event of Default" has the meaning set forth under the caption "--Events of Default and Notice."

  "Exchanged Properties" means oil and gas properties received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties.

  "Exchange Rate Contract" means, with respect to any Person, any currency swap agreements, forward exchange rate agreements, foreign currency futures or options, exchange rate collar

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

agreements, exchange rate insurance and other agreements or arrangements, or any combination thereof, designed to provide protection against fluctuations in currency exchange rates.

  "Fair Market Value" means, with respect to any assets to be transferred pursuant to any Asset Sale or Sale and Leaseback Transaction or any non-cash consideration or property transferred or received by any Person, the fair market value of such consideration or property as determined in good faith by
(i) any officer of the Company if such fair market value is less than $10 million and (ii) the Board of Directors of the Company as evidenced by a certified resolution delivered to the Trustee if such fair market value is equal to or in excess of $10 million; provided that if such resolution indicates that such fair market value is equal to or in excess of $20 million and such transaction involves any Affiliate of the Company (other than a Restricted Subsidiary), such resolution shall be accompanied by the written opinion of a firm of investment bankers nationally recognized in the United States to the effect that such consideration or property is fair, from a financial point of view, to such Person.

  "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and engages in the Oil and Gas Business exclusively outside the United States of America.

  "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any Lien on the assets of such Person securing obligations of the primary obligor and any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase or payment of) any security for the payment of such Indebtedness, (ii) to purchase Property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that a Guarantee by any Person shall not include (i) endorsements by such Person for collection or deposit, in either case, in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (b) of the definition of Permitted Investments.

  "Hedging Agreements" means Interest Rate Protection Agreements, Exchange Rate Contracts and Oil and Gas Purchase and Sale Contracts.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to U.S. GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in U.S. GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. For purposes of this definition, Indebtedness of the Company or a Restricted Subsidiary held by a Wholly Owned Subsidiary shall be deemed to be Incurred by the Company or such Restricted Subsidiary in the event such Wholly Owned Subsidiary ceases to be a Wholly Owned Subsidiary or in the event such Indebtedness is transferred to a Person other than the Company or a Wholly Owned Subsidiary.

  "Indebtedness" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by bonds, debentures, notes, Guarantees or other similar instruments, including, without limitation, any such obligations Incurred in connection with the acquisition of Property, assets or businesses, (iii) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) any obligation of such Person issued or assumed as the deferred purchase price of Property or services, (v) any Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (vii) any payment obligation of such Person under Hedging Agreements at the time of determination, (viii) any obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party, and (ix) any obligation of the type referred to in clauses (i) through (viii) of this paragraph of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise; provided that Indebtedness shall not include Production Payments and Reserve Sales. For purposes of this definition, the maximum fixed repurchase price of any Redeemable Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Redeemable Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability at such date in respect of any contingent obligations described above.

  "Interest Rate Protection Agreement" means, with respect to any Person, any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement designed to protect such Person or its Restricted Subsidiaries against fluctuations in interest rates, as in effect from time to time.

  "Investment" means, with respect to any Person (i) any amount paid by such Person, directly or indirectly (such amount to be the fair market value of such Capital Stock, securities or Property at the time of transfer), to any other Person for Capital Stock or other Property of, or as a capital contribution to, any other Person or (ii) any direct or indirect loan or advance to any other Person (other than accounts receivable of such Person arising in the ordinary course of business); provided, however, that Investments shall not include extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and any increase in the equity ownership in any Person resulting from retained earnings of such Person.

  "Issue Date" means the date upon which the Notes first were issued and authenticated under the Indenture.

  "Lien" means, with respect to any Property, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). For purposes of the "Limitation on Liens" covenant, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

  "Liquid Securities" means securities (i) of an issuer that is not an Affiliate of the Company, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and (iii) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided, that securities

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

meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (x) the date on which such securities are sold or exchanged for cash or cash equivalents and (y) 180 days following the date of receipt of such securities. In the event such securities are not sold or exchanged for cash or cash equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with the "Limitation on Asset Sales" covenant, such securities shall be deemed not to have been Liquid Securities at any time.

  "Material Change" means an increase or decrease (except to the extent resulting from changes in prices) of more than 30 percent during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (i)(A) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which the Company's estimate of the discounted future net cash flows from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of Properties during such quarter that were disposed of in compliance with the "Limitation on Asset Sales" covenant.

  "Net Available Cash" from an Asset Sale means cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to such properties or assets) therefrom, in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all Federal, state, foreign and local taxes required to be paid or accrued as a liability under U.S. GAAP as a consequence of such Asset Sale,
(ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, and (iv) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with U.S. GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale; provided, however, that in the event that any consideration for an Asset Sale (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided, further, however, that any non-cash consideration received in connection with an Asset Sale which is subsequently converted to cash shall be deemed to be Net Available Cash at such time and shall thereafter be applied in accordance with the "Limitation on Asset Sales" covenant.

  "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, less (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with U.S. GAAP.

  "Oil and Gas Business" means the business of exploiting, exploring for, developing, acquiring, producing, processing, gathering, marketing, storing and transporting hydrocarbons and other related energy businesses.

  "Oil and Gas Liens" means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil and/or gas producing property to secure obligations Incurred or guarantees of obligations Incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business, provided in all instances that such Liens are limited to the assets that are the subject of the relevant agreement; (iv) Liens arising in connection with Production Payments and Reserve Sales; and
(v) Liens on pipelines or pipeline facilities that arise by operation of law.

  "Oil and Gas Purchase and Sale Contract" means, with respect to any Person, any oil and gas agreements, and other agreements or arrangements, or any combination thereof, designed to provide protection against oil and gas price fluctuations.

  "Pari Passu Indebtedness" means any Indebtedness of the Company (including, without limitation, the 9% Notes) that is pari passu in right of payment to the Notes.

  "Permitted Business Investments" means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, (i) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems and (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).

  "Permitted Short-Term Investments" means (a) Investments in U.S. Government Obligations maturing within one year of the date of acquisition thereof, (b) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any State thereof that is a member of the Federal Reserve System having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term indebtedness is rated "A" (or higher) according to Moody's Investors Service Inc., (c) Investments in demand accounts, time deposit accounts, certificates of deposit, bankers acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by a Canadian bank to which the Bank Act (Canada) applies having capital, surplus and undivided profits aggregating in excess of U.S. $500 million, (d) Investments in deposits available for withdrawal on demand with any commercial bank which is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that
(i) all such deposits have been made in such accounts in the ordinary course of business and (ii) such deposits do not at any one time exceed $20 million in the aggregate, (e) repurchase and reverse repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in either clause (b) or (c), (f) Investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any State thereof with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's Investors Service Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, and (g) Investments in any money market mutual fund having assets in excess of $250 million substantially all of which consist of other obligations of the types described in clauses (a),
(b), (e) and (f) hereof.

  "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends and/or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person; provided, however, that "Preferred Stock" shall not include Redeemable Stock.

  "Production Payments and Reserve Sales" means the grant or transfer to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), master limited partnership interest or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental matters.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).

  "Redeemable Stock" of any Person means any equity security of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including on the happening of an event), is or could become required to be redeemed for cash or other Property or is or could become redeemable for cash or other Property at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; or is or could become exchangeable at the option of the holder thereof for Indebtedness at any time in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that Redeemable Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder for Capital Stock of the Company having no preference as to dividends or liquidation over any other Capital Stock of the Company.

  "Representative" means the trustee, agent or representative expressly authorized to act in such capacity, if any, for an issue of Senior Indebtedness.

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

  "Restricted Payment" means (i) a dividend or other distribution declared or paid on the Capital Stock or Redeemable Stock of the Company or to the Company's stockholders (other than dividends, distributions or payments made solely in Capital Stock of the Company), or declared and paid to any Person other than the Company or any of its Restricted Subsidiaries on the Capital Stock or Redeemable Stock of any Restricted Subsidiary, (ii) a payment made by the Company or any of its Restricted Subsidiaries (other than to the Company or any Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock or Redeemable Stock of the Company or of a Restricted Subsidiary, (iii) a payment made by the Company or any of its Restricted Subsidiaries to redeem, repurchase, defease or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or scheduled mandatory redemption, Indebtedness of the Company which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes, (iv) an Investment by the Company or a Restricted Subsidiary in any Person other than the Company or a Restricted Subsidiary or (v) the sale or issuance of Capital Stock of a Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest in such former Restricted Subsidiary held by the Company and its other Restricted Subsidiaries.

  "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated an Unrestricted Subsidiary in the manner provided in the covenant described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries."

  "Sale and Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly Owned Subsidiary of such Person or between one or more Wholly Owned Subsidiaries of such Person) pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

  "Senior Indebtedness" means (i) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest in respect of (A) Indebtedness of the Company for borrowed money and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Company is responsible or liable; (ii) all Capital Lease Obligations of the Company; (iii) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (B) under Hedging Agreements or (C) issued or assumed as the deferred purchase price of property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Indenture; and (iv) all obligations of other persons of the type referred to in clauses (i) and (ii) for the payment of which the Company is responsible or liable as Guarantor; provided that Senior Indebtedness does not include (i) Pari Passu Indebtedness or Indebtedness of the Company that is by its terms subordinate in right of payment to the Notes; (ii) any Indebtedness Incurred in violation of the provisions of the Indenture; (iii) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services; (iv) in-kind obligations relating to net oil and gas balancing positions; or (v) any liability for federal, state, local or other taxes owed or owing by the Company.

  "Stated Maturity," when used with respect to any security or any installment of principal thereof or interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of principal or interest is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

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

  "Subsidiary" of a Person means (a) another Person which is a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned or controlled by (i) the first Person, (ii) the first Person and one or more of its Subsidiaries, or (iii) one or more of the first Person's Subsidiaries or (b) another Person which is not a corporation (x) at least 50 percent of the ownership interest of which and (y) the power to elect or direct the election of a majority of the directors or other governing body of which are controlled by Persons referred to in clause (i), (ii) or (iii) above.

  "Unrestricted Subsidiary" means (i) each Subsidiary of the Company that the Company has designated pursuant to the covenant described under "--Certain Covenants--Restricted and Unrestricted Subsidiaries" as an Unrestricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary.

  "U.S. GAAP" means United States generally accepted accounting principles as in effect on the date of the Indenture, unless stated otherwise.

  "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with U.S. GAAP, together with all undertakings and obligations in connection therewith.

  "Voting Redeemable Stock" of any Person means Redeemable Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all of the Voting Stock of which (except directors' qualifying shares) is at the time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Company will be discharged from all its obligations, and the provisions of the Indenture relating to subordination will cease to be effective, with respect to the Notes (except for certain obligations to exchange or register the transfer of Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the holders of the Notes of money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at Stated Maturity or on earlier redemption in accordance with the terms of the Indenture and the Notes. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that
(a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (b) since the date of the Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur; and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder.

  The Indenture provides that the Company may omit to comply with certain covenants, including those described under "--Certain Covenants" and in clauses (d) and (e) under the first paragraph of "--Merger, Consolidation and Sale of Assets," that the occurrence of certain Events of Default, which are described below in clause (c) (with respect to such covenants) and clauses (d) and (e) under "--Events of Default and Notice" will be deemed not to be or result in an Event of Default and that the provisions of the Indenture relating to subordination will cease to be effective. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the Notes, money or U.S. Government Obligations, or a combination thereof, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Notes at Stated Maturity or on earlier redemption in accordance with the terms of the Indenture and the Notes. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that holders of the Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur; and that the resulting trust will not be an "Investment Company" within the meaning of the Investment Company Act of 1940 unless such trust is qualified thereunder or exempt from regulation thereunder. In the event the Company were to exercise this option and the Notes were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

EVENTS OF DEFAULT AND NOTICE

  The following are summaries of Events of Default under the Indenture with respect to the Notes: (a) failure to pay any interest on the Notes when due, continued for 30 days; (b) failure to pay principal of (or premium, if any, on) the Notes when due; (c) failure to perform any other covenant of the Company in the Indenture, continued for 60 days after written notice as provided in the Indenture; (d) a default under any Indebtedness for borrowed money by the Company or any Restricted Subsidiary which results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, in an amount greater than $10 million ($40 million in the case of Indebtedness of a Foreign Subsidiary the recourse for which is limited to solely Foreign Subsidiaries) if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 10 days after written notice as provided in the Indenture; (e) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount in excess of $10 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days; and (f) certain events of bankruptcy, insolvency or reorganization.

  The Indenture provides that if an Event of Default (other than an Event of Default described in clause (f) above) with respect to the Notes at the time Outstanding shall occur and be continuing, either the Trustee or the holders of at least 25 percent in aggregate principal amount of the Outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Notes at the time Outstanding shall occur, the principal amount of all the Notes will automatically, and without any action by the Trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

  No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (ii) the holders of at least 25 percent in aggregate principal amount of the Outstanding Notes have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of Notes for the enforcement of payment of the principal of or any premium or interest on such Notes on or after the applicable due date specified in such Notes.

MODIFICATION OF THE INDENTURE; WAIVER

  The Indenture provides that modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holders of Notes in certain limited circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, (c) to provide for uncertificated Notes in addition to or in place of certificated Notes, (d) to comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the 1939 Act, or (e) to make any change that does not adversely affect the rights of any holder of Notes in any material respect.

  The Indenture contains provisions permitting the Company and the Trustee, with the written consent of the holders of not less than a majority in aggregate principal amount of the Outstanding Notes, to execute supplemental indentures or amendments adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of the Notes, except that no such supplemental indenture, amendment or waiver may, without the consent of all the holders of Outstanding Notes, among other things, (a) reduce the principal amount of Notes whose holders must consent to an amendment or waiver; (b) reduce the rate of or change the time for payment of interest on any Notes; (c) change the currency in which any amount due in respect of the Notes is payable; (d) reduce the principal of or any premium on or change the Stated Maturity of any Notes or alter the redemption or repurchase provisions with respect thereto; (e) reduce the relative ranking of any Notes; or (f) release any security that may have been granted in respect of the Notes.

  The holders of a majority in principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the holder of each Outstanding Note.

REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Commission (as defined herein), so long as any Notes are outstanding, the Company will file with the

Commission and furnish to the holders of Notes all quarterly and annual financial information required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors.

NOTICES

  Notices to holders of Notes will be given by mail to the addresses of such holders as they may appear in the Security Register.

GOVERNING LAW

  The Indenture and the Notes are governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

  The Chase Manhattan Bank is the Trustee under the Indenture. The Trustee maintains normal banking relationships with the Company and its subsidiaries and may perform certain services for and transact other business with the Company and its subsidiaries from time to time in the ordinary course of business.

                                 UNDERWRITING

  The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement, with the Company, to purchase from the Company the aggregate principal amount of Notes set forth opposite their respective names. The Underwriters are committed to purchase all of the Notes if any are purchased.

                                                                    PRINCIPAL
                                                                      AMOUNT
         UNDERWRITERS                                                OF NOTES
         ------------                                              ------------
   Salomon Brothers Inc........................................... $
   Dillon, Read & Co. Inc.........................................
   Lehman Brothers Inc............................................
   Nesbitt Burns Securities Inc...................................
                                                                   ------------
     Total........................................................ $100,000,000
                                                                   ============

  The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of % of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of % of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any debt securities of the Company in an offering to the public (or in a private offering where holders of the debt securities are granted rights to have such debt securities registered under the Securities Act of 1933, as amended (the "Securities Act"), or to exchange such debt securities for other debt securities that are so registered) for a period of 120 days from the date of this Prospectus without the prior written consent of Salomon Brothers Inc.

  The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters currently intend to make a market in the Notes. However, the Underwriters are not obligated to do so and may discontinue any market making activities at any time without notice. Accordingly, no assurance can be given about the development or liquidity of any trading market for the Notes.

  Each of Salomon Brothers Inc, Dillon, Read & Co. Inc. ("Dillon Read") and Nesbitt Burns Securities Inc. has performed various investment banking services for the Company from time to time, for which it has received customary fees. As of the date of this Prospectus, certain Managing Directors and Senior Vice Presidents of Dillon Read owned 120,248 shares of common stock of the Company in the aggregate. Bryan H. Lawrence, a Managing Director of Dillon Read, has been a member of the Board of Directors of the Company since January 1987.

  Nesbitt Burns Securities Inc. is an affiliate of Bank of Montreal which is an agent bank and a lender to the Company under the Bank Facility. Bank of Montreal will receive from the proceeds of this Offering its proportionate share of the repayment by the Company of a portion of the borrowings outstanding under the Bank Facility. In addition, Bank of Montreal, or its affiliates, participates on a regular basis in various general financing and banking transactions for the Company.

  Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), when more than 10 percent of the net proceeds of a public offering of debt securities, not including underwriting compensation, are to be paid to a member of the NASD participating in such public offering of debt securities or an affiliate of such member, the yield at which the debt securities are distributed to the public must be no lower than that recommended by a "qualified independent underwriter" as defined in Rule 2720 of the Conduct Rules of the NASD. Nesbitt Burns Securities Inc. is a member of the NASD and is an affiliate of Bank of Montreal, a lender under the Bank Facility. Bank of Montreal will receive more than 10 percent of the net proceeds from this Offering as a result of the use of such proceeds to repay a portion of the borrowings under the Bank Facility. See "Use of Proceeds." As a result, this Offering is being made in compliance with Rule 2710(c)(8) of the Conduct Rules of the NASD which relates to offerings where proceeds are directed to a member of the NASD. Salomon Brothers Inc will act as a qualified independent underwriter in connection with this Offering and assume the customary responsibilities of acting as a qualified independent underwriter in pricing and conducting due diligence for this Offering. The yield on the Notes sold to the public will be no lower than that recommended by Salomon Brothers Inc acting as a qualified independent underwriter in connection with this Offering.

  The Company has agreed to indemnify the Underwriters against certain civil liabilities, including certain liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

  The validity of the Notes will be passed upon for the Company by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The audited financial statements of the Company included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The audited financial statements of Cadipsa as of, and for the year ended June 30, 1995, included in the Company's Current Report on Form 8-K dated July 5, 1995 (as amended), which is incorporated herein by reference, have been audited by Pistrelli, Diaz y Asociados and Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firms as experts in giving said reports. Pistrelli, Diaz y Asociados is a member firm of Andersen Worldwide SC.

  The audited financial statements of Cadipsa as of June 30, 1994, and for the years ended June 30, 1994 and 1993, included in the Company's Current Report on Form 8-K dated July 5, 1995 (as amended), which is incorporated herein by reference, have been audited by Deloitte & Touche, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

  The estimated reserve evaluations and related calculations of Netherland, Sewell set forth or incorporated by reference in this Prospectus have been included or incorporated by reference herein in reliance upon the authority of said firm as experts in petroleum engineering.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Commission.

Copies of such material can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, supplements and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                         INDEX TO FINANCIAL STATEMENTS

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                                                                           PAGE
                                                                           ----
AUDITED FINANCIAL STATEMENTS OF VINTAGE PETROLEUM, INC. AND SUBSIDIARIES:
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1994............  F-3
  Consolidated Statements of Income for the years ended December 31, 1995,
   1994 and 1993..........................................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993.................................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1994 and 1993....................................................  F-6
  Notes to Consolidated Financial Statements for the years ended December
   31, 1995, 1994 and 1993................................................  F-7
INTERIM FINANCIAL STATEMENTS OF VINTAGE PETROLEUM, INC. AND SUBSIDIARIES:
  Consolidated Balance Sheet as of September 30, 1996 (Unaudited)......... F-23
  Consolidated Statements of Income for the nine months ended September
   30, 1996 and 1995 (Unaudited).......................................... F-24
  Consolidated Statement of Changes in Stockholders' Equity for the nine months ended September 30, 1996 (Unaudited)............................ F-25
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1996 and 1995 (Unaudited)................................ F-26
  Notes to Consolidated Financial Statements for the nine months ended
   September 30, 1996 and 1995 (Unaudited)................................ F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Vintage Petroleum, Inc.:

  We have audited the accompanying consolidated balance sheets of Vintage Petroleum, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vintage Petroleum, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, effective January 1, 1993.

                                          Arthur Andersen LLP

Tulsa, Oklahoma
February 22, 1996

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                  A S S E T S

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1995     1994
                                                               -------- --------
CURRENT ASSETS:
 Cash and cash equivalents.................................... $  2,545 $    431
 Accounts receivable--
  Oil and gas sales...........................................   40,256   26,278
  Joint operations............................................    4,616    4,205
  Other.......................................................      --     4,300
 Prepaids and other current assets............................   11,665    4,036
                                                               -------- --------
    Total current assets......................................   59,082   39,250
                                                               -------- --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
 Oil and gas properties, full cost method.....................  762,582  502,821
 Oil and gas gathering systems................................   12,765   12,531
 Other........................................................    7,733    4,711
                                                               -------- --------
                                                                783,080  520,063
 Less accumulated depreciation, depletion and amortization....  205,334  153,398
                                                               -------- --------
                                                                577,746  366,665
                                                               -------- --------
OTHER ASSETS, net.............................................   10,711    1,837
                                                               -------- --------
                                                               $647,539 $407,752
                                                               ======== ========

      L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

CURRENT LIABILITIES:
 Revenue payable.............................................. $ 16,855 $ 12,926
 Accounts payable--trade......................................   15,514    6,559
 Other payables and accrued liabilities.......................   18,697    7,222
 Current portion of long-term debt............................    7,930    7,316
                                                               -------- --------
    Total current liabilities.................................   58,996   34,023
                                                               -------- --------
LONG-TERM DEBT, less current portion above....................  315,846  186,548
                                                               -------- --------
DEFERRED INCOME TAXES.........................................   37,753   31,188
                                                               -------- --------
OTHER LONG-TERM LIABILITIES...................................    3,922      --
                                                               -------- --------
MINORITY INTEREST IN SUBSIDIARY...............................    7,062      --
                                                               -------- --------
COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY, per accompanying statements:
 Preferred stock, $.01 par, 5,000,000 shares authorized, zero
  shares issued and outstanding..............................      --       --
 Common stock, $.005 par, 40,000,000 shares authorized,
  23,661,162 and 20,162,756 shares issued and outstanding....      118      101
 Capital in excess of par value..............................  149,725   91,201
 Retained earnings...........................................   74,117   64,691
                                                              -------- --------
                                                               223,960  155,993
                                                              -------- --------
                                                              $647,539 $407,752
                                                              ======== ========

        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                    ---------------------------
                                                      1995      1994     1993
                                                    --------  -------- --------
REVENUES:
  Oil and gas sales................................ $160,254  $141,357 $113,259
  Oil and gas gathering............................   12,380    14,635    7,861
  Gas marketing....................................   20,912    27,285   36,175
  Other income.....................................    1,251     2,375    2,732
                                                    --------  -------- --------
                                                     194,797   185,652  160,027
                                                    --------  -------- --------
COSTS AND EXPENSES:
  Lease operating, including production taxes......   66,771    59,292   44,930
  Oil and gas gathering............................    9,511    12,294    5,869
  Gas marketing....................................   18,839    24,963   34,406
  General and administrative.......................   11,601     8,889    6,066
  Depreciation, depletion and amortization.........   52,257    45,774   33,335
  Interest.........................................   20,178    12,002    6,943
                                                    --------  -------- --------
                                                     179,157   163,214  131,549
                                                    --------  -------- --------
    Income before provision for income taxes,
     minority interest and cumulative effect of
     accounting change.............................   15,640    22,438   28,478
PROVISION FOR INCOME TAXES:
  Current..........................................     (955)    1,576    3,962
  Deferred.........................................    6,034     6,933    7,727
MINORITY INTEREST IN LOSS OF SUBSIDIARY............      800       --       --
                                                    --------  -------- --------
    Income before cumulative effect of accounting
     change........................................   11,361    13,929   16,789
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
 INCOME TAXES......................................      --        --     1,725
                                                    --------  -------- --------
NET INCOME......................................... $ 11,361  $ 13,929 $ 18,514
                                                    ========  ======== ========
EARNINGS PER SHARE:
  Income before cumulative effect of accounting
   change.......................................... $    .53  $    .66 $    .81
  Cumulative effect of accounting change...........      --        --       .08
                                                    --------  -------- --------
  Net income....................................... $    .53  $    .66 $    .89
                                                    ========  ======== ========
  Weighted average common shares and common
   equivalent shares outstanding...................   21,276    21,174   20,830
                                                    ========  ======== ========

        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    CAPITAL
                                     COMMON STOCK  IN EXCESS
                                     -------------  OF PAR   RETAINED
                                     SHARES AMOUNT   VALUE   EARNINGS   TOTAL
                                     ------ ------ --------- --------  --------
BALANCE AT DECEMBER 31, 1992........ 16,392  $ 82  $ 43,955  $34,659   $ 78,696
  Net income........................    --    --        --    18,514     18,514
  Issuance of common stock..........  3,623    18    46,754      --      46,772
  Exercise of stock options and
   resulting tax effects............    138     1       409      --         410
  Cash dividends declared ($.05 per
   share)...........................    --    --        --    (1,000)    (1,000)
                                     ------  ----  --------  -------   --------
BALANCE AT DECEMBER 31, 1993........ 20,153   101    91,118   52,173    143,392
  Net income........................    --    --        --    13,929     13,929
  Exercise of stock options and
   resulting tax effects............     10   --         83      --          83
  Cash dividends declared ($.07 per
   share)...........................    --    --        --    (1,411)    (1,411)
                                     ------  ----  --------  -------   --------
BALANCE AT DECEMBER 31, 1994........ 20,163   101    91,201   64,691    155,993
  Net income........................    --    --        --    11,361     11,361
  Issuance of common stock..........  2,803    14    55,190      --      55,204
  Exercise of warrants..............    294     1     1,467      --       1,468
  Exercise of stock options and
   resulting tax effects............    401     2     1,867      --       1,869
  Cash dividends declared ($.09 per
   share)...........................    --    --        --    (1,935)    (1,935)
                                     ------  ----  --------  -------   --------
BALANCE AT DECEMBER 31, 1995........ 23,661  $118  $149,725  $74,117   $223,960
                                     ======  ====  ========  =======   ========


        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------
                                             1995         1994        1993
                                          -----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.............................. $    11,361  $   13,929  $    18,514
 Adjustments to reconcile net income to
  cash provided by operating activities--
  Cumulative effect of change in
   accounting for income taxes...........         --          --        (1,725)
  Depreciation, depletion and
   amortization..........................      52,257      45,774       33,335
  Minority interest in loss of
   subsidiary............................        (800)        --           --
  Provision for deferred income taxes....       6,034       6,933        7,727
                                          -----------  ----------  -----------
                                               68,852      66,636       57,851
  Decrease (increase) in receivables.....     (11,836)      3,005       (9,056)
  (Decrease) increase in payables and
   accrued liabilities...................      (1,012)     (9,487)       3,879
  Other..................................      (1,805)     (1,484)        (455)
                                          -----------  ----------  -----------
    Cash provided by operating
     activities..........................      54,199      58,670       52,219
                                          -----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and
  equipment--
  Oil and gas properties.................    (141,490)    (65,136)    (140,864)
  Gathering systems and other............      (3,256)     (1,832)      (4,162)
 Proceeds from sale of oil and gas
  properties.............................         604         711        1,006
 Purchase of companies, net of cash
  acquired...............................     (45,886)        --           --
 Other...................................       2,777      (4,411)      (2,106)
                                          -----------  ----------  -----------
    Cash used by investing activities....    (187,251)    (70,668)    (146,126)
                                          -----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of common stock....................      51,191         --        44,772
 Sale of 9% Senior Subordinated Notes Due
  2005...................................     145,137         --           --
 Advances on revolving credit facility
  and other borrowings...................     178,264      51,134      220,878
 Payments on revolving credit facility
  and other borrowings...................    (237,679)    (37,959)    (170,885)
 Dividends paid..........................      (1,747)     (1,308)        (865)
                                          -----------  ----------  -----------
    Cash provided by financing
     activities..........................     135,166      11,867       93,900
                                          -----------  ----------  -----------
NET INCREASE (DECREASE) IN CASH..........       2,114        (131)          (7)
CASH AND CASH EQUIVALENTS, beginning of
 year....................................         431         562          569
                                          -----------  ----------  -----------
CASH AND CASH EQUIVALENTS, end of year... $     2,545  $      431  $       562
                                          ===========  ==========  ===========

        The accompanying notes are an integral part of these statements.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  Vintage Petroleum, Inc. is an independent energy company with operations primarily in the exploration and production, gas marketing and gathering segments of the oil and gas industry. Approximately 90 percent of the Company's operations are within the exploration and production segment based on 1995 operating income. Its core areas of exploration and production operations include California, the Gulf Coast, East Texas and Mid-Continent areas of the United States, and the San Jorge Basin of Argentina. Argentina exploration and production operations commenced in 1995 as a result of the acquisitions discussed in Note 6.

  The consolidated financial statements include the accounts of Vintage Petroleum, Inc. and its wholly- and majority-owned subsidiaries, (collectively, the "Company"). In addition, the Company's interests in various partnerships and joint ventures have been proportionately consolidated, whereby the Company's proportionate share of each partnership or joint venture's assets, liabilities, revenues and expenses is included in the appropriate accounts in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Oil and Gas Properties

  Oil and gas properties are accounted for using the full cost method which provides for the capitalization of all acquisition, exploration and development costs incurred for the purpose of finding oil and gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. The Company capitalized $4.4 million, $2.3 million and $2.1 million of internal costs in 1995, 1994 and 1993, respectively. The unamortized capitalized costs of oil and gas properties, including estimated future development and abandonment costs, are amortized using the units-of-production method based on proved reserves on a country-by-country basis. The Company's unamortized costs of oil and gas properties are limited, on a country-by-country basis, to the sum of the future net revenues attributable to proved oil and gas reserves discounted at 10 percent plus the cost of any unproved properties. If the Company's unamortized costs in oil and gas properties exceed this ceiling amount, a provision for additional depreciation, depletion and amortization is required. At December 31, 1995, 1994 and 1993, the Company's cost of oil and gas properties by country did not exceed such ceiling amounts. Amortization per equivalent barrel of the Company's U.S. oil and gas properties was $3.89, $3.82 and $3.71 for the years ended December 31, 1995, 1994 and 1993, respectively. Amortization per equivalent barrel of the Company's Argentina oil and gas properties for the year ended December 31, 1995, was $4.28. The Company had no Argentina operations prior to 1995.

 Revenue Recognition

  Natural gas revenues are recorded using the sales method. Under this method, the Company recognizes revenues based on actual volumes of gas sold to purchasers. The Company and other joint interest owners may sell more or less than their entitlement share of the natural gas volumes

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES produced. A liability is recorded and revenue is deferred if the Company's excess sales of natural gas volumes exceed its estimated remaining recoverable reserves.

 Hedging Policy

  The Company periodically uses hedges (swap agreements) to reduce the impact of oil and natural gas price fluctuations. Gains and losses on swap agreements are recognized as an adjustment to sales revenue when the related transactions being hedged are finalized. Gains or losses from swap agreements that do not qualify for accounting treatment as hedges are recognized currently as other income or expense.

 Depreciation

  Depreciation of property, plant and equipment (other than oil and gas properties) is provided using both straight-line and accelerated methods based on estimated useful lives ranging from three to ten years.

 Income Taxes

  Deferred income taxes are provided on transactions which are recognized in different periods for financial and tax reporting purposes. Such temporary differences arise primarily from the deduction of certain oil and gas exploration and development costs which are capitalized for financial reporting purposes and differences in the methods of depreciation.

 Statements of Cash Flows

  During the years ended December 31, 1995, 1994 and 1993, the Company made cash payments for interest totaling $21.6 million, $11.3 million and $6.0 million, respectively, and cash payments for U.S. income taxes of $0.5 million, $3.1 million and $4.1 million, respectively. No cash payments were made during 1995 for foreign income taxes and the Company had no foreign operations prior to 1995.

  In late 1993, the Company increased its ownership in certain oil and gas properties and gathering systems by acquiring 100 percent of its partners' interests in the Vintage/P Acquisition Limited Partnership and a joint venture. Total consideration included cash, common stock, a stock subscription warrant and the assumption of certain net liabilities. The value of the non-cash consideration was $6.4 million and is not reflected in the Company's 1993 Consolidated Statement of Cash Flows.

  During 1995, the Company purchased a majority interest in Cadipsa S.A. ("Cadipsa"--see Note 6). The value of the non-cash consideration is not reflected in the Company's 1995 Consolidated Statement of Cash Flows. Such non-cash consideration consisted of $5.7 million of the Company's common stock, $3.2 million cash payable in 1996, and approximately $58.1 million of net liabilities and a $7.9 million minority interest added through consolidation of Cadipsa.

  In December 1995, the Company purchased certain oil and gas properties from Shell (see Note 6) for $32.8 million cash and deferred payments valued at $5.1 million. The $5.1 million of deferred payments represent non-cash consideration and are not reflected in the Company's 1995 Consolidated Statement of Cash Flows.

 Earnings Per Share

  Earnings per share are based on the weighted average common shares and common share equivalents outstanding, computed using the treasury stock method assuming the exercise of all common stock options and warrants (except where the effect is anti-dilutive).

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 General and Administrative Expense

  The Company receives fees for operation of jointly-owned oil and gas properties and records such reimbursements as reductions of general and administrative expense. Such fees totaled approximately $2.9 million, $2.3 million and $2.9 million in 1995, 1994 and 1993, respectively.

 Revenue Payable

  Amounts payable to royalty and working interest owners resulting from sales of oil and gas from jointly-owned properties and from purchases of oil and gas by the Company's marketing and gathering segments are classified as revenue payable in the accompanying financial statements.

 Accounts Receivable

  The Company's oil and gas, gas marketing and gathering sales are to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates, independent marketing companies and major oil companies. The Company's joint operations accounts receivable are from a large number of major and independent oil companies, partnerships, individuals and others who own interests in the properties operated by the Company. The Company's other accounts receivable at December 31, 1994, represents funds in escrow at year end relating to a potential acquisition. These funds were returned to the Company during 1995.

2. LONG-TERM DEBT

  Long-term debt at December 31, 1995 and 1994, consists of the following:

                                                                1995     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
   9% Senior Subordinated Notes Due 2005, net of discount.... $149,592 $     --
   Revolving credit facility.................................   74,300  172,600
   Bank term loan............................................   36,736      --
   5.92% Senior note.........................................    9,948   13,264
   11% Subordinated note.....................................      --     8,000
   Subsidiary debt--
     International Finance Corporation notes.................   28,000      --
     Bank of Boston senior note..............................   20,000      --
     Other subsidiary debt...................................    5,200      --
                                                              -------- --------
                                                               323,776  193,864
   Less--Current portion of long-term debt...................    7,930    7,316
                                                              -------- --------
                                                              $315,846 $186,548
                                                              ======== ========

  Subsidiary debt relates to borrowings of the Company's foreign subsidiaries, the recourse of which is solely to such subsidiaries, except for $9.2 million advanced by the International Finance Corporation which is guaranteed by the Company.

  Aggregate maturities of long-term debt for each of the years ending December 31, 1996, through December 31, 2000, are $7.9 million, $29.9 million, $25.9 million, $59.3 million and $22.6 million, with $178.2 million thereafter.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 9% Senior Subordinated Notes

  On December 20, 1995, the Company issued $150 million of its 9% Senior Subordinated Notes Due 2005 (the "Notes"). The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000. Upon a change in control (as defined) of the Company, holders of the Notes may require the Company to purchase all or a portion of the Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. The Notes mature on December 15, 2005, with interest payable semiannually on June 15 and December 15 of each year.

  The Notes are unsecured senior subordinated obligations of the Company and rank subordinate in right of payment to all senior indebtedness (as defined). The indenture for the Notes contains limitations on, among other things, additional indebtedness and liens, the payment of dividends and other distributions, certain investments and transfers or sales of assets. The net proceeds to the Company from the sale of the Notes of approximately $145.1 million were used to reduce a portion of the outstanding balance under the Company's revolving credit facility and to repay a short-term note payable used to retire the 11% Subordinated Note.

 Revolving Credit Facility

  The Company has available an unsecured revolving credit facility under the Credit Agreement dated November 3, 1993, as amended (the "Credit Agreement"), among the Company, and certain banks. The Credit Agreement establishes a borrowing base (currently $230 million) based on the banks' evaluation of the Company's U.S. oil and gas reserves. On February 1, 1996, the Company elected to set the banks' commitment at $180 million in order to reduce fees charged by the banks.

  Outstanding advances under the Company's revolving credit facility bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on the eurodollar market rate ("LIBOR"). The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt and the borrowing base at the time. In addition, the Company must pay a commitment fee of 0.375 percent per annum on the unused portion of the banks' commitment. Total outstanding advances at December 31, 1995, were $74.3 million at an average interest rate of approximately 7.8 percent.

  On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's U.S. oil and gas reserves. If the sum of outstanding senior debt exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding at October 31, 1997, will be payable in 16 equal consecutive quarterly installments commencing January 31, 1998, with maturity at October 31, 2001.

  The terms of the Credit Agreement impose certain restrictions on the Company regarding the pledging of assets and limitations on, among other things, additional indebtedness and the payment of dividends and other distributions. In addition, the Credit Agreement requires the maintenance of a minimum current ratio (as defined) and tangible net worth (as defined) of $164 million plus 75 percent of the net proceeds of any future equity offerings.

 Bank Term Loan

  On January 12, 1995, the Company refinanced with certain banks $36.7 million of outstanding advances under the revolving credit facility with an unsecured term loan maturing November 30, 1999.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

The term loan bears interest at a floating rate (plus a fixed increment) based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on LIBOR. The Company has currently elected a fixed rate based on LIBOR, which on December 31, 1995, was
6.7 percent. The terms and restrictions under the bank term loan are generally the same as those provided in the Credit Agreement.

 International Finance Corporation Notes

  Under an Amended and Restated Investment Agreement dated April 28, 1994, as amended (the "Investment Agreement"), between the International Finance Corporation ("IFC") and Cadipsa, the Company's majority-owned subsidiary, outstanding advances were $28.0 million at December 31, 1995. These borrowings consist of three separate loans having principal payments beginning on September 15, 1996, with maturity on March 15, 2003. The Investment Agreement is recourse solely to Cadipsa except for a guarantee of $9.2 million of principal, plus interest thereon, provided by the Company on behalf of Cadipsa to the IFC. The guarantee can be released and dividends may be paid out of profits of Cadipsa once certain conditions and financial ratios are met by Cadipsa.

 Bank of Boston Senior Note

  In connection with the BG Acquisition (see Note 6), the Company, through its wholly-owned subsidiary, Vintage Oil Argentina, Inc. (formerly BG Argentina, S.A.), entered into a non-recourse $20 Million Credit Agreement dated September 28, 1995, with the Buenos Aires Branch of The First National Bank of Boston. This loan is secured by all of the common stock of Vintage Oil Argentina, Inc. and, upon government approval of the fiduciary assignment agreement, substantially all of its assets. The Company expects to receive such government approval, however, a default occurs if such approval is not received by May 25, 1996. The borrowing limit under the $20 Million Credit Agreement (currently $20.0 million) is redetermined semiannually by the bank, beginning September 30, 1996, based on a review of Vintage Oil Argentina, Inc.'s oil and gas reserves. Such reviews may result in a required repayment of the amount in excess of the borrowing limit prior to maturity of the loan on September 29, 1997. Vintage Oil Argentina, Inc. dividends are permitted to the extent its tangible net worth (as defined) exceeds $14.0 million.

 Fair Value of Long-term Debt

  Based on the estimated borrowing rates currently available to the Company for the long-term loans with similar terms and average maturities, the aggregate fair value at December 31, 1995, of the Company's long-term debt is approximately $323.2 million compared to the aggregate carrying amount of $323.8 million.

3. CAPITAL STOCK

 Public Offerings and Other Issuances

  In January 1993, the Company completed a public offering of 3,910,000 shares of common stock of which 3,510,000 shares were sold by the Company and 400,000 shares were sold by a stockholder. Net proceeds to the Company were approximately $44.8 million and were used to reduce a portion of the indebtedness incurred under the Company's revolving credit facility to acquire certain oil and gas properties on December 30, 1992.

  In December 1993, the Company issued 112,756 shares of common stock valued at $2.0 million as partial consideration to acquire the sole limited partnership interest in the Vintage/P Acquisition Limited Partnership.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  On July 5, 1995, the Company issued 302,808 shares of common stock valued at $5.7 million as partial consideration to acquire a controlling interest in Cadipsa (see Note 6).

  On December 20, 1995, the Company completed a public offering of 2,793,700 shares of common stock of which 2,500,000 shares were sold by the Company and 293,700 shares were sold by a stockholder. Net proceeds to the Company were approximately $49.5 million. The net proceeds were used to repay advances made under the revolving credit facility to fund the acquisition of a portion of the Astra/Shell Properties (see Note 6) and to finance a substantial portion of the acquisition of the remaining portion of the Astra/Shell Properties.

  A stock subscription warrant was exercised on December 20, 1995, for the purchase of 293,700 shares of the Company's common stock at an exercise price of $5.00 per share yielding net proceeds to the Company of approximately $1.5 million.

 Stock Plans and Warrants

  Under the 1983 Stock Option Plan, as amended (the "1983 Plan"), incentive stock options were granted to key employees of the Company. Generally, options granted under the 1983 Plan are exercisable for a two to seven year period beginning three years from the date granted. As of December 31, 1995, all available options have been granted under the 1983 Plan.

  Under the 1990 Stock Plan, as amended (the "1990 Plan"), a total of up to 1,500,000 shares of common stock are available for issuance to key employees of the Company. The 1990 Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights, and (c) restricted stock. As of December 31, 1995, awards for a total of 339,000 shares of common stock remain available for grant under the 1990 Plan.

  The 1990 Plan is administered by the Compensation Committee appointed by the Board of Directors of the Company (the "Committee"). Subject to the terms of the 1990 Plan, the Committee has the authority to determine plan participants, the types and amounts of awards to be granted and the terms, conditions and provisions of awards. Options granted pursuant to the 1990 Plan may, at the discretion of the Committee, be either incentive stock options or non-qualified stock options. The exercise price of incentive stock options may not be less than the fair market value of the common stock on the date of grant. In the case of non-qualified stock options, the exercise price may not be less than 85 percent of the fair market value of the common stock on the date of grant. Any stock appreciation rights granted under the 1990 Plan will give the holder the right to receive cash in an amount equal to the difference between the fair market value of the share of common stock on the date of exercise and the exercise price. Restricted stock under the 1990 Plan will generally consist of shares which may not be disposed of by participants until certain restrictions established by the Committee lapse.

  In 1993, the Non-Management Director Stock Option Plan (the "Director Plan") was approved by the Company's stockholders. Under the Director Plan, 30,000 shares of common stock are available for issuance to the outside directors of the Company. Each outside director receives an initial option to purchase 5,000 shares of common stock during the director's first year of service to the Company. Annually thereafter, options to purchase 1,000 shares of common stock are to be granted to each outside director. Options granted pursuant to the Director Plan are non-qualified stock options and the option exercise price is equal to the fair market value of the common stock on the date of grant.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  The following is an analysis of all option activity under the 1983 Plan, the 1990 Plan and the Director Plan for 1995, 1994 and 1993:

                                                1995        1994        1993
                                             ----------  ----------  ----------
   Beginning stock options outstanding......  1,457,000   1,193,000     988,000
     Stock options granted..................     98,000     274,000     343,000
     Stock options cancelled................    (20,000)        --          --
     Stock options exercised................   (401,898)    (10,000)   (138,000)
                                             ----------  ----------  ----------
   Ending stock options outstanding.........  1,133,102   1,457,000   1,193,000
                                             ==========  ==========  ==========
   Ending stock options exercisable.........    336,701     338,018     224,832
                                             ==========  ==========  ==========
   Weighted average exercise price of:
     Options exercised during the year...... $     4.47  $     4.89  $     2.02
     Ending stock options outstanding.......      14.81       11.64       10.34
     Ending stock options exercisable.......      11.04        4.74        4.09

  All of the outstanding options are exercisable at various times in years 1996 through 2005. All incentive stock options and non-qualified options were granted at fair market value on the date of grant. As of December 31, 1995, no awards other than incentive and non-qualified stock options have been granted under the 1990 Plan.

  At December 31, 1995, stock subscription warrants (the "Warrants") for the purchase of 316,300 shares of the Company's common stock at an average exercise price of $5.42 per share were outstanding. In January 1996, a Warrant for 306,300 shares of the Company's common stock was exercised at a price of $5.00 per share and the remaining Warrant for 10,000 shares was cancelled.

  At December 31, 1995, a total of 1,804,402 shares of the Company's common stock are reserved for issuance pursuant to the 1983 Plan, the 1990 Plan and the Director Plan and upon the exercise of the Warrants.

 Preferred Stock

  Preferred stock at December 31, 1995, consists of 5,000,000 authorized but unissued shares. Preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

4. COMMITMENTS AND CONTINGENCIES

  Rent expense was $0.8 million, $0.5 million and $0.4 million for 1995, 1994 and 1993, respectively. The future minimum commitments under long-term noncancellable leases for office space are $0.9 million and $0.5 million for 1996 and 1997, respectively.

  The Company has $10.1 million in letters of credit outstanding at December 31, 1995. These letters of credit relate primarily to bonding requirements of various state regulatory agencies for oil and gas operations and various obligations for acquisition and exploration activities in South America.

  During 1995, the Company entered into an exploration contract on Block 19 in Ecuador for a term of four years. Under the terms of the contract the Company is required to spend approximately $2.0 million per year for the project.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  The Company is a defendant in various lawsuits and is a party in governmental proceedings from time to time arising in the ordinary course of business. In the opinion of management, none of the various pending lawsuits and proceedings should have a material adverse effect upon the consolidated financial statements of the Company.

5. INCOME TAXES

  Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 generally requires that deferred taxes be provided using a liability approach at currently enacted income tax rates rather than the deferred approach at historical rates which had previously been required. The cumulative effect on prior years of adopting the change was recorded in the quarter ended March 31, 1993, as provided by SFAS 109, and increased net income by $1.7 million.

  The provision for income taxes for the years ended December 31, 1995, 1994 and 1993, consists of the following:

                                                           1995    1994   1993
                                                          ------  ------ -------
                                                             (IN THOUSANDS)
   Current............................................... $ (955) $1,576 $ 3,962
   Deferred..............................................  6,034   6,933   7,727
                                                          ------  ------ -------
                                                          $5,079  $8,509 $11,689
                                                          ======  ====== =======

  A reconciliation of the federal statutory income tax rate to the effective rate is as follows:

                                                              1995  1994  1993
                                                              ----  ----  ----
   Statutory income tax rate................................. 35.0% 35.0% 35.0%
   State income tax, less federal benefit....................  3.9   3.9   3.9
   Federal income tax credits................................ (7.4)  --    --
   Effect on prior years of increase in corporate income tax
    rate.....................................................  --    --    2.0
   All other, net............................................  1.0  (1.0)  0.1
                                                              ----  ----  ----
                                                              32.5% 37.9% 41.0%
                                                              ====  ====  ====

  The components of the Company's net deferred tax liability as of December 31, 1995 and 1994, are as follows:

                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
   Deferred Tax Liabilities:
     Differences between book and tax basis of property........ $41,699 $34,670
     Other.....................................................     --       21
                                                                ------- -------
                                                                 41,699  34,691
                                                                ------- -------
   Deferred Tax Assets:
     Alternative minimum tax credit carryforward...............   3,538   3,165
     Other.....................................................     408     338
                                                                ------- -------
                                                                  3,946   3,503
                                                                ------- -------
                                                                $37,753 $31,188
                                                                ======= =======

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  Earnings of the Company's foreign subsidiaries, Cadipsa and Vintage Oil Argentina, Inc., are subject to Argentina income taxes. Due to significant Argentina net operating loss carryforwards for both companies, the Company does not expect to pay any foreign income taxes related to these subsidiaries in the near future. No U.S. deferred tax liability will be recognized related to the unremitted earnings of these foreign subsidiaries, as it is the Company's intention, generally, to reinvest such earnings permanently.

  As of December 31, 1995, the Company has an alternative minimum tax ("AMT") credit carryforward of approximately $3.5 million. The AMT credit carryforward does not expire and is available to offset regular income taxes in future years, but only to the extent that regular income taxes exceed the AMT in such years.

6. SIGNIFICANT ACQUISITIONS

  In May 1995, the Company acquired certain U.S. oil and gas properties from Texaco Exploration and Production Inc. for approximately $26.7 million cash (the "Texaco Acquisition").

  Through a series of transactions during the last six months of 1995, the Company purchased approximately 71.6 percent of the outstanding common stock of Cadipsa S.A. ("Cadipsa"), a publicly-traded Argentine oil and gas exploration and production company, for 302,808 shares of the Company's common stock (valued at $5.7 million) and $12.3 million cash (the "Cadipsa Acquisition"). Approximately $58.1 million of net liabilities and a $7.9 million minority interest result from the consolidation of Cadipsa as of the acquisition date. Subsequent to December 31, 1995, the Company purchased an additional 9.3 percent of Cadipsa for $2.3 million cash. The Company is pursuing additional purchases of shares of Cadipsa.

  On September 29, 1995, the Company purchased 100 percent of the outstanding common stock of BG Argentina, S.A. ("BG Argentina") from British Gas plc, for $37 million cash (the "BG Acquisition"). BG Argentina was subsequently renamed Vintage Oil Argentina, Inc.

  On November 3, 1995, the Company purchased a 35 percent interest in certain Argentina oil and gas properties (the "Astra/Shell Properties") from Astra Compania Argentina de Petroleo S.A. ("Astra") for $17.9 million cash. On December 28, 1995, the Company purchased the remaining 65 percent interest in the Astra/Shell Properties from Shell Compania Argentina de Petroleo S.A. ("Shell") for $32.8 million cash and deferred payments valued at $5.1 million.

  The Company accounted for the Cadipsa Acquisition and the BG Acquisition under the purchase method and has not completed its evaluations of the purchased assets and assumed liabilities; therefore, it has not completed the final purchase price allocations for these acquisitions. The consolidated statements of income include the operating results of the above acquisitions since their acquisition date.

  The Company completed on December 20, 1995, a public offering of 2,793,700 shares of the Company's common stock (the "Common Stock Offering"), of which 2,500,000 shares were sold by the Company and 293,700 shares were sold by a certain stockholder (see Note 3). The net proceeds to the Company of approximately $49.5 million were used to fund a substantial portion of the purchase of the Astra/Shell Properties.

  The Company's unaudited pro forma revenues, net income and net income per share for the years ended December 31, 1995 and 1994, presented below have been prepared assuming the Common

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

Stock Offering, the Texaco Acquisition, the Cadipsa Acquisition, the BG Acquisition and the acquisition of the Astra/Shell Properties had been consummated as of January 1, 1994. However, such pro forma information is not necessarily indicative of what actually would have occurred had the transactions occurred on such date.

                                                                1995     1994
                                                              -------- --------
   Revenues (in thousands)................................... $244,921 $255,489
   Net income (in thousands).................................   18,712    9,059
   Net income per share......................................      .78      .37

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

7. SEGMENT INFORMATION

  The Company operates in the oil and gas exploration and production industry in the United States and South America. Operations in the gathering and gas marketing industries are in the United States. The following is industry segment data for the years ended December 31, 1995, 1994 and 1993:

                                                     1995      1994      1993
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   REVENUES:
    Exploration and production--
     U.S.......................................... $146,819  $141,357  $113,259
     Argentina....................................   13,435       --        --
    Gas marketing.................................   49,775    61,480    70,705
    Gathering.....................................   22,289    17,630     9,445
    Other income..................................    1,251     2,375     2,732
    Elimination of intersegment sales.............  (38,772)  (37,190)  (36,114)
                                                   --------  --------  --------
                                                   $194,797  $185,652  $160,027
                                                   ========  ========  ========
   OPERATING INCOME:
    Exploration and production--
     U.S.......................................... $ 39,524  $ 38,234  $ 36,634
     Argentina....................................    4,114       --        --
    Gas marketing.................................    2,073     2,322     1,769
    Gathering.....................................    1,568     1,058       990
    Other income..................................    1,251     2,375     2,732
    Corporate expenses............................  (12,712)   (9,549)   (6,704)
    Interest expense..............................  (20,178)  (12,002)   (6,943)
                                                   --------  --------  --------
                                                   $ 15,640  $ 22,438  $ 28,478
                                                   ========  ========  ========
   IDENTIFIABLE ASSETS:
    Exploration and production--
     U.S.......................................... $431,391  $386,824  $363,456
     Argentina....................................  180,488       --        --
     Other international..........................    1,269       --        --
    Gas marketing.................................    5,431     5,850     8,415
    Gathering.....................................   11,084     8,918     8,728
    Corporate.....................................   17,876     6,160     3,862
                                                   --------  --------  --------
                                                   $647,539  $407,752  $384,461
                                                   ========  ========  ========
   DEPRECIATION, DEPLETION AND AMORTIZATION:
    Exploration and production--
     U.S.......................................... $ 45,730  $ 43,831  $ 31,695
     Argentina....................................    4,115       --        --
    Gathering.....................................    1,301     1,283     1,002
    Corporate.....................................    1,111       660       638
                                                   --------  --------  --------
                                                   $ 52,257  $ 45,774  $ 33,335
                                                   ========  ========  ========
   CAPITAL ADDITIONS:
    Exploration and production--
     U.S.......................................... $ 88,149  $ 65,136  $147,252
     Argentina....................................  170,947       --        --
     Other international..........................    1,269       --        --
    Gathering.....................................      234       632     3,319
    Corporate.....................................    3,023     1,200       843
                                                   --------  --------  --------
                                                   $263,622  $ 66,968  $151,414
                                                   ========  ========  ========

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  During 1995, 1994 and 1993, sales to one crude oil purchaser represented approximately 17%, 14% and 11%, respectively, of the Company's total revenues.

8. QUARTERLY RESULTS (UNAUDITED)

  The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994:

                                                   QUARTER ENDED
                                     ---------------------------------------------
                                      MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                     ----------  ---------- ----------  ----------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   1995
     Revenues....................... $   41,042  $   45,230 $   50,101  $   58,424
     Operating income...............      8,999      11,778     13,041      14,713
     Net income.....................      1,608       3,244      2,724       3,786
     Net income per share...........        .08         .15        .13         .17
   1994
     Revenues....................... $   44,635  $   48,088 $   48,246  $   44,683
     Operating income...............      8,591      11,583     12,885      10,930
     Net income.....................      2,468       3,937      4,403       3,121
     Net income per share...........        .12         .19        .21         .15

9. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES

 Results of Operations from Oil and Gas Producing Activities

  The following sets forth certain information with respect to the Company's results of operations from oil and gas producing activities for the years ended December 31, 1995, 1994 and 1993. The Company began operations in Argentina through various acquisitions in the last two quarters of 1995 (see
Note 6). Prior to 1995, all of the Company's oil and gas producing activities were located in the United States.

                                              1995
                                   ---------------------------
                                     U.S.   ARGENTINA  TOTAL     1994     1993
                                   -------- --------- -------- -------- --------
                                                  (IN THOUSANDS)
   Revenues......................  $146,819  $13,435  $160,254 $141,357 $113,259
   Production (lifting) costs....    61,565    5,206    66,771   59,292   44,930
   Depreciation, depletion and
    amortization.................    45,730    4,115    49,845   43,831   31,695
                                   --------  -------  -------- -------- --------
   Results of operations before
    income taxes.................    39,524    4,114    43,638   38,234   36,634
   Income tax expense............    12,332      --     12,332   14,529   14,287
                                   --------  -------  -------- -------- --------
   Results of operations
    (excluding corporate overhead
    and interest costs)..........  $ 27,192  $ 4,114  $ 31,306 $ 23,705 $ 22,347
                                   ========  =======  ======== ======== ========

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Capitalized Costs and Costs Incurred Relating to Oil and Gas Producing
Activities

  Prior to 1995, the Company had not incurred any significant costs outside of the United States. The Company's net investment in oil and gas properties at December 31, 1995 and 1994, was as follows:

                                                   1995
                                    ----------------------------------
                                      U.S.   ARGENTINA OTHER   TOTAL     1994
                                    -------- --------- ------ -------- --------
                                                  (IN THOUSANDS)
   Unproved properties not being
    amortized...................... $  8,505 $    --   $1,269 $  9,774 $  6,073
   Proved properties being
    amortized......................  581,861  170,947     --   752,808  496,748
                                    -------- --------  ------ -------- --------
     Total capitalized costs.......  590,366  170,947   1,269  762,582  502,821
   Less accumulated depreciation,
    depletion and amortization.....  190,593    4,115     --   194,708  144,863
                                    -------- --------  ------ -------- --------
     Net capitalized costs......... $399,773 $166,832  $1,269 $567,874 $357,958
                                    ======== ========  ====== ======== ========

  The following sets forth certain information with respect to costs incurred (exclusive of general support facilities) in the Company's oil and gas activities during 1995, 1994 and 1993:

                                            1995
                              ---------------------------------
                               U.S.   ARGENTINA OTHER   TOTAL    1994     1993
                              ------- --------- ------ -------- ------- --------
                                                (IN THOUSANDS)
   Acquisition:
     Undeveloped properties.  $ 6,415 $    --   $1,269 $  7,684 $ 1,869 $    610
     Producing properties...   38,896  168,762     --   207,658  36,544  123,906
   Costs incurred:
     Exploratory............    2,037      --      --     2,037   3,349    5,217
     Development............   40,801    2,185     --    42,986  23,374   17,519
                              ------- --------  ------ -------- ------- --------
       Total costs incurred.  $88,149 $170,947  $1,269 $260,365 $65,136 $147,252
                              ======= ========  ====== ======== ======= ========

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Estimated Quantities of Proved Oil and Gas Reserves (Unaudited)

  Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. The following is an analysis of the Company's proved oil and gas reserves which are located in the United States and Argentina (including its proportionate share of reserves of its limited partnerships and joint venture) as estimated by the Company's independent petroleum consultants, Netherland, Sewell & Associates, Inc.:

                                        U.S.         ARGENTINA      TOTAL
                                   ----------------  --------- ----------------
                                     OIL      GAS       OIL      OIL      GAS
                                   (MBBLS)  (MMCF)    (MBBLS)  (MBBLS)  (MMCF)
                                   -------  -------  --------- -------  -------
Proved reserves at December 31,
 1992............................. 40,209   206,582      --     40,209  206,582
Revisions of previous estimates...    (10)   18,381      --        (10)  18,381
Extensions, discoveries and other
 additions........................     35     4,183      --         35    4,183
Production........................ (4,785)  (22,504)     --     (4,785) (22,504)
Purchase of reserves-in-place..... 27,898    68,000      --     27,898   68,000
Sales of reserves-in-place........    (70)   (1,500)     --        (70)  (1,500)
                                   ------   -------   ------   -------  -------
Proved reserves at December 31,
 1993............................. 63,277   273,142      --     63,277  273,142
Revisions of previous estimates...  8,577     4,131      --      8,577    4,131
Extensions, discoveries and other
 additions........................      6     4,139      --          6    4,139
Production........................ (6,657)  (28,884)     --     (6,657) (28,884)
Purchase of reserves-in-place.....  5,645    29,655      --      5,645   29,655
Sales of reserves-in-place........    (59)     (545)     --        (59)    (545)
                                   ------   -------   ------   -------  -------
Proved reserves at December 31,
 1994............................. 70,789   281,638      --     70,789  281,638
Revisions of previous estimates...  7,160    18,405    2,952    10,112   18,405
Extensions, discoveries and other
 additions........................    338     2,015      --        338    2,015
Production........................ (6,647)  (30,610)    (961)   (7,608) (30,610)
Purchase of reserves-in-place.....  8,840    39,486   65,653    74,493   39,486
Sales of reserves-in-place........   (253)     (172)     --       (253)    (172)
                                   ------   -------   ------   -------  -------
Proved reserves at December 31,
 1995............................. 80,227   310,762   67,644   147,871  310,762
                                   ======   =======   ======   =======  =======
Proved developed reserves at:
  December 31, 1993............... 51,187   226,734      --     51,187  226,734
                                   ======   =======   ======   =======  =======
  December 31, 1994............... 55,037   220,112      --     55,037  220,112
                                   ======   =======   ======   =======  =======
  December 31, 1995............... 63,791   270,427   36,928   100,719  270,427
                                   ======   =======   ======   =======  =======

 Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

  The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves ("Standardized Measure") is a disclosure requirement under SFAS No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions which are not taken into account in calculating the Standardized Measure.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  Under the Standardized Measure, future cash inflows were estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production, development and abandonment costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and gas properties. Tax credits and permanent differences were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.

  Prior to 1995, the Company did not have any oil and gas producing activities outside the United States. Set forth below is the Standardized Measure relating to proved oil and gas reserves at December 31, 1995 and 1994:

                                                   1995
                                     --------------------------------
                                        U.S.    ARGENTINA    TOTAL       1994
                                     ---------- ---------- ---------- ----------
                                                   (IN THOUSANDS)
   Future cash inflows.............  $1,786,545 $1,083,551 $2,870,096 $1,483,854
   Future production costs.........     751,312    409,734  1,161,046    620,615
   Future development and
    abandonment costs..............     118,784    119,916    238,700    112,877
                                     ---------- ---------- ---------- ----------
   Future net cash inflows before
    income tax expense.............     916,449    553,901  1,470,350    750,362
   Future income tax expense.......     232,036     86,162    318,198    173,875
                                     ---------- ---------- ---------- ----------
   Future net cash flows...........     684,413    467,739  1,152,152    576,487
   10 percent annual discount for
    estimated timing of cash flows.     224,078    191,528    415,606    190,766
                                     ---------- ---------- ---------- ----------
   Standardized Measure of
    discounted future net cash
    flows..........................  $  460,335 $  276,211 $  736,546 $  385,721
                                     ========== ========== ========== ==========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

  The following is an analysis of the changes in the Standardized Measure during 1995, 1994 and 1993:

                                                     1995      1994      1993
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   Standardized Measure--Beginning of year.......  $385,721  $339,701  $274,443
   Increases (decreases)--
     Sales, net of production costs..............   (93,483)  (82,065)  (68,328)
     Net change in sales price, net of production
      costs......................................   131,697    54,864  (101,453)
     Discoveries and extensions, net of related
      future development and production costs....     4,585     4,724     6,495
     Changes in estimated future development
      costs......................................   (31,210)  (17,276)   (4,709)
     Development costs incurred..................    37,600    20,228    10,195
     Revisions of previous quantity estimates....    59,319    34,428     9,021
     Accretion of discount.......................    44,699    35,078    33,594
     Net change in income taxes..................   (86,296)  (50,189)   50,421
     Purchase of reserves-in-place...............   311,449    47,718   152,712
     Sales of reserves-in-place..................      (661)     (694)   (1,838)
     Timing of production of reserves and other..   (26,874)     (796)  (20,852)
                                                   --------  --------  --------
   Standardized Measure--End of year.............  $736,546  $385,721  $339,701
                                                   ========  ========  ========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                  A S S E T S

CURRENT ASSETS:
 Cash and cash equivalents............................................ $  5,339
 Accounts receivable--
  Oil and gas sales...................................................   43,275
  Joint operations....................................................    5,360
 Prepaids and other current assets....................................   13,536
                                                                       --------
    Total current assets..............................................   67,510
                                                                       --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
 Oil and gas properties, full cost method.............................  859,184
 Oil and gas gathering systems........................................   12,872
 Other................................................................    7,681
                                                                       --------
                                                                        879,737
 Less accumulated depreciation, depletion and amortization............  256,645
                                                                       --------
                                                                        623,092
                                                                       --------
OTHER ASSETS, net.....................................................   10,756
                                                                       --------
                                                                       $701,358
                                                                       ========

      L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

CURRENT LIABILITIES:
 Revenue payable...................................................... $ 18,910
 Accounts payable--trade..............................................   14,702
 Other payables and accrued liabilities...............................   21,103
 Current portion of long-term debt....................................    7,929
                                                                       --------
    Total current liabilities.........................................   62,644
                                                                       --------
LONG-TERM DEBT, less current portion above............................  336,380
                                                                       --------
DEFERRED INCOME TAXES.................................................   45,735
                                                                       --------
OTHER LONG-TERM LIABILITIES...........................................    3,081
                                                                       --------
MINORITY INTEREST IN SUBSIDIARY.......................................    2,286
                                                                       --------
STOCKHOLDERS' EQUITY, per accompanying statement:
 Preferred stock, $.01 par, 5,000,000 shares authorized, zero shares
  issued and outstanding..............................................      --
 Common stock, $.005 par, 40,000,000 shares authorized, 24,062,462 and
  23,661,162 shares issued and outstanding............................      120
 Capital in excess of par value.......................................  152,121
 Retained earnings....................................................   98,991
                                                                       --------
                                                                        251,232
                                                                       --------
                                                                       $701,358
                                                                       ========

           See notes to unaudited consolidated financial statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                   FOR THE
                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1996      1995
                                                              --------  --------
REVENUES:
  Oil and gas sales.......................................... $185,847  $112,809
  Oil and gas gathering......................................   15,310     8,472
  Gas marketing..............................................   21,519    13,631
  Other income...............................................      659     1,461
                                                              --------  --------
                                                               223,335   136,373
                                                              --------  --------
COSTS AND EXPENSES:
  Lease operating, including production taxes................   67,606    47,520
  Oil and gas gathering......................................   12,838     6,636
  Gas marketing..............................................   19,885    12,210
  General and administrative.................................   12,026     8,258
  Depreciation, depletion, and amortization..................   51,313    36,875
  Interest...................................................   22,467    13,379
                                                              --------  --------
                                                               186,135   124,878
                                                              --------  --------
    Income before provision for income taxes and minority
     interest................................................   37,200    11,495
PROVISION FOR INCOME TAXES:
  Current....................................................    2,061       687
  Deferred...................................................    7,982     3,895
MINORITY INTEREST IN (INCOME) LOSS OF SUBSIDIARY.............     (361)      662
                                                              --------  --------
NET INCOME................................................... $ 26,796  $  7,575
                                                              ========  ========
NET INCOME PER SHARE......................................... $   1.10  $    .36
                                                              ========  ========
Weighted average common shares and common equivalent shares
 outstanding.................................................   24,454    21,322


           See notes to unaudited consolidated financial statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                  CAPITAL
                                   COMMON STOCK  IN EXCESS
                                   -------------  OF PAR   RETAINED
                                   SHARES AMOUNT   VALUE   EARNINGS    TOTAL
                                   ------ ------ --------- --------  ---------
BALANCE AT DECEMBER 31, 1995...... 23,661 $ 118  $ 149,725 $ 74,117  $ 223,960
  Net income......................    --    --         --    26,796     26,796
  Exercise of warrants............    306     2      1,530      --       1,532
  Exercise of stock options and
   resulting tax effects..........     96   --         866      --         866
  Cash dividends declared
   ($.08 per share)...............    --    --         --    (1,922)    (1,922)
                                   ------ -----  --------- --------  ---------
BALANCE AT SEPTEMBER 30, 1996..... 24,063 $ 120  $ 152,121 $ 98,991  $ 251,232
                                   ====== =====  ========= ========  =========



           See notes to unaudited consolidated financial statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                FOR THE
                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.............................................. $  26,796  $   7,575
 Adjustments to reconcile net income to cash provided by
  operating activities--
  Depreciation, depletion and amortization...............    51,313     36,875
  Minority interest in income (loss) of subsidiary.......       361       (662)
  Provision for deferred income taxes....................     7,982      3,895
                                                          ---------  ---------
                                                             86,452     47,683
  Decrease (increase) in receivables.....................    (3,763)     3,953
  Increase (decrease) in payables and accrued
   liabilities...........................................     4,340     (1,531)
  Other..................................................    (4,082)    (1,201)
                                                          ---------  ---------
    Cash provided by operating activities................    82,947     48,904
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equipment--
  Oil and gas properties.................................   (92,441)   (78,427)
  Other property and equipment...........................    (1,567)      (775)
 Purchase of additional interest in subsidiary...........    (5,213)   (41,594)
 Other...................................................    (1,478)      (129)
                                                          ---------  ---------
    Cash used by investing activities....................  (100,699)  (120,925)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of common stock....................................     1,753        129
 Advances on revolving credit facility and other
  borrowings.............................................   108,048     88,410
 Payments on revolving credit facility and other
  borrowings.............................................   (87,614)   (14,061)
 Dividends paid..........................................    (2,514)    (1,344)
 Other...................................................       873        --
                                                          ---------  ---------
    Cash provided by financing activities................    20,546     73,134
                                                          ---------  ---------
Net increase in cash and cash equivalents................     2,794      1,113
 Cash and cash equivalents, beginning of period..........     2,545        431
                                                          ---------  ---------
 Cash and cash equivalents, end of period................ $   5,339  $   1,544
                                                          =========  =========

           See notes to unaudited consolidated financial statements.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

1. GENERAL

  The accompanying financial statements are unaudited. The consolidated financial statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. Management believes that all material adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation have been made. These financial statements and notes should be read in conjunction with the 1995 audited financial statements and related notes included elsewhere in this Prospectus. Certain reclassifications have been made to the prior year financial statements to conform to the 1996 presentations. These reclassifications had no effect on previously reported net income or cash flow.

2. SIGNIFICANT ACCOUNTING POLICIES

 Statements of Cash Flows

  During the nine months ended September 30, 1996 and 1995, cash payments for interest totaled $19,141,953 and $14,161,441, respectively. During the nine months ended September 30, 1996 and 1995, cash payments for U.S. Federal and state income taxes totaled $700,000 and $545,453, respectively. Cash payments for Argentina withholding taxes totaling $64,949 were made during the nine months ended September 30, 1996. No cash payments were made for the nine months ended September 30, 1995, for foreign income taxes.

 Depreciation, Depletion, and Amortization

  Amortization per equivalent barrel of the Company's U.S. oil and gas properties for the nine months ended September 30, 1996 and 1995, was $3.76 and $3.87, respectively. Amortization per equivalent barrel of the Company's Argentina oil and gas properties for the nine months ended September 30, 1996 and 1995, was $4.18 and $4.29, respectively. The Company had no Argentina operations prior to July 1995.

 Income Taxes

  Deferred income taxes are provided on transactions which are recognized in different periods for financial and tax reporting purposes. Such temporary differences arise primarily from the deduction of certain oil and gas exploration and development costs which are capitalized for financial reporting purposes and differences in the methods of depreciation. The Company follows the provisions of Statement of Financial Accounting Standards No. 109 when calculating the deferred income tax provision for financial purposes.

  Earnings of the Company's foreign subsidiaries, Cadipsa S.A. and Vintage Oil Argentina, Inc., are subject to Argentina income taxes. Due to significant Argentina net operating loss carryforwards for both companies, the Company does not expect to pay any foreign income taxes related to these subsidiaries in 1996. No U.S. deferred tax liability has been recognized related to the unremitted earnings of these foreign subsidiaries, as it is the Company's intention, generally, to reinvest such earnings permanently.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

3. LONG-TERM DEBT

  Long-term debt at September 30, 1996, and December 31, 1995, consists of the following:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1996          1995
                                                    ------------- ------------
                                                          (IN THOUSANDS)
   9% Senior Subordinated Notes Due 2005, net of
    discount.......................................   $ 149,623    $ 149,592
   Bank revolving credit facility..................     164,800       74,300
   Bank term loan..................................         --        36,736
   5.92% Senior note...............................         --         9,948
   Subsidiary debt (a)--
     International Finance Corporation Notes.......      25,986       28,000
     Bank of Boston Senior note....................         --        20,000
     Other subsidiary debt.........................       3,900        5,200
                                                      ---------    ---------
                                                        344,309      323,776
   Less--Current portion of long-term debt.........       7,929        7,930
                                                      ---------    ---------
                                                      $ 336,380    $ 315,846
                                                      =========    =========

--------
(a) Subsidiary debt relates to borrowings of the Company's international subsidiaries and is non-recourse to the Company except for $9.2 million advanced by the International Finance Corporation.

 Bank Revolving Credit Facility

  The Company has available an unsecured revolving credit facility under the Credit Agreement dated August 29, 1996, as amended (the "Bank Facility"), among the Company and certain banks. The Bank Facility establishes a borrowing base (currently $305 million) based on the banks' evaluation of the Company's U.S. and certain Argentina oil and gas reserves.

  Outstanding advances under the Bank Facility bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on the eurodollar market rate ("LIBOR"). The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt and the portion of the borrowing base attributable to the U.S. reserves at the time. In addition, the Company must pay a commitment fee ranging from 0.250 to 0.375 percent per annum on the unused portion of the banks' commitment. Total outstanding advances at September 30, 1996, were $164.8 million at an average interest rate of approximately 6.5 percent.

  On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's U.S. and certain Argentina oil and gas reserves. If the sum of outstanding senior debt (excluding debt of the Company's foreign subsidiaries) exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding at October 1, 1999, will be payable in 12 equal consecutive quarterly installments commencing January 1, 2000, with maturity at October 1, 2002.

  The terms of the Bank Facility impose certain restrictions on the Company regarding the pledging of assets and limitations on, among other things, additional indebtedness and the payment of dividends and other distributions. In addition, the Bank Facility requires the maintenance of a minimum current

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES ratio (as defined) and tangible net worth (as defined) of $200 million plus 75 percent of net proceeds of any future equity offerings.

4. SUBSEQUENT EVENTS

  On November 5, 1996, the Province of Santa Cruz, Argentina brought suit against Cadipsa S.A. in the Corte Suprema de Justicia de la Nacion (the Supreme Court of Justice of the Argentine Republic, Buenos Aires, Argentina), Dossier No. s-1451, seeking to recover approximately $10.6 million (which sum includes interest) allegedly due as additional royalties on four concessions granted in 1990 in which the Company currently owns a 100 percent working interest. The Company and its predecessors in title have been paying royalties at an eight percent rate; the Province of Santa Cruz claims the rate should be 12 percent. The amount of such claim will increase at the differential of these royalty rates until this claim is resolved. With respect to the 50 percent interest in the two concessions that the Company acquired from British Gas, plc, the Company believes that it is entitled to indemnification by British Gas, plc for any loss sustained by the Company as a result of this claim. Such indemnification equals approximately $4.0 million of the $10.6 million claim. The Company has no indemnification from its predecessors in title with respect to the payment of royalties on the other two concessions. Although the Company cannot predict the outcome of this litigation, based upon the advice of counsel, the Company does not expect this claim to have a material adverse impact on the Company's financial position or results of operations.

  On November 20, 1996, the Company purchased from Exxon Company, U.S.A. certain producing oil and gas properties and facilities located in south Alabama for approximately $28.2 million in cash, subject to post-closing adjustments. Funds for this acquisition were provided by advances under the Company's Bank Facility. The properties consist of all of Exxon's interests in two fields totaling approximately 5,000 net acres located in Escambia County in south Alabama and are now operated by the Company. Current net daily production from the properties averages approximately 1,450 barrels of oil and liquids and 2,800 Mcf of gas.

  Also during November 1996, the Company agreed to purchase 100% of the outstanding common stock of Shamrock Ventures Boliviana Ltd. ("Shamrock") from affiliates of Ultramar Diamond Shamrock Corporation for $29.0 million in cash. In addition, at closing on January 7, 1997, the Company repaid all of Shamrock's existing bank debt (approximately $9.2 million). Funds for the purchase of the stock and the repayment of debt were provided by advances under the Company's Bank Facility. Shamrock's assets include (i) oil and gas properties valued at $35.5 million (including the effect of approximately $6.6 million of deferred income taxes recorded under the purchase method of accounting), and (ii) inventory, receivables, cash and other assets net of liabilities (other than bank debt repaid at closing) of approximately $9.3 million. The Company has not completed its evaluations of the purchased assets and assumed liabilities; therefore, it has not completed the final purchase price allocation. The transaction is subject to government approval. The oil and gas properties of Shamrock consist of three blocks in the Chaco Plains area of southern Bolivia. The acquisition of Shamrock represents an extension to the Company's South American operating area that was initially established through a series of acquisitions in Argentina during 1995.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Certain Definitions.......................................................    2
Incorporation of Documents by Reference...................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   13
Forward-Looking Statements................................................   17
Common Stock Offering.....................................................   18
Use of Proceeds...........................................................   18
Capitalization............................................................   19
Selected Financial and Operating Data.....................................   20
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   23
Recent Acquisitions.......................................................   31
Business..................................................................   33
Management................................................................   52
Description of Certain Indebtedness.......................................   55
Description of Notes......................................................   57
Underwriting..............................................................   85
Legal Matters.............................................................   86
Experts...................................................................   86
Available Information.....................................................   86
Index to Financial Statements.............................................  F-1

$100,000,000

VINTAGE
PETROLEUM, INC.

 % SENIOR SUBORDINATED
NOTES DUE 2009

[LOGO OF VINTAGE PETROEUM, INC. APPEARS HERE]

SALOMON BROTHERS INC

DILLON, READ & CO. INC.

LEHMAN BROTHERS

NESBITT BURNS SECURITIES INC.

PROSPECTUS

DATED      , 1997

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JANUARY 10, 1997

                                1,500,000 SHARES

[LOGO OF VINTAGE             VINTAGE PETROLEUM, INC.
PETROLEUM, INC.
APPEARS HERE]                     COMMON STOCK

  The 1,500,000 shares of Common Stock, par value $.005 per share (the "Common Stock"), offered hereby (this "Offering" or the "Common Stock Offering") are being offered by Vintage Petroleum, Inc. (the "Company"). The Common Stock is listed on the New York Stock Exchange under the symbol "VPI." On January 9, 1997, the last reported sales price of the Common Stock on the New York Stock Exchange was $35 3/8 per share. See "Price Range of Common Stock and Dividends."

  Concurrent with this Offering, the Company is offering $100 million aggregate principal amount of its % Senior Subordinated Notes Due 2009 (the "Notes") to the public (the "Note Offering"). See "Note Offering." Consummation of this Offering is not contingent upon consummation of the Note Offering, and there can be no assurance that the Note Offering will be consummated.

  FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 11-14.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                                       Underwriting
                                              Price to Discounts and Proceeds to
                                               Public  Commissions*   Company+
Per Share....................................   $           $            $
Total ++.....................................  $           $            $

-----
* The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

+ Before deducting expenses payable by the Company estimated to be $   .

++The Company has granted the Underwriters a 30-day option to purchase up to
  225,000 additional shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the
  total price to public will be $   , the total underwriting discounts and
  commissions will be $    and the total proceeds to the Company will be $   .
  See "Underwriting."

                                  -----------

  The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that delivery of the certificates therefor will be made at the offices of Dillon, Read & Co. Inc., New York, New
York, on or about      , 1997, against payment therefor. The Underwriters
include:

DILLON, READ & CO. INC.
        SALOMON BROTHERS INC
                 SMITH BARNEY INC.
                                                   JOHNSON RICE & COMPANY L.L.C.

                   The date of this Prospectus is      , 1997

                              CERTAIN DEFINITIONS

  Unless the context requires otherwise, all references in this Prospectus to "Vintage" or the "Company" include Vintage Petroleum, Inc., its consolidated subsidiaries and its proportionately consolidated general partner interests in various limited partnerships and joint ventures.

  As used in this Prospectus, "Mcf" means thousand cubic feet, "MMcf" means million cubic feet, "Bcf" means billion cubic feet, "Bbl" means barrel, "MBbls" means thousand barrels, "MMBbls" means million barrels, "BOE" means equivalent barrels of oil, "MBOE" means thousand equivalent barrels of oil and "MMBOE" means million equivalent barrels of oil. Unless otherwise indicated in this Prospectus, gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60(degrees) Fahrenheit. Equivalent barrels of oil are determined using the ratio of six Mcf of gas to one Bbl of oil. The term "gross" refers to the total acres or wells in which the Company has a working interest, and "net" refers to gross acres or wells multiplied by the percentage working interest owned by the Company. "Net production" means production that is owned by the Company less royalties and production due others. The terms "net" and "net production" include 100 percent of the Company's subsidiary Cadipsa S.A. ("Cadipsa") and do not reflect reductions for minority interest ownership. The term "oil" includes crude oil, condensate and natural gas liquids. "Finding cost" means an amount per BOE equal to the sum of all costs incurred relating to oil and gas property acquisition, exploration and development activities divided by the sum of all additions and revisions to estimated proved reserves, including reserve purchases.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission") (File No. 1-10578) are hereby incorporated by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996; (c) the Company's Current Report on Form 8-K dated July 5, 1995, and Amendment No. 1 thereto dated September 18, 1995; (d) the Company's Current Report on Form 8-K dated December 28, 1995; (e) the Company's Current Report on Form 8-K dated January 10, 1997; and (f) the description of the Common Stock contained in the Company's registration statement on Form 8-A, dated July 18, 1990, including any amendment or report heretofore or hereafter filed for the purpose of updating the description of the Common Stock contained therein.

  Each document filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus has been delivered, on written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference into such documents) of any or all documents incorporated by reference in this Prospectus. Requests for such copies should be directed to William C. Barnes, Secretary, at the Company's principal executive offices, 4200 One Williams Center, Tulsa, Oklahoma 74172, telephone number (918) 592-0101.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) included elsewhere in this Prospectus or incorporated by reference herein. Unless otherwise indicated, all data in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Certain terms used herein are defined under "Certain Definitions."

                                  THE COMPANY

  Vintage Petroleum, Inc. ("Vintage" or the "Company") is an independent oil and gas company focused on the acquisition of producing oil and gas properties which contain the potential for increased value through exploitation and development. The Company, through its experienced management and engineering staff, has been successful in realizing such potential on prior acquisitions through workovers, recompletions, secondary recovery operations, operating cost reductions, and the drilling of development or infill wells. The Company believes that its primary strengths are its ability to add reserves at attractive prices through property acquisitions and subsequent exploitation, and its low cost operating structure. These strengths have allowed the Company to substantially increase reserves, production and cash flow during the last five years. As the Company has grown its cash flow and added to its technical staff, exploration has become a larger focus for its future growth. Planned exploration expenditures for 1997 of approximately $43 million represent 37 percent of the Company's capital budget, excluding acquisitions.

  At September 30, 1996, the Company owned and operated producing properties in 11 states, with its domestic proved reserves located primarily in four core areas: the West Coast, Gulf Coast, East Texas and Mid-Continent areas of the United States. During 1996, the Company expanded its Gulf Coast area through the acquisitions of certain oil and gas properties from Exxon Company, U.S.A. and Conoco Inc. In addition, the Company established a new core area in 1995 by acquiring 12 oil concessions, 11 of which are producing and operated by the Company, in the south flank of the San Jorge Basin in southern Argentina. The Company recently expanded its South American operations into Bolivia through the acquisition of Shamrock Ventures Boliviana Ltd. which owns and operates three blocks covering approximately 570,000 net acres in the Chaco Plains area of southern Bolivia. See "Recent Acquisitions."

  Vintage owned interests in 3,053 gross (1,934 net) producing wells in the United States as of September 30, 1996, of which approximately 81 percent are operated by the Company. Vintage owned interests in 610 gross (597 net) producing wells in Argentina as of September 30, 1996, of which approximately 97 percent are operated by the Company. As of December 31, 1995, the Company's properties had proved reserves of 199.7 MMBOE, comprised of 147.9 MMBbls of oil and 310.8 Bcf of gas, with a present value of estimated future net revenues before income taxes (utilizing a 10 percent discount rate) of $894 million and a standardized measure of discounted future net cash flows of $737 million. Since that date, acquisitions have added 28.4 MMBOE of proved reserves, as estimated by the Company as of the date of each acquisition.

  The Company has consistently achieved growth in proved reserves, production and revenues and has been profitable every full year since its founding in 1983. From the first quarter of 1993 through the third quarter of 1996, the Company increased its average net daily production from 11,200 Bbls of oil to 32,900 Bbls of oil and from 60,000 Mcf of gas to 86,300 Mcf of gas. For the year ended December 31, 1995, the Company generated revenues of $195 million and EBITDA (as defined herein) of $88 million. For the nine months ended September 30, 1996, the Company generated revenues of $223 million and EBITDA of $111 million.

BUSINESS STRATEGY

  Vintage's overall goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has been successful at achieving this goal through its ongoing strategy of (a) acquiring producing oil and gas properties, at favorable prices, with significant exploitation potential,

(b) focusing on low risk exploitation and development activities to maximize production and ultimate reserve recovery, (c) exploring non-producing properties, (d) maintaining a low cost operating structure, and (e) maintaining financial flexibility.

  Key elements of the Company's strategy include:

  . Acquisitions of Producing Properties. The Company has an experienced management and engineering team which focuses on acquisitions of operated producing properties that meet its selection criteria which include (a) significant potential for increasing reserves and production through low risk exploitation and development, (b) attractive purchase price, and (c) opportunities for improved operating efficiency. The Company's emphasis on property acquisitions reflects its belief that continuing consolidation and restructuring activities on the part of major integrated and large independent oil companies has afforded in recent years, and should afford in the future, attractive opportunities to purchase domestic and international producing properties. This acquisition strategy has allowed the Company to rapidly grow its reserves at favorable acquisition prices. From January 1, 1993, through September 30, 1996, the Company acquired 140.1 MMBOE of proved oil and gas reserves at an average acquisition cost of $2.78 per BOE, which is significantly below the industry average. The Company replaced through acquisitions approximately 3.1 times its production of 45.5 MMBOE during the same period.

  . Exploitation and Development. The Company pursues workovers, recompletions, secondary recovery operations and other production optimization techniques on its properties, as well as development and infill drilling, to offset normal production declines and replace the Company's annual production. From January 1, 1993, through December 31, 1995, the Company spent approximately $83.9 million on exploitation and development activities. During this period, the Company's recompletion and workover activities resulted in improved production or operating efficiencies in approximately 75 percent of these operations, and the result of all of its exploitation activities, including development and infill drilling, succeeded in replacing more than 78 percent of production during this period. The Company has an extensive inventory of exploitation and development opportunities including identified projects which represent approximately a 10 year inventory at current activity levels. The Company anticipates spending approximately $33 million in the United States and approximately $40 million in Argentina during 1997 on exploitation and development projects.

  . Exploration. The Company's overall exploration strategy balances high potential international prospects with lower risk drilling in known formations in the United States and Argentina. This prospect mix and the Company's practice of risk-sharing with industry partners is intended to lower the incidence and costs of dry holes. The Company makes extensive use of geophysical studies, including 3-D seismic, which further reduce the cost and increase the success of its exploration program. From January 1, 1993, through September 30, 1996, the Company spent approximately $39.8 million on exploration activities including the drilling of 75 gross (32.65 net) exploration wells, of which approximately 69 percent gross (58 percent net) were productive. The Company has increased its 1997 exploration budget by 79 percent over 1996 to approximately $43 million with spending planned in its core areas in the United States and Argentina as well as in Block 19 of Ecuador and the Chaco Block in Bolivia.

  . Low Cost Structure. The Company is an efficient operator and capitalizes on its low cost structure in evaluating acquisition opportunities. The Company generally achieves substantial reductions in labor and other field level costs from those experienced by the previous operators. In addition, the Company targets acquisition candidates which are located in its core areas and provide opportunities for cost efficiencies through consolidation with other Vintage operations. The lower cost structure has generally allowed the Company to substantially improve the cash flow of newly acquired properties.

  . Financial Flexibility. The Company is committed to maintaining substantial financial flexibility, which management believes is important for the successful execution of its acquisition, exploitation and exploration strategy. In conjunction with the purchase of substantial oil and gas assets in 1990, 1992 and 1995, the Company completed three public equity offerings, as well as a public debt offering in 1995, which provided the Company with aggregate net proceeds of approximately $272 million. Upon consummation of the Common Stock Offering and the Note Offering and the application of the net proceeds therefrom, and after giving effect to the related borrowing base reduction, the unused portion of the Company's revolving credit facility as of January 9, 1997, would have been approximately $158.7 million ($96.4 million if only the Common Stock Offering is consummated).

RECENT ACQUISITIONS


  Since December 31, 1995, the Company has acquired, through several transactions, oil and gas properties for an aggregate purchase price of approximately $89.7 million. Most of these properties were acquired subsequent to September 30, 1996. Based on estimates prepared by the Company, proved reserves as of the dates of the various acquisitions aggregated 16.0 MMBbls of oil and 74.0 Bcf of gas, or a total of 28.4 MMBOE. These reserves were acquired at an average cost of $3.16 per BOE.

  The two most significant acquisitions made subsequent to September 30, 1996, are described below. If these properties had been acquired on January 1, 1996, these properties would have increased the Company's revenues by approximately $13.5 million, EBITDA by approximately $8.5 million and production by approximately 302 MBbls of oil and 4.0 Bcf of gas for the nine months ended September 30, 1996.

  On November 20, 1996, the Company purchased certain producing oil and gas properties and facilities from Exxon Company, U.S.A. located in south Alabama for approximately $28.2 million in cash (the "Exxon Properties"). Funds were provided by advances under the Company's revolving credit facility. The Exxon Properties include an interest in two fields totaling approximately 5,000 net acres with a total of 17 gross (9.9 net) productive wells with current net daily production of approximately 1,450 Bbls of oil and liquids and 2,800 Mcf of gas. All of the wells are now operated by the Company.

  Also during November 1996, the Company agreed to purchase 100 percent of the outstanding common stock of Shamrock Ventures Boliviana Ltd. ("Shamrock") from affiliates of Ultramar Diamond Shamrock Corporation for approximately $29.0 million in cash. In addition, at closing on January 7, 1997, the Company repaid all of Shamrock's existing bank debt (approximately $9.2 million). Funds for the purchase of the stock and the repayment of debt were provided by advances under the Company's revolving credit facility. Shamrock's assets include (a) oil and gas properties valued at $35.5 million (including the effect of approximately $6.6 million of deferred income taxes recorded under the purchase method of accounting), and (b) inventory, receivables, cash and other assets net of liabilities (other than bank debt repaid at closing) of approximately $9.3 million. The oil and gas properties of Shamrock consist of three blocks, totaling approximately 570,000 net acres, in the Chaco Plains area of southern Bolivia. The properties consist of a 100 percent interest in the Chaco and Porvenir blocks, and a 50 percent interest in the Nupuco block. Proved reserves at the time of acquisition, as estimated by the Company, were 53.2 Bcf of gas and 5.1 MMBbls of oil. Current net daily production is approximately 14,500 Mcf of gas and 230 Bbls of condensate. Recent realized prices on the properties were $1.23 per Mcf of gas and $21.00 per Bbl of condensate. The purchase also included a 29 mile gas pipeline and an interest in a gas processing plant with a capacity of 110 MMcf per day. The Company believes that the Shamrock properties contain substantial upside potential which may be realized through exploitation and future exploration. See "Recent Acquisitions."

                                  THE OFFERING

Common Stock offered........   1,500,000 shares


Common Stock to be
outstanding after  this
Offering....................  25,572,462 shares(1)

Use of proceeds.............  The net proceeds to the Company from the sale of the Common Stock offered hereby are estimated to be approximately $48.0 million. Such net proceeds will be used to repay a portion of existing indebtedness under the Company's revolving credit facility (the "Bank Facility"). See "Use of Proceeds."

New York Stock Exchange
Symbol......................  VPI

Note Offering...............  Concurrent with this Offering, the Company is offering $100 million aggregate principal amount of Notes to the public. This Offering is not contingent upon consummation of the Note Offering, and there can be no assurance that the Note Offering will be consummated. See "Note Offering."
--------
(1) Does not include (a) 225,000 shares of Common Stock that may be sold by the Company upon exercise of the Underwriters' over-allotment option and (b) 1,341,102 shares of Common Stock reserved for issuance pursuant to outstanding stock options.

                             SUMMARY FINANCIAL DATA
  The following table presents summary financial information for the periods indicated and should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Significant acquisitions of producing oil and gas properties affect the comparability of the financial data for the periods presented below.

                            NINE MONTHS ENDED
                              SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                          ----------------------  ----------------------------------
                             1996        1995        1995        1994        1993
                          ----------  ----------  ----------  ----------  ----------
                               (UNAUDITED)
                           (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
 Oil and gas sales......  $  185,847  $  112,809  $  160,254  $  141,357  $  113,259
 Oil and gas gathering..      15,310       8,472      12,380      14,635       7,861
 Gas marketing..........      21,519      13,631      20,912      27,285      36,175
 Other income...........         659       1,461       1,251       2,375       2,732
                          ----------  ----------  ----------  ----------  ----------
                             223,335     136,373     194,797     185,652     160,027
                          ----------  ----------  ----------  ----------  ----------
Costs and expenses:
 Lease operating,
  including production
  taxes.................      67,606      47,520      66,771      59,292      44,930
 Oil and gas gathering..      12,838       6,636       9,511      12,294       5,869
 Gas marketing..........      19,885      12,210      18,839      24,963      34,406
 General and
  administrative........      12,026       8,258      11,601       8,889       6,066
 Depreciation, depletion
  and amortization......      51,313      36,875      52,257      45,774      33,335
 Interest...............      22,467      13,379      20,178      12,002       6,943
                          ----------  ----------  ----------  ----------  ----------
                             186,135     124,878     179,157     163,214     131,549
                          ----------  ----------  ----------  ----------  ----------
Income before income
 taxes, minority
 interest and cumulative
 effect of accounting
 change.................      37,200      11,495      15,640      22,438      28,478
Provision (benefit) for
 income taxes:
 Current................       2,061         687        (955)      1,576       3,962
 Deferred...............       7,982       3,895       6,034       6,933       7,727
Minority interest in
 (income) loss of
 subsidiary(a)..........        (361)        662         800         --          --
                          ----------  ----------  ----------  ----------  ----------
Income before cumulative
 effect of accounting
 change.................      26,796       7,575      11,361      13,929      16,789
Cumulative effect of
 accounting change(b)...         --          --          --          --        1,725
                          ----------  ----------  ----------  ----------  ----------
Net income..............  $   26,796  $    7,575  $   11,361  $   13,929  $   18,514
                          ==========  ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding.....      24,454      21,322      21,276      21,174      20,830
EARNINGS PER SHARE:
Income before cumulative
 effect of accounting
 change.................  $     1.10  $      .36  $      .53  $      .66  $      .81
Net income..............        1.10         .36         .53         .66         .89
CASH FLOW DATA:
Cash provided (used) by:
 Operating activities...  $   82,947  $   48,904  $   54,199  $   58,670  $   52,219
 Investing activities...    (100,699)   (120,925)   (187,251)    (70,668)   (146,126)
 Financing activities...      20,546      73,134     135,166      11,867      93,900
BALANCE SHEET DATA (end
 of period):
Property, plant and
 equipment, net.........  $  623,092  $  521,751  $  577,746  $  366,665  $  346,034
Total assets............     701,358     572,143     647,539     407,752     384,461
Total debt..............     344,309     309,140     323,776     193,864     181,480
Minority interest(a)....       2,286      11,618       3,922         --          --
Stockholders' equity....     251,232     169,702     223,960     155,993     143,392
OTHER FINANCIAL DATA:
Dividends declared per
 share..................  $      .08  $      .07  $      .09  $      .07  $      .05
EBITDA(c)...............     110,980      61,749      88,075      80,214      68,756
Ratio of EBITDA to
 interest expense.......         4.9x        4.6x        4.4x        6.7x        9.9x
Ratio of earnings to
 fixed charges(d).......         2.7x        1.9x        1.8x        2.9x        5.0x

                         (see notes on following page)

--------
(a) Reflects the minority interest in Cadipsa S.A. See consolidated financial statements and the notes thereto of the Company included elsewhere in this Prospectus.
(b) Represents the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
(c) EBITDA is presented herein as defined in the Indenture governing the Notes wherein EBITDA is generally defined as income before cumulative effect of accounting change, provision for income taxes, interest, depreciation, depletion, amortization and certain other non-cash charges. EBITDA is included as a supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA, however, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. If the Exxon Properties and Shamrock had been acquired on January 1, 1996, these properties would have increased the Company's EBITDA by approximately $8.5 million for the nine months ended September 30, 1996. See "Recent Acquisitions."
(d) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income of the Company and its subsidiaries before income taxes and fixed charges. Fixed charges consist of interest expense, including amortization of financing costs and any discount or premium related to any indebtedness.

                     SUMMARY OPERATING AND RESERVE DATA (A)
                                  (Unaudited)

                             NINE MONTHS ENDED
                               SEPTEMBER 30,       YEARS ENDED DECEMBER 31,
                             -------------------- ----------------------------
                               1996        1995     1995      1994      1993
                             --------    -------- --------  --------  --------
Production:
 Oil (MBbls)................    8,649       5,310    7,608     6,657     4,785
 Gas (MMcf).................   24,535      22,489   30,610    28,884    22,504
 Oil equivalent (MBOE)......   12,738       9,058   12,710    11,471     8,536
Average sales prices:
 Oil (per Bbl).............. $  16.66(b) $  15.33   $15.26    $13.53    $14.14
 Gas (per Mcf)..............     1.70        1.42     1.46      1.78      2.03
Production costs (per
 BOE)(c)....................     5.31        5.25     5.25      5.17      5.26
Three-year average finding
 cost (per BOE)(d)..........      N/A         N/A     2.98      3.23      3.34
Proved reserves (end of
 period):
 Oil (MBbls)................      N/A         N/A  147,871    70,789    63,277
 Gas (MMcf).................      N/A         N/A  310,762   281,638   273,142
 Total proved reserves
  (MBOE)....................      N/A         N/A  199,665   117,729   108,801
 Proved developed reserves
  (MBOE)....................      N/A         N/A  145,790    91,722    88,976
Annual reserve replacement
 ratio(e)...................      N/A         N/A      747%      179%      504%
Estimated reserve life (in
 years)(f)..................      N/A         N/A     15.7      10.3      12.7
Present value of estimated
 future net revenues before
 income taxes (discounted at
 10%) (in thousands)........      N/A         N/A $894,249  $446,987  $359,978
Standardized measure of
 discounted future net cash
 flows (in thousands).......      N/A         N/A  736,546   385,721   339,701

--------
(a) Significant acquisitions of producing oil and gas properties affect the comparability of the operating data for the periods presented.
(b) During the first nine months of 1996, the impact of oil hedges reduced the Company's overall average oil price $1.17 to $16.66 per Bbl.
(c) Includes lease operating costs and production and ad valorem taxes.
(d) Represents the average finding cost per BOE during the three years ended December 31 of the year shown in the column. See "Certain Definitions."
(e) The annual reserve replacement ratio is a percentage determined on a BOE basis by dividing the estimated reserves added during a year from exploitation, development and exploration activities, acquisitions of proved reserves and revisions of previous estimates, excluding property sales, by the oil and gas volumes produced during that year.
(f) Estimated reserve life is calculated on a BOE basis by dividing the total estimated proved reserves at year-end by the total production during the year. This calculation can be affected by the timing of major acquisitions. For example, major acquisitions were made during the second half of 1995 which resulted in an estimated reserve life of 15.7 years for 1995. This compares to an estimated reserve life of 12.0 years for 1995 based on annualized first quarter 1996 production.

                        SUMMARY OIL AND GAS RESERVE DATA

  The following table sets forth summary information with respect to the estimates of the Company's proved oil and gas reserves at December 31, 1995, as evaluated by Netherland, Sewell & Associates, Inc. For additional information relating to the Company's oil and gas reserves, see "Business--Reserves," "Recent Acquisitions" and Note 9 "Supplementary Financial Information for Oil and Gas Producing Activities" to the Company's consolidated financial statements included elsewhere in this Prospectus.

                                                        PROVED RESERVES AT
                                                         DECEMBER 31, 1995
                                                   -----------------------------
                                                   DEVELOPED UNDEVELOPED  TOTAL
                                                   --------- ----------- -------
United States:
  Oil (MBbls).....................................   63,791    16,436     80,227
  Gas (MMcf)......................................  270,427    40,335    310,762
  MBOE............................................  108,862    23,159    132,021
Argentina:
  Oil (MBbls).....................................   36,928    30,716     67,644
Total:
  Oil (MBbls).....................................  100,719    47,152    147,871
  Gas (MMcf)......................................  270,427    40,335    310,762
  MBOE............................................  145,790    53,875    199,665

                                 RISK FACTORS

  Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors, as well as the other information set forth in this Prospectus.

INDUSTRY CONDITIONS; IMPACT ON COMPANY'S OPERATING RESULTS

  The Company's revenues, operating results and future rate of growth are substantially dependent upon prevailing prices for oil and gas. Historically, oil and gas prices and markets have been volatile, and they are likely to continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. These factors include political conditions in oil producing regions, including the Middle East, the domestic and foreign supply of oil and gas, the level of consumer demand, weather conditions, domestic and foreign government regulations, the price and availability of alternative fuels and overall economic conditions. In addition, various factors, including the capacity and availability of oil and gas gathering systems and pipelines, the effect of federal and state regulation of production and transportation, general economic conditions, changes in supply due to drilling by other producers and changes in demand, may adversely affect the Company's ability to market its oil and gas production.

SUBSTANTIAL LEVERAGE

  At September 30, 1996, on an as adjusted combined basis, the Company would have had long-term debt of $357.5 million as compared to stockholders' equity of $299.2 million ($354.8 million and $299.2 million, respectively, if the Note Offering is not consummated) resulting in a long-term debt to total capitalization ratio of 54 percent (54 percent if the Note Offering is not consummated). See "Capitalization." Following the completion of the Note Offering, the Company will have the ability to incur additional indebtedness under the indenture governing the Notes and the indenture governing the Company's 9% Senior Subordinated Notes Due 2005 (the "9% Notes") and will have significant borrowing capacity under its revolving credit facility (the "Bank Facility"). The Company's ability to meet its debt service obligations and reduce total indebtedness will be dependent not only upon its future drilling and production performance, but also on oil and gas prices, general economic conditions and financial, business and other factors affecting its operations, many of which are beyond its control. The Company's historical focus has been and is expected to continue to be the acquisition, exploitation, development and exploration of producing oil and gas properties. Each of these activities requires substantial capital. The Company may finance such capital expenditures in the future through the incurrence of additional indebtedness. The degree to which the Company is leveraged could have important consequences to the holders of Common Stock including (a) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited; (b) a portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (c) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (d) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; (e) the Company's level of indebtedness may make it more vulnerable in the event of a downturn in its business; and (f) the terms of certain of the Company's indebtedness permit its creditors to accelerate payments upon certain events of default or a change of control of the Company. Currently, an instrument of indebtedness of one of the Company's foreign subsidiaries restricts its ability to pay dividends and other distributions to the Company, and the respective indentures governing the Notes and the 9% Notes permit foreign subsidiaries of the Company to agree to similar restrictions in the future.

RELIANCE ON DEVELOPMENT OF ADDITIONAL RESERVES; ACQUISITION RISKS

  The Company's future performance is dependent upon its ability to find or acquire additional oil and gas reserves that are economically recoverable. Unless the Company successfully replaces the reserves that it produces, the Company's reserves will decline, resulting eventually in a decrease in oil and gas production and lower revenues and cash flow from operations.

  The Company in the past has focused, and expects to continue to focus, on acquiring producing oil and gas properties to replace reserves. Although the Company performs a review of the acquired properties that it believes is consistent with industry practice, such reviews are inherently incomplete. In general, it is not feasible to review in-depth each individual property being acquired. Ordinarily, the Company will focus its review efforts on the higher-valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit the Company to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on each well included in an acquisition, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is performed. In addition, competition for producing oil and gas properties is intense and many of the Company's competitors have financial and other resources substantially in excess of those available to the Company. Therefore, no assurance can be given that the Company will be able to acquire producing oil and gas properties that contain economically recoverable reserves or that it will make such acquisitions at acceptable prices.

  The Company historically has succeeded in replacing reserves through exploitation, development and exploration. The Company has conducted such activities on its existing oil and gas properties as well as on newly acquired properties. However, no assurance can be given that the Company will continue to replace reserves from such activities at acceptable costs. In addition, exploitation, development and exploration involve numerous risks, including depositional or trapping uncertainties or other conditions that may result in dry holes, the failure to produce oil and gas in commercial quantities and the inability to fully produce discovered reserves.

UNCERTAINTIES IN ESTIMATING RESERVES AND FUTURE NET REVENUES; IMPAIRMENT OF OIL AND GAS ASSETS

  There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of developmental expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus or incorporated by reference herein represent only estimates. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct over time. The level of future oil and gas production is subject to a number of uncertainties including the degree to which the Company is successful in acquiring or developing additional reserves. See "--Reliance on Development of Additional Reserves; Acquisition Risks."

  The Company accounts for its oil and gas producing activities under the full cost method. This method imposes certain limitations on the carrying (book) value of proved oil and gas properties and requires a writedown of such assets for accounting purposes if such limits are exceeded. The risk that the Company will be required to write down the carrying value of its oil and gas properties increases as oil and gas prices decline or remain depressed. If a writedown is required, it would result in a non-cash charge to earnings. If declines in oil and gas prices are severe, the Company's borrowing base under the Bank Facility may be reduced. In the event debt outstanding under the Bank Facility exceeds the amount of the revised borrowing base, the Company would be required to make a principal repayment to bring the total amount of debt outstanding in compliance with the revised borrowing base. In the past, the Company has not been required to writedown its oil and gas properties or make a mandatory prepayment under the Bank Facility. However, no assurance can be given that the Company will not be required to make such a writedown or make such a mandatory prepayment in the future.

RISKS OF INTERNATIONAL OPERATIONS

  International investments represent approximately 34 percent of the Company's total proved reserves at December 31, 1995, and are expected to represent a significant portion of the Company's total assets in the future. The Company continues to evaluate international investment opportunities but currently has no binding agreements or commitments to make any material international acquisitions.

  The Company's foreign properties, operations or investments may be adversely affected by local political and economic developments, exchange controls, currency fluctuations, royalty and tax increases, retroactive tax claims, expropriation, import and export regulations and other foreign laws or policies as well as by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts in the United States. The Company may also be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity.

RISKS OF HEDGING TRANSACTIONS

  The Company has previously engaged in oil and gas hedging activities and intends to continue to consider various hedging arrangements to realize commodity prices which it considers favorable. Currently, oil hedges for the calendar year 1997 cover 2.738 MMBbls at an average NYMEX reference price of $19.26. The impact of changes in the market prices for oil and gas on the Company's average realized prices may be reduced from time to time based on the level of the Company's hedging activities. These hedging arrangements may limit potential gains by the Company if the market prices for oil and gas were to rise substantially over the price established by the hedge. In addition, the Company's hedging arrangements expose the Company to the risk of financial loss in certain circumstances, including instances in which (a) production is less than expected, (b) there is a widening of price differentials between delivery points for the Company's production and the NYMEX reference price, or
(c) the counterparties to the Company's hedging arrangements fail to honor their financial commitments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

RISKS RELATING TO A CHANGE OF CONTROL

  In the event of a Change of Control (as defined in the respective indentures governing the Notes and the 9% Notes), holders of the Notes, the 9% Notes and all then outstanding indebtedness pari passu with the Notes that contains similar change of control provisions will have the right to require the Company, subject to certain conditions, to repurchase all or any part of such holders' notes at a price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Existing senior indebtedness and existing senior subordinated indebtedness includes, and future indebtedness may include, change of control provisions pursuant to which the Company would be required to repurchase, or the lender could demand repayment of, upon a change of control (as defined thereunder), the indebtedness due thereunder. Upon such an occurrence, the Company would be required to redeem or repay such senior indebtedness before repurchasing the Notes, the 9% Notes and all then outstanding indebtedness pari passu with the Notes that contains similar change of control provisions. Furthermore, no assurance can be given that the Company would have sufficient funds available or could obtain the financing required to repurchase the Notes, the 9% Notes and such other outstanding indebtedness that is pari passu with the Notes tendered by holders following a Change of Control. If a Change of Control occurred and the Company had inadequate funds or financing available to pay for Notes, 9% Notes and such other outstanding indebtedness that is pari passu with the Notes tendered for repurchase, an event of default would be triggered under the indenture governing the Notes and under the indentures governing the 9% Notes and such other outstanding indebtedness that is pari passu with the Notes, each of which could have adverse consequences for the Company.

OPERATING HAZARDS; UNINSURED RISKS

  The Company's operations are subject to all of the risks and hazards typically associated with the exploitation, development and exploration for, the production of, and the transportation of oil and gas. Operating risks include but are not limited to fires, explosions, formations with abnormal pressures, blowouts, cratering and oil spills and other natural disasters, any of which could result in loss to human life, significant damage to property, environmental pollution, impairment of the Company's operations and substantial losses to the Company. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of such risks and some, but not all, of such losses. The occurrence of such an event not fully covered by insurance could have a material adverse effect on the financial position and operations of the Company.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

  The Company's business is subject to certain foreign, federal, state and local laws and regulations relating to the exploration for and development, production and marketing of oil and gas, including environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Such laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning the Company's oil and gas wells and other facilities.

  The Company has expended significant resources to comply with certain laws and environmental regulations and anticipates that it will continue to do so in the future. Because the requirements imposed by such laws and regulations are frequently changed, the Company is unable to predict the ultimate cost of compliance with such requirements. There can be no assurance given that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect the Company's business.

COMPETITION

  The oil and gas industry is highly competitive. The Company competes in the areas of property acquisitions and the development, production and marketing of oil and natural gas with major oil companies, other independent oil and natural gas concerns and individual producers and operators. The Company also competes with major and independent oil and natural gas concerns in recruiting and retaining qualified employees. Many of these competitors have substantially greater financial and other resources than the Company.

CONTROL BY CERTAIN STOCKHOLDERS

  Upon the completion of this Offering, the current officers and directors of the Company as a group will own at least 33 percent of the outstanding Common Stock. Consequently, these stockholders may be in a position to effectively control the affairs of the Company, including the election of all of the Company's directors and the approval or prevention of certain corporate transactions which require majority stockholder approval.

CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's Restated Certificate of Incorporation and Restated By-laws and the Delaware General Corporation Law contain provisions that may have the effect of discouraging unsolicited takeover proposals for the Company that a stockholder might consider to be in that stockholder's best interest. These provisions, among other things, provide for a classified board of directors, restrict the ability of stockholders to take action by written consent, authorize the board of directors to designate the terms of and issue new series of preferred stock, limit the personal liability of directors, require the Company to indemnify directors and officers to the fullest extent permitted by applicable law and impose restrictions on business combinations with certain interested parties. See "Description of Capital Stock--Possible Anti-takeover Provisions." In addition, certain provisions included in the Bank Facility, the Notes and the 9% Notes will require the Company to prepay indebtedness outstanding thereunder upon a change of control (as defined therein) of the Company.

                          FORWARD-LOOKING STATEMENTS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included or incorporated by reference in this Prospectus which address activities, events or developments which the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), wells to be drilled or reworked, oil and gas prices and demand, exploitation and exploration prospects, development and infill potential, drilling prospects, expansion and other development trends of the oil and gas industry, business strategy, production of oil and gas reserves, expansion and growth of the Company's business and operations, and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus; general economic, market or business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, most of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business or operations. The Company assumes no obligation to update any such forward-looking statements.

                                 NOTE OFFERING

  Concurrent with this Offering, the Company is offering $100 million aggregate principal amount of its Senior Subordinated Notes Due 2009 (the "Notes"). This Offering and the Note Offering are not contingent upon each other and there can be no assurance that the Note Offering will be consummated.

  The Indenture for the Notes contains limitations on, among other things, (a) the ability of the Company to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to the capital stock of the Company and the purchase, redemption or retirement of capital stock of the Company, (c) the making of certain investments, (d) the incurrence of certain liens, (e) asset sales, (f) the issuance and sale of capital stock of restricted subsidiaries, (g) transactions with affiliates, (h) payment restrictions affecting restricted subsidiaries, and (i) certain consolidations, mergers and transfers of assets.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Stock offered hereby are estimated to be approximately $48.0 million. Such net proceeds will be used to reduce a portion of existing indebtedness under the Company's Bank Facility. At January 9, 1997, the outstanding balance under the Bank Facility totaled approximately $248.7 million, with an average interest rate of approximately 6.8 percent. The Company's indebtedness under the Bank Facility was incurred, in part, to finance the Company's acquisitions of oil and gas reserves, including the acquisitions of Shamrock and the Exxon Properties. For additional information regarding the term and the interest rate of the indebtedness under the Bank Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity."

  If the concurrent Note Offering is consummated, the net proceeds from that offering to the Company are estimated to be approximately $97.3 million. Such net proceeds will also be used to reduce a portion of existing indebtedness under the Bank Facility.

                                CAPITALIZATION

  The following table sets forth at September 30, 1996: (a) the historical capitalization of the Company, (b) the as adjusted capitalization of the Company after giving effect to the debt incurred to purchase the Exxon Properties and the acquisition of Shamrock (see "Recent Acquisitions"), and the Common Stock Offering and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds," and (c) the as adjusted combined capitalization of the Company after giving effect to (b) above and the Note Offering and the application of the estimated net proceeds therefrom as set forth in "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                               SEPTEMBER 30, 1996
                                       ----------------------------------------
                                                  AS ADJUSTED
                                                  COMMON STOCK
                                                  OFFERING AND      AS ADJUSTED
                                       HISTORICAL ACQUISITIONS       COMBINED
                                       ---------- ------------      -----------
                                                 (IN THOUSANDS)
Current portion of long-term debt..... $   7,929   $   7,929         $  7,929
                                       =========   =========         ========
Long-term debt:
  Bank Revolving Loan Facility........ $ 164,800   $ 183,207(a)(b)   $ 85,957(c)
  9% Senior Subordinated Notes Due
   2005, net of discount..............   149,623     149,623          149,623
  Note Offering Notes.................       --          --           100,000
  International Finance Corporation
   Note...............................    21,957      21,957           21,957
                                       ---------   ---------         --------
    Total long-term debt..............   336,380     354,787          357,537
                                       ---------   ---------         --------
Minority interest.....................     2,286       2,286            2,286
                                       ---------   ---------         --------
Stockholders' equity:
  Common stock(d).....................       120         128(b)           128
  Capital in excess of par value......   152,121     200,107(b)       200,107
  Retained earnings...................    98,991      98,991           98,991
                                       ---------   ---------         --------
    Total stockholders' equity........   251,232     299,226          299,226
                                       ---------   ---------         --------
Total capitalization.................. $ 589,898   $ 656,299         $659,049
                                       =========   =========         ========

--------
(a) Reflects additional borrowings of $66.4 million to fund the acquisitions of the Exxon Properties and Shamrock.
(b) Reflects the issuance of 1,500,000 shares of Common Stock by the Company at an assumed public offering price of $33.75 per share, resulting in estimated net proceeds of $48.0 million, of which $7,500 (equal to the par value of the shares issued) is reflected in Common stock and $48.0 million is reflected in Capital in excess of par value. Net proceeds from the Common Stock Offering are applied to reduce borrowings under the Bank Facility. See "Use of Proceeds."
(c) Reflects the reduction in borrowings resulting from the application of the estimated $97.3 million net proceeds from the Note Offering.
(d) There were 24,072,462 shares of Common Stock issued and outstanding prior to the Common Stock Offering, and 25,572,462 shares outstanding after giving effect to the Common Stock Offering. The number of shares of Common Stock outstanding excludes (a) 225,000 shares of Common Stock that may be sold by the Company upon exercise of the Underwriters' over-allotment option, and (b) 1,341,102 shares of Common Stock reserved for issuance upon exercise of outstanding options granted under the Company's 1983 Stock Option Plan, 1990 Stock Plan and Non-Management Director Stock Option Plan, at an average exercise price of $16.25 per share. In addition, an aggregate of 778,000 shares are available to be granted under these Plans.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

  The Common Stock commenced trading on the New York Stock Exchange on August 3, 1990, under the symbol "VPI." The following table sets forth the high and low sale prices per share of Common Stock, as reported in the New York Stock Exchange composite transactions, and the cash dividends paid per share of Common Stock, for the periods indicated:

                                                                       DIVIDENDS
                                                        HIGH    LOW      PAID
                                                        ----    ---    ---------
1995:
  First quarter........................................ $20     $16      $.02
  Second quarter....................................... 21 5/8  18 1/4    .02
  Third quarter........................................ 21 3/4   17       .02
  Fourth quarter....................................... 21 1/2  19 1/8    .025
1996:
  First quarter........................................ 22 1/2  19 1/8    .025
  Second quarter....................................... 26 3/4   19       .025
  Third quarter........................................ 29 7/8  22 3/8    .025
  Fourth quarter....................................... 34 3/4  28 3/4    .03
1997:
  First quarter (through January 9).................... 35 3/4   33       .03

  On January 9, 1997, the last reported sales price of the Common Stock was $35 3/8 per share. Substantially all of the Company's stockholders maintain their shares in "street name" accounts and are not, individually, stockholders of record. As of December 31, 1996, the Common Stock was held by approximately 82 holders of record and approximately 2,500 beneficial owners.

  The Company began paying a quarterly dividend in the fourth quarter of 1992 and expects to continue paying a regular quarterly cash dividend. On December 3, 1996, the Company declared a regular quarterly cash dividend of $.03 per share payable on January 7, 1997, to stockholders of record at December 20, 1996. The determination of the amount of future cash dividends, if any, to be declared and paid, however, will depend upon, among other things, the Company's financial condition, funds from operations, the level of its capital expenditures and its future business prospects. The Company's credit arrangements (including the Notes in the event the Note Offering is consummated and the 9% Notes), contain certain restrictions on the payment of dividends, the most restrictive of which prohibit the payment of dividends if such payments would reduce Net Worth, as defined in the Bank Facility, below the sum of $200 million plus 75 percent of net proceeds of any future equity offerings ($236.0 million based on estimated net proceeds from this Offering). Net Worth was approximately $251.2 million at September 30, 1996 ($299.2 million as adjusted for the estimated net proceeds from this Offering).

                     SELECTED FINANCIAL AND OPERATING DATA

  The financial data presented in the table below for and at the end of each of the years in the five-year period ended December 31, 1995, are derived from the consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants. The financial data presented in the table below for and at the end of each of the nine-month periods ended September 30, 1996 and 1995, are derived from the unaudited consolidated financial statements of the Company. In the opinion of management of the Company, such unaudited consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the nine months ended September 30, 1996, are not necessarily indicative of the results to be achieved for the full year.

  The data presented below should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Significant acquisitions of producing oil and gas properties affect the comparability of the financial and operating data for the periods presented below.

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,                YEARS ENDED DECEMBER 31,
                          -------------------- -------------------------------------------------
                            1996       1995      1995       1994      1993      1992     1991
                          ---------  --------- ---------  --------- --------- ------------------
                              (UNAUDITED)
                          (IN THOUSANDS, EXCEPT RATIOS, OPERATING DATA AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
 Oil and gas sales......  $ 185,847  $ 112,809 $ 160,254  $ 141,357 $ 113,259 $ 61,194 $ 43,392
 Oil and gas gathering..     15,310      8,472    12,380     14,635     7,861    7,775    9,013
 Gas marketing..........     21,519     13,631    20,912     27,285    36,175   31,097   17,221
 Other income...........        659      1,461     1,251      2,375     2,732    1,384    4,353
                          ---------  --------- ---------  --------- --------- -------- --------
                            223,335    136,373   194,797    185,652   160,027  101,450   73,979
                          ---------  --------- ---------  --------- --------- -------- --------
Costs and expenses:
 Lease operating,
  including production
  taxes.................     67,606     47,520    66,771     59,292    44,930   26,334   19,146
 Oil and gas gathering..     12,838      6,636     9,511     12,294     5,869    5,901    6,894
 Gas marketing..........     19,885     12,210    18,839     24,963    34,406   29,536   16,652
 General and
  administrative........     12,026      8,258    11,601      8,889     6,066    4,064    3,168
 Depreciation, depletion
  and amortization......     51,313     36,875    52,257     45,774    33,335   17,374   12,927
 Interest...............     22,467     13,379    20,178     12,002     6,943    4,497    4,244
                          ---------  --------- ---------  --------- --------- -------- --------
                            186,135    124,878   179,157    163,214   131,549   87,706   63,031
                          ---------  --------- ---------  --------- --------- -------- --------
Income before income
 taxes, minority
 interest and cumulative
 effect of accounting
 change.................     37,200     11,495    15,640     22,438    28,478   13,744   10,948
Provision (benefit) for
 income taxes:
 Current................      2,061        687      (955)     1,576     3,962    1,650    2,367
 Deferred...............      7,982      3,895     6,034      6,933     7,727    3,441    1,793
Minority interest in
 (income) loss of
 subsidiary(a)..........       (361)       662       800        --        --       --       --
                          ---------  --------- ---------  --------- --------- -------- --------
Income before cumulative
 effect of accounting
 change.................     26,796      7,575    11,361     13,929    16,789    8,653    6,788
Cumulative effect of
 accounting change(b)...        --         --        --         --      1,725      --       --
                          ---------  --------- ---------  --------- --------- -------- --------
Net income..............  $  26,796  $   7,575 $  11,361  $  13,929 $  18,514 $  8,653 $  6,788
                          =========  ========= =========  ========= ========= ======== ========
Weighted average common
 shares outstanding.....     24,454     21,322    21,276     21,174    20,830   16,861   16,720

                              NINE MONTHS
                                 ENDED
                             SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                          ----------------------  -----------------------------------------------------
                            1996         1995       1995       1994       1993       1992       1991
                          ---------    ---------  ---------  ---------  ---------  ---------  ---------
                              (UNAUDITED)
                           (IN THOUSANDS, EXCEPT RATIOS, OPERATING DATA AND PER SHARE AMOUNTS)
EARNINGS PER SHARE:
Income before cumulative
 effect of accounting
 change.................  $    1.10    $     .36  $     .53  $     .66  $     .81  $     .51  $     .41
Net income..............       1.10          .36        .53        .66        .89        .51        .41
CASH FLOW DATA:
Cash provided (used) by:
 Operating activities...  $  82,947    $  48,904  $  54,199  $  58,670  $  52,219  $  28,949  $  19,393
 Investing activities...   (100,699)    (120,925)  (187,251)   (70,668)  (146,126)  (122,637)   (30,882)
 Financing activities...     20,546       73,134    135,166     11,867     93,900     93,923     11,345
BALANCE SHEET DATA (end
 of period):
Property, plant and
 equipment, net.........  $ 623,092    $ 521,751  $ 577,746  $ 366,665  $ 346,034  $ 228,778  $ 126,286
Total assets............    701,358      572,143    647,539    407,752    384,461    259,887    143,897
Total debt..............    344,309      309,140    323,776    193,864    181,480    133,375     41,957
Minority interest(a)....      2,286       11,618      3,922        --         --         --         --
Stockholders' equity....    251,232      169,702    223,960    155,993    143,392     78,696     69,828
OTHER FINANCIAL DATA:
Dividends declared per
 share..................  $     .08    $     .07  $     .09  $     .07  $     .05  $     .02  $      --
EBITDA(c)...............    110,980       61,749     88,075     80,214     68,756     35,615     28,119
Ratio of EBITDA to
 interest expense.......        4.9x         4.6x       4.4x       6.7x       9.9x       7.9x       6.6x
Ratio of earnings to
 fixed charges(d).......        2.7x         1.9x       1.8x       2.9x       5.0x       4.0x       3.6x
SELECTED OPERATING DATA
 (Unaudited):
Production:
 Oil (MBbls)............      8,649        5,310      7,608      6,657      4,785      1,978      1,388
 Gas (MMcf).............     24,535       22,489     30,610     28,884     22,504     14,592     11,411
 Oil equivalent (MBOE)..     12,738        9,058     12,710     11,471      8,536      4,410      3,290
Average sales prices:
 Oil (per Bbl)..........  $   16.66(e) $   15.33  $   15.26  $   13.53  $   14.14  $   17.88  $   19.39
 Gas (per Mcf)..........       1.70         1.42       1.46       1.78       2.03       1.77       1.44
Production costs (per
 BOE)(f)................       5.31         5.25       5.25       5.17       5.26       5.97       5.82
Three-year average
 finding cost
 (per BOE)(g)...........        N/A          N/A       2.98       3.23       3.34       3.39       4.06
Proved reserves (end of
 period):
 Oil (MBbls)............        N/A          N/A    147,871     70,789     63,277     40,209     17,061
 Gas (MMcf).............        N/A          N/A    310,762    281,638    273,142    206,582    137,712
 Total proved reserves
  (MBOE)................        N/A          N/A    199,665    117,729    108,801     74,639     40,013
 Proved developed
  reserves (MBOE).......        N/A          N/A    145,790     91,722     88,976     61,581     31,620
Annual reserve
 replacement ratio(h)...        N/A          N/A        747%       179%       504%       891%       215%
Estimated reserve life
 (in years)(i)..........        N/A          N/A       15.7       10.3       12.7       11.5       12.2
Present value of
 estimated future net
 revenues before income
 taxes (discounted at
 10%)
 (in thousands).........        N/A          N/A  $ 894,249  $ 446,987  $ 359,978  $ 335,941  $ 160,021
Standardized measure of
 discounted future net
 cash flows
 (in thousands).........        N/A          N/A    736,546    385,721    339,701    274,443    131,533

--------
(a) Reflects the minority interest in Cadipsa. See the consolidated financial statements and the notes thereto of the Company included elsewhere in this Prospectus.
(b) Represents the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."
(c) EBITDA is presented herein as defined in the Indenture governing the Notes wherein EBITDA is generally defined as income before cumulative effect of accounting change, provision for income taxes, interest, depreciation, depletion, amortization and certain other non-cash charges. EBITDA is included as a supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA, however, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. If the Exxon Properties and Shamrock had been acquired on January 1, 1996, these properties would have increased the Company's EBITDA by approximately $8.5 million for the nine months ended September 30, 1996. See "Recent Acquisitions."
(d) For purposes of calculating the ratio of earnings to fixed charges, earnings are defined as income of the Company and its subsidiaries before income taxes and fixed charges. Fixed charges consist of interest expense, including amortization of financing costs and any discount or premium related to any indebtedness.
(e) During the first nine months of 1996, the impact of oil hedges reduced the Company's overall average oil price $1.17 to $16.66 per Bbl.
(f) Includes lease operating costs and production and ad valorem taxes.
(g) Represents the average finding cost per BOE during the three years ended December 31 of the year shown in the column. See "Certain Definitions."
(h) The annual reserve replacement ratio is a percentage determined on a BOE basis by dividing the estimated reserves added during a year from exploitation, development and exploration activities, acquisitions of proved reserves and revisions of previous estimates, excluding property sales, by the oil and gas volumes produced during that year.
(i) Estimated reserve life is calculated on a BOE basis by dividing the total estimated proved reserves at year-end by the total production during the year. This calculation can be affected by the timing of major acquisitions. For example, major acquisitions were made during the second half of 1995 which resulted in an estimated reserve life of 15.7 years for 1995. This compares to an estimated reserve life of 12.0 years for 1995 based on annualized first quarter 1996 production.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The Company's results of operations have been significantly affected by its success in acquiring oil and gas properties and its ability to maintain or increase production through its exploitation and exploration activities. Fluctuations in oil and gas prices have also significantly affected the Company's results. Principally through acquisitions, the Company has achieved significant increases in its oil and gas production. The following table reflects the Company's average oil and gas prices and its oil and gas production for the periods presented:

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
                                    ----------------- --------------------------
                                      1996     1995     1995     1994     1993
                                    -------- -------- -------- -------- --------
Average prices:
 Oil (per Bbl)--
  U.S.............................. $  17.08 $  15.42 $  15.44 $  13.53 $  14.14
  Argentina........................    15.87    14.20    13.98      --       --
  Total............................    16.66    15.33    15.26    13.53    14.14
 Gas, all U.S. (per Mcf)........... $   1.70 $   1.42 $   1.46 $   1.78 $   2.03
Production:
 Oil (MBbls)--
  U.S..............................    5,683    4,933    6,647    6,657    4,785
  Argentina........................    2,966      377      961      --       --
  Total............................    8,649    5,310    7,608    6,657    4,785
 Gas, all U.S. (MMcf)..............   24,535   22,489   30,610   28,884   22,504

  Average U.S. oil prices received by the Company fluctuate generally with changes in the West Texas Intermediate ("WTI") posted prices for oil. The Company's Argentina oil production is sold at WTI spot prices less a specified differential. The Company experienced a nine percent increase in its average oil price in the first nine months of 1996 compared to the same period in 1995. During the first nine months of 1996, the impact of oil hedges reduced the Company's overall average oil price $1.17 to $16.66 per Bbl. The Company's average U.S. oil price was reduced 79 cents to $17.08 per Bbl while its average Argentina oil price was reduced $1.89 to $15.87 per Bbl. Approximately 58 percent of the Company's Argentina oil production and 32 percent of its U.S. oil production (a combined 3.561 MMBbls) were covered by oil hedges in the first nine months of 1996.

  The Company experienced a 13 percent increase in its average oil price in 1995 compared to 1994. Higher prices relative to WTI posted prices for the Company's California oil production and the impact of one hedge (swap agreement) which expired December 31, 1995, combined with higher WTI posted prices to account for the increase. The Company's average realized oil price declined four percent in 1994 compared to 1993. The Company's average realized oil price has increased from 84 percent of WTI posted prices in 1993 to 91 percent for the first nine months of 1996.

  Average gas prices received by the Company fluctuate generally with changes in spot market prices for gas, which may vary significantly by region. The Company's average gas price for the first nine months of 1996, including the impact of hedging, was 20 percent higher than the same period of 1995. For the first nine months of 1996, the average gas price was negatively impacted by six cents per Mcf as a result of certain gas hedges that were in place for 40,000 Mcf of gas per day for the period January through March 1996. The Company experienced an 18 percent decline in average gas prices in 1995 compared to 1994 and a 12 percent decline in 1994 compared to 1993.

  The Company has previously engaged in oil and gas hedging activities and intends to continue to consider various hedging arrangements to realize commodity prices which it considers favorable. The Company had oil hedges (swap agreements) in place for the fourth quarter of 1996 covering 2.204 MMBbls at an average NYMEX reference price of $18.27 per Bbl. Before the impact of oil hedges, the Company's average realized oil price for the first nine months of 1996 was $17.38 per Bbl, or approximately 84 percent of the average NYMEX reference price. The actual NYMEX reference price in the fourth quarter of 1996 was $24.52 per Bbl. Currently, oil hedges for the calendar year 1997 cover 2.738 MMBbls at an average NYMEX reference price of $19.26.

  Relatively modest changes in either oil or gas prices significantly impact the Company's results of operations and cash flow. However, the impact of changes in the market prices for oil and gas on the Company's average realized prices may be reduced from time to time based on the level of the Company's hedging activities. Based on 1996 first nine months oil and gas production, a change in the average oil price realized by the Company of $1.00 per Bbl would result in a change in net income and cash flow before income taxes on a nine month basis of approximately $6.3 million and $8.5 million, respectively. A 10 cent per Mcf change in the average price realized by the Company for gas would result in a change in net income and cash flow before income taxes on a nine month basis of approximately $1.4 million and $2.4 million, respectively.

PERIOD TO PERIOD COMPARISONS

  During 1995, the Company made various acquisitions which significantly impacted the period to period comparison for the first nine months of 1996. These acquisitions (the "1995 Acquisitions") include the purchase of certain oil and gas properties from Texaco Exploration and Production, Inc. ("Texaco") (the "Texaco Properties") in May 1995, the acquisition of a controlling interest in Cadipsa in July 1995, the acquisition of Vintage Oil Argentina, Inc., formerly BG Argentina, S.A. ("Vintage Argentina"), in September 1995, and the acquisition of certain Argentina oil and gas properties from Astra Compania Argentina de Petroleo S.A. and Shell Compania Argentina de Petroleo S.A. (collectively, the "Astra/Shell Properties") in November 1995 and December 1995, respectively.

  The Company's consolidated revenues and expenses for 1996 and 1995 include the consolidation of 100 percent of Cadipsa from the date of acquisition under the purchase method of accounting. The minority interest in income/(loss) of subsidiary reflects the portion of Cadipsa's income/(loss) attributable to the minority ownership during the nine months ended September 30, 1996 and 1995, and the year ended December 31, 1995. At September 30, 1996, the Company owned
95.7 percent of Cadipsa.

 Nine Months Ended September 30, 1996, Compared to Nine Months Ended September 30, 1995

  Net income was $26.8 million for the first nine months of 1996, up 253 percent from $7.6 million for the same period in 1995. Increases in the Company's oil and gas production of 41 percent on an equivalent barrel basis, an increase of 20 percent in natural gas prices, and an increase of nine percent in oil prices are primarily responsible for the increase in net income. The production increases primarily relate to the 1995 Acquisitions.

  Oil and gas sales increased $73.0 million (65 percent), to $185.8 million for the first nine months of 1996 from $112.8 million for the first nine months of 1995. A 63 percent increase in oil production and a nine percent increase in average oil prices combined to account for $62.7 million of the increase. A nine percent increase in gas production and a 20 percent increase in average gas prices contributed to an additional $10.3 million increase.

  Oil and gas gathering net margins (revenue less expenses) increased $700,000 (39 percent), to $2.5 million for the first nine months of 1996 from $1.8 million for the first nine months of 1995, due primarily to improved profitability on a gathering system located in Texas, additional net margins from a gathering system located in California acquired from Texaco in May 1995 and increased gas prices.

  Gas marketing net margins (revenue less expenses) increased $200,000 (14 percent), to $1.6 million for the first nine months of 1996 from $1.4 million for the first nine months of 1995, due primarily to an increase in the reserve for doubtful accounts associated with gas sales in the first nine months of 1995 with no similar increase in 1996.

  Lease operating expenses, including production taxes, increased $20.1 million (42 percent), to $67.6 million for the first nine months of 1996 from $47.5 million for the first nine months of 1995. The increase in lease operating expenses is due primarily to the 1995 Acquisitions. Lease operating expenses per equivalent barrel produced increased one percent to $5.31 in the first nine months of 1996 from $5.25 for the same period in 1995.

  General and administrative expenses increased $3.7 million (45 percent), to $12.0 million for the first nine months of 1996 from $8.3 million for the first nine months of 1995, due primarily to the acquisitions of Cadipsa and Vintage Argentina in the last half of 1995.

  Depreciation, depletion and amortization increased $14.4 million (39 percent), to $51.3 million for the first nine months of 1996 from $36.9 million for the first nine months of 1995, due primarily to the 41 percent increase in production on an equivalent barrel basis. Amortization per equivalent barrel of the Company's U.S. oil and gas properties declined to $3.76 in the first nine months of 1996 from $3.87 in 1995. Amortization per equivalent barrel of the Company's Argentina oil and gas properties for the first nine months of 1996 was $4.18 as compared to $4.29 in the same period for 1995.

  Interest expense increased $9.1 million (68 percent), to $22.5 million for the first nine months of 1996 from $13.4 million for the first nine months of 1995, due primarily to a 46 percent increase in the Company's total average outstanding debt related primarily to the 1995 Acquisitions.

 Year Ended December 31, 1995, Compared to Year Ended December 31, 1994

  Net income was $11.4 million for the year ended December 31, 1995, down 18 percent from $13.9 million in 1994. A decrease of 18 percent in natural gas prices and a 68 percent increase in interest expense offset a 13 percent increase in average oil prices and an 11 percent increase in production on an equivalent barrel basis. In addition, certain oil and gas properties were shut-in for a portion of the first six months of 1995 due to storm damage caused by heavy rains in California and the resulting mudslides, reducing the Company's overall production in the first half by approximately 70,000 Bbls of oil and 350,000 Mcf of gas.

  During the last half of 1995, the Company purchased a 71.6 percent controlling interest in Cadipsa, a publicly-traded Argentine oil and gas exploration and production company. The Company's consolidated revenues and expenses for the year ended December 31, 1995, include the consolidation of 100 percent of Cadipsa for the last half of 1995 under the purchase method of accounting. The minority interest in loss of subsidiary of $0.8 million reflects the portion of Cadipsa's loss attributable to the minority ownership during the last half of 1995.

  Oil and gas sales increased $18.9 million (13 percent), to $160.3 million for 1995 from $141.4 million for 1994, due primarily to a 13 percent increase in average oil prices and an 11 percent increase in production on an equivalent barrel basis, partially offset by an 18 percent decline in average natural gas prices. The production increases primarily related to the Texaco Properties purchased in May 1995, the acquisition of a controlling interest in Cadipsa in July 1995, and the acquisition of Vintage Argentina in September 1995. However, these production increases were partially offset by lower production from the Company's properties affected by the California storms. In addition, oil and gas sales for 1995 were reduced by $0.5 million reflecting the total settlement of a class action lawsuit filed on June 8, 1990, on behalf of certain royalty and mineral interest owners.

  Oil and gas gathering net margins (revenues less expenses) increased $600,000 (26 percent), to $2.9 million in 1995 from $2.3 million in 1994, due primarily to net margins from a gathering system located in California acquired from Texaco in May 1995 and additional third party volumes transported on an existing system located in Texas.

  Gas marketing net margins (revenues less expenses) decreased $200,000 (9 percent), to $2.1 million in 1995 from $2.3 million in 1994, due primarily to an increase in the reserve for doubtful accounts associated with gas sales and the decline in average natural gas prices.

  Other income decreased $1.1 million (46 percent) to $1.3 million in 1995 from $2.4 million in 1994, due primarily to the recognition of a $0.9 million loss from 1996 natural gas price hedges (swap agreements) which no longer qualify as hedges.

  Lease operating expenses, including production taxes, increased $7.5 million (13 percent), to $66.8 million in 1995 from $59.3 million in 1994. The increase in lease operating expenses is due primarily to the acquisitions of Cadipsa and Vintage Argentina and the Texaco Properties. Lease operating expenses per equivalent barrel produced increased 2 percent to $5.25 in 1995 from $5.17 in 1994, due to the impact of the California storms on production and costs incurred.

  General and administrative expenses increased $2.7 million (30 percent), to $11.6 million in 1995 from $8.9 million in 1994, due primarily to the acquisition of Cadipsa and the addition of new personnel throughout 1994 and 1995 as a result of 1994 acquisitions and an increase in the Company's exploitation efforts.

  Depreciation, depletion and amortization increased $6.5 million (14 percent), to $52.3 million in 1995 from $45.8 million in 1994, due primarily to the 11 percent increase in production on an equivalent barrel basis. Amortization per equivalent barrel increased 2 percent to $3.89 in 1995 from $3.82 in 1994 on the Company's U.S. oil and gas properties. Amortization per equivalent barrel of the Company's Argentina oil and gas properties for 1995 was $4.28. The Company had no Argentina operations prior to 1995.

  Interest expense increased $8.2 million (68 percent), to $20.2 million in 1995 from $12.0 million in 1994, due primarily to a 28 percent increase in the average interest rate on the Company's floating-rate debt with banks to 7.4 percent per annum in 1995 from 5.8 percent per annum in 1994, an increase in average outstanding advances under the Company's bank revolving credit facility and bank term loan, and interest expense on third-party debt of the Company's foreign subsidiaries.

 Year Ended December 31, 1994, Compared to Year Ended December 31, 1993

  Income before the cumulative effect of the change in accounting for income taxes was $13.9 million for the year ended December 31, 1994, down 17 percent from $16.8 million in 1993. Significantly lower gas prices combined with lower oil prices more than offset the impact on net income of a 34 percent increase in oil and gas production on an equivalent barrel basis. The production increases related primarily to production from certain oil and gas properties acquired through various acquisitions in 1993 and 1994. Net income for the year ended December 31, 1993, of $18.5 million included $1.7 million related to the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109").

  Oil and gas sales increased $28.1 million (25 percent), to $141.4 million in 1994 from $113.3 million in 1993 due primarily to a 39 percent increase in oil production and a 28 percent increase in gas production. The production increases related primarily to production from certain oil and gas properties acquired from Conoco Inc. ("Conoco") in June 1993, Santa Fe Energy Resources, Inc. ("Santa Fe") in November 1993 and various smaller acquisitions made throughout 1994. The production increases were partially offset by a 4 percent decrease in the Company's average oil price and a 12 percent decrease in the Company's average gas price for the period.

  Oil and gas gathering net margins (revenues less expenses) increased $300,000 (15 percent) to $2.3 million in 1994 from $2.0 million in 1993 due primarily to the acquisition of the remaining interests in certain gathering systems located in Oklahoma and Kansas by acquiring the Vintage/P Acquisition Limited Partnership in November 1993 and the acquisition and construction of certain smaller gathering systems located in Texas in 1994.

  Gas marketing net margins (revenues less expenses) increased $500,000 (28 percent) to $2.3 million in 1994 from $1.8 million in 1993 due primarily to a 3 percent increase in gas volumes marketed and a $300,000 nonrecurring charge in 1993 with no similar charge in 1994.

  Other income decreased $300,000 (11 percent) to $2.4 million in 1994 from $2.7 million in 1993 due primarily to the receipt in 1993 of $865,000 related to gas contract settlements with no similar settlements in 1994 partially offset by an increase in rental income from Company owned equipment.

  Lease operating expenses, including production taxes, increased $14.4 million (32 percent) to $59.3 million in 1994 from $44.9 million in 1993 due primarily to the 34 percent increase in oil and gas production (on an equivalent barrel basis) resulting from the acquisitions discussed above. Lease operating expenses per equivalent barrel produced decreased 2 percent to $5.17 in 1994 from $5.26 in 1993.

  General and administrative expenses increased $2.8 million (46 percent) to $8.9 million in 1994 from $6.1 million in 1993 due primarily to the addition of personnel in 1994 associated with the Company's significant acquisitions in late 1993.

  Depreciation, depletion and amortization increased $12.5 million (38 percent) to $45.8 million in 1994 from $33.3 million in 1993 due primarily to the 34 percent increase in oil and gas production on an equivalent barrel basis. Amortization per equivalent barrel produced increased only 3 percent to $3.82 in 1994 from $3.71 in 1993.

  Interest expense increased $5.1 million (74 percent) to $12.0 million in 1994 from $6.9 million in 1993 due primarily to an increase in the average outstanding advances under the Company's revolving credit facility and an increase in the average annual interest rate paid under this facility to 5.8 percent in 1994 from 4.5 percent in 1993.

CAPITAL EXPENDITURES

  During the first nine months of 1996, the Company's domestic capital expenditures totaled $60.6 million of which $18.0 million were for acquisitions of domestic producing oil and gas properties. The largest of these acquisitions was approximately $13.9 million for certain oil and gas properties from Conoco. Subsequent to September 30, 1996, the Company purchased the Exxon Properties for approximately $28.2 million. Funds for these acquisitions were provided by advances under the Bank Facility. See "Recent Acquisitions."

  During the nine months ended September 30, 1996, the Company's international capital expenditures of $36.9 million included $34.1 million in Argentina. In November 1996, the Company agreed to purchase all the outstanding stock of Shamrock for approximately $29.0 million in cash. In addition, at closing on January 7, 1997, the Company repaid all of Shamrock's existing bank debt (approximately $9.2 million). Funds for the purchase of the stock and the repayment of debt were provided by advances under the Company's Bank Facility. Shamrock's assets include (a) oil and gas properties valued at $35.5 million (including the effect of approximately $6.6 million of deferred income taxes recorded under the purchase method of accounting), and (b) inventory, receivables, cash and other assets net of liabilities (other than bank debt repaid at closing) of approximately $9.3 million. See "Recent Acquisitions."

  The timing of most of the Company's capital expenditures is discretionary with no material long-term capital expenditure commitments. Consequently, the Company has a significant degree of flexibility to adjust the level of such expenditures as circumstances warrant. The Company primarily uses internally generated cash flow to fund capital expenditures other than significant acquisitions and anticipates that its cash flow, net of debt service obligations, will be sufficient to fund its planned $117 million of non-acquisition capital expenditures during 1997. Approximately $74 million of the Company's planned 1997 non-acquisition capital expenditure budget is devoted to reserve exploitation activities, including development and infill drilling, and approximately $43 million is devoted to exploration activities. The Company does not have a specific acquisition budget since the timing and size of acquisitions are difficult to forecast. The Company is actively pursuing additional acquisitions of oil and gas properties. In addition to internally generated cash flow and advances under the Bank Facility, the Company may seek additional sources of capital to fund any future significant acquisitions (see "--Liquidity").

  The Company's recent capital expenditure history is as follows (in thousands):

                                          NINE MONTHS
                                             ENDED     YEARS ENDED DECEMBER 31,
                                         SEPTEMBER 30, -------------------------
                                             1996        1995    1994     1993
                                         ------------- -------- ------- --------
Acquisition of oil and gas reserves....     $21,712    $207,658 $36,544 $123,906
Workovers and recompletions............      24,949      18,313  13,984   12,915
Drilling...............................      29,223      21,343   9,593    6,750
Acquisition and construction of gather-
 ing systems...........................         107         234     632    3,319
Acquisition of undeveloped acreage and
 seismic...............................      12,611       7,684   1,869      610
Other..................................       8,876       5,367   3,146    3,071
                                            -------    -------- ------- --------
  Total................................     $97,478    $260,599 $65,768 $150,571
                                            =======    ======== ======= ========

LIQUIDITY

  The $97.3 million of estimated net proceeds from the sale of the Notes under the Note Offering will be used to repay a portion of existing indebtedness outstanding under the Company's Bank Facility. In addition, the estimated proceeds of $48.0 million from the Common Stock Offering will be used to repay a portion of existing indebtedness outstanding under the Company's Bank Facility. The Company may issue additional equity and debt securities in the future in connection with any future major acquisitions and to maintain its financial flexibility.

  During 1990, early 1993 and late 1995, the Company completed public offerings of Common Stock to finance certain acquisitions and provide liquidity for its future activities. Simultaneous with the 1995 common stock offering, the Company completed a public debt offering to provide liquidity for its future activities.

  In August 1990, the Company sold 3.4 million shares of its Common Stock for net proceeds of approximately $32.8 million which were used to fund an acquisition of oil and gas properties and reduce indebtedness under the Company's revolving credit facility. In January 1993, the Company sold 3.9 million shares of its Common Stock for net proceeds of approximately $44.8 million which were used to reduce indebtedness under the Company's revolving credit facility.

  On December 20, 1995, the Company completed a public offering of 2,793,700 shares of Common Stock of which 2,500,000 shares were sold by the Company and 293,700 shares were sold by a stockholder. Net proceeds to the Company, after underwriting commission and other expenses, were approximately $49.5 million and were used to fund a substantial portion of the purchase of the Astra/Shell Properties.

  Also on December 20, 1995, the Company issued $150 million of its 9% Senior Subordinated Notes Due 2005 (the "9% Notes"). The net proceeds to the Company from the sale of the 9% Notes of approximately $145.1 million were used principally to reduce a portion of the outstanding balance under the Company's revolving credit facility. The 9% Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000. Upon a change in control of the Company, holders of the 9% Notes may require the Company to repurchase all or a portion of the 9% Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. The 9% Notes will mature on December 15, 2005, with interest payable semiannually on June 15 and December 15 of each year.

  Internally generated cash flow and the borrowing capacity under the Bank Facility are the Company's major sources of liquidity. In addition, the Company may use other sources of capital, including the issuance of additional debt securities or equity securities, to fund any major acquisitions it might secure in the future and to maintain its financial flexibility. The Company funds its capital expenditures (excluding acquisitions) and debt service requirements through internally generated cash flows from operations. Any excess cash flow is used to reduce outstanding advances under the Bank Facility and other indebtedness.

  Under its Credit Agreement dated August 29, 1996, as amended, certain banks have provided to the Company an unsecured Bank Facility. The Bank Facility establishes a borrowing base (currently $305 million) determined by the banks' evaluation of the Company's U.S. and certain Argentina oil and gas reserves.

  Outstanding advances under the Bank Facility bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on the eurodollar market rate ("LIBOR"). The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt and the portion of the borrowing base attributable to U.S. reserves at the time. As of January 9, 1997, the Company had elected a fixed rate based on LIBOR for a substantial portion of its outstanding advances, which resulted in an average interest rate of approximately 6.8 percent. In addition, the Company must pay a commitment fee ranging from 0.25 to 0.375 percent per annum on the unused portion of the banks' commitment.

  On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's U.S. and certain Argentina oil and gas reserves. If the sum of outstanding senior debt (excluding debt of the Company's foreign subsidiaries) exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding under the Bank Facility at October 1, 1999, will be payable in 12 equal consecutive quarterly installments commencing January 1, 2000, with maturity at October 1, 2002.

  The unused portion of the Bank Facility was approximately $48.4 million at January 9, 1997. The Company has entered into an amendment to its Bank Facility in connection with the proposed Note Offering which provides that the borrowing base will be reduced to approximately $270 million if such offering is consummated. After giving effect to the application of the net proceeds from the Note Offering and the Common Stock Offering as set forth in "Use of Proceeds" and the related reduction in the borrowing base, the unused portion of the Bank Facility would be approximately $158.7 million ($110.7 million if only the Note Offering is consummated or $96.4 million if only the Common Stock Offering is consummated). The unused portion of the Bank Facility and the Company's internally generated cash flow provide liquidity which may be used to finance future capital expenditures, including acquisitions. As additional U.S. and Argentina acquisitions are made and properties are added to the borrowing base, the banks' determination of the borrowing base and their commitments may be increased.

INFLATION

  In recent years inflation has not had a significant impact on the Company's operations or financial condition.

INCOME TAXES

  In February 1992, the Financial Accounting Standards Board issued SFAS 109. The Company adopted SFAS 109 in 1993. An analysis of income taxes and a discussion of the impact on the Company of adopting SFAS 109 is presented in Notes 1 and 5 to the Company's December 31, 1995, consolidated financial statements included elsewhere in this Prospectus.

  The total provision for U.S. income taxes is based on the Federal corporate statutory income tax rate plus an estimated average rate for state income taxes. The Company incurred a current benefit for income taxes of approximately $1.0 million during 1995, and a current provision for income taxes of $1.6 million and $4.0 million for 1994 and 1993, respectively. During the first nine months of 1996 and 1995, the Company incurred a current provision for income taxes of approximately $2.1 million and $0.7 million, respectively.

  The Company has a $5.4 million U.S. Alternative Minimum Tax ("AMT") credit carryforward which does not expire and is available to offset U.S. regular income taxes in future years, but only to the extent that U.S. regular income taxes exceed the U.S. AMT in such years.

  Earnings of the Company's subsidiaries, Cadipsa and Vintage Argentina, are subject to Argentina income taxes. Due to significant Argentina net operating loss carryforwards for both companies, the Company does not expect to pay any foreign income taxes related to these subsidiaries in 1996. Earnings of the Company's subsidiary, Shamrock, are subject to Bolivia income taxes. No U.S. deferred tax liability will be recognized related to the unremitted earnings of these foreign subsidiaries as it is the Company's intention, generally, to reinvest such earnings permanently.

FOREIGN OPERATIONS

  A majority of the Company's foreign operations are located in Argentina. The Company believes Argentina offers a politically stable environment and does not anticipate any significant change in the near future. The current democratic form of government has been in place since 1983 and, since 1989, has pursued a steady process of privatization, deregulation and economic stabilization and reforms involving the reduction of inflation and public spending. Argentina's 12-month trailing inflation rate measured by the Argentine Consumer Price Index declined from 200.7 percent as of June 1991 to
0.4 percent as of November 1996.

  The Company believes that its Argentine operations present minimal currency risk. All of the Company's Argentine revenues are U.S. dollar based, while a large portion of its costs are Argentine peso-denominated. The Argentina Central Bank is obligated by law to sell dollars at a rate of one Argentine peso to one U.S. dollar and has sought to prevent appreciation of the peso by buying dollars at rates of not less than 0.998 peso to one U.S. dollar. As a result, the Company believes that should any devaluation of the Argentine peso occur, its revenues would be unaffected and its operating costs would not be significantly increased. At the present time, there are no foreign exchange controls preventing or restricting the conversion of pesos into dollars.

                              RECENT ACQUISITIONS

  Since December 31, 1995, the Company has acquired, through several transactions, oil and gas properties for an aggregate purchase price of approximately $89.7 million. Most of these properties were acquired subsequent to September 30, 1996. Based on estimates prepared by the Company, proved reserves as of the dates of the various acquisitions aggregated 16.0 MMBbls of oil and 74.0 Bcf of gas, or a total of 28.4 MMBOE. These reserves were acquired at an average cost of $3.16 per BOE.

  The two most significant acquisitions made subsequent to September 30, 1996, are described below. If these properties had been acquired on January 1, 1996, these properties would have increased the Company's revenues by approximately $13.5 million, EBITDA by approximately $8.5 million and production by approximately 302 MBbls of oil and 4.0 Bcf of gas for the nine months ended September 30, 1996.

EXXON PROPERTIES (GULF COAST)

  On November 20, 1996, the Company purchased certain producing oil and gas properties and facilities from Exxon Company, U.S.A. located in south Alabama for approximately $28.2 million in cash, subject to post-closing adjustments (the "Exxon Properties"). Funds were provided by advances under the Company's Bank Facility. The Exxon Properties include an interest in two fields totaling approximately 5,000 net acres with a total of 17 gross (9.9 net) productive wells with current net daily production of approximately 1,450 Bbls of oil and liquids and 2,800 Mcf of gas. All of the wells are now operated by the Company. The primary producing sands are the Smackover and Norphlet at depths of approximately 15,000 feet. Future exploitation activities will include operating cost reductions, treating plant efficiencies, workovers and infill drilling.

SHAMROCK (BOLIVIA)

  In November 1996, the Company agreed to purchase 100 percent of the outstanding common stock of Shamrock Ventures Boliviana Ltd. ("Shamrock") from affiliates of Ultramar Diamond Shamrock Corporation for approximately $29.0 million in cash. In addition, at closing on January 7, 1997, the Company repaid all of Shamrock's existing bank debt (approximately $9.2 million). Funds for the purchase of the stock and the repayment of debt were provided by advances under the Company's Bank Facility. Shamrock's assets include (a) oil and gas properties valued at $35.5 million (including the effect of approximately $6.6 million of deferred income taxes recorded under the purchase method of accounting), and (b) inventory, receivables, cash and other assets net of liabilities (other than bank debt repaid at closing) of approximately $9.3 million. This transaction is subject to government approvals. The acquisition of Shamrock represents an extension of the Company's South American operating area that was initially established through a series of acquisitions in Argentina during 1995.

  The oil and gas properties of Shamrock consist of three blocks, totaling approximately 570,000 net acres, in the Chaco Plains area of southern Bolivia. This region has experienced the greatest amount of exploration and currently accounts for the majority of the country's production. The properties consist of a 100 percent interest in the Chaco and Porvenir blocks, and a 50 percent interest in the Nupuco block.

  Proved reserves at the time of acquisition, as estimated by the Company, were 53.2 Bcf of gas and 5.1 MMBbls of oil. Current net daily production is approximately 14,500 Mcf of gas and 230 Bbls of condensate. Recent realized prices on the properties were $1.23 per Mcf of gas and $21.00 per Bbl of condensate. The purchase also included a 29 mile gas pipeline and an interest in a gas processing plant with a capacity of 110 MMcf per day. Liquids are transferred through the pipeline to the processing plant. The current market for the gas is Argentina.

  The Company believes that the Shamrock properties contain substantial upside potential which may be realized through exploitation and future exploration. There can be no assurance, however, that such potential will be realized. Bolivia occupies the strategic pivotal position in the area known as the "Southern Cone" of South America. The Company expects that gas will be the key energy source for the developing regional economies. The development of the sizable gas reserves in southern Bolivia will play an important role as a source of energy for the net importing countries of this region, the most significant of which is Brazil. Third party plans call for construction of a gas pipeline from Santa Cruz, Bolivia to Sao Paulo, Brazil which is anticipated to be completed by 1999. The Company plans to begin work during 1997 to evaluate the exploration prospects on the Bolivian properties in order to be ready to take advantage of the increased market for Bolivian gas that should occur if the pipeline to Brazil is completed. There can be no assurance, however, that this Brazilian market will be developed.

                                   BUSINESS

GENERAL

  The Company is an independent oil and gas company focused on the acquisition of producing oil and gas properties which contain the potential for increased value through exploitation and development. The Company, through its experienced management and engineering staff, has been successful in realizing such potential on prior acquisitions through workovers, recompletions, secondary recovery operations, operating cost reductions, and the drilling of development or infill wells. The Company believes that its primary strengths are its ability to add reserves at attractive prices through property acquisitions and subsequent exploitation, and its low cost operating structure. These strengths have allowed the Company to substantially increase reserves, production and cash flow during the last five years. As the Company has grown its cash flow and added to its technical staff, exploration has become a larger focus for its future growth. Planned exploration expenditures for 1997 of approximately $43 million represent 37 percent of the Company's capital budget, excluding acquisitions.

  At September 30, 1996, the Company owned and operated producing properties in 11 states, with its domestic proved reserves located primarily in four core areas: the West Coast, Gulf Coast, East Texas and Mid-Continent areas of the United States. During 1996, the Company expanded its Gulf Coast area through the acquisitions of the Exxon Properties and the Conoco Properties. In addition, the Company established a new core area in 1995 by acquiring 12 oil concessions, 11 of which are producing and operated by the Company, in the south flank of the San Jorge Basin in southern Argentina. The Company recently expanded its South American operations into Bolivia through the acquisition of Shamrock which owns and operates three blocks covering approximately 570,000 net acres in the Chaco Plains area of southern Bolivia. See "Recent Acquisitions."

  The Company owned interests in 3,053 gross (1,934 net) producing wells in the United States as of September 30, 1996, of which approximately 81 percent are operated by the Company. The Company owned interests in 610 gross (597 net) producing wells in Argentina as of September 30, 1996, of which approximately 97 percent are operated by the Company. As of December 31, 1995, the Company's properties had proved reserves of 199.7 MMBOE, comprised of
147.9 MMBbls of oil and 310.8 Bcf of gas, with a present value of estimated future net revenues before income taxes (utilizing a 10 percent discount rate) of $894 million and a standardized measure of discounted future net cash flows of $737 million. Since that date, acquisitions have added 28.4 MMBOE of proved reserves, as estimated by the Company as of the date of each acquisition.

  The Company has consistently achieved growth in proved reserves, production and revenues and has been profitable every full year since its founding in 1983. From the first quarter of 1993 through the third quarter of 1996, the Company increased its average net daily production from 11,200 Bbls of oil to 32,900 Bbls of oil and from 60,000 Mcf of gas to 86,300 Mcf of gas. For the year ended December 31, 1995, the Company generated revenues of $195 million and EBITDA (as defined herein) of $88 million. For the nine months ended September 30, 1996, the Company generated revenues of $223 million and EBITDA of $111 million. (EBITDA is presented herein as defined in the Indenture governing the Notes wherein EBITDA is generally defined as income before cumulative effect of accounting change, provision for income taxes, interest, depreciation, depletion, amortization and certain other non-cash charges. EBITDA is included as a supplemental disclosure because it is commonly accepted as providing useful information regarding a company's ability to service and incur debt. EBITDA, however, should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.)

BUSINESS STRATEGY

  The Company's overall goal is to maximize its value through profitable growth in its oil and gas reserves and production. The Company has been successful at achieving this goal through its ongoing strategy of (a) acquiring producing oil and gas properties, at favorable prices, with significant exploitation potential, (b) focusing on low risk exploitation and development activities to maximize production and ultimate reserve recovery, (c) exploring non-producing properties, (d) maintaining a low cost operating structure, and (e) maintaining financial flexibility. Key elements of the Company's strategy include:

  . Acquisitions of Producing Properties. The Company has an experienced management and engineering team which focuses on acquisitions of operated producing properties that meet its selection criteria which include (a) significant potential for increasing reserves and production through low risk exploitation and development, (b) attractive purchase price, and (c) opportunities for improved operating efficiency. The Company's emphasis on property acquisitions reflects its belief that continuing consolidation and restructuring activities on the part of major integrated and large independent oil companies has afforded in recent years, and should afford in the future, attractive opportunities to purchase domestic and international producing properties. This acquisition strategy has allowed the Company to rapidly grow its reserves at favorable acquisition prices. From January 1, 1993, through September 30, 1996, the Company acquired 140.1 MMBOE of proved oil and gas reserves at an average acquisition cost of $2.78 per BOE, which is significantly below the industry average. The Company replaced through acquisitions approximately 3.1 times its production of 45.5 MMBOE during the same period.

  . Exploitation and Development. The Company pursues workovers, recompletions, secondary recovery operations and other production optimization techniques on its properties, as well as development and infill drilling, to offset normal production declines and replace the Company's annual production. From January 1, 1993, through December 31, 1995, the Company spent approximately $83.9 million on exploitation and development activities. During this period, the Company's recompletion and workover activities resulted in improved production or operating efficiencies in approximately 75 percent of these operations, and the result of all of its exploitation activities, including development and infill drilling, succeeded in replacing more than 78 percent of production during this period. The Company has an extensive inventory of exploitation and development opportunities including identified projects which represent approximately a ten year inventory at current activity levels. The Company anticipates spending approximately $33 million in the United States and approximately $40 million in Argentina during 1997 on exploitation and development projects.

  . Exploration. The Company's overall exploration strategy balances high potential international prospects with lower risk drilling in known formations in the United States and Argentina. This prospect mix and the Company's practice of risk-sharing with industry partners is intended to lower the incidence and costs of dry holes. The Company makes extensive use of geophysical studies, including 3-D seismic, which further reduce the cost and increase the success of its exploration program. From January 1, 1993, through September 30, 1996, the Company spent approximately $39.8 million on exploration activities including the drilling of 75 gross (32.65 net) exploration wells, of which approximately 69 percent gross (58 percent net) were productive. The Company has increased its 1997 exploration budget by 79 percent over 1996 to approximately $43 million with spending planned in its core areas in the United States and Argentina as well as in Block 19 of Ecuador and the Chaco Block in Bolivia.

  . Low Cost Structure. The Company is an efficient operator and capitalizes on its low cost structure in evaluating acquisition opportunities. The Company generally achieves substantial reductions in labor and other field level costs from those experienced by the previous operators. In addition, the Company targets acquisition candidates which are located in its core areas and provide opportunities for cost efficiencies through consolidation with other Company operations. The lower cost structure has generally allowed the Company to substantially improve the cash flow of newly acquired properties.

  . Financial Flexibility. The Company is committed to maintaining substantial financial flexibility, which management believes is important for the successful execution of its acquisition, exploitation and exploration strategy. In conjunction with the purchase of substantial oil and gas assets in 1990, 1992 and 1995, the Company completed three public equity offerings, as well as a public debt offering in 1995, which provided the Company with aggregate net proceeds of approximately $272 million. Upon consummation of the Common Stock Offering and the Note Offering and the application of the net proceeds therefrom, and after giving effect to the related borrowing base reduction, the unused portion of the Bank Facility as of January 9, 1997, would have been approximately $158.7 milllion ($96.4 million if only the Common Stock Offering is consummated).

ACQUISITION ACTIVITIES

  Historically, the Company has allocated a substantial portion of its capital expenditures to the acquisition of producing oil and gas properties. The Company's emphasis on property acquisitions reflects its belief that continuing consolidation and restructuring activities on the part of major integrated and large independent oil companies has in recent years and should in the future afford attractive opportunities to purchase domestic and international producing properties. The Company's ability to quickly evaluate and complete acquisitions as well as its financial flexibility allow it to take advantage of these opportunities as they materialize.

  Since the Company's incorporation in May 1983, it has been actively engaged in the acquisition of producing oil and gas properties primarily in the Gulf Coast, East Texas and Mid-Continent areas of the United States, and in California since April 1992. In 1995, a series of acquisitions made by the Company established a new core area in the San Jorge Basin in southern Argentina.

  From January 1, 1993, through September 30, 1996, the Company made oil and gas property acquisitions involving total costs of approximately $390 million. As a result of these acquisitions, the Company acquired approximately 140.1 MMBOE of proved oil and gas reserves. The following table summarizes the Company's acquisition experience during the periods indicated:

                                 PROVED RESERVES WHEN ACQUIRED      ACQUISITION
                             --------------------------------------  COST PER
                              ACQUISITION     OIL     GAS            BOE WHEN
                                 COSTS      (MBBLS) (MMCF)   MBOE    ACQUIRED
                             -------------- ------- ------- ------- -----------
                             (IN THOUSANDS)
U.S. Acquisitions
1993........................    $123,906     27,898  68,000  39,231    $3.16
1994........................      36,544      5,645  29,655  10,588     3.45
1995........................      38,896      8,840  39,486  15,421     2.52
1996 (through September 30,
 1996)......................      17,958      4,650  10,112   6,335     2.83
                                --------    ------- ------- -------
  Total U.S. Acquisitions...     217,304     47,033 147,253  71,575     3.04
                                --------    ------- ------- -------
Argentina Acquisitions
1995........................     168,762     65,653     --   65,653     2.57
1996 (through September 30,
 1996)......................       3,754      2,849     --    2,849     1.32
                                --------    ------- ------- -------
  Total Argentina Acquisi-
   tions....................     172,516     68,502     --   68,502     2.52
                                --------    ------- ------- -------
  Total U.S. and Argentina
   Acquisitions.............    $389,820    115,535 147,253 140,077    $2.78
                                ========    ======= ======= =======

  The following is a brief discussion of significant acquisitions in recent years:

  1993 Acquisitions. In June 1993, the Company acquired the interest of Conoco in certain oil and gas properties for approximately $38.1 million. The properties, now operated by the Company, are located in the San Miguelito, Rincon and Ventura fields in Ventura County, California. Proved reserves totaled approximately 11.7 MMBbls of oil and 5.8 Bcf of gas at the time of acquisition. Exploitation potential identified at the time of acquisition included the adding of additional productive intervals in existing producing wells, recompletion of inactive wells and expansion of an existing waterflood operation to include an additional zone.

  In November 1993, the Company acquired certain oil and gas properties from Santa Fe and its affiliates for approximately $43.4 million. The properties are located primarily in the Ventura Basin of California and the Gulf Coast areas of Texas, Louisiana and Mississippi. Substantially all of the properties acquired are now operated by the Company and are adjacent or in close proximity to Company-operated fields or increased the Company's ownership in its existing fields. Proved reserves totaled approximately 11.6 MMBbls of oil and 22.4 Bcf of gas at the time of acquisition. The major fields acquired included the Sespe, Rincon, Santa Fe Springs, San Miguelito and Ojai-Silverthread fields in California and the Gwinville field in Mississippi. Included in this acquisition was an additional interest in the properties acquired from Conoco in June 1993. In addition to cost efficiencies resulting from consolidation with other Company operations, exploitation potential identified in the properties at the time of acquisition included adding productive intervals and stimulations of existing producing wells, recompletions of inactive wells and development drilling.

  The Company spent a total of approximately $27.7 million in several other transactions throughout 1993 to increase its ownership in Company-owned properties located primarily in the Mid-Continent and California areas. Purchases of additional interests in currently owned properties enable the Company to increase reserves, production and cash flow with little or no incremental administrative costs.

  1994 Acquisitions. The Company acquired approximately 5.6 MMBbls of oil and
29.7 Bcf of gas through a series of small transactions in 1994 for a total of approximately $36.5 million. The oil reserves are located primarily in the Colgrade field in Louisiana and the Rincon field in Southern California. The gas reserves are located primarily in California's Sacramento Basin, Louisiana's Gulf Coast area and the Mid-Continent area in Oklahoma. The Company has identified numerous exploitation opportunities in these properties, including infill development drilling, adding productive intervals in existing producing wells and recompleting inactive wells.

  1995 Acquisitions. In May 1995, the Company purchased all of Texaco Exploration and Production, Inc.'s interests in nine oil fields and seven gas fields in California located primarily in Kern, Ventura, Los Angeles, Orange and Santa Barbara Counties and the Sacramento Basin area for $26.7 million in cash. Netherland, Sewell & Associates, Inc. ("Netherland, Sewell") estimated that proved reserves attributable to these properties at the date of acquisition were approximately 7.5 MMBbls of oil and 16.4 Bcf of gas. The Company has identified numerous exploitation opportunities in these properties including development drilling, recompletions, steam flood expansions as well as lease operating expense efficiencies.

  In the third quarter of 1995, the Company closed two acquisitions of related properties located in the south flank of the San Jorge Basin in southern Argentina, establishing a new core area for the Company. On July 5, 1995, the Company purchased approximately 51.8 percent of the outstanding common stock of Cadipsa for 302,808 shares of the Company's Common Stock (then valued at $5.7 million) and $7.4 million in cash. Cadipsa's major assets include a 100 percent working interest in two concessions and a 50 percent working interest in three additional concessions, all five of which are mature, producing and operated by Cadipsa, covering approximately 322,000 gross acres. Cadipsa's net daily production at the date of acquisition was approximately 3,700 Bbls of mid-gravity oil from multiple zones at depths between 2,500 feet and 5,500 feet. The Company has subsequently purchased an additional 43.9 percent of Cadipsa which increases its total ownership to approximately 95.7 percent.

  On September 29, 1995, the Company purchased 100 percent of the outstanding common stock of Vintage Argentina from British Gas plc, for $37 million in cash. Vintage Argentina's major assets consist of a 50 percent working interest in three of the producing concessions operated by Cadipsa.

  In November 1995, the Company entered into separate agreements with Astra Compania Argentina de Petroleo S.A. ("Astra") and Shell Compania Argentina de Petroleo S.A. ("Shell") to acquire certain producing oil and gas properties in Argentina (the "Astra/Shell Properties"). On November 30, 1995, the

Company completed the purchase of the Astra portion of the Astra/Shell Properties by paying $17.9 million in cash for Astra's 35 percent working interest in the Astra/Shell Properties. On December 27, 1995, the Company completed the purchase of the remaining 65 percent working interest from Shell for $32.8 million cash and deferred payments valued at $5.1 million.

  The acquisition of the Astra/Shell Properties resulted in the Company acquiring 100 percent working interests in seven concessions, six of which are currently producing and all of which are located on the south flank of the San Jorge Basin in southern Argentina. The concessions cover approximately 450,000 acres and are located in close proximity to the Company's other Argentina properties.

  1996 Acquisitions. On January 31, 1996, the Company purchased interests in two fields located in south-central Louisiana from Conoco Inc. for $13.9 million (the "Conoco Properties"). Funds were provided by advances under the Bank Facility. The Conoco Properties included 26 gross (21 net) productive wells with net daily production of approximately 1,000 Bbls of oil and 550 Mcf of gas. All of the wells are now operated by the Company. The primary producing sands include the Ortego A, Haas, Tate, Wilcox 1 through 6 and the Middle and Basal Cockfield at depths ranging from 7,500 feet to 12,000 feet. Planned exploitation activities include workovers, recompletions and developmental drilling.

  For additional 1996 acquisitions, see "Recent Acquisitions."

  The Company intends to continue its growth strategy emphasizing reserve additions through its acquisition efforts. The Company may utilize any one or a combination of its line of credit with banks, institutional financing, issuance of debt securities or additional equity securities and internally generated cash flow to finance its acquisition efforts. No assurance can be given that sufficient external funds will be available to fund the Company's desired acquisitions.

  The Company does not have a specific acquisition budget since the timing and size of acquisitions are difficult to forecast. The Company is constantly reviewing acquisition possibilities. The Company may expand into new domestic core areas. The Company is also evaluating additional acquisition opportunities in other countries which the Company believes are politically stable. At the present time the Company has no binding agreements with respect to any significant acquisitions.

EXPLOITATION AND DEVELOPMENT ACTIVITIES

  The Company concentrates its acquisition efforts on proved producing properties which demonstrate a potential for significant additional development through workovers, behind-pipe recompletions, secondary recovery operations, the drilling of development or infill wells, and other exploitation techniques. The Company has pursued an active workover and recompletion program on the properties it has acquired and intends to continue its workover and recompletion program in the future.

  The Company's exploitation staff focuses on maximizing the value of the properties within its reserve base. The Company's exploitation engineers, who strive to offset normal production declines and replace the Company's annual production, have replaced more than 78 percent of its production during the last three years. The results of their efforts are reflected in additions and revisions to reserves. Net additions and revisions to reserves for 1995 totaled 13.2 MMBOE, or 104 percent of the Company's production of 12.7 MMBOE.

  From January 1, 1993, through September 30, 1996, the Company spent approximately $70.2 million on recompletion and workover operations. A measure of the overall success of the Company's recompletion and workover operations during this period (excluding minor equipment repair and replacement) has been that improved production or operating efficiencies have been achieved from approximately 77 percent of such operations. However, there can be no assurance that such results will continue. The Company anticipates spending in excess of $29 million on workover and recompletion operations during 1997. The expenditures required for this program have historically been, and are expected to continue to be, financed by internally generated funds.

  Development drilling activity is generated both through the Company's exploration efforts and as a result of the Company's obtaining undeveloped acreage in connection with producing property acquisitions. In addition, there are many opportunities for infill drilling on Company leases currently producing oil and gas. The Company intends to continue to pursue development drilling opportunities which offer potentially significant returns to the Company.

  From January 1, 1993, through September 30, 1996, the Company participated in the drilling of 122 gross (69.36 net) development wells, of which approximately 90 percent gross (89 percent net) were productive. However, there can be no assurance that this past rate of drilling success will continue in the future. The Company is pursuing development drilling in the West Coast, Gulf Coast, Mid-Continent and East Texas areas as well as its Argentina concessions and anticipates continued growth in its drilling activities. Additionally, the Company has numerous infill drilling locations in several East Texas area fields, specifically South Gilmer (Cotton Valley formation), Southern Pine (Travis Peak formation), Bethany Longstreet (Hosston formation) and Rosewood (Cotton Valley formation) fields.

  During 1995, the Company participated in the drilling of 41 gross (22.75 net) development wells. At December 31, 1995, the Company's proved reserves included approximately 135 development or infill drilling locations on its U.S. acreage and 181 locations on its Argentine acreage. In addition, the Company has an extensive inventory of development and infill drilling locations on its existing properties which are not included in proved reserves. During the nine-month period ended September 30, 1996, the Company participated in the drilling of 31 gross (24.26 net) development wells. The Company spent approximately $22.2 million on development/infill drilling during the first nine months of 1996. The Company expects to spend approximately $45 million on development/infill drilling activities during 1997.

  In connection with its exploitation focus, the Company actively pursues operating cost reductions on the properties it acquires. The Company believes that its cost structure and operating practices generally result in improved operating economics. Although each situation is unique, the Company generally has achieved reductions in labor and other field level costs from those experienced by the previous operators, particularly in its acquisitions from major oil companies.

  The following is a brief discussion of significant developments in the Company's recent exploitation activities:

  West Coast Area. The San Miguelito/Rincon field area, acquired from Conoco, Santa Fe Energy and Mobil, continues to be the primary focus of the Company's West Coast exploitation efforts. Consolidation of the three acquisition areas into a single operating unit has significantly reduced operating costs. At the time of the initial acquisition in July 1993, the Company identified 18 exploitation projects; however, since that time, the Company has completed 90 projects. Exploitation efforts including artificial lift enhancements, waterflood optimization, recompletions and sidetracking junked producers have resulted in sustaining the average field production at levels comparable to that of three years prior. As a result, the Company has been able to increase proved reserves each year since the properties were acquired. Also during 1996, the Company initiated pilot waterflooding operations on the Fourth Grubb producing interval. Based on this successful pilot injection test, full scale waterflooding operations will be initiated during 1997. Ongoing reservoir studies continue to identify significant upside to the Company's existing inventory of exploitation projects.

  Gulf Coast Area. In the Galveston Bay area of Texas, the Company performed during 1996 12 workovers in the Red Fish Reef, Trinity Bay and Fishers Reef fields which are 100 percent owned by the Company and which historically have had good exploitation potential. This work consisted of recompletions and repair jobs in the multi-pay Frio zones productive in the area which resulted in a total gross production increase of 250 Bbls of oil per day and 4,200 Mcf of gas per day. During 1996, the Company also performed recompletions and workovers on seven wells in the Tepetate field, a 100 percent owned field acquired from Conoco in January 1996, which resulted in gross production increases of 850 Bbls of oil per day and 400 Mcf of gas per day. The Company also experienced a successful 1996 exploitation program in the South Pass 24 field where three recompletions and one development well resulted in increased gross daily production from the field of 140 Bbls of oil and 4,370 Mcf of gas.

  Mid-Continent Area. Water injection began in October 1993 in the Shawnee Townsite Unit waterflood project and oil response began in November 1994. Gross unit production has increased from a low of 250 barrels of oil per day to a current rate of approximately 2,300 Bbls of oil per day. Oil rates are forecasted to peak at approximately 3,500 Bbls of oil per day in 1997. An engineering and geological study performed in 1996 has refined the reservoir characterization and established the viability of drilling several infill development wells within the unit boundary to recover oil that would otherwise be undrained. In addition to the Shawnee waterflood, the Company is actively pursuing four other secondary recovery projects located in the Texas Panhandle. Each of these waterflood projects is targeting the Upper Morrow sand at depths of approximately 8,000 feet. Three of these units have been approved and water injection has been initiated. Installation of the final unit, pending Texas Railroad Commission approval, is expected to commence in the first quarter of 1997. Two analogous Upper Morrow fields producing in the immediate area have already responded favorably to waterflood operations. The Company owns working interests ranging from 82 percent to 100 percent in each of the four projects. The Company anticipates additional proved reserves will be added based on the level of success of these secondary recovery projects.

  East Texas Area. Gas development projects remain the focus of the Company's exploitation efforts in East Texas. In the South Gilmer field, Upshur County, Texas, a Company engineering study performed in 1993 established the potential viability of 10 infill drilling locations along with workover opportunities in eight existing wells. This exploitation work was initiated in 1994 and successful workovers were conducted on five wells. Seven of the infill locations have now been drilled and completed. As a result of this work, gross field production has increased to over 9,000 Mcf per day. The Company's working interests in these wells range from 73 percent to 99 percent.

  Argentina Concessions. Development and extensional drilling along with development of secondary recovery projects have been the focus of the Company's exploitation efforts in its Argentina properties. During 1996, the Company continued the expansion of the Canadon Minerales Block 123E waterflood by adding additional sands to the flood and completing additional patterns. Water injection began in February 1992 and first oil response was seen approximately 12 months later. Since the initiation of this project, gross production has increased from 150 Bbls of oil per day to 1,300 Bbls of oil per day. During 1996, the Company installed two new waterflood projects in areas immediately adjacent to the Block 123E waterflood. There are two additional areas in Canadon Minerales for which new waterflood projects are planned for 1997. Numerous other areas within the other concessions are being evaluated as future waterflood candidates. Drilling activity commenced during February 1996 and reached its peak with three rigs running during the fourth quarter of 1996. Forty-one wells were drilled in 1996 and an additional 10 were in process at year end 1996. The two main areas where this activity was concentrated were Canadon Minerales with 25 wells drilled and Canadon Seco with 12 wells drilled. Largely due to the results of this drilling activity, gross production during 1996 increased from 3,500 Bbls of oil per day to 6,900 Bbls of oil per day in Canadon Minerales and from 1,300 Bbls of oil per day to 3,200 Bbls of oil per day in Canadon Seco. During 1996, the Company acquired 124 square kilometers (48 square miles) of 3-D seismic to aid in the optimum placement of future drilling locations. This data was acquired in an attempt to aid in the evaluation of the extremely complex stratigraphy that has historically caused problems in geologic interpretation in this basin. The first three wells that were drilled from the evaluation of the 3-D seismic data have proven successful. If future wells verify these initial results, the Company believes that substantial upside potential that has historically been overlooked can be economically exploited.

EXPLORATION

  The Company's exploration program is designed to contribute significantly to its growth. Management divides the strategic objectives of its exploration program into two parts. First, in the U.S.

and in Argentina, the Company's exploration focus is in its core areas where its geological and engineering expertise and experience are greatest. State-of-the-art technology, including 3-D seismic, is employed to identify prospects. Exploration in the U.S. and Argentina is designed to generate reserve growth in the Company's core areas in combination with its exploitation activities. The Company's longer-term plans are to increase the magnitude of this program with a goal of achieving production replacement through core area exploration. Such exploration is characterized by numerous individual projects with medium to low risk. Secondly, international exploration targets significant long-term reserve growth and value creation. International exploration projects in Ecuador and Bolivia are characterized by higher potential and higher risk. From January 1, 1993, through September 30, 1996, the Company spent $39.8 million on exploration activities. The Company plans to spend approximately $43 million on exploration activities during 1997, approximately $31 million in the U.S. and Argentina and approximately $12 million in other international areas.

  The following is a brief discussion of the primary areas of exploration activity for the Company:

  United States.

   Gulf Coast Area. In the Galveston Bay area of Texas, the Company has acquired over 180 square miles of new 3-D seismic data and controls over 30,000 net acres in shallow state waters. The Company uses 3-D seismic data to identify new exploration and extentional opportunities in new reservoirs as well as in existing fields. The Company has identified several new prospects in Galveston Bay. The Texas State Tract-75, an exploratory well which utilized 3-D seismic data, was drilled in the Umbrella Point area and was successfully completed as a producer. One or more offset wells are planned to be drilled at Umbrella Point in 1997. The Texas State Tract No. 2-3A well in the area of Fishers Reef West is scheduled to spud during the second quarter of 1997. A third exploratory prospect, White Heron, is also scheduled to spud during second quarter of 1997. The Galveston Bay prospects, if successful, may require multiple development wells to drain target reservoirs. Working interests net to the Company range between 33 percent and 100 percent in Galveston Bay. At the Company's Deweyville prospect, a new 10 square mile 3-D seismic survey is being used to aid in the identification of an expanded Yegua Trend on the Texas and Louisiana border. The Company has a 90 percent working interest in this prospect and is in the process of acquiring additional acreage.

   Mid-Continent Area. The focus of the Company's Mid-Continent drilling program continues to be the Anadarko and Ardmore Basins. In the Fort-X prospect, four exploratory wells were drilled in 1996 utilizing 3-D seismic. All four wells found sands targeted to be developed. Two were completed as producers and are producing at 1,250 to 2,500 Mcf of gas per day. A fifth well is currently drilling. With the information obtained from these four wells, the Company has entered into two large 3-D seismic joint ventures in the Anadarko Basin aimed at increasing its inventory of exploratory prospects, drilling activity and reserves in selected multi-pay areas over the next several years. The Wheeler project, in which the Company has a 25 percent working interest, is a 150 square mile 3-D seismic survey in the Texas Panhandle targeting the productive Granite Wash, Morrow, Hunton and Arbuckle formations which are known to exist regionally. An exploratory well is planned for the first half of 1997. The second project is a 500 square mile 3-D seismic joint venture in which the Company has a 31.25 percent working interest. Eight areas of interest have been selected for geologic imaging, targeting the Granite Wash, Red Fork, Morrow, Springer, Hunton and Arbuckle formations. In the Stagecoach evaluation area of southern Oklahoma, the Company has initiated an extentional drilling program utilizing a new frac technology aimed at developing a large 6,000 net acre lease block. Drilling of the first well has begun with evaluation expected in early 1997. If successful, the play could open up additional extentional projects in this gas rich sub-basin. The Company's working interests in these prospects range between 70 percent and 100 percent.

   West Coast Area. Based on a discovery made by the Company in 1995, 3-D seismic data is being used to generate additional prospects in the Buttes Slough area of Northern California. Three to five wells are planned in the Grimes area during 1997. In the Zaca field located in Santa Barbara County, an exploratory horizontal well is targeted to be drilled in 1997 to access potential reserves in new fault blocks. The Company owns a 100 percent working interest in this field and has eight additional exploratory prospects.

  International.

   South America. The Company is currently pursuing several international exploratory projects which, if successful, have the potential to increase the growth of the Company. The Company believes that its existing projects in Ecuador and Bolivia have the potential to significantly increase reserves. The exploration play with the largest potential for reserve additions, as estimated by the Company, is Block 19 in the Oriente Basin in Ecuador. The Company has a 30 percent working interest in a project to explore Block 19. Numerous commercially productive fields have been discovered in this basin. Primary targets are the Hollin, Napo "U" and "T" sands which are productive in other significant fields in this basin. Two wells are planned for 1997. In Bolivia, geological studies are underway to confirm a prospect which has been identified on the Company's recently acquired acreage. Pending the results of these studies, the Company plans to drill a well during 1997 that would test independent oil and gas concepts in this area. Additionally, the Company has identified several exploratory leads on the 570,000 acres it controls which, if successfully developed into prospects, could require several years to test. The Company's working interest in the area is 100 percent. In Argentina, in the Cerro Wenceslao concession in the western portion of the San Jorge Basin, an exploratory project is currently underway to test an area structurally high on an anticline feature to a prior well with oil shows. A similar structural feature located in the northeast portion of the same concession produces from numerous sands in the Bajo Barreal formation. This field is currently producing at a rate of 1,520 Bbls of oil per day with a cumulative recovery to date of 17 MMBbls of oil. The Company has a 100 percent working interest in the Cerro Wenceslao concession.

OIL AND GAS PROPERTIES

  At September 30, 1996, the Company owned and operated producing properties in 11 states, with its U.S. proved reserves located primarily in four core areas: the West Coast, Gulf Coast, East Texas and Mid-Continent areas. In addition, during 1995 the Company established a new core area in the San Jorge Basin of Argentina. As of September 30, 1996, the Company operated approximately 3,076 productive wells and also owned non-operating interests in 587 productive wells. The Company continuously evaluates the profitability of its oil, gas and related activities and has a policy of divesting itself of unprofitable leases or areas of operations that are not consistent with its operating philosophy.

  The following table summarizes the Company's proved reserves in its 30 largest fields in the U.S. and its five largest concessions in Argentina at December 31, 1995, as estimated by Netherland, Sewell. These fields and concessions represent approximately 80 percent of the Company's proved reserves on such date.

                                                        LOCATION (COUNTY     NET    NET
                                                        OR PARISH, STATE     OIL    GAS
          AREA               FIELD/CONCESSION NAME        OR PROVINCE)     (MBBLS) (MMCF)  MBOE
          ----           ----------------------------- ------------------- ------- ------ ------
West Coast.............. San Miguelito                 Ventura, CA         15,432   3,491 16,013
                         South Mountain                Ventura, CA          5,498   6,975  6,660
                         Rincon                        Ventura, CA          4,371   4,094  5,053
                         Ojai-Silverthread             Ventura, CA          2,961  12,230  5,000
                         North Tejon                   Kern, CA             1,746   9,540  3,336
                         Santa Maria Valley/Cat Canyon Santa Barbara, CA    3,294       0  3,294
                         Pleito Ranch                  Kern, CA             2,905     692  3,021
                         Canfield Ranch                Kern, CA             2,700     508  2,784
                         Sespe                         Ventura, CA          2,311   1,915  2,630
                         Buena Vista Hills             Kern, CA             2,065   3,348  2,623
                         Lathrop                       San Joaquin, CA          0  12,135  2,022
                         Antelope Hills                Kern, CA             1,797       0  1,797
                         Zaca                          Santa Barbara, CA    1,693       0  1,693
                         Wheeler Ridge                 Kern, CA             1,235   2,497  1,651
                         Tejon                         Kern, CA             1,618     181  1,649
                         Landslide                     Kern, CA             1,251     182  1,282
                         Timber Canyon                 Ventura, CA            769   2,410  1,171
Gulf Coast.............. Waveland                      Hancock, MS            323  14,930  2,811
                         South Pass 24                 Plaquemines, LA      1,200   3,142  1,724
                         Little Lake/Temple            Jefferson, LA        1,190   2,740  1,647
                         Panther Reef                  Calhoun, TX            298   6,122  1,319
                         Trinity Bay                   Chambers, TX         1,114     804  1,248
                         Vacherie                      St. James, LA           39   7,016  1,209
East Texas.............. South Gilmer                  Upshur, TX             523  31,088  5,704
                         Southern Pine                 Cherokee, TX             0  25,128  4,188
                         Fruitvale                     Van Zandt, TX            0  23,384  3,897
                         Colgrade                      Winn, LA             3,393       0  3,393
Mid-Continent........... Shawnee                       Pottawatomie, OK     2,820     230  2,858
                         Booker                        Ochiltree, TX        1,848     171  1,877
                         Strong City                   Roger Mills, OK         59   9,867  1,703
San Jorge Basin,
 Argentina.............. Canadon Minerales             Santa Cruz Province 18,768       0 18,768
                         Las Heras/Piedra Clavada      Santa Cruz Province 14,958       0 14,958
                         Canadon Seco                  Santa Cruz Province 11,103       0 11,103
                         Cerro Wenceslao               Santa Cruz Province  9,477       0  9,477
                         Meseta Espinosa               Santa Cruz Province  7,749       0  7,749

  West Coast Area. The Company expanded its operations to the West Coast in 1992 through two separate acquisitions of properties located in Kern, Ventura, and Santa Barbara Counties in California. Since 1992, the Company has continued to expand its operations in the West Coast area through additional property acquisitions. As of December 31, 1995, the area comprised 35 percent of the Company's total proved reserves and 54 percent of the Company's U.S. proved reserves. The Company currently operates 1,158 productive wells with daily gross production of approximately 11,700 Bbls of mid-gravity oil, 2,600 Bbls of heavy oil and 30,300 Mcf of gas. In addition, the Company owns an interest in 72 productive wells operated by others.

   San Miguelito. The San Miguelito field is located in the west central portion of the greater Ventura Avenue field just north of the City of Ventura, California. Production is from multiple pay intervals in Pliocene-age sands which span 7,000 vertical feet. Well depths generally range from 7,000 feet to just over 16,000 feet in the deepest wells. Currently, active waterflood operations are underway in three of the producing zones. With the field still producing in excess of 3,400 gross Bbls of oil per day, the Company believes additional waterflood potential exists in lower sands currently producing on primary depletion. The Company operates this single lease property with a 100 percent working and 87.5 percent net revenue interest. For additional information regarding this field, see "--Exploitation and Development Activities--West Coast Area."

   South Mountain. The South Mountain field, located just south of Santa Paula, California, has become one of the Company's major producing areas. As a result of the acquisition of the Texaco Properties, which included certain properties in this field, the Company now operates 226 active wells in the South Mountain field. Gross daily production of 1,150 Bbls of oil and 2,000 Mcf of gas comes from Eocene and Pliocene sand intervals at depths of 3,000 feet to 10,000 feet. The solution gas and gravity drainage producing mechanisms are responsible for low decline rates which result in long-life reserves. In addition to the producing wells, the Company also operates the South Mountain Gas Gathering System which transports approximately 3,500 Mcf per day of Company and third party gas. The Company's working interests in the South Mountain field range from 50 percent to 100 percent with net revenue interests from 42 percent to 100 percent; however, the properties are predominantly owned 100 percent.

   Rincon. The Rincon field is located on the western updip end of the greater Ventura Avenue field just north of the City of Ventura, California, and adjacent to the Company's San Miguelito field properties. Like the San Miguelito field, production is from multiple pay intervals of Pliocene-age sands. These intervals span several thousand feet with three waterfloods currently in operation. Producing intervals range in depth from approximately 3,500 feet to 14,000 feet. The Company operates this field with a 100 percent working and 80 percent net revenue interest. Current daily gross production from this field is approximately 1,030 Bbls of oil and 1,100 Mcf of gas. During 1996, the Company was able to increase total field production through development of uphole producing intervals and re-vitalization of existing waterfloods. The Company believes that significant upside reserve potential remains in the development of these shallow producing horizons as well as workover and stimulation activity in the presently producing intervals. For additional information regarding this field, see "--Exploitation and Development Activities--West Coast Area."

   Ojai-Silverthread and Timber Canyon. The Ojai field, which extends to the Silverthread and Timber Canyon areas, is located in the western central portion of Ventura County, California. All production in this area is from the fractured Monterey Shale formation which is encountered at depths ranging from 2,000 feet to 6,000 feet. The Company operates 118 productive wells in this field with a 100 percent working interest and net revenue interests ranging from 83 percent to 100 percent. The properties are mature, characterized by pressure depletion and gravity drainage, with highly predictable production decline rates. Combined daily gross production exceeds 800 Bbls of oil and 3,500 Mcf of gas.

   North Tejon. The North Tejon field is located near the southern end of the San Joaquin Basin. This field is divided into a series of fault blocks with productive reservoirs in the lower Miocene, Oligocene, Zemorrian and Eocene sands. These producing zones range in depth from 5,400 feet to 11,300 feet. All productive wells are operated by the Company with a 100 percent working and net revenue interest. Gross production rates average in excess of 200 Bbls of oil per day and 2,200 Mcf of gas per day. The Company believes that future projects in this field may increase production and reserves.

   Santa Maria Valley/Cat Canyon. The Company operates these two heavy (low gravity) oil fields near Santa Maria, California. At the end of 1992, the Company built and commenced operation of two non-conventional fuel facilities. Those facilities are located in the Santa Maria Valley and Cat Canyon fields and now produce oil from tar sands. Since December 1992, the Company has produced over 800 MBbls of tar sand oil through these facilities. In addition, the Company operates one waterflood. Total produced volume from the fields is in excess of 1,400 gross Bbls of oil per day. The Company's working interests in the fields are 100 percent with net revenue interests ranging from 74.5 percent to 100 percent.

   Pleito Ranch. The Pleito Ranch field is located on the southern end of the San Joaquin Basin. Production is from Miocene-age Chanac and Santa Margarita sands below the Wheeler Ridge thrust fault.

Well depths range from 11,000 feet to 14,000 feet. All productive wells are operated by the Company with a 100 percent working and net revenue interest. The recovery mechanism is predominantly gravity drainage and is characterized by low decline, long-life reserves with gross production of approximately 600 Bbls of oil per day.

  Gulf Coast Area. The Gulf Coast Area comprised approximately 12 percent of the Company's December 31, 1995, total proved reserves. Production in this area is predominantly from structural accumulations in reservoirs of Miocene Age. The depths of the producing reservoirs in this area range from 1,200 feet to 14,500 feet. The Company currently operates 232 productive wells and owns interests in an additional 166 productive wells in this area. Daily gross production from the operated wells averages 7,600 Bbls of oil and 52,400 Mcf of gas. Additional development potential exists in this area from recompletions in existing wellbores particularly in the South Pass 24 (70 percent working interest), Red Fish Reef (100 percent working interest), and Panther Reef (96 percent average working interest) fields.

   Waveland. The Company's largest field in the Gulf Coast Area is the Waveland field. The Waveland field is located in Hancock County, Mississippi, and produces from the Washita-Fredricksburg, Paluxy and Mooringsport formations at depths ranging from 11,800 feet to 13,340 feet. The Company currently operates gross daily production of 3,250 Mcf of gas. This field contains a significant amount of reserves that are behind-pipe in existing well bores. The Company intends to further develop this field through a series of workovers and recompletions with two to four such projects scheduled for 1997.

   South Pass 24. The South Pass 24 field is located in state waters of Plaquemines Parish, Louisiana, at shallow water depths averaging 10 to 20 feet. The 33 productive oil wells and seven productive gas wells in this field are operated by the Company and one other operator. The South Pass 24 field produces hydrocarbons from various members of the Miocene sand series at an average depth of approximately 7,000 feet. Future value enhancements in this field are expected to come from exploitation opportunities.

  East Texas Area. The East Texas Area comprised approximately 11 percent of the Company's December 31, 1995, total proved reserves. The Cotton Valley, Smackover and Travis Peak formations are the dominant producing reservoirs on the Company's acreage in this area. The Company currently operates daily gross production of 1,150 Bbls of oil and 30,500 Mcf of gas from 594 operated productive wells in this area. The Company owns an interest in an additional 71 productive wells in this area. Significant infill drilling potential exists on the Company's acreage in the South Gilmer, Colgrade, Southern Pine, Rosewood, Bethany Longstreet and Bear Grass fields. The Company plans to continue infill drilling programs in Southern Pine, Colgrade and South Gilmer fields. During 1996, these infill drilling programs have resulted in the addition of five wells, all of which were successful. For additional information regarding these producing operations, see "--Exploitation and Development Activities--East Texas Area."

   South Gilmer. The South Gilmer field, the Company's largest field in the East Texas area, is located in Upshur County and produces from the Cotton Valley Lime formation at average depths of 11,300 feet to 11,800 feet. The Company currently operates 18 productive wells and owns interests in three additional productive wells in this field. A workover program implemented in 1994 increased production substantially in five wells. The Company began the drilling of an infill well in December 1994, with two additional wells drilled in 1995 and four wells in 1996. All seven wells resulted in successful completions. Significant behind-pipe reserves are booked for the Company's 6,727 gross acres in the Cotton Valley sand formation.

   Southern Pine. The Southern Pine field is located in Cherokee County, Texas, and produces from the Travis Peak formation with gross daily production of 7,900 Mcf of gas. The Company currently operates 26 productive wells in this field. The Company completed the drilling of eight development wells in 1995. These wells, combined with the ten wells acquired from Herd Producing Company in March 1995, increased gross daily production from 1,200 Mcf of gas to a peak rate of 10,000 Mcf of gas. The installations of plunger lift and central compression during 1996 have helped maintain the current gross daily production of 7,900 Mcf of gas.

  Mid-Continent Area. The Mid-Continent Area extends from the Arkoma Basin of Eastern Oklahoma to the Texas Panhandle and north to include Kansas. This area comprises seven percent of the Company's total proved reserves as of December 31, 1995. The Company currently operates daily gross production of 3,500 Bbls of oil and 29,500 Mcf of gas from 373 operated productive wells in this area. The Company owns an interest in an additional 249 productive wells in this area.

  The Company's largest field in the Mid-Continent Area is the Shawnee Townsite field, which the Company operates. On March 1, 1993, a unit was formed for secondary recovery operations with water injection initiated in October 1993. For additional information regarding this field, see "-- Exploitation and Development Activities--Mid-Continent Area."

  Argentina Concessions. The Argentina properties consist primarily of 12 mature producing concessions located on the south flank of the San Jorge Basin. These concessions comprised approximately 34 percent of the Company's December 31, 1995, total proved reserves. The Company currently operates 600 productive wells (100 percent working interest) with daily gross production of 16,200 Bbls of oil. In addition, the Company owns an interest in 17 productive wells operated by others. At December 31, 1995, the Company's proved reserves included approximately 181 development or infill drilling locations and 253 workovers on its Argentina acreage. In addition, the Company has an extensive inventory of workovers and development or infill drilling locations on its Argentina properties which are not included in proved reserves.

   Canadon Minerales. The primary oil producing reservoirs of the Canadon Minerales oil concession are the Mina del Carmen and Canadon Seco formations which are both fluvial channel sand bodies at depths ranging from 3,000 feet to 4,000 feet. This concession currently has 169 producing wells and 31 water injection wells with daily gross production of approximately 6,850 Bbls of oil. Approximately 20 percent of the concession's daily production is produced from the Block 123A waterflood, which contains 22 producing wells and 17 water injection wells. The Block 123A waterflood was expanded during 1996 to include additional sands. Also during 1996, two additional waterflood projects were initiated in areas adjacent to Block 123A. At this time there are two additional waterflood projects scheduled for development.

  Future development plans at Canadon Minerales include numerous workovers and development drilling locations. Many of the workovers are expected to return idle wells back to production by perforating zones not produced by the former owner. Log cross sections reveal many zones which do not appear to have been previously tested.

  The proved undeveloped locations are generally infill development locations in areas offsetting existing production. Well depths vary from 3,000 to 6,000 feet. The first well was drilled in the first quarter of 1996 and 25 wells were drilled on this concession during 1996. See "--Exploitation and Development Activities--Argentina Concessions."

   Las Heras/Piedra Clavada. The primary oil producing reservoirs of the Las Heras/Piedra Clavada oil concession are the Castillo and Bajo Barreal formations which are both fluvial channel sand bodies with good to moderate sand quality at depths ranging from 3,500 feet to 7,000 feet. Currently, there are 82 producing wells and three water injection wells with daily gross production of approximately 1,160 Bbls of oil. There is one active waterflood in Block 24, which contains 13 producing wells and five water injection wells. In addition to the activities in Block 24, there are three other waterflood projects scheduled for development at Las Heras/Piedra Clavada.

  Future development plans at Las Heras/Piedra Clavada include numerous workovers and development drilling locations. Many of these workovers are expected to return idle wells back to production by perforating additional zones. Cross sections reveal many zones which do not appear to have been tested. The proved undeveloped locations are generally infill development locations in areas offsetting existing production.

   Canadon Seco. The primary oil producing reservoirs of the Canadon Seco oil concession are the Canadon Seco and Mina del Carmen which are fluvial channel sand bodies at depths ranging from 4,000 feet to 7,000 feet. This field currently has 74 producing wells and eight water injection wells with a daily gross production of approximately 3,200 Bbls of oil.

  There are three active waterfloods at Canadon Seco which contain a total of 10 producing wells and eight water injection wells. The Block VIIIAo waterflood has additional drilling and water injection conversions scheduled for additional development of the concession.

  Additional development plans at Canadon Seco include numerous workovers and development drilling locations. Many of the workovers are expected to return idle wells back to production by perforating additional zones. See "-- Exploitation and Development Activities--Argentina Concessions."

   Cerro Wenceslao. The primary oil producing reservoir of the Cerro Wenceslao oil concession is the Bajo Barreal which contains sands at depths ranging from 1,000 feet to 3,000 feet. Currently, there are 122 producing oil wells and 10 water injection wells with daily gross production of approximately 1,520 Bbls of oil.

  Future development plans at Cerro Wenceslao include workovers, fracture stimulations, and development drilling on several drilling locations. In addition, the Company plans to further develop the significant waterflood potential in Block 2, Block 5 and the East Flank Block.

   Meseta Espinosa. The primary oil producing reservoirs of the Meseta Espinosa oil concession are the Canadon Seco and Mina del Carmen which are fluvial channel sand bodies with good to moderate sand quality at depths ranging from 4,000 feet to 7,000 feet. This concession currently has 101 producing wells and 10 water injection wells with a daily gross production of approximately 2,250 Bbls of oil.

  There are seven active waterfloods at Meseta Espinosa which contain a total of 17 producing wells and 10 water injection wells. One new proven waterflood project was installed during 1996. It will be followed by the implementation of a second new proven waterflood project. Additional development plans at Meseta Espinosa include several workovers and the drilling of development wells.

MARKETING

  The Company's gas production and gathered gas are sold primarily on the spot market or under market-sensitive, long-term agreements with a variety of purchasers, including intrastate and interstate pipelines, their marketing affiliates, independent marketing companies and other purchasers who have the ability to move the gas under firm transportation agreements. Because an insignificant amount of the Company's gas is committed to long-term fixed-price contracts, the Company is positioned to take advantage of rising prices for gas but it is also subject to gas price declines.

  In order to more efficiently handle spot market transactions, the Company's gas marketing activities are handled by Vintage Gas, Inc., its wholly owned gas marketing affiliate, which commenced operation on May 1, 1991. This marketing affiliate purchases gas on the spot market from the Company and third parties. Generally, the marketing affiliate purchases this gas on a month-to-month basis at a percentage of resale prices.

  Generally, the Company's domestic oil production is sold under short-term contracts at posted prices plus a premium in some cases. The Company's Argentina oil production is currently sold at port to ESSO SAPA and Petrobras at West Texas Intermediate spot prices less a specified differential.

  The most significant purchaser of the Company's oil during 1995 was Texaco Trading and Transportation, Inc. Such oil purchases amounted to approximately 17 percent of the Company's total revenues for 1995. No other purchaser of the Company's oil or gas during 1995 exceeded 10 percent of the Company's total revenues.

  The Company has previously engaged in oil and gas hedging activities and intends to continue to consider various hedging arrangements to realize commodity prices which it considers favorable. Three hedges (swap agreements) are currently in place for a total of 7,500 Bbls of oil per day at a weighted average price of $19.26 per Bbl (NYMEX reference price) for the period January 1997 through December 1997.

GATHERING SYSTEMS

  The Company owns 100 percent interests in two oil and gas gathering systems located in Pottawatomie County, Oklahoma and Harris and Chambers Counties, Texas. In addition, the Company owns 100 percent interests in 24 gas gathering systems located in active producing areas of California, Kansas, Texas and Oklahoma. All of these gathering systems are operated by the Company. Together, these systems comprise approximately 300 miles of varying diameter pipe with a combined capacity in excess of 175 MMcf of gas per day. At September 30, 1996, there were 441 wells (most of which are operated by the Company) connected to these systems. Generally, the gathering systems buy gas at the wellhead on the basis of a percentage of the resale price under contracts containing terms of one to 10 years.

RESERVES

  At December 31, 1995, the Company had proved reserves, as estimated by Netherland, Sewell, of 199.7 MMBOE, comprised of 147.9 MMBbls of oil and 310.8 Bcf of gas. The following table sets forth, at December 31, 1995, the present value of future net revenues (revenues less production and development costs) before income taxes attributable to the Company's proved reserves at such date (in thousands):

   Proved Reserves:
     Future net revenues............................................ $1,470,350
     Present value of future net revenues before income taxes, dis-
      counted at 10 percent.........................................    894,249
     Standardized measure of discounted future net cash flows.......    736,546
   Proved Developed Reserves:
     Future net revenues............................................  1,032,798
     Present value of future net revenues before income taxes, dis-
      counted at 10 percent.........................................    675,318

  In computing this data, assumptions and estimates have been utilized, and the Company cautions against viewing this information as a forecast of future economic conditions. The historical future net revenues are determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on December 31, 1995, economic conditions. The estimated future production is priced at prices prevailing at December 31, 1995, except where fixed and determinable price escalations are provided by contract. The resulting estimated future gross revenues are reduced by estimated future costs to develop and produce the proved reserves, based on December 31, 1995, cost levels, but such costs do not include debt service, general and administrative expenses and income taxes. For additional information concerning the historical discounted future net revenues to be derived from these reserves and the disclosure of the Standardized Measure information in accordance with the provisions of Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities," see Note 9 "Supplementary Financial Information for Oil and Gas Producing Activities" to the Company's consolidated financial statements included elsewhere in this Prospectus.

  The following table sets forth estimates of the proved oil and gas reserves of the Company at December 31, 1995, as evaluated by Netherland, Sewell:

                                  OIL (MBBLS)                   GAS (MMCF)            MBOE
                         ----------------------------- ----------------------------- -------
                         DEVELOPED UNDEVELOPED  TOTAL  DEVELOPED UNDEVELOPED  TOTAL   TOTAL
                         --------- ----------- ------- --------- ----------- ------- -------
West Coast(a)...........   45,947    10,204     56,151   79,514     7,388     86,902  70,635
Gulf Coast..............    9,159     1,936     11,095   73,772     7,777     81,549  24,687
East Texas..............    3,723     1,167      4,890   75,934    23,483     99,417  21,459
Mid-Continent...........    4,619     2,854      7,473   41,180     1,687     42,867  14,618
Other U.S...............      343       275        618       27       --          27     622
                          -------    ------    -------  -------    ------    ------- -------
  Total U.S.............   63,791    16,436     80,227  270,427    40,335    310,762 132,021
Argentina...............   36,928    30,716     67,644      --        --         --   67,644
                          -------    ------    -------  -------    ------    ------- -------
  Total Company(b)......  100,719    47,152    147,871  270,427    40,335    310,762 199,665
                          =======    ======    =======  =======    ======    ======= =======

--------
(a) Total proved oil reserves include 5.1 MMBbls of heavy oil located in the Company's Santa Maria Valley/Cat Canyon and Antelope Hills fields in California.
(b) Does not include acquisitions since December 31, 1995. See "Recent Acquisitions."

  Estimates of the Company's 1995 proved reserves set forth above have not been filed with, or included in reports to, any Federal authority or agency, other than the Securities and Exchange Commission.

  The Company's non-producing proved reserves are largely behind-pipe in fields which it operates. Undeveloped proved reserves are predominantly infill drilling locations and secondary recovery projects. Approximately 67 percent of the U.S. proved reserves associated with infill drilling locations are located in the Company's 30 largest U.S. fields.

  The reserve data set forth in this Prospectus or incorporated by reference herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates of different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimate. Accordingly, reserve estimates often differ from the quantities of oil and gas that are ultimately recovered. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based.

  For further information on reserves, costs relating to oil and gas activities and results of operations from producing activities, see Note 9 "Supplementary Financial Information for Oil and Gas Producing Activities" to the Company's consolidated financial statements included elsewhere in this Prospectus.

PRODUCTIVE WELLS; DEVELOPED ACREAGE

  The following table sets forth the Company's domestic and Argentina productive wells and developed acreage assignable to such wells at September 30, 1996:

                                                       PRODUCTIVE WELLS
                                               ---------------------------------
                            DEVELOPED ACREAGE      OIL        GAS       TOTAL
                           ------------------- ----------- --------- -----------
                             GROSS      NET    GROSS  NET  GROSS NET GROSS  NET
                           --------- --------- ----- ----- ----- --- ----- -----
U.S.......................   585,106   309,322 2,108 1,583  945  358 3,053 1,941
Argentina................. 1,008,339   844,372   610   597  --   --    610   597
                           --------- --------- ----- -----  ---  --- ----- -----
  Total................... 1,593,445 1,153,694 2,718 2,180  945  358 3,663 2,538
                           ========= ========= ===== =====  ===  === ===== =====

  Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities. Wells which are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, two had multiple completions.

PRODUCTION; UNIT PRICES; COSTS

  The following table sets forth information with respect to production and average unit prices and costs for the periods indicated:

                                 NINE MONTHS ENDED
                                   SEPTEMBER 30,       YEARS ENDED DECEMBER 31,
                                 -------------------- ==========================
                                   1996        1995     1995     1994     1993
                                 --------    -------- -------- -------- --------
Production:
  Oil (MBbls)--
    U.S.........................    5,683       4,933    6,647    6,657    4,785
    Argentina...................    2,966         377      961      --       --
    Total.......................    8,649       5,310    7,608    6,657    4,785
  Gas, all U.S. (MMcf)..........   24,535      22,489   30,610   28,884   22,504
Average sales prices:
  Oil (per Bbl)--
    U.S. ....................... $  17.08(a) $  15.42 $  15.44 $  13.53 $  14.14
    Argentina...................    15.87(a)    14.20    13.98      --       --
    Total.......................    16.66(a)    15.33    15.26    13.53    14.14
  Gas, all U.S. (per Mcf).......     1.70        1.42     1.46     1.78     2.03
Production costs (per BOE):
  U.S...........................     5.38        5.27     5.24     5.17     5.26
  Argentina.....................     5.07        4.62     5.42      --       --
  Total.........................     5.31        5.25     5.25     5.17     5.26

--------
(a) The impact of oil hedges reduced the Company's 1996 U.S., Argentina and total average oil prices per Bbl by $0.79, $1.89 and $1.17, respectively.

  The components of production costs may vary substantially among wells depending on the methods of recovery employed and other factors, but generally include production taxes, maintenance and repairs, labor and utilities.

UNDEVELOPED ACREAGE

  At September 30, 1996, the Company held the following undeveloped acres located in the United States and Ecuador. With respect to such United States acreage held under leases, 101,132 gross (38,363 net) acres are held under leases with primary terms that expire at varying dates through December 31, 2000, unless commercial production is commenced. The following table sets forth the location of the Company's undeveloped acreage and the number of gross and net acres in each. Although substantial undeveloped acreage exists in the Company's concessions in Argentina, the concessions in their entirety are held by production.

   STATE/COUNTRY                                           GROSS ACRES NET ACRES
   -------------                                           ----------- ---------
   California.............................................     6,698      5,910
   Colorado...............................................     2,720        972
   Kansas.................................................     1,420      1,420
   Louisiana..............................................     1,182        430
   Mississippi............................................       204         65
   Montana................................................    12,382      6,250
   New Mexico.............................................    11,469      1,656
   Oklahoma...............................................    13,978      8,510
   Texas..................................................    52,826     14,097
                                                             -------    -------
     Total U.S............................................   102,879     39,310
   Ecuador................................................   494,226    148,268
                                                             -------    -------
     Total Company........................................   597,105    187,578
                                                             =======    =======

DRILLING ACTIVITY

  During the periods indicated, the Company drilled or participated in the drilling of the following exploratory and development wells:

                        NINE MONTHS ENDED       YEARS ENDED DECEMBER 31,
                          SEPTEMBER 30,    -----------------------------------
                              1996            1995        1994        1993
                        ------------------ ----------- ----------- -----------
                         GROSS     NET     GROSS  NET  GROSS  NET  GROSS  NET
                        ------------------ ----- ----- ----- ----- ----- -----
Development:
 United States--
  Productive...........       11      5.69   36  19.26   31  18.75   16   2.12
  Non-Productive.......        3      1.57    5   3.49    2   1.04    1   0.44
 Argentina--
  Productive...........       16     16.00  --     --   --     --   --     --
  Non-Productive.......        1      1.00  --     --   --     --   --     --
                         ------- ---------  ---  -----  ---  -----  ---  -----
    Total..............       31     24.26   41  22.75   33  19.79   17   2.56
                         ======= =========  ===  =====  ===  =====  ===  =====
Exploratory:
 United States--
  Productive...........        4      2.25   13   9.84   12   2.82   21   2.01
  Non-Productive.......        3      1.50    5   2.69    5   4.04   10   5.70
 Argentina--
  Productive...........        2      2.00  --     --   --     --   --     --
  Non-Productive.......    --          --   --     --   --     --   --     --
                         ------- ---------  ---  -----  ---  -----  ---  -----
    Total..............        9      5.75   18  12.33   17   6.86   31   7.71
                         ======= =========  ===  =====  ===  =====  ===  =====
Total:
  Productive...........       33     25.94   49  29.10   43  21.58   37   4.13
  Non-Productive.......        7      4.07   10   6.18    7   5.07   11   6.14
                         ------- ---------  ---  -----  ---  -----  ---  -----
    Total..............       40     30.01   59  35.28   50  26.65   48  10.27
                         ======= =========  ===  =====  ===  =====  ===  =====


  The above well information excludes wells in which the Company has only a royalty interest.

  At September 30, 1996, the Company was a participant in the drilling or completion of 18 gross (13.59 net) wells. All of the Company's drilling activities are conducted with independent contractors. The Company owns no drilling equipment.

LEGAL PROCEEDINGS

  On November 5, 1996, the Province of Santa Cruz, Argentina brought suit against Cadipsa in the Corte Suprema de Justicia de la Nacion (the Supreme Court of Justice of the Argentine Republic, Buenos Aires, Argentina), Dossier No. s-1451, seeking to recover approximately $10.6 million (which sum includes interest) allegedly due as additional royalties on four concessions granted in 1990 in which the Company currently owns a 100 percent working interest. The Company and its predecessors in title have been paying royalties at an eight percent rate; the Province of Santa Cruz claims the rate should be 12 percent. The amount of such claim will increase at the differential of these royalty rates until this claim is resolved. With respect to the 50 percent interest in the two concessions that the Company acquired from British Gas, plc, the Company believes that it is entitled to indemnification by British Gas, plc for any loss sustained by the Company as a result of this claim. Such indemnification equals approximately $4.0 million of the $10.6 million claim. The Company has no indemnification from its predecessors in title with respect to the payment of royalties on the other two concessions. Although the Company cannot predict the outcome of this litigation, based upon the advice of counsel, the Company does not expect this claim to have a material adverse impact on the Company's financial position or results of operations.

  The Company is also a named defendant in other lawsuits and is a party in governmental proceedings from time to time arising in the ordinary course of business. While the outcome of such other lawsuits or proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the Company's financial position or results of operations.

                                  MANAGEMENT

  The following table sets forth certain information regarding the directors and executive officers of the Company. Officers are elected annually by the Board of Directors and serve at its discretion.

          NAME           AGE                      POSITION
          ----           ---                      --------
Charles C. Stephenson,
 Jr. ...................  60 Director and Chairman of the Board of Directors
Jo Bob Hille............  55 Director, Vice Chairman of the Board of Directors
                              and Chief Executive Officer
S. Craig George.........  44 Director, President and Chief Operating Officer
William C. Barnes.......  42 Director, Executive Vice President, Chief Financial
                              Officer, Secretary and Treasurer
William L. Abernathy....  45 Senior Vice President--Acquisitions
Robert W. Cox...........  51 Vice President--General Counsel
William E. Dozier.......  44 Vice President--Operations
Michael F. Meimerstorf..  40 Vice President and Controller
Robert E. Phaneuf.......  50 Vice President--Corporate Development
Barry D. Quackenbush....  54 Vice President--Production
Larry W. Sheppard.......  42 Vice President--International
Bryan H. Lawrence.......  54 Director
John T. McNabb, II......  52 Director

  Mr. Stephenson, a co-founder of the Company, has been a Director since June 1983 and Chairman of the Board of Directors of the Company since April 1987. He was also Chief Executive Officer of the Company from April 1987 to March 1994 and President of the Company from June 1983 to May 1990. From October 1974 to March 1983, he was President of Santa Fe-Andover Oil Company (formerly Andover Oil Company), an independent oil and gas company ("Andover"), and from January 1973 to October 1974, he was Vice President of Andover. Mr. Stephenson has a B.S. Degree in Petroleum Engineering from the University of Oklahoma, and has approximately 37 years of oil and gas experience.

  Mr. Hille, the other co-founder of the Company, has been a Director of the Company since June 1983, Chief Executive Officer of the Company since March 1994 and Vice Chairman of the Company since September 1995. He was also President of the Company from May 1990 to September 1995, Chief Operating Officer of the Company from April 1987 to March 1994, Executive Vice President of the Company from June 1983 to May 1990 and Treasurer and Secretary of the Company from June 1983 to April 1987. From August 1972 to March 1983, Mr. Hille was employed by Andover where he served at various times primarily as Executive Vice President and Vice President--Operations. Mr. Hille has a B.S. Degree in Petroleum Engineering from the University of Tulsa, and has approximately 31 years of oil and gas experience.

  Mr. George has been a Director since October 1991, President of the Company since September 1995 and Chief Operating Officer of the Company since March 1994. He was also an Executive Vice President of the Company from March 1994 to September 1995 and a Senior Vice President of the Company from October 1991 to March 1994. From April 1991 to October 1991, Mr. George was Vice President of Operations and International with Santa Fe Minerals, Inc., an independent oil and gas company ("Santa Fe Minerals"). From May 1981 to March 1991, he served in various other management and executive capacities with Santa Fe Minerals and its subsidiary, Andover. From December 1974 to April 1981, Mr. George held various management and engineering positions with Amoco Production Company. He has a B.S. Degree in Mechanical Engineering from the University of Missouri-Rolla.

  Mr. Barnes, a certified public accountant, has been a Director, Treasurer and Secretary of the Company since April 1987, an Executive Vice President of the Company since March 1994 and Chief Financial Officer of the Company since May 1990. He was also a Senior Vice President of the Company from May 1990 to March 1994 and Vice President--Finance of the Company from January 1984 to May 1990. From November 1982 to December 1983, Mr. Barnes was an audit manager for Arthur Andersen & Co., an independent public accounting firm, where he dealt primarily with clients in the oil and gas industry. He was Assistant Controller--Finance of Andover from December 1980 to November 1982. From June 1976 to December 1980, he was an auditor with Arthur Andersen & Co., where he dealt primarily with clients in the oil and gas industry. Mr. Barnes has a B.S. Degree in Business Administration from Oklahoma State University.

  Mr. Abernathy has been Senior Vice President--Acquisitions of the Company since March 1994. He was Vice President--Acquisitions of the Company from May 1990 to March 1994 and Manager--Acquisitions of the Company from June 1987 to May 1990. From June 1976 to June 1987, Mr. Abernathy was employed by Exxon Company USA, where he served at various times as Senior Staff Engineer, Senior Supervising Engineer and in other engineering capacities, with assignments in drilling, production and reservoir engineering in the Gulf Coast and offshore. He has B.S. and M.S. Degrees in Mechanical Engineering from Auburn University.

  Mr. Cox has been Vice President--General Counsel of the Company since March 1988. From August 1982 to March 1988, he was employed by Santa Fe Minerals and its subsidiary, Andover, where he served at various times as Vice President-- Law and Regional Attorney. From April 1982 to August 1982, he was employed as Corporate Attorney by Andover. Prior to that time, Mr. Cox was employed by Amerada Hess Corporation, a major oil company, served as General Counsel and Secretary of Kissinger Petroleum Corporation, an independent oil and gas company, and served on the legal staff of Champlin Petroleum Company, an independent oil and gas company. He has a B.S. Degree in Business Administration with a major in Petroleum Marketing from the University of Tulsa, and a Juris Doctor from the University of Michigan Law School.

  Mr. Dozier has been Vice President--Operations of the Company since May 1992. From June 1983 to April 1992, he was employed by Santa Fe Minerals where he held various engineering and management positions serving most recently as Manager of Operations Engineering. From January 1975 to May 1983, he was employed by Amoco Production Company serving in various positions where he worked all phases of production, reservoir evaluations, drilling and completions in the Mid-Continent and Gulf Coast areas. He has a B.S. Degree in Petroleum Engineering from the University of Texas.

  Mr. Meimerstorf, a certified public accountant, has been Controller of the Company since January 1988 and a Vice President of the Company since May 1990. He was Accounting Manager of the Company from February 1984 to January 1988. From April 1981 to February 1984, he was the Financial Reporting Supervisor for Andover. From June 1979 to April 1981, he was an auditor with Arthur Andersen & Co. He has a B.S. Degree in Accounting from Arkansas Tech University and an M.B.A. Degree from the University of Arkansas.

  Mr. Phaneuf joined the Company as Vice President--Corporate Development in October 1995. From June 1995 to October 1995, he was employed in the Corporate Finance Group of Arthur Andersen LLP, specializing in energy industry corporate finance activities. From April 1993 to August 1994, he was Senior Vice President and head of the Energy Research Group at Kemper Securities, an investment banking firm. From 1988 until April 1993, he was employed by Rauscher, Pierce Refsnes, Inc., an investment banking firm, as a Senior Vice President, serving as an energy analyst involved in equity research. From 1978 to 1988, Mr. Phaneuf was Vice President of Kidder, Peabody, & Co., an investment banking firm, serving as an energy analyst in the Research Department. From 1976 to 1978, he was employed by Schneider, Bernet, and Hickman, serving as an energy analyst in the Research Department. From 1972 to 1976, he held the position of Investment Advisor for First International Investment Management, a subsidiary of NationsBank. He holds a B.A. Degree in Psychology and an M.B.A. Degree from the University of Texas.

  Mr. Quackenbush has been Vice President--Production of the Company since May 1990. He was Manager--Production of the Company from November 1989 to May 1990. From May 1970 to July 1989, Mr. Quackenbush was employed by Tenneco Oil Co., an oil and gas company, where he served as Acquisition Manager and in various engineering positions. He has a B.S. Degree in Petroleum Engineering from the Colorado School of Mines.

  Mr. Sheppard has been Vice President--International of the Company since November 1994. From June 1984 to August 1994, he was employed by Santa Fe Minerals serving as Manager--Acquisitions & Special Projects, Manager-- International Operations, and in various other management and supervisory capacities. From August 1977 to June 1984, he was employed by Amoco Production Company serving in various engineering and supervisory capacities. He has a B.S. Degree in Petroleum Engineering from Texas Tech University.

  Mr. Lawrence has been a Director of the Company since January 1987. He has been employed by Dillon, Read & Co. Inc., an investment banking firm ("Dillon Read"), since January 1966 and is currently a Managing Director. Mr. Lawrence also serves as a Director of D & K Wholesale Drug, Inc., Hallador Petroleum Company, TransMontaigne Oil Company and Willbros Group, Inc. (each a United States public company), Benson Petroleum Ltd. and Cavell Energy Corp. (each a Canadian public company) and certain non-public companies in which affiliates of Dillon Read hold equity interests including Meenan Oil Co., Inc., Fintube Limited Partnership, Interenergy Corporation, PetroSantander Inc., Strega Energy, Inc. and Savoy Energy, L.P. Mr. Lawrence is a graduate of Hamilton College and also has an M.B.A. from Columbia University.

  Mr. McNabb has been a Director of the Company since October 1990. He has been Chief Executive Officer of Growth Capital Partners, Inc., an investment and advisory firm in Houston, Texas serving privately held and public middle market companies based in the Southwest, since March 1992. From June 1990 to January 1992, he was a Managing Director of Bankers Trust Company, managing commercial banking, investment banking and financial advisory activities in the Southwest for Bankers Trust Company, and head of BT Southwest, Inc., an affiliate of Bankers Trust New York Corporation. From September 1984 to June 1990, Mr. McNabb was employed by investment affiliates of The Prudential Insurance Company of America where he provided a wide range of investment banking services and corporate finance expertise to corporate clients. Mr. McNabb also serves as a Director of Hugoton Energy Corporation and several non-public companies. He holds undergraduate and graduate (M.B.A.) degrees from Duke University.

                         DESCRIPTION OF CAPITAL STOCK

  The Company has 45,000,000 authorized shares of stock, consisting of (a) 40,000,000 shares of Common Stock, having a par value of $.005 per share, and
(b) 5,000,000 shares of Preferred Stock, having a par value of $.01 per share.

COMMON STOCK

  As of the date of this Prospectus, there were 24,072,462 shares of Common Stock outstanding. All of such outstanding shares of Common Stock are fully paid and nonassessable. Each share of Common Stock has an equal and ratable right to receive dividends when, as and if declared by the Board of Directors of the Company out of assets legally available therefor and subject to the dividend obligations of the Company to the holders of any Preferred Stock then outstanding. The Company is subject to certain restrictions on the payment of dividends under the provisions of its credit arrangements. See "Price Range of Common Stock and Dividends."

  In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of Preferred Stock that at the time may be outstanding.

  The holders of Common Stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of the Company. There are no sinking fund provisions applicable to the Common Stock. Each share of Common Stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Holders of Common Stock have no right to cumulate their votes in the election of directors.

PREFERRED STOCK

  As of the date of this Prospectus, there were no shares of Preferred Stock outstanding. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company.

POSSIBLE ANTI-TAKEOVER PROVISIONS

  The Company's Restated Certificate of Incorporation (the "Company's Charter") contains certain provisions that might be characterized as anti-takeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of the Company and make removal of management of the Company more difficult.

  The Company's Charter provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms, with the number of directors in each class to be as nearly equal as possible. Any director of the Company may be removed from office, but only for cause and only by the affirmative vote of a majority of the then outstanding shares of stock entitled to vote on the matter. Any stockholder wishing to submit a nomination to the Board of Directors must follow certain procedures outlined in the Company's Charter.

  The Company's Charter also provides that stockholder action may be taken only at an annual or special meeting of stockholders, and may not be taken by written consent of the stockholders.

  As described above, the Company's Charter authorizes a class of undesignated Preferred Stock consisting of 5,000,000 shares. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company.

  The Company's Charter also contains certain "fair price provisions" designed to provide safeguards for stockholders when an "interested stockholder" (defined as a stockholder owning 10 percent or more of the Company's voting stock) attempts to effect a "business combination" with the Company. The term "business combination" includes any merger or consolidation of the Company involving the interested stockholder, certain dispositions of assets of the Company, any issuance of securities of the Company, meeting certain threshold amounts, to the interested stockholder, adoption of any plan of liquidation or dissolution of the Company proposed by the interested stockholder and any reclassification of securities of the Company having the effect of increasing the proportionate share of ownership of the interested stockholder. In general, a business combination between the Company and the interested stockholder must be approved by the affirmative vote of two-thirds of the outstanding voting stock, excluding voting stock owned by such interested stockholder, unless the transaction is approved by a majority of the members of the Board of Directors who are not affiliated with the interested stockholder or certain minimum price and form of consideration requirements are satisfied.

  The Company is incorporated under the laws of the State of Delaware. Section 203 of the Delaware General Corporation Law prevents an "interested stockholder" (defined as a stockholder owning 15 percent or more of a corporation's voting stock) from engaging in a business combination with such corporation for a period of three years from the date such stockholder became an interested stockholder unless (a) the corporation's board of directors had earlier approved either the business combination or the transaction by which the stockholder became an interested stockholder, or (b) upon attaining that status, the interested stockholder had acquired at least 85 percent of the corporation's voting stock (not counting shares owned by persons who are directors and also officers), or (c) the business combination is later approved by the board of directors and authorized by a vote of two-thirds of the stockholders (not including the shares held by the interested stockholder). Since the Company has not amended its Charter or Restated By-laws to exclude the application of Section 203, such section does apply to the Company and thus may inhibit an interested stockholder's ability to acquire additional shares of Common Stock or otherwise engage in a business combination with the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.C.C.

                                 UNDERWRITING

  The names of the underwriters of the shares of Common Stock offered hereby (the "Underwriters") and the aggregate number of shares which each has severally agreed to purchase from the Company (subject to the terms and conditions specified in the Underwriting Agreement) are as follows:

                                                                       NUMBER OF
                                UNDERWRITERS                            SHARES
                                ------------                           ---------
      Dillon, Read & Co. Inc..........................................
      Salomon Brothers Inc............................................
      Smith Barney Inc................................................
      Johnson Rice & Company L.L.C....................................
                                                                       ---------
        Total......................................................... 1,500,000
                                                                       =========

  The Managing Underwriters are Dillon, Read & Co. Inc., Salomon Brothers Inc, Smith Barney Inc. and Johnson Rice & Company L.L.C.

  If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase such shares and if the aggregate obligations of the Underwriters so defaulting do not exceed 10 percent of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

  The shares of Common Stock offered hereby are being offered severally by the Underwriters for sale at the price set forth on the cover page hereof, or at
such price less a concession not to exceed $     per share on sales to certain
dealers. The Underwriters may allow, and such dealers may reallow, a
concession not to exceed $     per share on sales to certain dealers. The
offering of the shares of Common Stock is made for delivery when, as, and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.

  The Company has granted to the Underwriters an option to purchase up to an additional 225,000 shares of Common Stock on the same terms per share. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same proportion of the aggregate shares so purchased as the number of shares to be purchased by it shown in the above table bears to the total number of shares in such table. The Underwriters may exercise such option on or before the thirtieth day from the date of the public offering of the shares offered hereby and only to cover the over-allotments made of the shares in connection with this Offering.

  For a period of 90 days after the date of this Prospectus, the Company and each director and executive officer of the Company have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any other capital stock of the Company or any security convertible into or exercisable or exchangeable for Common Stock or any such other capital stock without the prior written consent of Dillon, Read & Co. Inc. ("Dillon Read"), except (a) the Company may register the Common Stock and the Company may sell the shares of Common Stock offered in this Offering, (b) the Company may register and the Company may issue securities pursuant to the Company's stock option or other benefit or incentive plans maintained for its officers, directors or employees, and (c) officers of the Company may, without such consent, sell up to 400,000 shares of Common Stock in the aggregate.

  The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to payments that the Underwriters may be required to make in respect thereof.

  Each of Dillon Read and Salomon Brothers Inc has performed various investment banking services for the Company from time to time, for which it has received customary fees. As of the date of this Prospectus, certain Managing Directors and Senior Vice Presidents of Dillon Read owned 120,248 shares of Common Stock of the Company in the aggregate. Bryan H. Lawrence, a Managing Director of Dillon Read, has been a member of the Board of Directors of the Company since January 1987.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma. Certain legal matters related to this Offering will be passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

  The audited financial statements of the Company included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The audited financial statements of Cadipsa as of, and for the year ended June 30, 1995, included in the Company's Current Report on Form 8-K dated July 5, 1995 (as amended), which is incorporated herein by reference, have been audited by Pistrelli, Diaz y Asociados and Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firms as experts in giving said reports. Pistrelli, Diaz y Asociados is a member firm of Andersen Worldwide SC.

  The audited financial statements of Cadipsa as of June 30, 1994, and for the years ended June 30, 1994 and 1993, included in the Company's Current Report on Form 8-K dated July 5, 1995 (as amended), which is incorporated herein by reference, have been audited by Deloitte & Touche, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

  The estimated reserve evaluations and related calculations of Netherland, Sewell set forth or incorporated by reference in this Prospectus have been included or incorporated by reference herein in reliance upon the authority of said firm as experts in petroleum engineering.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments, supplements and exhibits thereto, referred to as the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                         INDEX TO FINANCIAL STATEMENTS

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                                                                           PAGE
                                                                           ----
AUDITED FINANCIAL STATEMENTS OF VINTAGE PETROLEUM, INC. AND SUBSIDIARIES:
  Report of Independent Public Accountants................................  F-2
  Consolidated Balance Sheets as of December 31, 1995 and 1994............  F-3
  Consolidated Statements of Income for the years ended December 31, 1995,
   1994 and 1993..........................................................  F-4
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993.................................  F-5
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1994 and 1993....................................................  F-6
  Notes to Consolidated Financial Statements for the years ended December
   31, 1995, 1994 and 1993................................................  F-7
INTERIM FINANCIAL STATEMENTS OF VINTAGE PETROLEUM, INC. AND SUBSIDIARIES:
  Consolidated Balance Sheet as of September 30, 1996 (Unaudited)......... F-22
  Consolidated Statements of Income for the nine months ended September
   30, 1996 and 1995 (Unaudited).......................................... F-23
  Consolidated Statement of Changes in Stockholders' Equity for the nine months ended September 30, 1996 (Unaudited)............................ F-24
  Consolidated Statements of Cash Flows for the nine months ended
   September 30, 1996 and 1995 (Unaudited)................................ F-25
  Notes to Consolidated Financial Statements for the nine months ended
   September 30, 1996 and 1995 (Unaudited)................................ F-26

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Vintage Petroleum, Inc.:

  We have audited the accompanying consolidated balance sheets of Vintage Petroleum, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vintage Petroleum, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

  As discussed in Note 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, effective January 1, 1993.

                                          Arthur Andersen LLP

Tulsa, Oklahoma
February 22, 1996

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)

                                  A S S E T S

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1995     1994
                                                               -------- --------
CURRENT ASSETS:
 Cash and cash equivalents.................................... $  2,545 $    431
 Accounts receivable--
  Oil and gas sales...........................................   40,256   26,278
  Joint operations............................................    4,616    4,205
  Other.......................................................      --     4,300
 Prepaids and other current assets............................   11,665    4,036
                                                               -------- --------
    Total current assets......................................   59,082   39,250
                                                               -------- --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
 Oil and gas properties, full cost method.....................  762,582  502,821
 Oil and gas gathering systems................................   12,765   12,531
 Other........................................................    7,733    4,711
                                                               -------- --------
                                                                783,080  520,063
 Less accumulated depreciation, depletion and amortization....  205,334  153,398
                                                               -------- --------
                                                                577,746  366,665
                                                               -------- --------
OTHER ASSETS, net.............................................   10,711    1,837
                                                               -------- --------
                                                               $647,539 $407,752
                                                               ======== ========

      L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

CURRENT LIABILITIES:
 Revenue payable.............................................. $ 16,855 $ 12,926
 Accounts payable--trade......................................   15,514    6,559
 Other payables and accrued liabilities.......................   18,697    7,222
 Current portion of long-term debt............................    7,930    7,316
                                                               -------- --------
    Total current liabilities.................................   58,996   34,023
                                                               -------- --------
LONG-TERM DEBT, less current portion above....................  315,846  186,548
                                                               -------- --------
DEFERRED INCOME TAXES.........................................   37,753   31,188
                                                               -------- --------
OTHER LONG-TERM LIABILITIES...................................    3,922      --
                                                               -------- --------
MINORITY INTEREST IN SUBSIDIARY...............................    7,062      --
                                                               -------- --------
COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY, per accompanying statements:
 Preferred stock, $.01 par, 5,000,000 shares authorized, zero
  shares issued and outstanding..............................      --       --
 Common stock, $.005 par, 40,000,000 shares authorized,
  23,661,162 and 20,162,756 shares issued and outstanding....      118      101
 Capital in excess of par value..............................  149,725   91,201
 Retained earnings...........................................   74,117   64,691
                                                              -------- --------
                                                               223,960  155,993
                                                              -------- --------
                                                              $647,539 $407,752
                                                              ======== ========

        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31,
                                                    ---------------------------
                                                      1995      1994     1993
                                                    --------  -------- --------
REVENUES:
  Oil and gas sales................................ $160,254  $141,357 $113,259
  Oil and gas gathering............................   12,380    14,635    7,861
  Gas marketing....................................   20,912    27,285   36,175
  Other income.....................................    1,251     2,375    2,732
                                                    --------  -------- --------
                                                     194,797   185,652  160,027
                                                    --------  -------- --------
COSTS AND EXPENSES:
  Lease operating, including production taxes......   66,771    59,292   44,930
  Oil and gas gathering............................    9,511    12,294    5,869
  Gas marketing....................................   18,839    24,963   34,406
  General and administrative.......................   11,601     8,889    6,066
  Depreciation, depletion and amortization.........   52,257    45,774   33,335
  Interest.........................................   20,178    12,002    6,943
                                                    --------  -------- --------
                                                     179,157   163,214  131,549
                                                    --------  -------- --------
    Income before provision for income taxes,
     minority interest and cumulative effect of
     accounting change.............................   15,640    22,438   28,478
PROVISION FOR INCOME TAXES:
  Current..........................................     (955)    1,576    3,962
  Deferred.........................................    6,034     6,933    7,727
MINORITY INTEREST IN LOSS OF SUBSIDIARY............      800       --       --
                                                    --------  -------- --------
    Income before cumulative effect of accounting
     change........................................   11,361    13,929   16,789
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING FOR
 INCOME TAXES......................................      --        --     1,725
                                                    --------  -------- --------
NET INCOME......................................... $ 11,361  $ 13,929 $ 18,514
                                                    ========  ======== ========
EARNINGS PER SHARE:
  Income before cumulative effect of accounting
   change.......................................... $    .53  $    .66 $    .81
  Cumulative effect of accounting change...........      --        --       .08
                                                    --------  -------- --------
  Net income....................................... $    .53  $    .66 $    .89
                                                    ========  ======== ========
  Weighted average common shares and common
   equivalent shares outstanding...................   21,276    21,174   20,830
                                                    ========  ======== ========

        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    CAPITAL
                                     COMMON STOCK  IN EXCESS
                                     -------------  OF PAR   RETAINED
                                     SHARES AMOUNT   VALUE   EARNINGS   TOTAL
                                     ------ ------ --------- --------  --------
BALANCE AT DECEMBER 31, 1992........ 16,392  $ 82  $ 43,955  $34,659   $ 78,696
  Net income........................    --    --        --    18,514     18,514
  Issuance of common stock..........  3,623    18    46,754      --      46,772
  Exercise of stock options and
   resulting tax effects............    138     1       409      --         410
  Cash dividends declared ($.05 per
   share)...........................    --    --        --    (1,000)    (1,000)
                                     ------  ----  --------  -------   --------
BALANCE AT DECEMBER 31, 1993........ 20,153   101    91,118   52,173    143,392
  Net income........................    --    --        --    13,929     13,929
  Exercise of stock options and
   resulting tax effects............     10   --         83      --          83
  Cash dividends declared ($.07 per
   share)...........................    --    --        --    (1,411)    (1,411)
                                     ------  ----  --------  -------   --------
BALANCE AT DECEMBER 31, 1994........ 20,163   101    91,201   64,691    155,993
  Net income........................    --    --        --    11,361     11,361
  Issuance of common stock..........  2,803    14    55,190      --      55,204
  Exercise of warrants..............    294     1     1,467      --       1,468
  Exercise of stock options and
   resulting tax effects............    401     2     1,867      --       1,869
  Cash dividends declared ($.09 per
   share)...........................    --    --        --    (1,935)    (1,935)
                                     ------  ----  --------  -------   --------
BALANCE AT DECEMBER 31, 1995........ 23,661  $118  $149,725  $74,117   $223,960
                                     ======  ====  ========  =======   ========


        The accompanying notes are an integral part of these statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                           FOR THE YEARS ENDED DECEMBER 31,
                                          ------------------------------------
                                             1995         1994        1993
                                          -----------  ----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.............................. $    11,361  $   13,929  $    18,514
 Adjustments to reconcile net income to
  cash provided by operating activities--
  Cumulative effect of change in
   accounting for income taxes...........         --          --        (1,725)
  Depreciation, depletion and
   amortization..........................      52,257      45,774       33,335
  Minority interest in loss of
   subsidiary............................        (800)        --           --
  Provision for deferred income taxes....       6,034       6,933        7,727
                                          -----------  ----------  -----------
                                               68,852      66,636       57,851
  Decrease (increase) in receivables.....     (11,836)      3,005       (9,056)
  (Decrease) increase in payables and
   accrued liabilities...................      (1,012)     (9,487)       3,879
  Other..................................      (1,805)     (1,484)        (455)
                                          -----------  ----------  -----------
    Cash provided by operating
     activities..........................      54,199      58,670       52,219
                                          -----------  ----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and
  equipment--
  Oil and gas properties.................    (141,490)    (65,136)    (140,864)
  Gathering systems and other............      (3,256)     (1,832)      (4,162)
 Proceeds from sale of oil and gas
  properties.............................         604         711        1,006
 Purchase of companies, net of cash
  acquired...............................     (45,886)        --           --
 Other...................................       2,777      (4,411)      (2,106)
                                          -----------  ----------  -----------
    Cash used by investing activities....    (187,251)    (70,668)    (146,126)
                                          -----------  ----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of common stock....................      51,191         --        44,772
 Sale of 9% Senior Subordinated Notes Due
  2005...................................     145,137         --           --
 Advances on revolving credit facility
  and other borrowings...................     178,264      51,134      220,878
 Payments on revolving credit facility
  and other borrowings...................    (237,679)    (37,959)    (170,885)
 Dividends paid..........................      (1,747)     (1,308)        (865)
                                          -----------  ----------  -----------
    Cash provided by financing
     activities..........................     135,166      11,867       93,900
                                          -----------  ----------  -----------
NET INCREASE (DECREASE) IN CASH..........       2,114        (131)          (7)
CASH AND CASH EQUIVALENTS, beginning of
 year....................................         431         562          569
                                          -----------  ----------  -----------
CASH AND CASH EQUIVALENTS, end of year... $     2,545  $      431  $       562
                                          ===========  ==========  ===========

        The accompanying notes are an integral part of these statements.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

 Consolidation

  Vintage Petroleum, Inc. is an independent energy company with operations primarily in the exploration and production, gas marketing and gathering segments of the oil and gas industry. Approximately 90 percent of the Company's operations are within the exploration and production segment based on 1995 operating income. Its core areas of exploration and production operations include California, the Gulf Coast, East Texas and Mid-Continent areas of the United States, and the San Jorge Basin of Argentina. Argentina exploration and production operations commenced in 1995 as a result of the acquisitions discussed in Note 6.

  The consolidated financial statements include the accounts of Vintage Petroleum, Inc. and its wholly- and majority-owned subsidiaries, (collectively, the "Company"). In addition, the Company's interests in various partnerships and joint ventures have been proportionately consolidated, whereby the Company's proportionate share of each partnership or joint venture's assets, liabilities, revenues and expenses is included in the appropriate accounts in the consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Oil and Gas Properties

  Oil and gas properties are accounted for using the full cost method which provides for the capitalization of all acquisition, exploration and development costs incurred for the purpose of finding oil and gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. The Company capitalized $4.4 million, $2.3 million and $2.1 million of internal costs in 1995, 1994 and 1993, respectively. The unamortized capitalized costs of oil and gas properties, including estimated future development and abandonment costs, are amortized using the units-of-production method based on proved reserves on a country-by-country basis. The Company's unamortized costs of oil and gas properties are limited, on a country-by-country basis, to the sum of the future net revenues attributable to proved oil and gas reserves discounted at 10 percent plus the cost of any unproved properties. If the Company's unamortized costs in oil and gas properties exceed this ceiling amount, a provision for additional depreciation, depletion and amortization is required. At December 31, 1995, 1994 and 1993, the Company's cost of oil and gas properties by country did not exceed such ceiling amounts. Amortization per equivalent barrel of the Company's U.S. oil and gas properties was $3.89, $3.82 and $3.71 for the years ended December 31, 1995, 1994 and 1993, respectively. Amortization per equivalent barrel of the Company's Argentina oil and gas properties for the year ended December 31, 1995, was $4.28. The Company had no Argentina operations prior to 1995.

 Revenue Recognition

  Natural gas revenues are recorded using the sales method. Under this method, the Company recognizes revenues based on actual volumes of gas sold to purchasers. The Company and other joint interest owners may sell more or less than their entitlement share of the natural gas volumes produced. A liability is recorded and revenue is deferred if the Company's excess sales of natural gas volumes exceed its estimated remaining recoverable reserves.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Hedging Policy

  The Company periodically uses hedges (swap agreements) to reduce the impact of oil and natural gas price fluctuations. Gains and losses on swap agreements are recognized as an adjustment to sales revenue when the related transactions being hedged are finalized. Gains or losses from swap agreements that do not qualify for accounting treatment as hedges are recognized currently as other income or expense.

 Depreciation

  Depreciation of property, plant and equipment (other than oil and gas properties) is provided using both straight-line and accelerated methods based on estimated useful lives ranging from three to ten years.

 Income Taxes

  Deferred income taxes are provided on transactions which are recognized in different periods for financial and tax reporting purposes. Such temporary differences arise primarily from the deduction of certain oil and gas exploration and development costs which are capitalized for financial reporting purposes and differences in the methods of depreciation.

 Statements of Cash Flows

  During the years ended December 31, 1995, 1994 and 1993, the Company made cash payments for interest totaling $21.6 million, $11.3 million and $6.0 million, respectively, and cash payments for U.S. income taxes of $0.5 million, $3.1 million and $4.1 million, respectively. No cash payments were made during 1995 for foreign income taxes and the Company had no foreign operations prior to 1995.

  In late 1993, the Company increased its ownership in certain oil and gas properties and gathering systems by acquiring 100 percent of its partners' interests in the Vintage/P Acquisition Limited Partnership and a joint venture. Total consideration included cash, common stock, a stock subscription warrant and the assumption of certain net liabilities. The value of the non-cash consideration was $6.4 million and is not reflected in the Company's 1993 Consolidated Statement of Cash Flows.

  During 1995, the Company purchased a majority interest in Cadipsa S.A. ("Cadipsa"--see Note 6). The value of the non-cash consideration is not reflected in the Company's 1995 Consolidated Statement of Cash Flows. Such non-cash consideration consisted of $5.7 million of the Company's common stock, $3.2 million cash payable in 1996, and approximately $58.1 million of net liabilities and a $7.9 million minority interest added through consolidation of Cadipsa.

  In December 1995, the Company purchased certain oil and gas properties from Shell (see Note 6) for $32.8 million cash and deferred payments valued at $5.1 million. The $5.1 million of deferred payments represent non-cash consideration and are not reflected in the Company's 1995 Consolidated Statement of Cash Flows.

 Earnings Per Share

  Earnings per share are based on the weighted average common shares and common share equivalents outstanding, computed using the treasury stock method assuming the exercise of all common stock options and warrants (except where the effect is anti-dilutive).

 General and Administrative Expense

  The Company receives fees for operation of jointly-owned oil and gas properties and records such reimbursements as reductions of general and administrative expense. Such fees totaled approximately $2.9 million, $2.3 million and $2.9 million in 1995, 1994 and 1993, respectively.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Revenue Payable

  Amounts payable to royalty and working interest owners resulting from sales of oil and gas from jointly-owned properties and from purchases of oil and gas by the Company's marketing and gathering segments are classified as revenue payable in the accompanying financial statements.

 Accounts Receivable

  The Company's oil and gas, gas marketing and gathering sales are to a variety of purchasers, including intrastate and interstate pipelines or their marketing affiliates, independent marketing companies and major oil companies. The Company's joint operations accounts receivable are from a large number of major and independent oil companies, partnerships, individuals and others who own interests in the properties operated by the Company. The Company's other accounts receivable at December 31, 1994, represents funds in escrow at year end relating to a potential acquisition. These funds were returned to the Company during 1995.

2. LONG-TERM DEBT

  Long-term debt at December 31, 1995 and 1994, consists of the following:

                                                                1995     1994
                                                              -------- --------
                                                               (IN THOUSANDS)
   9% Senior Subordinated Notes Due 2005, net of discount.... $149,592 $    --
   Revolving credit facility.................................   74,300  172,600
   Bank term loan............................................   36,736      --
   5.92% Senior note.........................................    9,948   13,264
   11% Subordinated note.....................................      --     8,000
   Subsidiary debt--
     International Finance Corporation notes.................   28,000      --
     Bank of Boston senior note..............................   20,000      --
     Other subsidiary debt...................................    5,200      --
                                                              -------- --------
                                                               323,776  193,864
   Less--Current portion of long-term debt...................    7,930    7,316
                                                              -------- --------
                                                              $315,846 $186,548
                                                              ======== ========

  Subsidiary debt relates to borrowings of the Company's foreign subsidiaries, the recourse of which is solely to such subsidiaries, except for $9.2 million advanced by the International Finance Corporation which is guaranteed by the Company.

  Aggregate maturities of long-term debt for each of the years ending December 31, 1996, through December 31, 2000, are $7.9 million, $29.9 million, $25.9 million, $59.3 million and $22.6 million, with $178.2 million thereafter.

 9% Senior Subordinated Notes

  On December 20, 1995, the Company issued $150 million of its 9% Senior Subordinated Notes Due 2005 (the "Notes"). The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2000. Upon a change in control (as defined) of the Company, holders of the Notes may require the Company to purchase all or a portion of the Notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest. The Notes mature on December 15, 2005, with interest payable semiannually on June 15 and December 15 of each year.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  The Notes are unsecured senior subordinated obligations of the Company and rank subordinate in right of payment to all senior indebtedness (as defined). The indenture for the Notes contains limitations on, among other things, additional indebtedness and liens, the payment of dividends and other distributions, certain investments and transfers or sales of assets. The net proceeds to the Company from the sale of the Notes of approximately $145.1 million were used to reduce a portion of the outstanding balance under the Company's revolving credit facility and to repay a short-term note payable used to retire the 11% Subordinated Note.

 Revolving Credit Facility

  The Company has available an unsecured revolving credit facility under the Credit Agreement dated November 3, 1993, as amended (the "Credit Agreement"), among the Company, and certain banks. The Credit Agreement establishes a borrowing base (currently $230 million) based on the banks' evaluation of the Company's U.S. oil and gas reserves. On February 1, 1996, the Company elected to set the banks' commitment at $180 million in order to reduce fees charged by the banks.

  Outstanding advances under the Company's revolving credit facility bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on the eurodollar market rate ("LIBOR"). The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt and the borrowing base at the time. In addition, the Company must pay a commitment fee of 0.375 percent per annum on the unused portion of the banks' commitment. Total outstanding advances at December 31, 1995, were $74.3 million at an average interest rate of approximately 7.8 percent.

  On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's U.S. oil and gas reserves. If the sum of outstanding senior debt exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding at October 31, 1997, will be payable in 16 equal consecutive quarterly installments commencing January 31, 1998, with maturity at October 31, 2001.

  The terms of the Credit Agreement impose certain restrictions on the Company regarding the pledging of assets and limitations on, among other things, additional indebtedness and the payment of dividends and other distributions. In addition, the Credit Agreement requires the maintenance of a minimum current ratio (as defined) and tangible net worth (as defined) of $164 million plus 75 percent of the net proceeds of any future equity offerings.

 Bank Term Loan

  On January 12, 1995, the Company refinanced with certain banks $36.7 million of outstanding advances under the revolving credit facility with an unsecured term loan maturing November 30, 1999. The term loan bears interest at a floating rate (plus a fixed increment) based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on LIBOR. The Company has currently elected a fixed rate based on LIBOR, which on December 31, 1995, was 6.7 percent. The terms and restrictions under the bank term loan are generally the same as those provided in the Credit Agreement.

 International Finance Corporation Notes

  Under an Amended and Restated Investment Agreement dated April 28, 1994, as amended (the "Investment Agreement"), between the International Finance Corporation ("IFC") and Cadipsa, the Company's majority-owned subsidiary, outstanding advances were $28.0 million at December 31, 1995.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

These borrowings consist of three separate loans having principal payments beginning on September 15, 1996, with maturity on March 15, 2003. The Investment Agreement is recourse solely to Cadipsa except for a guarantee of $9.2 million of principal, plus interest thereon, provided by the Company on behalf of Cadipsa to the IFC. The guarantee can be released and dividends may be paid out of profits of Cadipsa once certain conditions and financial ratios are met by Cadipsa.

 Bank of Boston Senior Note

  In connection with the BG Acquisition (see Note 6), the Company, through its wholly-owned subsidiary, Vintage Oil Argentina, Inc. (formerly BG Argentina, S.A.), entered into a non-recourse $20 Million Credit Agreement dated September 28, 1995, with the Buenos Aires Branch of The First National Bank of Boston. This loan is secured by all of the common stock of Vintage Oil Argentina, Inc. and, upon government approval of the fiduciary assignment agreement, substantially all of its assets. The Company expects to receive such government approval, however, a default occurs if such approval is not received by May 25, 1996. The borrowing limit under the $20 Million Credit Agreement (currently $20.0 million) is redetermined semiannually by the bank, beginning September 30, 1996, based on a review of Vintage Oil Argentina, Inc.'s oil and gas reserves. Such reviews may result in a required repayment of the amount in excess of the borrowing limit prior to maturity of the loan on September 29, 1997. Vintage Oil Argentina, Inc. dividends are permitted to the extent its tangible net worth (as defined) exceeds $14.0 million.

 Fair Value of Long-term Debt

  Based on the estimated borrowing rates currently available to the Company for the long-term loans with similar terms and average maturities, the aggregate fair value at December 31, 1995, of the Company's long-term debt is approximately $323.2 million compared to the aggregate carrying amount of $323.8 million.

3. CAPITAL STOCK

 Public Offerings and Other Issuances

  In January 1993, the Company completed a public offering of 3,910,000 shares of common stock of which 3,510,000 shares were sold by the Company and 400,000 shares were sold by a stockholder. Net proceeds to the Company were approximately $44.8 million and were used to reduce a portion of the indebtedness incurred under the Company's revolving credit facility to acquire certain oil and gas properties on December 30, 1992.

  In December 1993, the Company issued 112,756 shares of common stock valued at $2.0 million as partial consideration to acquire the sole limited partnership interest in the Vintage/P Acquisition Limited Partnership.

  On July 5, 1995, the Company issued 302,808 shares of common stock valued at $5.7 million as partial consideration to acquire a controlling interest in Cadipsa (see Note 6).

  On December 20, 1995, the Company completed a public offering of 2,793,700 shares of common stock of which 2,500,000 shares were sold by the Company and 293,700 shares were sold by a stockholder. Net proceeds to the Company were approximately $49.5 million. The net proceeds were used to repay advances made under the revolving credit facility to fund the acquisition of a portion of the Astra/Shell Properties (see Note 6) and to finance a substantial portion of the acquisition of the remaining portion of the Astra/Shell Properties.

  A stock subscription warrant was exercised on December 20, 1995, for the purchase of 293,700 shares of the Company's common stock at an exercise price of $5.00 per share yielding net proceeds to the Company of approximately $1.5 million.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Stock Plans and Warrants

  Under the 1983 Stock Option Plan, as amended (the "1983 Plan"), incentive stock options were granted to key employees of the Company. Generally, options granted under the 1983 Plan are exercisable for a two to seven year period beginning three years from the date granted. As of December 31, 1995, all available options have been granted under the 1983 Plan.

  Under the 1990 Stock Plan, as amended (the "1990 Plan"), a total of up to 1,500,000 shares of common stock are available for issuance to key employees of the Company. The 1990 Plan permits the granting of any or all of the following types of awards: (a) stock options, (b) stock appreciation rights, and (c) restricted stock. As of December 31, 1995, awards for a total of 339,000 shares of common stock remain available for grant under the 1990 Plan.

  The 1990 Plan is administered by the Compensation Committee appointed by the Board of Directors of the Company (the "Committee"). Subject to the terms of the 1990 Plan, the Committee has the authority to determine plan participants, the types and amounts of awards to be granted and the terms, conditions and provisions of awards. Options granted pursuant to the 1990 Plan may, at the discretion of the Committee, be either incentive stock options or non-qualified stock options. The exercise price of incentive stock options may not be less than the fair market value of the common stock on the date of grant. In the case of non-qualified stock options, the exercise price may not be less than 85 percent of the fair market value of the common stock on the date of grant. Any stock appreciation rights granted under the 1990 Plan will give the holder the right to receive cash in an amount equal to the difference between the fair market value of the share of common stock on the date of exercise and the exercise price. Restricted stock under the 1990 Plan will generally consist of shares which may not be disposed of by participants until certain restrictions established by the Committee lapse.

  In 1993, the Non-Management Director Stock Option Plan (the "Director Plan") was approved by the Company's stockholders. Under the Director Plan, 30,000 shares of common stock are available for issuance to the outside directors of the Company. Each outside director receives an initial option to purchase 5,000 shares of common stock during the director's first year of service to the Company. Annually thereafter, options to purchase 1,000 shares of common stock are to be granted to each outside director. Options granted pursuant to the Director Plan are non-qualified stock options and the option exercise price is equal to the fair market value of the common stock on the date of grant.

  The following is an analysis of all option activity under the 1983 Plan, the 1990 Plan and the Director Plan for 1995, 1994 and 1993:

                                                1995        1994        1993
                                             ----------  ----------  ----------
   Beginning stock options outstanding......  1,457,000   1,193,000     988,000
     Stock options granted..................     98,000     274,000     343,000
     Stock options cancelled................    (20,000)        --          --
     Stock options exercised................   (401,898)    (10,000)   (138,000)
                                             ----------  ----------  ----------
   Ending stock options outstanding.........  1,133,102   1,457,000   1,193,000
                                             ==========  ==========  ==========
   Ending stock options exercisable.........    336,701     338,018     224,832
                                             ==========  ==========  ==========
   Weighted average exercise price of:
     Options exercised during the year...... $     4.47  $     4.89  $     2.02
     Ending stock options outstanding.......      14.81       11.64       10.34
     Ending stock options exercisable.......      11.04        4.74        4.09

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  All of the outstanding options are exercisable at various times in years 1996 through 2005. All incentive stock options and non-qualified options were granted at fair market value on the date of grant. As of December 31, 1995, no awards other than incentive and non-qualified stock options have been granted under the 1990 Plan.

  At December 31, 1995, stock subscription warrants (the "Warrants") for the purchase of 316,300 shares of the Company's common stock at an average exercise price of $5.42 per share were outstanding. In January 1996, a Warrant for 306,300 shares of the Company's common stock was exercised at a price of $5.00 per share and the remaining Warrant for 10,000 shares was cancelled.

  At December 31, 1995, a total of 1,804,402 shares of the Company's common stock are reserved for issuance pursuant to the 1983 Plan, the 1990 Plan and the Director Plan and upon the exercise of the Warrants.

 Preferred Stock

  Preferred stock at December 31, 1995, consists of 5,000,000 authorized but unissued shares. Preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock.

4. COMMITMENTS AND CONTINGENCIES

  Rent expense was $0.8 million, $0.5 million and $0.4 million for 1995, 1994 and 1993, respectively. The future minimum commitments under long-term noncancellable leases for office space are $0.9 million and $0.5 million for 1996 and 1997, respectively.

  The Company has $10.1 million in letters of credit outstanding at December 31, 1995. These letters of credit relate primarily to bonding requirements of various state regulatory agencies for oil and gas operations and various obligations for acquisition and exploration activities in South America.

  During 1995, the Company entered into an exploration contract on Block 19 in Ecuador for a term of four years. Under the terms of the contract the Company is required to spend approximately $2.0 million per year for the project.

  The Company is a defendant in various lawsuits and is a party in governmental proceedings from time to time arising in the ordinary course of business. In the opinion of management, none of the various pending lawsuits and proceedings should have a material adverse effect upon the consolidated financial statements of the Company.

5. INCOME TAXES

  Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS 109"). SFAS 109 generally requires that deferred taxes be provided using a liability approach at currently enacted income tax rates rather than the deferred approach at historical rates which had previously been required. The cumulative effect on prior years of adopting the change was recorded in the quarter ended March 31, 1993, as provided by SFAS 109, and increased net income by $1.7 million.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  The provision for income taxes for the years ended December 31, 1995, 1994 and 1993, consists of the following:

                                                           1995    1994   1993
                                                          ------  ------ -------
                                                             (IN THOUSANDS)
   Current............................................... $ (955) $1,576 $ 3,962
   Deferred..............................................  6,034   6,933   7,727
                                                          ------  ------ -------
                                                          $5,079  $8,509 $11,689
                                                          ======  ====== =======

  A reconciliation of the federal statutory income tax rate to the effective rate is as follows:

                                                              1995  1994  1993
                                                              ----  ----  ----
   Statutory income tax rate................................. 35.0% 35.0% 35.0%
   State income tax, less federal benefit....................  3.9   3.9   3.9
   Federal income tax credits................................ (7.4)  --    --
   Effect on prior years of increase in corporate income tax
    rate.....................................................  --    --    2.0
   All other, net............................................  1.0  (1.0)  0.1
                                                              ----  ----  ----
                                                              32.5% 37.9% 41.0%
                                                              ====  ====  ====

  The components of the Company's net deferred tax liability as of December 31, 1995 and 1994, are as follows:

                                                                 1995    1994
                                                                ------- -------
                                                                (IN THOUSANDS)
   Deferred Tax Liabilities:
     Differences between book and tax basis of property........ $41,699 $34,670
     Other.....................................................     --       21
                                                                ------- -------
                                                                 41,699  34,691
                                                                ------- -------
   Deferred Tax Assets:
     Alternative minimum tax credit carryforward...............   3,538   3,165
     Other.....................................................     408     338
                                                                ------- -------
                                                                  3,946   3,503
                                                                ------- -------
                                                                $37,753 $31,188
                                                                ======= =======

  Earnings of the Company's foreign subsidiaries, Cadipsa and Vintage Oil Argentina, Inc., are subject to Argentina income taxes. Due to significant Argentina net operating loss carryforwards for both companies, the Company does not expect to pay any foreign income taxes related to these subsidiaries in the near future. No U.S. deferred tax liability will be recognized related to the unremitted earnings of these foreign subsidiaries, as it is the Company's intention, generally, to reinvest such earnings permanently.

  As of December 31, 1995, the Company has an alternative minimum tax ("AMT") credit carryforward of approximately $3.5 million. The AMT credit carryforward does not expire and is available to offset regular income taxes in future years, but only to the extent that regular income taxes exceed the AMT in such years.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

6. SIGNIFICANT ACQUISITIONS

  In May 1995, the Company acquired certain U.S. oil and gas properties from Texaco Exploration and Production Inc. for approximately $26.7 million cash (the "Texaco Acquisition").

  Through a series of transactions during the last six months of 1995, the Company purchased approximately 71.6 percent of the outstanding common stock of Cadipsa S.A. ("Cadipsa"), a publicly-traded Argentine oil and gas exploration and production company, for 302,808 shares of the Company's common stock (valued at $5.7 million) and $12.3 million cash (the "Cadipsa Acquisition"). Approximately $58.1 million of net liabilities and a $7.9 million minority interest result from the consolidation of Cadipsa as of the acquisition date. Subsequent to December 31, 1995, the Company purchased an additional 9.3 percent of Cadipsa for $2.3 million cash. The Company is pursuing additional purchases of shares of Cadipsa.

  On September 29, 1995, the Company purchased 100 percent of the outstanding common stock of BG Argentina, S.A. ("BG Argentina") from British Gas plc, for $37 million cash (the "BG Acquisition"). BG Argentina was subsequently renamed Vintage Oil Argentina, Inc.

  On November 3, 1995, the Company purchased a 35 percent interest in certain Argentina oil and gas properties (the "Astra/Shell Properties") from Astra Compania Argentina de Petroleo S.A. ("Astra") for $17.9 million cash. On December 28, 1995, the Company purchased the remaining 65 percent interest in the Astra/Shell Properties from Shell Compania Argentina de Petroleo S.A. ("Shell") for $32.8 million cash and deferred payments valued at $5.1 million.

  The Company accounted for the Cadipsa Acquisition and the BG Acquisition under the purchase method and has not completed its evaluations of the purchased assets and assumed liabilities; therefore, it has not completed the final purchase price allocations for these acquisitions. The consolidated statements of income include the operating results of the above acquisitions since their acquisition date.

  The Company completed on December 20, 1995, a public offering of 2,793,700 shares of the Company's common stock (the "Common Stock Offering"), of which 2,500,000 shares were sold by the Company and 293,700 shares were sold by a certain stockholder (see Note 3). The net proceeds to the Company of approximately $49.5 million were used to fund a substantial portion of the purchase of the Astra/Shell Properties.

  The Company's unaudited pro forma revenues, net income and net income per share for the years ended December 31, 1995 and 1994, presented below have been prepared assuming the Common Stock Offering, the Texaco Acquisition, the Cadipsa Acquisition, the BG Acquisition and the acquisition of the Astra/Shell Properties had been consummated as of January 1, 1994. However, such pro forma information is not necessarily indicative of what actually would have occurred had the transactions occurred on such date.

                                                                1995     1994
                                                              -------- --------
   Revenues (in thousands)................................... $244,921 $255,489
   Net income (in thousands).................................   18,712    9,059
   Net income per share......................................      .78      .37

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

7. SEGMENT INFORMATION

  The Company operates in the oil and gas exploration and production industry in the United States and South America. Operations in the gathering and gas marketing industries are in the United States. The following is industry segment data for the years ended December 31, 1995, 1994 and 1993:

                                                     1995      1994      1993
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   REVENUES:
    Exploration and production--
     U.S.......................................... $146,819  $141,357  $113,259
     Argentina....................................   13,435       --        --
    Gas marketing.................................   49,775    61,480    70,705
    Gathering.....................................   22,289    17,630     9,445
    Other income..................................    1,251     2,375     2,732
    Elimination of intersegment sales.............  (38,772)  (37,190)  (36,114)
                                                   --------  --------  --------
                                                   $194,797  $185,652  $160,027
                                                   ========  ========  ========
   OPERATING INCOME:
    Exploration and production--
     U.S.......................................... $ 39,524  $ 38,234  $ 36,634
     Argentina....................................    4,114       --        --
    Gas marketing.................................    2,073     2,322     1,769
    Gathering.....................................    1,568     1,058       990
    Other income..................................    1,251     2,375     2,732
    Corporate expenses............................  (12,712)   (9,549)   (6,704)
    Interest expense..............................  (20,178)  (12,002)   (6,943)
                                                   --------  --------  --------
                                                   $ 15,640  $ 22,438  $ 28,478
                                                   ========  ========  ========
   IDENTIFIABLE ASSETS:
    Exploration and production--
     U.S.......................................... $431,391  $386,824  $363,456
     Argentina....................................  180,488       --        --
     Other international..........................    1,269       --        --
    Gas marketing.................................    5,431     5,850     8,415
    Gathering.....................................   11,084     8,918     8,728
    Corporate.....................................   17,876     6,160     3,862
                                                   --------  --------  --------
                                                   $647,539  $407,752  $384,461
                                                   ========  ========  ========
   DEPRECIATION, DEPLETION AND AMORTIZATION:
    Exploration and production--
     U.S.......................................... $ 45,730  $ 43,831  $ 31,695
     Argentina....................................    4,115       --        --
    Gathering.....................................    1,301     1,283     1,002
    Corporate.....................................    1,111       660       638
                                                   --------  --------  --------
                                                   $ 52,257  $ 45,774  $ 33,335
                                                   ========  ========  ========
   CAPITAL ADDITIONS:
    Exploration and production--
     U.S.......................................... $ 88,149  $ 65,136  $147,252
     Argentina....................................  170,947       --        --
     Other international..........................    1,269       --        --
    Gathering.....................................      234       632     3,319
    Corporate.....................................    3,023     1,200       843
                                                   --------  --------  --------
                                                   $263,622  $ 66,968  $151,414
                                                   ========  ========  ========

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  During 1995, 1994 and 1993, sales to one crude oil purchaser represented approximately 17%, 14% and 11%, respectively, of the Company's total revenues.

8. QUARTERLY RESULTS (UNAUDITED)

  The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1994:

                                                   QUARTER ENDED
                                     ---------------------------------------------
                                      MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                     ----------  ---------- ----------  ----------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   1995
     Revenues....................... $   41,042  $   45,230 $   50,101  $   58,424
     Operating income...............      8,999      11,778     13,041      14,713
     Net income.....................      1,608       3,244      2,724       3,786
     Net income per share...........        .08         .15        .13         .17
   1994
     Revenues....................... $   44,635  $   48,088 $   48,246  $   44,683
     Operating income...............      8,591      11,583     12,885      10,930
     Net income.....................      2,468       3,937      4,403       3,121
     Net income per share...........        .12         .19        .21         .15

9. SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES

 Results of Operations from Oil and Gas Producing Activities

  The following sets forth certain information with respect to the Company's results of operations from oil and gas producing activities for the years ended December 31, 1995, 1994 and 1993. The Company began operations in Argentina through various acquisitions in the last two quarters of 1995 (see
Note 6). Prior to 1995, all of the Company's oil and gas producing activities were located in the United States.

                                              1995
                                   ---------------------------
                                     U.S.   ARGENTINA  TOTAL     1994     1993
                                   -------- --------- -------- -------- --------
                                                  (IN THOUSANDS)
   Revenues......................  $146,819  $13,435  $160,254 $141,357 $113,259
   Production (lifting) costs....    61,565    5,206    66,771   59,292   44,930
   Depreciation, depletion and
    amortization.................    45,730    4,115    49,845   43,831   31,695
                                   --------  -------  -------- -------- --------
   Results of operations before
    income taxes.................    39,524    4,114    43,638   38,234   36,634
   Income tax expense............    12,332      --     12,332   14,529   14,287
                                   --------  -------  -------- -------- --------
   Results of operations
    (excluding corporate overhead
    and interest costs)..........  $ 27,192  $ 4,114  $ 31,306 $ 23,705 $ 22,347
                                   ========  =======  ======== ======== ========

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Capitalized Costs and Costs Incurred Relating to Oil and Gas Producing
Activities

  Prior to 1995, the Company had not incurred any significant costs outside of the United States. The Company's net investment in oil and gas properties at December 31, 1995 and 1994, was as follows:

                                                   1995
                                    ----------------------------------
                                      U.S.   ARGENTINA OTHER   TOTAL     1994
                                    -------- --------- ------ -------- --------
                                                  (IN THOUSANDS)
   Unproved properties not being
    amortized...................... $  8,505 $    --   $1,269 $  9,774 $  6,073
   Proved properties being
    amortized......................  581,861  170,947     --   752,808  496,748
                                    -------- --------  ------ -------- --------
     Total capitalized costs.......  590,366  170,947   1,269  762,582  502,821
   Less accumulated depreciation,
    depletion and amortization.....  190,593    4,115     --   194,708  144,863
                                    -------- --------  ------ -------- --------
     Net capitalized costs......... $399,773 $166,832  $1,269 $567,874 $357,958
                                    ======== ========  ====== ======== ========

  The following sets forth certain information with respect to costs incurred (exclusive of general support facilities) in the Company's oil and gas activities during 1995, 1994 and 1993:

                                            1995
                              ---------------------------------
                               U.S.   ARGENTINA OTHER   TOTAL    1994     1993
                              ------- --------- ------ -------- ------- --------
                                                (IN THOUSANDS)
   Acquisition:
     Undeveloped properties.  $ 6,415 $    --   $1,269 $  7,684 $ 1,869 $    610
     Producing properties...   38,896  168,762     --   207,658  36,544  123,906
   Costs incurred:
     Exploratory............    2,037      --      --     2,037   3,349    5,217
     Development............   40,801    2,185     --    42,986  23,374   17,519
                              ------- --------  ------ -------- ------- --------
       Total costs incurred.  $88,149 $170,947  $1,269 $260,365 $65,136 $147,252
                              ======= ========  ====== ======== ======= ========

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Estimated Quantities of Proved Oil and Gas Reserves (Unaudited)

  Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. The following is an analysis of the Company's proved oil and gas reserves which are located in the United States and Argentina (including its proportionate share of reserves of its limited partnerships and joint venture) as estimated by the Company's independent petroleum consultants, Netherland, Sewell & Associates, Inc.:

                                        U.S.         ARGENTINA      TOTAL
                                   ----------------  --------- ----------------
                                     OIL      GAS       OIL      OIL      GAS
                                   (MBBLS)  (MMCF)    (MBBLS)  (MBBLS)  (MMCF)
                                   -------  -------  --------- -------  -------
Proved reserves at December 31,
 1992............................. 40,209   206,582      --     40,209  206,582
Revisions of previous estimates...    (10)   18,381      --        (10)  18,381
Extensions, discoveries and other
 additions........................     35     4,183      --         35    4,183
Production........................ (4,785)  (22,504)     --     (4,785) (22,504)
Purchase of reserves-in-place..... 27,898    68,000      --     27,898   68,000
Sales of reserves-in-place........    (70)   (1,500)     --        (70)  (1,500)
                                   ------   -------   ------   -------  -------
Proved reserves at December 31,
 1993............................. 63,277   273,142      --     63,277  273,142
Revisions of previous estimates...  8,577     4,131      --      8,577    4,131
Extensions, discoveries and other
 additions........................      6     4,139      --          6    4,139
Production........................ (6,657)  (28,884)     --     (6,657) (28,884)
Purchase of reserves-in-place.....  5,645    29,655      --      5,645   29,655
Sales of reserves-in-place........    (59)     (545)     --        (59)    (545)
                                   ------   -------   ------   -------  -------
Proved reserves at December 31,
 1994............................. 70,789   281,638      --     70,789  281,638
Revisions of previous estimates...  7,160    18,405    2,952    10,112   18,405
Extensions, discoveries and other
 additions........................    338     2,015      --        338    2,015
Production........................ (6,647)  (30,610)    (961)   (7,608) (30,610)
Purchase of reserves-in-place.....  8,840    39,486   65,653    74,493   39,486
Sales of reserves-in-place........   (253)     (172)     --       (253)    (172)
                                   ------   -------   ------   -------  -------
Proved reserves at December 31,
 1995............................. 80,227   310,762   67,644   147,871  310,762
                                   ======   =======   ======   =======  =======
Proved developed reserves at:
  December 31, 1993............... 51,187   226,734      --     51,187  226,734
                                   ======   =======   ======   =======  =======
  December 31, 1994............... 55,037   220,112      --     55,037  220,112
                                   ======   =======   ======   =======  =======
  December 31, 1995............... 63,791   270,427   36,928   100,719  270,427
                                   ======   =======   ======   =======  =======

 Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

  The Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves ("Standardized Measure") is a disclosure requirement under SFAS No. 69. The Standardized Measure does not purport to present the fair market value of proved oil and gas reserves. This would require consideration of expected future economic and operating conditions which are not taken into account in calculating the Standardized Measure.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

  Under the Standardized Measure, future cash inflows were estimated by applying year-end prices, adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production, development and abandonment costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the Company's tax basis in the associated proved oil and gas properties. Tax credits and permanent differences were also considered in the future income tax calculation. Future net cash inflows after income taxes were discounted using a 10 percent annual discount rate to arrive at the Standardized Measure.

  Prior to 1995, the Company did not have any oil and gas producing activities outside the United States. Set forth below is the Standardized Measure relating to proved oil and gas reserves at December 31, 1995 and 1994:

                                                   1995
                                     --------------------------------
                                        U.S.    ARGENTINA    TOTAL       1994
                                     ---------- ---------- ---------- ----------
                                                   (IN THOUSANDS)
   Future cash inflows.............  $1,786,545 $1,083,551 $2,870,096 $1,483,854
   Future production costs.........     751,312    409,734  1,161,046    620,615
   Future development and
    abandonment costs..............     118,784    119,916    238,700    112,877
                                     ---------- ---------- ---------- ----------
   Future net cash inflows before
    income tax expense.............     916,449    553,901  1,470,350    750,362
   Future income tax expense.......     232,036     86,162    318,198    173,875
                                     ---------- ---------- ---------- ----------
   Future net cash flows...........     684,413    467,739  1,152,152    576,487
   10 percent annual discount for
    estimated timing of cash flows.     224,078    191,528    415,606    190,766
                                     ---------- ---------- ---------- ----------
   Standardized Measure of
    discounted future net cash
    flows..........................  $  460,335 $  276,211 $  736,546 $  385,721
                                     ========== ========== ========== ==========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

 Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited)

  The following is an analysis of the changes in the Standardized Measure during 1995, 1994 and 1993:

                                                     1995      1994      1993
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
   Standardized Measure--Beginning of year.......  $385,721  $339,701  $274,443
   Increases (decreases)--
     Sales, net of production costs..............   (93,483)  (82,065)  (68,328)
     Net change in sales price, net of production
      costs......................................   131,697    54,864  (101,453)
     Discoveries and extensions, net of related
      future development and production costs....     4,585     4,724     6,495
     Changes in estimated future development
      costs......................................   (31,210)  (17,276)   (4,709)
     Development costs incurred..................    37,600    20,228    10,195
     Revisions of previous quantity estimates....    59,319    34,428     9,021
     Accretion of discount.......................    44,699    35,078    33,594
     Net change in income taxes..................   (86,296)  (50,189)   50,421
     Purchase of reserves-in-place...............   311,449    47,718   152,712
     Sales of reserves-in-place..................      (661)     (694)   (1,838)
     Timing of production of reserves and other..   (26,874)     (796)  (20,852)
                                                   --------  --------  --------
   Standardized Measure--End of year.............  $736,546  $385,721  $339,701
                                                   ========  ========  ========

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1996
              (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                  A S S E T S

CURRENT ASSETS:
 Cash and cash equivalents............................................ $  5,339
 Accounts receivable--
  Oil and gas sales...................................................   43,275
  Joint operations....................................................    5,360
 Prepaids and other current assets....................................   13,536
                                                                       --------
    Total current assets..............................................   67,510
                                                                       --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
 Oil and gas properties, full cost method.............................  859,184
 Oil and gas gathering systems........................................   12,872
 Other................................................................    7,681
                                                                       --------
                                                                        879,737
 Less accumulated depreciation, depletion and amortization............  256,645
                                                                       --------
                                                                        623,092
                                                                       --------
OTHER ASSETS, net.....................................................   10,756
                                                                       --------
                                                                       $701,358
                                                                       ========

      L I A B I L I T I E S  A N D  S T O C K H O L D E R S'  E Q U I T Y

CURRENT LIABILITIES:
 Revenue payable...................................................... $ 18,910
 Accounts payable--trade..............................................   14,702
 Other payables and accrued liabilities...............................   21,103
 Current portion of long-term debt....................................    7,929
                                                                       --------
    Total current liabilities.........................................   62,644
                                                                       --------
LONG-TERM DEBT, less current portion above............................  336,380
                                                                       --------
DEFERRED INCOME TAXES.................................................   45,735
                                                                       --------
OTHER LONG-TERM LIABILITIES...........................................    3,081
                                                                       --------
MINORITY INTEREST IN SUBSIDIARY.......................................    2,286
                                                                       --------
STOCKHOLDERS' EQUITY, per accompanying statement:
 Preferred stock, $.01 par, 5,000,000 shares authorized, zero shares
  issued and outstanding..............................................      --
 Common stock, $.005 par, 40,000,000 shares authorized, 24,062,462 and
  23,661,162 shares issued and outstanding............................      120
 Capital in excess of par value.......................................  152,121
 Retained earnings....................................................   98,991
                                                                       --------
                                                                        251,232
                                                                       --------
                                                                       $701,358
                                                                       ========

           See notes to unaudited consolidated financial statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                   FOR THE
                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              ------------------
                                                                1996      1995
                                                              --------  --------
REVENUES:
  Oil and gas sales.......................................... $185,847  $112,809
  Oil and gas gathering......................................   15,310     8,472
  Gas marketing..............................................   21,519    13,631
  Other income...............................................      659     1,461
                                                              --------  --------
                                                               223,335   136,373
                                                              --------  --------
COSTS AND EXPENSES:
  Lease operating, including production taxes................   67,606    47,520
  Oil and gas gathering......................................   12,838     6,636
  Gas marketing..............................................   19,885    12,210
  General and administrative.................................   12,026     8,258
  Depreciation, depletion, and amortization..................   51,313    36,875
  Interest...................................................   22,467    13,379
                                                              --------  --------
                                                               186,135   124,878
                                                              --------  --------
    Income before provision for income taxes and minority
     interest................................................   37,200    11,495
PROVISION FOR INCOME TAXES:
  Current....................................................    2,061       687
  Deferred...................................................    7,982     3,895
MINORITY INTEREST IN (INCOME) LOSS OF SUBSIDIARY.............     (361)      662
                                                              --------  --------
NET INCOME................................................... $ 26,796  $  7,575
                                                              ========  ========
NET INCOME PER SHARE......................................... $   1.10  $    .36
                                                              ========  ========
Weighted average common shares and common equivalent shares
 outstanding.................................................   24,454    21,322


           See notes to unaudited consolidated financial statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                  CAPITAL
                                   COMMON STOCK  IN EXCESS
                                   -------------  OF PAR   RETAINED
                                   SHARES AMOUNT   VALUE   EARNINGS    TOTAL
                                   ------ ------ --------- --------  ---------
BALANCE AT DECEMBER 31, 1995...... 23,661 $ 118  $ 149,725 $ 74,117  $ 223,960
  Net income......................    --    --         --    26,796     26,796
  Exercise of warrants............    306     2      1,530      --       1,532
  Exercise of stock options and
   resulting tax effects..........     96   --         866      --         866
  Cash dividends declared
   ($.08 per share)...............    --    --         --    (1,922)    (1,922)
                                   ------ -----  --------- --------  ---------
BALANCE AT SEPTEMBER 30, 1996..... 24,063 $ 120  $ 152,121 $ 98,991  $ 251,232
                                   ====== =====  ========= ========  =========



           See notes to unaudited consolidated financial statements.

                    VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                FOR THE
                                                           NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.............................................. $  26,796  $   7,575
 Adjustments to reconcile net income to cash provided by
  operating activities--
  Depreciation, depletion and amortization...............    51,313     36,875
  Minority interest in income (loss) of subsidiary.......       361       (662)
  Provision for deferred income taxes....................     7,982      3,895
                                                          ---------  ---------
                                                             86,452     47,683
  Decrease (increase) in receivables.....................    (3,763)     3,953
  Increase (decrease) in payables and accrued
   liabilities...........................................     4,340     (1,531)
  Other..................................................    (4,082)    (1,201)
                                                          ---------  ---------
    Cash provided by operating activities................    82,947     48,904
                                                          ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Additions to property, plant and equipment--
  Oil and gas properties.................................   (92,441)   (78,427)
  Other property and equipment...........................    (1,567)      (775)
 Purchase of additional interest in subsidiary...........    (5,213)   (41,594)
 Other...................................................    (1,478)      (129)
                                                          ---------  ---------
    Cash used by investing activities....................  (100,699)  (120,925)
                                                          ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Sale of common stock....................................     1,753        129
 Advances on revolving credit facility and other
  borrowings.............................................   108,048     88,410
 Payments on revolving credit facility and other
  borrowings.............................................   (87,614)   (14,061)
 Dividends paid..........................................    (2,514)    (1,344)
 Other...................................................       873        --
                                                          ---------  ---------
    Cash provided by financing activities................    20,546     73,134
                                                          ---------  ---------
Net increase in cash and cash equivalents................     2,794      1,113
 Cash and cash equivalents, beginning of period..........     2,545        431
                                                          ---------  ---------
 Cash and cash equivalents, end of period................ $   5,339  $   1,544
                                                          =========  =========

           See notes to unaudited consolidated financial statements.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                  (UNAUDITED)

1. GENERAL

  The accompanying financial statements are unaudited. The consolidated financial statements include the accounts of the Company and its wholly- and majority-owned subsidiaries. Management believes that all material adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation have been made. These financial statements and notes should be read in conjunction with the 1995 audited financial statements and related notes included elsewhere in this Prospectus. Certain reclassifications have been made to the prior year financial statements to conform to the 1996 presentations. These reclassifications had no effect on previously reported net income or cash flow.

2. SIGNIFICANT ACCOUNTING POLICIES

 Statements of Cash Flows

  During the nine months ended September 30, 1996 and 1995, cash payments for interest totaled $19,141,953 and $14,161,441, respectively. During the nine months ended September 30, 1996 and 1995, cash payments for U.S. Federal and state income taxes totaled $700,000 and $545,453, respectively. Cash payments for Argentina withholding taxes totaling $64,949 were made during the nine months ended September 30, 1996. No cash payments were made for the nine months ended September 30, 1995, for foreign income taxes.

 Depreciation, Depletion, and Amortization

  Amortization per equivalent barrel of the Company's U.S. oil and gas properties for the nine months ended September 30, 1996 and 1995, was $3.76 and $3.87, respectively. Amortization per equivalent barrel of the Company's Argentina oil and gas properties for the nine months ended September 30, 1996 and 1995, was $4.18 and $4.29, respectively. The Company had no Argentina operations prior to July 1995.

 Income Taxes

  Deferred income taxes are provided on transactions which are recognized in different periods for financial and tax reporting purposes. Such temporary differences arise primarily from the deduction of certain oil and gas exploration and development costs which are capitalized for financial reporting purposes and differences in the methods of depreciation. The Company follows the provisions of Statement of Financial Accounting Standards No. 109 when calculating the deferred income tax provision for financial purposes.

  Earnings of the Company's foreign subsidiaries, Cadipsa S.A. and Vintage Oil Argentina, Inc., are subject to Argentina income taxes. Due to significant Argentina net operating loss carryforwards for both companies, the Company does not expect to pay any foreign income taxes related to these subsidiaries in 1996. No U.S. deferred tax liability has been recognized related to the unremitted earnings of these foreign subsidiaries, as it is the Company's intention, generally, to reinvest such earnings permanently.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

3. LONG-TERM DEBT

  Long-term debt at September 30, 1996, and December 31, 1995, consists of the following:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1996          1995
                                                    ------------- ------------
                                                          (IN THOUSANDS)
   9% Senior Subordinated Notes Due 2005, net of
    discount.......................................   $ 149,623    $ 149,592
   Bank revolving credit facility..................     164,800       74,300
   Bank term loan..................................         --        36,736
   5.92% Senior note...............................         --         9,948
   Subsidiary debt (a)--
     International Finance Corporation Notes.......      25,986       28,000
     Bank of Boston Senior note....................         --        20,000
     Other subsidiary debt.........................       3,900        5,200
                                                      ---------    ---------
                                                        344,309      323,776
   Less--Current portion of long-term debt.........       7,929        7,930
                                                      ---------    ---------
                                                      $ 336,380    $ 315,846
                                                      =========    =========

--------
(a) Subsidiary debt relates to borrowings of the Company's international subsidiaries and is non-recourse to the Company except for $9.2 million advanced by the International Finance Corporation.

 Bank Revolving Credit Facility

  The Company has available an unsecured revolving credit facility under the Credit Agreement dated August 29, 1996, as amended (the "Bank Facility"), among the Company and certain banks. The Bank Facility establishes a borrowing base (currently $305 million) based on the banks' evaluation of the Company's U.S. and certain Argentina oil and gas reserves.

  Outstanding advances under the Bank Facility bear interest payable quarterly at a floating rate based on Bank of Montreal's alternate base rate (as defined) or, at the Company's option, at a fixed rate for up to six months based on the eurodollar market rate ("LIBOR"). The Company's interest rate increments above the alternate base rate and LIBOR vary based on the level of outstanding senior debt and the portion of the borrowing base attributable to the U.S. reserves at the time. In addition, the Company must pay a commitment fee ranging from 0.250 to 0.375 percent per annum on the unused portion of the banks' commitment. Total outstanding advances at September 30, 1996, were $164.8 million at an average interest rate of approximately 6.5 percent.

  On a semiannual basis, the Company's borrowing base is redetermined by the banks based upon their review of the Company's U.S. and certain Argentina oil and gas reserves. If the sum of outstanding senior debt (excluding debt of the Company's foreign subsidiaries) exceeds the borrowing base, as redetermined, the Company must repay such excess. Any principal advances outstanding at October 1, 1999, will be payable in 12 equal consecutive quarterly installments commencing January 1, 2000, with maturity at October 1, 2002.

  The terms of the Bank Facility impose certain restrictions on the Company regarding the pledging of assets and limitations on, among other things, additional indebtedness and the payment of dividends and other distributions. In addition, the Bank Facility requires the maintenance of a minimum current ratio (as defined) and tangible net worth (as defined) of $200 million plus 75 percent of net proceeds of any future equity offerings.

                   VINTAGE PETROLEUM, INC. AND SUBSIDIARIES

4. SUBSEQUENT EVENTS

  On November 5, 1996, the Province of Santa Cruz, Argentina brought suit against Cadipsa S.A. in the Corte Suprema de Justicia de la Nacion (the Supreme Court of Justice of the Argentine Republic, Buenos Aires, Argentina), Dossier No. s-1451, seeking to recover approximately $10.6 million (which sum includes interest) allegedly due as additional royalties on four concessions granted in 1990 in which the Company currently owns a 100 percent working interest. The Company and its predecessors in title have been paying royalties at an eight percent rate; the Province of Santa Cruz claims the rate should be 12 percent. The amount of such claim will increase at the differential of these royalty rates until this claim is resolved. With respect to the 50 percent interest in the two concessions that the Company acquired from British Gas, plc, the Company believes that it is entitled to indemnification by British Gas, plc for any loss sustained by the Company as a result of this claim. Such indemnification equals approximately $4.0 million of the $10.6 million claim. The Company has no indemnification from its predecessors in title with respect to the payment of royalties on the other two concessions. Although the Company cannot predict the outcome of this litigation, based upon the advice of counsel, the Company does not expect this claim to have a material adverse impact on the Company's financial position or results of operations.

  On November 20, 1996, the Company purchased from Exxon Company, U.S.A. certain producing oil and gas properties and facilities located in south Alabama for approximately $28.2 million in cash, subject to post-closing adjustments. Funds for this acquisition were provided by advances under the Company's Bank Facility. The properties consist of all of Exxon's interests in two fields totaling approximately 5,000 net acres located in Escambia County in south Alabama and are now operated by the Company. Current net daily production from the properties averages approximately 1,450 barrels of oil and liquids and 2,800 Mcf of gas.

  Also during November 1996, the Company agreed to purchase 100% of the outstanding common stock of Shamrock Ventures Boliviana Ltd. ("Shamrock") from affiliates of Ultramar Diamond Shamrock Corporation for $29.0 million in cash. In addition, at closing on January 7, 1997, the Company repaid all of Shamrock's existing bank debt (approximately $9.2 million). Funds for the purchase of the stock and the repayment of debt were provided by advances under the Company's Bank Facility. Shamrock's assets include (i) oil and gas properties valued at $35.5 million (including the effect of approximately $6.6 million of deferred income taxes recorded under the purchase method of accounting), and (ii) inventory, receivables, cash and other assets net of liabilities (other than bank debt repaid at closing) of approximately $9.3 million. The Company has not completed its evaluations of the purchased assets and assumed liabilities; therefore, it has not completed the final purchase price allocation. The transaction is subject to government approval. The oil and gas properties of Shamrock consist of three blocks in the Chaco Plains area of southern Bolivia. The acquisition of Shamrock represents an extension to the Company's South American operating area that was initially established through a series of acquisitions in Argentina during 1995.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION OR IN WHICH THE PER-SON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Certain Definitions.......................................................    2
Incorporation of Documents by Reference...................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
Forward-Looking Statements................................................   15
Note Offering.............................................................   15
Use of Proceeds...........................................................   15
Capitalization............................................................   16
Price Range of Common Stock and Dividends.................................   17
Selected Financial and Operating Data.....................................   18
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   21
Recent Acquisitions.......................................................   29
Business..................................................................   31
Management................................................................   50
Description of Capital Stock..............................................   53
Underwriting..............................................................   55
Legal Matters.............................................................   56
Experts...................................................................   56
Available Information.....................................................   57
Index to Financial Statements.............................................  F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                [LOGO OF VINTAGE PETROLEUM, INC. APPEARS HERE]

                            VINTAGE PETROLEUM, INC.

                                ---------------

                               1,500,000 SHARES

                                 COMMON STOCK

                                  PROSPECTUS

                                      , 1997

                                ---------------

                            DILLON, READ & CO. INC.

                             SALOMON BROTHERS INC

                               SMITH BARNEY INC.

                         JOHNSON RICE & COMPANY L.L.C.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  All amounts, which are payable by the Registrant, except SEC, NASD and New York Stock Exchange fees, are estimates.

   Securities and Exchange Commission registration fee................. $47,737
   NASD filing fee.....................................................  16,253
   New York Stock Exchange additional listing fee......................   6,038
   Transfer agent fees and expenses....................................       *
   Printing and shipping expenses......................................       *
   Legal fees and expenses.............................................       *
   Accounting fees and expenses........................................       *
   Trustee's fees and expenses.........................................       *
   Rating agency fees..................................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

  --------
  * To be supplied by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation may not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper. The Restated By-laws of the Registrant provide that the Registrant shall indemnify an officer or director against liability incurred by such person as authorized under the General Corporation Law of the State of Delaware. In addition, the Registrant has entered into specific agreements with the directors and officers of the Registrant providing for indemnification of such persons under certain circumstances. The Registrant's Restated Certificate of Incorporation also eliminates the liability of the Registrant's directors for monetary damages for breach of their fiduciary duty as directors. This provision, however, does not eliminate a director's liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (d) for any transaction from which a director derived an improper personal benefit.

  The forms of Underwriting Agreement included as Exhibit 1.1 and Exhibit 1.2 provide for indemnification of the Registrant and certain controlling persons under certain circumstances, including liabilities under the Securities Act of 1933.

ITEM 16. EXHIBITS.

  The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated by reference herein.

    1.1*** Form of Underwriting Agreement relating to the Notes.
    1.2*** Form of Underwriting Agreement relating to the Common Stock.
    4.1*** Indenture dated as of        , 1997, between The Chase Manhattan
           Bank, as trustee, and the Registrant.
    4.2**  Restated Certificate of Incorporation of the Registrant.
    4.3**  Restated By-laws of the Registrant.
           Form of stock certificate for Common Stock, par value $.005 per
    4.4**  share.
           Opinion of Conner & Winters, A Professional Corporation, re.
    5.1*** legality of the Notes.
    5.2*** Opinion of Conner & Winters, A Professional Corporation, re.
           legality of the Common Stock.
   12*     Statement re Computation of Ratios.
   23.1*   Consent of Arthur Andersen LLP.
   23.2*   Consent of Pistrelli, Diaz y Asociados and Arthur Andersen LLP.
   23.3*   Consent of Deloitte & Touche.
   23.4*   Consent of Netherland, Sewell & Associates, Inc.
   23.5*** Consent of Conner & Winters, A Professional Corporation (included in
           Exhibits 5.1 and 5.2).
   24.*    Power of Attorney (included at Page II-4).
   25.*    Statement of eligibility of trustee.
   27.*    Financial Data Schedule.

--------
  * Filed herewith.
 ** Previously filed as an exhibit to the Registrant's Registration Statement on Form S-1 (No. 33-35289) and incorporated by reference herein.
*** To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (i) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 9th day of January, 1997.

                                          VINTAGE PETROLEUM, INC.

                                                 /s/ C.C. Stephenson, Jr.
                                          By: _________________________________
                                                   C. C. Stephenson, Jr.
                                                   Chairman of the Board

  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints C. C. Stephenson, Jr., Jo Bob Hille, S. Craig George and William C. Barnes, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


      /s/ C.C. Stephenson, Jr.       Director and Chairman of the   January 9, 1997
____________________________________   Board
       C. C. Stephenson, Jr.

          /s/ Jo Bob Hille           Director, Vice Chairman of     January 9, 1997
____________________________________   the Board and Chief
            Jo Bob Hille               Executive Officer
                                       (Principal Executive
                                       Officer)

        /s/ S. Craig George          Director, President and        January 9, 1997
____________________________________   Chief Operating Officer
          S. Craig George

       /s/ William C. Barnes         Director, Executive Vice       January 9, 1997
____________________________________   President, Chief Financial
         William C. Barnes             Officer and Treasurer
                                       (Principal Financial
                                       Officer)

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


       /s/ Bryan H. Lawrence         Director                       January 9, 1997
____________________________________
         Bryan H. Lawrence

       /s/ John T. McNabb, II        Director                       January 9, 1997
____________________________________
         John T. McNabb, II

     /s/ Michael F. Meimerstorf      Vice President and             January 9, 1997
____________________________________   Controller (Principal
       Michael F. Meimerstorf          Accounting Officer)